Exhibit 10.59
EXECUTION VERSION
FIFTH OMNIBUS AMENDMENT, CONSENT AND WAIVER

This Fifth Omnibus Amendment, Consent and Waiver (this “Amendment”), dated as of May 29, 2019 amends (a) the Second Amended and Restated Common Terms Agreement, dated as of June 30, 2015 (as it may be further amended, restated, supplemented or otherwise modified from time to time prior to this Amendment, the “Common Terms Agreement”), by and among Sabine Pass Liquefaction, LLC, a Delaware limited liability company (the “Borrower”), Société Générale, as the Common Security Trustee (in such capacity, the “Common Security Trustee”) and as the Intercreditor Agent (in such capacity, the “Intercreditor Agent”), The Bank of Nova Scotia, as the Secured Debt Holder Group Representative for the Working Capital Debt and other Secured Debt Holder Group Representatives party thereto from time to time, the Secured Hedge Representatives and the Secured Gas Hedge Representatives party thereto from time to time, (b) the Amended and Restated Senior Working Capital Revolving Credit and Letter of Credit Reimbursement Agreement, dated as of September 4, 2015 (as it may be further amended, restated, supplemented or otherwise modified from time to time prior to this Amendment, the “Working Capital Facility”), by and among the Borrower, Société Générale as the Swing Line Lender and as the Common Security Trustee, The Bank of Nova Scotia as the Senior Issuing Bank and Senior Facility Agent (the “Facility Agent”) and the other agents and lenders from time to time party thereto and (c) the Second Amended and Restated Accounts Agreement, dated as of June 30, 2015 (as it may be further amended, restated, supplemented or otherwise modified from time to time prior to this Amendment, the “Accounts Agreement”), among the Borrower, the Common Security Trustee and Compass Bank, D.B.A. BBVA Compass as Accounts Bank (in such capacity, the “Accounts Bank”). All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Amended Common Terms Agreement and, if not defined therein, the Amended Working Capital Facility or the Amended Accounts Agreement, as applicable.

WHEREAS, the Borrower has requested that the Common Security Trustee, the Intercreditor Agent, the Secured Debt Holder Group Representative for the Working Capital Debt and the Working Capital Lenders (collectively, the “Lenders” and each individually, a “Lender”) constituting the Required Senior Lenders under the Working Capital Facility agree to amend the Common Terms Agreement, Working Capital Facility and the Accounts Agreement as set forth in Section 1, Section 2 and Section 3 herein, respectively;

WHEREAS, (a) the Secured Debt Holder Group Representative for the Working Capital Debt, the Common Security Trustee and the Intercreditor Agent are willing to amend the Common Terms Agreement as set forth in Section 1 herein, (b) the Facility Agent, each Lender party hereto and the Common Security Trustee are willing to amend the Working Capital Facility as set forth in Section 2 herein and (c) the Common Security Trustee, the Intercreditor Agent and the Accounts Bank are willing to amend the Accounts Agreement as set forth in Section 3 herein;

WHEREAS, the Borrower has requested that the Common Security Trustee, the Intercreditor Agent and the Secured Debt Holder Group Representative for the Working Capital Debt consent to the reduction of the EPC Letter of Credit under the Stage 2 EPC Contract; and

WHEREAS, the Common Security Trustee, the Intercreditor Agent and the Secured Debt Holder Group Representative for the Working Capital Debt are willing to consent to the reduction

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of the EPC Letter of Credit under the Stage 2 EPC Contract.

NOW, THEREFORE, in consideration of the foregoing premises and the agreements, provisions and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.    Amendments to the Common Terms Agreement. Pursuant to Section 10.1 of the Common Terms Agreement and Section 4.1(i) of the Intercreditor Agreement, each of the Borrower, the Common Security Trustee, the Intercreditor Agent and the Secured Debt Holder Group Representative for the Working Capital Debt hereby consents to the following amendments:The amendment of the Common Terms Agreement (excluding the Schedules, Exhibits and Annexes thereto, except for Schedule 1 (Definitions)) to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double- underlined text) as set forth in Annex A-1 hereto.

1.2    Exhibits A (Knowledge), D-1 (Construction Budget) and D-2 (Construction Schedule) are hereby deleted and replaced with the schedules and exhibits attached hereto as Annex A-2.

1.3    The documents attached hereto as Annex A-3 are hereby added as Annex C (Approved Train 6 Sale and Purchase Agreement Term Sheets) to the Common Terms Agreement.

The Common Terms Agreement as amended by Sections 1.1 through 1.3 above is referred to herein as the “Amended Common Terms Agreement”.

Section 2.    Amendments to the Working Capital Facility. Pursuant to Section 11.01 of the Working Capital Facility and Section 4.1(i) of the Intercreditor Agreement, each of the Borrower, the Common Security Trustee, the Intercreditor Agent and the Facility Agent (as the Secured Debt Holder Group Representative for the Working Capital Debt) hereby consents to the amendment of the Working Capital Facility (including Schedule 8.01 (Covenants) thereto but excluding the other Schedules and Exhibits thereto) to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in Annex B hereto (the Working Capital Facility as so amended, the “Amended Working Capital Facility”).
Section 3.    Amendments to the Accounts Agreement. Pursuant to Section 7.01 of the Accounts Agreement and Section 4.3 of the Intercreditor Agreement, each of the Borrower, the Common Security Trustee, the Intercreditor Agent and the Accounts Bank hereby consents to the amendment of the Accounts Agreement to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in Annex C hereto (the Accounts Agreement as so amended, the “Amended Accounts Agreement” and, together with the Amended Common Terms Agreement and the Amended Working Capital Facility, are referred to as the “Amended Agreements.”

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Section 4.     Consent and Waiver. By their execution hereof, but subject to the terms and conditions hereof, each of the Lenders party hereto, the Secured Debt Holder Group Representative for the Working Capital Debt, the Common Security Trustee and the Intercreditor Agent hereby consent to: (a) the exercise by the Borrower of the option under the Stage 4 EPC Contract to build LNG Berth 3 (as defined in the Stage 4 EPC Contract), including any limited notice to proceed, notices to proceed or other notices or elections in connection therewith; (b) the declaration of a positive final investment decision approved by the Borrower in accordance with all applicable requirements under the Borrower’s Organic Documents to construct the liquefaction facilities and any other required facilities, or modify existing facilities, comprising Train 6; (c) the issuance, at the Borrower’s sole discretion, of any limited notices to proceed or full notices to proceed under the Stage 4 EPC Contract; (d) the entry by the Borrower into (i) the Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Sabine Pass LNG Stage 4 Liquefaction Facility, dated as of November 7, 2018 between the Borrower and Bechtel Oil, Gas and Chemicals, Inc. (the “Stage 4 EPC Contract”), (ii) the Parent Guarantee issued by Bechtel Global Energy, Inc. in favor of the Borrower in respect of the Stage 4 EPC Contract, dated as of November 7, 2018, (iii) the LNG Sale and Purchase Agreement (FOB), dated December 18, 2018, between the Borrower and Petronas LNG Ltd., (iv) the LNG Sale and Purchase Agreement (FOB), dated September 14, 2018, between CMI and Vitol Inc. and the Vitol Novation and Amendment to be entered into between the Borrower, CMI and Vitol Inc. in form and substance acceptable to the Common Security Trustee (together the “Vitol FOB Sale and Purchase Agreement”), (v) the Vitol Guaranty to be issued by Vitol Holding B.V. in favor of the Borrower in respect of the Vitol FOB Sale and Purchase Agreement, (vi) any Approved Train 6 Sale and Purchase Agreement dated on or after the date hereof (as defined in the Amended Common Terms Agreement), (vii) the Amended and Restated Precedent Agreement, dated as of April 19, 2019, between Columbia Gulf Transmission, LLC and the Borrower (and any attached firm transportation agreement), (viii) the Precedent Agreement, dated as of October 31, 2018, between Kinder Morgan Louisiana Pipeline LLC and the Borrower (and any attached firm transportation agreement), (ix) the License Agreement, dated as of November 8, 2018, between the Borrower and ConocoPhillips Company (the agreements described in clauses (d)(i) through (d)(ix) hereof, the “Train 6 Additional Material Project Documents”) and (x) the Stage 4 Umbrella Insurance Agreement; (e) the amendment of the Cooperation Agreement, on or around the date hereof, such amendment to be in substantially the form of Annex D hereto (the “Cooperation Agreement Amendment”); (f) the Borrower’s entry into an amendment and restatement of the Lease Agreements substantially the form of Annex E hereto (the “Parcel H Lease”) and (g) the amendment of the GE Contractual Service Agreement, such amendment to be substantially in the form of Annex F hereto (the “GE Contractual Service Agreement Amendment”).

Section 5.    Waiver. By their execution hereof, each of the Secured Debt Holder Group Representative for the Working Capital Debt, the Common Security Trustee and the Intercreditor Agent hereby, notwithstanding Section 1.7(e) of Schedule 8.01 of the Amended Working Capital Facility and any other provision of the Financing Documents, consents to the reduction of the EPC Letter of Credit posted by the EPC Contractor as required by the Stage 2 EPC Contract to a total aggregate amount of approximately $2,000,000 and, in connection therewith, hereby direct the Common Security Trustee to take actions to reduce the amount thereof.

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Section 6.    Effectiveness. This Amendment shall become effective as of the date hereof upon the satisfaction of the conditions precedent set forth below:This Amendment shall have been executed by the Common Security Trustee and the Common Security Trustee shall have received counterparts of this Amendment executed by each of (a) the Borrower, (b) the Intercreditor Agent, (c) the Secured Debt Holder Group Representative for the Working Capital Debt (who constitutes the Majority Aggregate Secured Credit Facilities Debt Participants (as defined in the Intercreditor Agreement)), (d) the Lenders constituting the Required Senior Lenders under the Working Capital Facility and (e) the Accounts Bank;

6.2    Each of (a) the Common Security Trustee, (b) the Intercreditor Agent, (c) the Secured Debt Holder Group Representative for the Working Capital Debt, (d) the Lenders, and (e) the Accounts Bank shall have received all fees due and payable to each such Person in connection with this Amendment in accordance with the terms of the Amended Agreements and the other Financing Documents (including costs, fees and expenses of legal counsel and Consultants), so long as invoices for such fees shall have been presented not less than two (2) Business Days prior to the date hereof;

6.3    Either the Common Security Trustee (or its counsel) shall have received fully executed (and if applicable, redacted) copies of each of the Train 6 Additional Material Project Documents (other than any Approved Train 6 Sale and Purchase Agreement);

6.4    The Common Security Trustee shall have received a Consent and legal opinion from each Person (other than the Borrower) party to a Train 6 Additional Material Project Document specified in Sections 4(d)(i) through 4(d)(v) and 4(d)(ix), in each case, in form and substance reasonably satisfactory to the Common Security Trustee; and

6.5    The Common Security Trustee shall have received an updated Construction Budget, Construction Schedule, and Base Case Forecast; provided, that with respect to any projected financial information, forecasts, estimates, or forward-looking information contained in such Construction Budget, Construction Schedule or Base Case Forecast, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and the Borrower makes no representation as to the actual attainability of any projections set forth in such Construction Budget, Construction Schedule or Base Case Forecast.

Section 7.    Representations and Warranties. The Borrower hereby represents and warrants to the Lenders that: no Default or Event of Default has occurred and is continuing as of the date hereof or will result from the consummation of the transactions contemplated by the Amendment; and

7.2     each of the representations and warranties of the Borrower in the Common Terms Agreement, the Working Capital Facility, the Accounts Agreement and the other Financing Documents is true and correct in all material respects except for (A) those representations and warranties that are qualified by materiality, which shall be true and correct in all respects, on and as of the date hereof (or, if stated to have been made solely as of an earlier date, as of such earlier date) and (B) the representations and warranties that, pursuant to Section 4.1(b) (General) of the Common Terms Agreement, are not deemed repeated.

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Section 8.    Covenants. Within sixty (60) days of the date hereof (as such date may be extended by the Common Security Trustee in its reasonable discretion), the Borrower shall deliver to the Common Security Trustee (a) a fully executed copy of a mortgage relating to the Parcel H Lease in a form substantially consistent with the existing Mortgages (the “Parcel H Mortgage”), (b) a Flood Certificate with respect to the Mortgaged Property under the Parcel H Mortgage and (c) if such Flood Certificate Flood Certificate states that any structure comprising a portion of the anticipated Mortgaged Property will be located in a Special Flood Hazard Area, the Borrower’s written acknowledgment of receipt of written notification from the Common Security Trustee and any Facility Lender requesting the same: (i) as to the existence of such Mortgaged Property; and (ii) as to whether the community in which such Mortgaged Property will be located is participating in the Flood Program.

8.2    The Borrower shall use commercially reasonable efforts for a period of sixty (60) days from the date hereof to obtain Consents and legal opinions from (a) Columbia Gulf Transmission, LLC in connection with the Columbia Gulf Precedent Agreement, and (b) Kinder Morgan Louisiana Pipeline LLC, in connection with the 2018 Kinder Morgan Precedent Agreement, in each case, in form and substance reasonably satisfactory to the Common Security Trustee.

Section 9.    Financing Document. This Amendment constitutes a Financing Document as such term is defined in, and for purposes of, the Amended Common Terms Agreement.
Section 10.    Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA, WITHOUT ANY REFERENCE TO THE CONFLICT OF LAW PRINCIPLES THEREOF (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

Section 11.    Headings. All headings in this Amendment are included only for convenience and ease of reference and shall not be considered in the construction and interpretation of any provision hereof.Binding Nature and Benefit. This Amendment shall be binding upon and inure to the benefit of each party hereto and their respective successors and permitted assigns.
Section 13.    Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original for all purposes, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or portable document format (“pdf”) shall be effective as delivery of a manually executed counterpart of this Amendment.No Modifications; No Other Matters. Except as expressly provided for herein, the terms and conditions of the Common Terms Agreement, the Working Capital Facility and the Accounts Agreement shall continue unchanged and shall remain in full force and effect. Each amendment granted herein shall apply solely to the matters set forth herein and such amendment shall not be deemed or construed as an amendment of any other matters, nor shall such amendment apply to any other matters.
Section 15.    Direction to Secured Credit Facilities Debt Holder Group Representatives, Intercreditor Agent and Common Security Trustee.by their signature below, each of the undersigned Lenders instructs the Secured Debt Holder Group Representative for the

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Working Capital Debt to (i) execute this Amendment and (ii) direct the Intercreditor Agent to execute this Amendment;

b.
based on the instructions above, the Secured Debt Holder Group Representative for the Working Capital Debt, constituting the Majority Aggregate Secured Credit Facilities Debt Participants (as defined in the Intercreditor Agreement), hereby directs the Intercreditor Agent to (i) execute this Amendment and (ii) direct the Common Security Trustee to execute this Amendment; and

c.	by its signature below, the Intercreditor Agent, in such capacity, hereby directs the Common Security Trustee to execute this Amendment.

[Remainder of the page left intentionally blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SABINE PASS LIQUEFACTION, LLC,
as Borrower

By	/s/ Lisa C. Cohen
	Name:	Lisa C. Cohen
	Title:	Treasurer

SIGNATURE PAGE TO FIFTH OMNIBUS AMENDMENT

Acknowledged and agreed as of the first date set forth above.

SOCIÉTÉ GÉNÉRALE,
as Common Security Trustee and Secured Debt Holder Group Representative for the Commercial Banks Facility

By	/s/ Ellen Turkel
Name:	Ellen Turkel
Title:	Director

SOCIÉTÉ GÉNÉRALE,
as the Intercreditor Agent

By	/s/ Ellen Turkel
Name:	Ellen Turkel
Title:	Director

SOCIÉTÉ GÉNÉRALE,
as Commercial Bank Lender, Swing Line Lender and Working Capital Lender

By	/s/ Ellen Turkel
Name:	Ellen Turkel
Title:	Director

SIGNATURE PAGE TO FIFTH OMNIBUS AMENDMENT

Acknowledged and agreed as of the first date set forth above.

THE BANK OF NOVA SOCTIA, HOUSTON BRANCH
as the Secured Debt Holder Group Representative for the Working Capital Facility

By	/s/ Alfredo Brahim
Name:	Alfredo Brahim
Title:	Director

THE BANK OF NOVA SOCTIA, HOUSTON BRANCH
as Senior Issuing Bank and Working Capital Lender

By	/s/ Alfredo Brahim
Name:	Alfredo Brahim
Title:	Director

SIGNATURE PAGE TO FIFTH OMNIBUS AMENDMENT

Acknowledged and agreed as of the first date set forth above.

ABN AMRO CAPITAL USA LLC,
as Senior Issuing Bank and Working Capital Lender

By	/s/ Darrell Holley
Name:	Darrell Holley
Title:	Managing Director

By	/s/ Anna C. Ferreira
Name:	Anna C. Ferreira
Title:	Vice-President

SIGNATURE PAGE TO FIFTH OMNIBUS AMENDMENT

Acknowledged and agreed as of the first date set forth above.

MUFG BANK, LTD. F/K/A THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as Working Capital Lender

By	/s/ Saad Iqbal
Name:	Saad Iqbal
Title:	Managing Director

SIGNATURE PAGE TO FIFTH OMNIBUS AMENDMENT

Acknowledged and agreed as of the first date set forth above.

CREDIT INDSTRIEL ET COMMERCIAL,
as Working Capital Lender

By	/s/ Mark D. Palin
Name:	Mark D. Palin
Title:	First Vice President

By	/s/ Clifford Abramsky
Name:	Clifford Abramsky
Title:	Managing Director

SIGNATURE PAGE TO FIFTH OMNIBUS AMENDMENT

Acknowledged and agreed as of the first date set forth above.

HSBC BANK USA, NATIONAL ASSOCIATION,
as Working Capital Lender

By	/s/ Dowyles S. Toule
Name:	Dowyles S. Toule
Title:	Director

SIGNATURE PAGE TO FIFTH OMNIBUS AMENDMENT

Acknowledged and agreed as of the first date set forth above.

INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED, NEW YORK BRANCH,
as Working Capital Lender

By	/s/ Guoshen Sun
Name:	Guoshen Sun
Title:	Deputy General Manager

SIGNATURE PAGE TO FIFTH OMNIBUS AMENDMENT

Acknowledged and agreed as of the first date set forth above.

ING CAPITAL, LLC,
as Working Capital Lender

By	/s/ Subha Pasumarti
Name:	Subha Pasumarti
Title:	Managing Director

By	/s/ Tanja van der Woude
Name:	Tanja van der Woude
Title:	Director

SIGNATURE PAGE TO FIFTH OMNIBUS AMENDMENT

Acknowledged and agreed as of the first date set forth above.

LANDESBANK BADEN-WÜRTTEMBERG, NEW YORK BRANCH,
as Working Capital Lender

By	/s/ Arndt Brunt
Name:	Arndt Brunt
Title:	Director

By	/s/ Michael Thier
Name:	Michael Thier
Title:	Sr. Credit Analyst

SIGNATURE PAGE TO FIFTH OMNIBUS AMENDMENT

Acknowledged and agreed as of the first date set forth above.

LLOYDS BANK CORPORATE MARKETS, PLC
as Working Capital Lender

By	/s/ Kamala Basdeo
Name:	Kamala Basdeo
Title:	Assistant Manager Transaction Execution

By	/s/ Allen McGuire
Name:	Allen McGuire
Title:	Assistant Manager Transaction Execution

SIGNATURE PAGE TO FIFTH OMNIBUS AMENDMENT

Acknowledged and agreed as of the first date set forth above.

MORGAN STANLEY BANK, N.A.,
as Working Capital Lender

By	/s/ Jack Kuhns
Name:	Jack Kuhns
Title:	Authorized Signatory

SIGNATURE PAGE TO FIFTH OMNIBUS AMENDMENT

Acknowledged and agreed as of the first date set forth above.

SUMITOMO MITSUI BANKING CORPORATION
as Working Capital Lender

By	/s/ Juan Kreutz
Name:	Juan Kreutz
Title:	Managing Director

SIGNATURE PAGE TO FIFTH OMNIBUS AMENDMENT

Acknowledged and agreed as of the first date set forth above.

COMMONWEALTH BANK OF AUSTRALIA,
as Working Capital Lender

By its attorney under Power of Attorney dated 24 June 2013:

By	/s/ Sussan Chui
Name:	Sussan Chui
Title:	Director Natural Resources and Energy

Signed by its duly constituted attorney in the presence of:

By	/s/ Axelle Anterion
Name:	Axelle Anterion
Title:	Senior Associate Natural Resources and Energy

SIGNATURE PAGE TO FIFTH OMNIBUS AMENDMENT

Acknowledged and agreed as of the first date set forth above.

WELLS FARGO BANK, N.A.,
as Working Capital Lender

By	/s/ Lila Jordan
Name:	Lila Jordan
Title:	Managing Director

SIGNATURE PAGE TO FIFTH OMNIBUS AMENDMENT

Acknowledged and agreed as of the first date set forth above.

COMPASS BANK, D.B.A., BBVA COMPASS,
as the Accounts Bank

By	/s/ Brad Honer
Name:	Brad Honer
Title:	Vice President

SIGNATURE PAGE TO FIFTH OMNIBUS AMENDMENT

Annex A-1
Amended Common Terms Agreement

[See attached.]

~~Conformed through Fourth Omnibus Amendment~~

SECOND AMENDED AND RESTATED COMMON TERMS AGREEMENT
dated as of June 30, 2015

as amended by:
Omnibus Amendment, dated as of September 24, 2015;
Administrative Amendment, dated as of December 31, 2015;
Second Omnibus Amendment and Waiver, dated as of January 20, 2017;
Amendment to the Common Terms Agreement, dated as of January 20, 2017;
Third Omnibus Amendment, dated as of May 23, 2018; ~~and~~
Fourth Omnibus Amendment, dated as of September 17, 2018~~.~~; and
Fifth Omnibus Amendment, Consent and Waiver, dated as of May 29, 2019.

among

SABINE PASS LIQUEFACTION, LLC,
as the Borrower

THE SECURED DEBT HOLDER GROUP REPRESENTATIVES, SECURED HEDGE REPRESENTATIVES AND
SECURED GAS HEDGE REPRESENTATIVES,
that are parties to this Agreement from time to time

SOCIÉTÉ GÉNÉRALE,
as the Common Security Trustee

and

SOCIÉTÉ GÉNÉRALE,
as the Intercreditor Agent

TABLE OF CONTENTS
			Page
1.	DEFINITIONS AND INTERPRETATION		4
	1.1	Definitions	4
	1.2	Interpretation	~~4~~5
	1.3	UCC Terms	6
	1.4	Accounting and Financial Determinations	6
2.	SECURED DEBT		6
	2.1	Incurrence of Secured Debt	6
	2.2	Facility Commitments	6
	2.3	Borrowing Notice Requirements	7
	2.4	Working Capital Debt	8
	2.5	PDE Debt	9
	2.6	Replacement Debt	10
	2.7	~~Train 6 Debt~~[Reserved]	14
	2.8	Accession Agreements	~~19~~14
	2.9	Transfers and Holding of Obligations	~~20~~14
	2.10	Changes to Secured Debt Obligations	~~21~~16
	2.11	Termination of Obligations	~~21~~16
	2.12	Right to Share in Security	~~22~~17
	2.13	Certain Rights and Obligations of Secured Parties	~~22~~17
3.	REPAYMENT AND PREPAYMENTS		~~23~~17
	3.1	General Terms of Repayment	~~23~~18
	3.2	Voluntary Prepayment of Secured Debt	~~23~~18
	3.3	Voluntary Cancellation of Secured Debt	~~25~~19
	3.4	Mandatory Prepayment of Secured Debt	~~25~~20
	3.5	Termination of Interest Rate Protection Agreement in Connection with Any Prepayment	~~28~~22
	3.6	Prepayment —Miscellaneous	~~28~~23
4.	REPRESENTATIONS AND WARRANTIES		~~29~~24
	4.1	General	~~29~~24
	4.2	Existence	~~30~~25

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4.3	Financial Condition	~~30~~25
4.4	Action	~~30~~25
4.5	No Breach	~~31~~25
4.6	Government Approvals; Government Rules	~~31~~26
4.7	Proceedings	~~32~~27
4.8	Environmental Matters	~~33~~27
4.9	Taxes	~~33~~28
4.10	Tax Status	~~34~~28
4.11	ERISA; ERISA Event.	~~34~~29
4.12	Nature of Business	~~34~~29
4.13	Security Documents	~~35~~29
4.14	Subsidiaries	~~35~~30
4.15	Investment Company Act of 1940	~~35~~30
4.16	Energy Regulatory Status	~~35~~30
4.17	Material Project Documents; Other Documents	~~36~~31
4.18	Margin Stock	~~37~~32
4.19	Regulations T, U and X	~~37~~32
4.20	Patents, Trademarks, Etc.	~~37~~32
4.21	Disclosure	~~38~~32
4.22	Insurance	~~38~~33
4.23	Indebtedness	~~38~~33
4.24	Material Adverse Effect	~~38~~33
4.25	Absence of Default	~~38~~33
4.26	Real Property	~~39~~33
4.27	Solvency	~~39~~34
4.28	Legal Name and Place of Business	~~39~~34
4.29	No Force Majeure	~~39~~34
4.30	Ranking	~~40~~34
4.31	Labor Matters	~~40~~35
4.32	OFAC	~~40~~35
4.33	Accounts	~~41~~35
4.34	Operating Arrangements	~~41~~36

	4.35	No Condemnation	~~41~~36
5.	CONDITIONS PRECEDENT TO CLOSING DATE, DRAWDOWNS OF SECURED DEBT AND PROJECT COMPLETION DATE		~~41~~36
	5.1	Conditions to Closing Date	~~41~~36
	5.2	Conditions to Initial Advance	~~42~~36
	5.3	~~Conditions to Train 6 Initial Advance 42~~[Reserved]	37
	5.4	Conditions to Each Advance	~~42~~37
	5.5	Conditions to Project Completion Date	~~43~~37
6.	AFFIRMATIVE COVENANTS		~~43~~37
	6.1	Separateness	~~43~~37
	6.2	Project Documents, Etc.	~~43~~38
	6.3	Maintenance of Existence, Etc.	~~44~~38
	6.4	Books and Records; Inspection Rights	~~44~~39
	6.5	Compliance with Government Rules, Etc.	~~45~~39
	6.6	Insurance; Events of Loss.	~~46~~40
	6.7	Project Construction; Maintenance of Properties	~~47~~41
	6.8	Taxes	~~49~~43
	6.9	Maintenance of Liens	~~49~~43
	6.10	Use of Proceeds	~~49~~44
	6.11	Interest Rate Protection Agreements	~~50~~44
	6.12	Operating Budget	~~50~~44
	6.13	Other Documents and Information	~~51~~45
	6.14	~~Train 6 Debt; Independent Engineer 52~~[Reserved]	46
	6.15	Debt Service Coverage Ratio	~~52~~46
	6.16	Further Assurances; Cooperation	~~52~~46
	6.17	Auditors	~~53~~47
	6.18	Surveys and Title Policies	~~53~~47
	6.19	Working Capital Debt	~~53~~47
	6.20	Debt Service Reserve Amount	~~54~~48
	6.21	Certain Agreements	~~54~~48
7.	NEGATIVE COVENANTS		~~54~~48
	7.1	[Reserved]	~~54~~48

	7.2	Prohibition of Fundamental Changes	~~54~~48
	7.3	Nature of Business	~~55~~49
	7.4	Performance Tests and Liquidated Damages	~~56~~50
	7.5	Restrictions on Indebtedness	~~56~~50
	7.6	Development Expenditures	~~56~~50
	7.7	Restricted Payments	~~57~~50
	7.8	Limitation on Liens	~~57~~51
	7.9	Project Documents, Etc.	~~57~~51
	7.10	Terminal Use Agreements	~~59~~53
	7.11	Transactions with Affiliates	~~59~~53
	7.12	Accounts	~~60~~53
	7.13	EPC and Construction Contracts	~~60~~53
	7.14	GAAP	~~64~~57
	7.15	Use of Proceeds; Margin Regulations	~~64~~57
	7.16	Permitted Investments	~~64~~58
	7.17	Hedging Arrangements	~~64~~58
	7.18	Environmental Matters	~~65~~58
	7.19	Guarantees	~~65~~58
	7.20	Gas Purchase Contracts and LNG Sales Contracts	~~65~~58
	7.21	Sale of Natural Gas in Interstate Commerce	~~65~~59
8.	REPORTING REQUIREMENTS		~~66~~59
	8.1	Financial Statements	~~66~~59
	8.2	Notice of Default, Event of Default and Other Events	~~67~~60
	8.3	Notices under Material Project Documents	~~68~~62
	8.4	Operating Statements and Reports	~~69~~62
	8.5	Construction Reports	~~70~~63
	8.6	Commodity Positions	~~71~~64
	8.7	Other Information	~~71~~64
	8.8	Insurance Information	~~71~~64
9.	EVENTS OF DEFAULT FOR SECURED DEBT		~~71~~64
	9.1	Non-Payment of Scheduled Payments	~~72~~65
	9.2	Non-Payment of Other Obligations	~~72~~65

	9.3	Non-Performance of Covenants and Obligations	~~72~~65
	9.4	Breach of Representation or Warranty	~~73~~66
	9.5	Project Document Defaults	~~73~~66
	9.6	Government Approvals	~~74~~67
	9.7	Bankruptcy; Insolvency	~~74~~67
	9.8	Judgments	~~75~~67
	9.9	Unenforceability of Documentation	~~75~~68
	9.10	Event of Loss	~~75~~68
	9.11	Change of Control	~~75~~68
	9.12	ERISA Events	~~75~~68
	9.13	Insurance	~~76~~68
	9.14	Liens	~~76~~69
	9.15	Abandonment	~~76~~69
	9.16	Certain Regulations	~~76~~69
	9.17	Commercial Delivery	~~76~~69
	9.18	~~Project Completion 77~~[Reserved]	70
	9.19	Certain Force Majeure Events	~~77~~70
10.	MISCELLANEOUS PROVISIONS		~~78~~70
	10.1	Amendments	~~78~~70
	10.2	Entire Agreement	~~78~~71
	10.3	Applicable Law; Jurisdiction	~~78~~71
	10.4	Assignments	~~80~~73
	10.5	Successors and Assigns	~~80~~73
	10.6	Consultants	~~80~~73
	10.7	Costs and Expenses	~~80~~73
	10.8	Counterparts; Effectiveness	~~82~~74
	10.9	No Waiver; Cumulative Remedies.	~~82~~74
	10.10	Indemnification by Borrower	~~82~~75
	10.11	Notices and Other Communication	~~84~~77
	10.12	Severability	~~86~~78
	10.13	Survival	~~86~~78
	10.14	Waiver of Consequential Damages, Etc.	~~86~~79

v

10.15	Reinstatement	~~86~~79
10.16	Treatment of Certain Information; Confidentiality	~~87~~79
10.17	No Recourse	~~88~~81
10.18	Second Amendment and Restatement	~~90~~82

SCHEDULES

Schedule 1 — Definitions
Schedule 2.4 — Form of Officer's Certificate (Working Capital Debt)
Schedule 2.6 — Form of Officer's Certificate (Replacement Debt)
Schedule 2.7(a)(ix) — ~~Train 6 Deliverables~~[Reserved]
Schedule 2.8(a) — Form of Accession Agreements
Schedule 2.8(f) — Debt Commitments; Secured Hedge Obligations
Schedule 2.9(d) — Form of Transfer of Accession Agreement (Secured Debt Holder Group Representative)
Schedule 2.9(e) — Form of Transfer of Accession Agreement (Secured Hedge Representative)
Schedule 2.9(f) — Form of Transfer of Accession Agreement (Secured Gas Hedge Representative)
Schedule 4.6(a) — Government Approvals
Schedule 4.6(b) — Government Approvals - Post Closing
Schedule 4.7 — Environmental Claims
Schedule 4.8 — Environmental Matters
Schedule 4.17 — Project Documents
Schedule 4.20 — Patents, Trademarks, Etc.
Schedule 5.1 — Conditions to Closing Date
Schedule 5.2 — Conditions to Initial Advance
Schedule 5.3 — ~~Conditions to Train 6 Initial Advance~~[Reserved]
Schedule 5.4 — Conditions to Each Advance
Schedule 5.5 — Conditions to Project Completion Date
Schedule 6.1 — Separateness
Schedule 6.6 — Insurance
Schedule 7.13 — Change Orders
Schedule 10.11 — Notice Information

EXHIBITS

Exhibit A — Knowledge
Exhibit B-1 — Form of EPC Contract Consent and Agreement
Exhibit B-2 — Form of ConocoPhillips License Agreement Consent
Exhibit B-3 — Form of Material Project Document (Non-Affiliate) Consent
Exhibit B-4 — Form of Material Project Document (Affiliate) Consent
Exhibit B-5 — Form of Guarantee Consent
Exhibit C — Form of Interest Rate Protection Agreement
Exhibit D-1 — Construction Budget
Exhibit D-2 — Construction Schedule
Exhibit E — Base Case Forecast
Exhibit F — Hedging Program
Exhibit G — Gas Sourcing Plan
Exhibit H — Project Description
Exhibit I — Form of Notice of Project Completion
Exhibit J — Form of Borrowing Notice

ANNEXES

Annex A — Closing Date Consents
Annex B — Lenders' Reliability Test Criteria
Annex C — Approved Train 6 Sale and Purchase Agreement Term Sheet

THIS SECOND AMENDED AND RESTATED COMMON TERMS AGREEMENT (this
"Agreement"), dated as of June 30, 2015 and as amended by the Omnibus Amendment, dated as of September 24, 2015, the Administrative Amendment, dated as of December 31, 2015, the Second Omnibus Amendment and Waiver, dated as of January 20, 2017, the Amendment to the Common Terms Agreement, dated as of January 20, 2017, the Third Omnibus Amendment, dated as of May 23, 2018, the Fourth Omnibus Amendment, dated as of September 17, 2018 and the Fifth Omnibus Amendment, Consent and Waiver, dated as of May 29, 2019, is made among:

(1)	SABINE PASS LIQUEFACTION, LLC, a limited liability company organized and existing under the laws of the State of Delaware (the "Borrower");

(2)	each SECURED DEBT HOLDER GROUP REPRESENTATIVE that is a party to this Agreement from time to time in accordance with the terms of this Agreement;

(4)	each SECURED HEDGE REPRESENTATIVE that is a party to this Agreement from time to time in accordance with the terms of this Agreement;

(5)	each SECURED GAS HEDGE REPRESENTATIVE that is a party to this Agreement from time to time in accordance with the terms of this Agreement;

(6)	SOCIÉTÉ GÉNÉRALE, as the Common Security Trustee; and

(7)SOCIÉTÉ GÉNÉRALE, as the Intercreditor Agent, each a "Party" and together the "Parties".

WHEREAS:

(A)
Sabine Pass LNG, L.P. ("SPLNG"), an indirect wholly owned subsidiary of Cheniere Energy Partners, L.P. (the "Sponsor"), owns and operates the Sabine Pass LNG Terminal ("Sabine Pass Terminal") located in Cameron Parish, Louisiana. The Sabine Pass Terminal has liquefied natural gas regasification and send-out capacity of approximately

4.3 Bcf/d, storage capacity of approximately 16.9 Bcfe and two (and up to three) marine berths;

(B)
The Borrower intends to design, engineer, develop, procure, construct, install, complete, own, operate and maintain up to six liquefaction trains, each with a nominal production capacity of at least 182,500,000 MMBtu per annum, that will add liquefaction services at the Sabine Pass Terminal and convert the Sabine Pass Terminal into a facility capable of liquefying and exporting domestic U.S. natural gas in addition to importing and regasifying foreign-sourced LNG;

(C)
The Borrower, the Secured Debt Holder Group Representatives party thereto, the Secured Hedge Representatives party thereto, the Secured Gas Hedge Representatives party thereto, the Common Security Trustee and the Intercreditor Agent entered into that certain Common Terms Agreement, dated as of July 31, 2012, as amended by that certain First Amendment to Common Terms Agreement, dated as of November 6, 2012, as further amended by that certain Omnibus Amendment, dated as of January 9, 2013, as amended by that certain Second Omnibus Amendment (the "Second Omnibus Amendment"), dated as of January 9, 2013 (as so amended, the "Original Common Terms Agreement"), and as amended and restated by the Amended and Restated Common Terms Agreement, dated as of May 28, 2013, as amended by that certain Amendment to the Common Terms Agreement, dated as of November 20, 2013, as further amended by that certain Amendment to Common Terms Agreement, dated as of April 10, 2014, as further amended by that certain Amendment to Common Terms Agreement, dated as of June 10, 2014, as further amended by that certain Amendment to Common Terms Agreement, dated as of May 12, 2015 (as so amended and restated, the "Amended and Restated Common Terms Agreement"), that sets out certain provisions regarding, among other things, common representations and warranties of the Borrower, common covenants of the Borrower, and common Events of Default under certain of the Secured Debt Instruments (as defined in the Amended and Restated Common Terms Agreement);

(D)
The Borrower, the Commercial Banks Facility Agent, the Common Security Trustee, and the Commercial Bank Lenders party thereto (in their capacity as construction/term loan lenders thereunder) entered into that certain Credit Agreement (Term Loan A), dated as of July 31, 2012, as amended by the Second Omnibus Amendment (as so amended, the "Original Credit Agreement"), and as amended and restated by the Amended and Restated Credit Agreement (Term Loan A), dated as of May 28, 2013, as amended by that certain First Amendment to Amended and Restated Credit Agreement (Term Loan A), dated as of March 21, 2014 (as so amended and restated, the "Amended and Restated Credit Agreement"), pursuant to which such Commercial Bank Lenders party thereto (in such capacity) agreed to provide, upon the terms and conditions set forth therein, the loans described therein and to finance the construction of the first four trains of the Project;

(E)
The Borrower, the Secured Debt Holder Group Representatives party thereto, the Secured Hedge Representatives party thereto, the Secured Gas Hedge Representatives party thereto, the Common Security Trustee and the Intercreditor Agent entered into that certain Intercreditor Agreement, dated as of July 31, 2012, as amended by the Second Omnibus Amendment, as amended and restated by the Amended and Restated Intercreditor Agreement, dated as of May 28, 2013 (as so amended and restated, the "Amended and Restated Intercreditor Agreement"), that, among other things, governs the relationship among the Secured Parties and regulates the claims of the Secured Parties under the Amended and Restated Common Terms Agreement against the Borrower and the enforcement by the Secured Parties under the Amended and Restated Common Terms Agreement of the Security (as defined in the Amended and Restated Common Terms Agreement), including the method of voting and decision making, and the appointment of the Intercreditor Agent for the purposes set forth therein;

(F)
As of the date hereof, pursuant to (i) that certain Indenture, dated as of February 24, 2017, by and between Borrower, various subsidiary guarantors and The Bank of New York Mellon, as Trustee (the “4(a)(2) Indenture”) and (ii) the Indenture, dated as of February 1, 2013~~,~~ as supplemented by a first supplemental indenture, dated as of April 16, 2013, a second supplemental indenture, dated as of April 16, 2013, a third supplemental indenture, dated as of November 25, 2013, a fourth supplemental indenture, dated as of May 20, 2014, a fifth supplemental indenture, dated as of May 20, 2014, ~~and~~ a sixth supplemental indenture, dated as of March 3, 2015 ~~(collectively~~, a seventh supplemental indenture, dated as of June 14, 2016, an eighth supplemental indenture, dated as of September 19, 2016, a ninth supplemental indenture, dated as of September 23, 2016 and a tenth supplemental indenture, dated as of March 6, 2017, by and between SPL and The Bank of New York Mellon, as Trustee (the “144A Indenture” and, together with the 4(a)(2) Indenture, the "Initial Senior ~~Bond Indenture~~Bonds Indentures"), the Borrower has issued Senior Bonds in one or more series in the aggregate principal amount of ~~eight~~thirteen billion ~~five~~six hundred fifty million Dollars ($~~8,500,000,000~~13,650,000,000) (collectively, the "Initial Senior Bonds") ~~constituting Replacement Debt and resulting in cancellation of Facility Commitments such that, as of the date hereof, the aggregate Facility Commitments remaining available amount to eight hundred ninety-nine million one hundred twenty-three thousand nine hundred ninety-four Dollars and seven cents ($899,123,994.07);~~;

(G)
The Borrower, the Commercial Bank Lenders and certain other parties thereto, as applicable, desire to amend and restate the Amended and Restated Credit Agreement and certain other Transaction Documents, as set forth below ,the KSURE Covered Facility Lenders desire to amend and restate the KSURE Covered Facility Agreement, and KEXIM and the KEXIM Covered Facility Lenders and certain other Holders of Senior Debt, if applicable, desire to establish certain additional credit facilities in order to provide funds which are to be used, along with the Funded Equity, to finance the design, engineering, development, procurement, construction, installation, completion, ownership, operation and maintenance of the relevant trains of the Project, to pay certain fees and expenses associated with the Financing Documents and the Senior Debt, fund the Senior Debt Facilities Debt Service Reserve Account, fund operating and working capital expenses associated with the relevant trains of the Project, issue letters of credit and as further described herein and in the other Financing Documents;

(H)
The Borrower, the Commercial Banks Facility Agent, the Common Security Trustee, and the Commercial Bank Lenders are entering into a Second Amended and Restated Credit Agreement (Term Loan A) pursuant to which the Commercial Bank Lenders will provide upon the terms and conditions set forth therein, the loans described therein to finance the construction of the relevant trains of the Project;

(I) The Borrower, the Commercial Banks Facility Agent, the Common Security Trustee, The Bank of Nova Scotia as senior issuing bank and the Working Capital LC Lenders party thereto have entered into the Amended and Restated Senior Working Capital Revolving Credit and Letter of Credit and Reimbursement Agreement, dated as of September 4, 2015, as amended by the Third Omnibus Amendment, dated May 23, 2018, the Fourth Omnibus Amendment, dated September 17, 2018 and the Fifth

Omnibus Amendment, dated [ • ], 2019 (as so amended and restated, the "Working Capital Facility Agreement");

(~~I~~J) The Borrower, the KSURE Covered Facility Agent, the Common Security Trustee and the KSURE Covered Facility Lenders are entering into that certain KSURE Covered Facility Agreement pursuant to which the KSURE Covered Facility Lenders will provide, upon the terms and conditions set forth therein, the loans described therein to finance the construction of the relevant trains of the Project and, in connection therewith and as a condition thereto, KSURE will issue the KSURE Insurance to provide, upon the terms and conditions set forth therein, credit support to the KSURE Covered Facility Lenders;

(~~J~~K) The Borrower, the KEXIM Facility Agent, the Common Security Trustee and KEXIM are entering into that certain KEXIM Direct Facility Agreement pursuant to which KEXIM will provide upon the terms and conditions set forth therein, the loans described therein to finance the construction of the relevant trains of the Project;

(~~K~~L) The Borrower, the KEXIM Facility Agent, the Common Security Trustee. KEXIM and the KEXIM Covered Facility Lenders are entering into that certain KEXIM Covered Facility Agreement pursuant to which the KEXIM Covered Facility Lenders will provide, upon the terms and conditions set forth therein, the loans described therein to finance the construction of the relevant trains of the Project and, in connection therewith and as a condition thereto, KEXIM will issue the KEXIM Guarantee to provide, upon the terms and conditions set forth therein, credit support to the KEXIM Covered Facility Lenders;

(~~L~~M) The Borrower, the Secured Debt Holder Group Representatives, the Secured Hedge Representatives, the Secured Gas Hedge Representatives, the Common Security Trustee and the Intercreditor Agent are entering into a new Intercreditor Agreement in order to amend and restate the Amended and Restated Intercreditor Agreement and, among other things, regulate the relationship among the Secured Parties and regulate the claims of the Secured Parties against the Borrower and the enforcement by the Secured Parties of the Security, including the method of voting and decision making, and the appointment of the Intercreditor Agent for the purposes set forth therein;

(~~M~~N) The Borrower has granted certain Security in the Collateral for the benefit of the Secured Parties pursuant to the Security Documents; and

(~~N~~O) The Borrower, the Secured Debt Holder Group Representatives, the Secured Hedge Representatives, the Secured Gas Hedge Representatives, the Common Security Trustee, and the Intercreditor Agent are entering into this Agreement in order to amend and restate the Amended and Restated Common Terms Agreement and set out certain provisions regarding, among other things: (a) common representations and warranties of the Borrower; (b) common covenants of the Borrower; and (c) common Events of Default under the Secured Debt Instruments.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Parties agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

Except as otherwise expressly provided in this Agreement, capitalized terms used in this Agreement shall have the meanings given to them in Schedule 1. To the extent such terms are defined by reference to other Financing Documents or Material Project Documents, for the purposes of this Agreement, such terms shall continue to have the definitions given to them on the Closing Date (but will be subject to, and interpreted in accordance with, the governing law of this Agreement) notwithstanding any termination, expiration or amendment (unless such amendment has been entered into with the written consent of the Required Secured Parties) of such agreements except to the extent the Parties agree to the contrary.

1.1	Interpretation

(a)	In this Agreement, except to the extent specified to the contrary or where the context otherwise requires:

(i)	the table of contents and headings are for convenience only and shall not affect the interpretation of this Agreement;

(ii)	references to "Sections", "Schedules", "Exhibits" and "Appendices" are references to sections of, and schedules, exhibits and appendices to, this Agreement;

(iii)	references to "assets" includes property, revenues and rights of every description (whether real, personal or mixed and whether tangible or intangible);

(iv)	references to an "amendment" includes a supplement, replacement, novation, restatement or re-enactment and "amended" is to be construed accordingly;

(v)
except where a document or agreement is expressly stated to be in the form “in effect” on a particular date in Section 1.1 (Definitions), references to any document or agreement, including this Agreement, shall be deemed to include references to such document or agreement as amended, amended and restated, supplemented, or otherwise modified from time to time in accordance with its terms and (where applicable) subject to compliance with the requirements set forth in the Financing Documents;

(vi)	references to any Party or party to any other document or agreement shall include its successors and permitted assigns;

(vii)	words importing the singular include the plural and vice versa;

(viii)	words importing the masculine include the feminine and vice versa;

(ix)	the words "include", "includes" and "including" are not limiting;

(x)	references to "days" shall mean calendar days, unless the term "Business Days" shall be used;

(xi)	references to "months" shall mean calendar months and references to "years" shall mean calendar years; and

(xii)	unless the contrary indication appears, a reference to a time of day is a reference to the time of day in New York, New York.

(b)
This Agreement and the other Financing Documents are the result of negotiations among, and have been reviewed by all parties thereto and their respective counsel. Accordingly, this Agreement and the other Financing Documents shall be deemed to be the product of all parties thereto, and no ambiguity shall be construed in favor of or against any party thereto.

(c)
For the purposes of any Financing Document, "payment in full" or "paid in full" or "satisfied", in each case, as used with respect to any Obligation means the receipt of cash equal to the full amount of such Obligation.

(d)
Unless a contrary intention appears, a term used in any Financing Document or in any notice given under or in connection with any Financing Document has the same meaning in that Financing Document or notice as in this Agreement.

1.3	UCC Terms

Unless otherwise defined herein, terms used herein that are defined in the UCC shall have the respective meanings given to those terms in the UCC.

1.4	Accounting and Financial Determinations

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, that, if the Borrower notifies the Common Security Trustee and each Secured Debt Holder Group Representative that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of, or calculation of compliance with, such provision (or if the Common Security Trustee and each Secured Debt Holder Group Representative, as the case may be, notifies the Borrower that the Required

Secured Parties request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such provision has been amended in accordance herewith.

2.	SECURED DEBT

2.2	Incurrence of Secured Debt

The incurrence of, and Advances under, the Secured Debt shall be made in accordance with, and pursuant to, the terms of this Agreement and the relevant Secured Debt Instruments.

2.2	Facility Commitments

On the Closing Date, subject to the terms and conditions of this Agreement and the other Financing Documents:

(a)
the Borrower, the Commercial Banks Facility Agent, the Common Security Trustee and the Commercial Bank Lenders are entering into the Term Loan A Credit Agreement pursuant to which the Commercial Bank Lenders will make available to the Borrower a term loan facility in an aggregate amount not exceeding the total Commercial Banks Facility Commitment;

(b)
the Borrower, the KSURE Covered Facility Agent, the Common Security Trustee and the KSURE Covered Facility Lenders are entering into the KSURE Covered Facility Agreement pursuant to which the KSURE Covered Facility Lenders will make available to the Borrower a term loan facility in an aggregate amount not exceeding the total KSURE Covered Facility Commitment;

(c)
the Borrower, the KEXIM Facility Agent, the Common Security Trustee and KEXIM are entering into the KEXIM Direct Facility Agreement pursuant to which KEXIM will make available to the Borrower a term loan facility in an aggregate amount not exceeding the total KEXIM Direct Facility Commitment; and

(d)
the Borrower, the KEXIM Facility Agent, the Common Security Trustee, KEXIM and the KEXIM Covered Facility Lenders are entering into the KEXIM Covered Facility Agreement pursuant to which the KEXIM Covered Facility Lenders will make available to the Borrower a term loan facility in an aggregate amount not exceeding the total KEXIM Covered Facility Commitment.

Each Facility Agent, the Initial Senior Bonds Trustee and each Secured Hedge Representative shall have delivered an Accession Agreement in respect of each applicable Secured Debt Instrument or Secured Hedge Instrument.

2.3	Borrowing Notice Requirements

(a)
Subject to the terms of this Agreement and each relevant Facility Agreement, the Borrower may request an Advance under any Facility by delivering a Borrowing Notice (substantially in the form attached as Exhibit J to this Agreement) appropriately completed to the Common Security Trustee and each of the relevant Facility Agents, no later than 12:00 p.m., New York City time, on or before the fourth Business Day prior to the proposed Borrowing Date.

(b)	Each Borrowing Notice delivered pursuant to this Section 2.3 shall be irrevocable and shall refer to this Agreement and the relevant Facility Agreement and specify:

(i)	the requested Borrowing Date;

(ii)	the amount of such requested Advance;

(iii)	with respect to the Commercial Bank Loans,

(A)	whether the requested Advance is of LIBO Loans or Base Rate Loans (each as defined in the Term Loan A Credit Agreement); and

(B)
in the case of a proposed Advance of LIBO Loans, the Borrower's election with respect to the duration of the initial Interest Period applicable to such LIBO Loans, which Interest Periods (as defined in the Term Loan A Credit Agreement) shall be one (1), two (2), three (3), or six (6) months in length; and

(iv)	that each of the conditions precedent to such Advance has been satisfied or waived.

(c)
The Borrower shall ensure that following each Advance, the ratio of Facility Loans under each Facility Agreement to Facility Loans under all Facility Agreements is equal to the ratio of the total Facility Commitments under the relevant Facility Agreement to the aggregate Facility Commitments under all Facility Agreements; provided that solely for the purposes of calculating such ratio for purposes of this Section 2.3(c), any Facility Loans prepaid pursuant to Section 3.4(a)(iv) (Mandatory Prepayment of Secured Debt) (with respect to the prepayments required under Section 2.6(j)(ii) (Replacement Debt)) or Section 3.4(a)(viii) (Mandatory Prepayment of Secured Debt) shall be considered outstanding.

(d)
The Borrower may only request that two Advances under each of the Facility Agreements be made during each calendar month. The Borrower may only request Advances during the Availability Period, except that the Initial Advance may be requested prior to (but shall only be made on or after) the commencement of the Availability Period.

(e)	The currency specified in a Borrowing Notice must be Dollars.

(f)
The aggregate amount of the proposed Advances under the Facilities must be an amount that is no more than the available Facility Commitments and (A) not less than five million Dollars ($5,000,000) and an integral multiple of one million Dollars ($1,000,000) and (B) if the available Facility Commitments are less than five million Dollars ($5,000,000), equal to the available Facility Commitments. The portion of any Advance comprising funds under any Facility Agreement shall not exceed the available Facility Commitment under such Facility Agreement. Such Advances shall be made pro rata in accordance with the committed principal amounts under each Facility Commitment calculated in accordance with clause (c) of this Section 2.3.

(g)
If the Initial Advance or the incurrence of Replacement Debt does not occur on or prior to the first anniversary of the Closing Date (or such later date as may be agreed in writing by all of the Facility Lenders), all Facility Commitments shall automatically terminate and shall no longer be effective.

2.4	Working Capital Debt

The Borrower may incur senior secured or unsecured Indebtedness in addition to other Senior Debt not exceeding the sum of (x) ~~one billion five hundred million Dollars ($1,500,000,000) and, if Train 6 Debt has been incurred or the Train 6 FID Date has occurred,~~ one billion eight hundred million Dollars ($1,800,000,000) in the aggregate, the proceeds of which shall be used solely for working capital purposes (including the issuance of letters of credit) related to the Project of which not more than two hundred million Dollars ($200,000,000) may be used for working capital purposes other than the cost of purchasing or transporting (including storing) natural gas and (y) ~~four hundred sixty million Dollars ($460,000,000) and, if Train 6 Debt has been incurred or the Train 6 FID Date has occurred,~~ five hundred fifty million Dollars ($550,000,000) in the aggregate, the proceeds of which shall be used for purposes of issuing Acceptable Debt Service Reserve LCs in lieu of cash deposits into the Senior Debt Facilities Debt Service Reserve Account (the "Working Capital Debt"), only if, prior to or on the date of incurrence thereof, the following conditions have been satisfied or waived by the Required Secured Parties:

(a)	no Default or Event of Default:

(i)	shall have occurred and be continuing; or

(ii)	results from the incurrence of such Working Capital Debt;

(b)	the Senior Debt Instrument governing such Working Capital Debt shall include a provision requiring the Borrower to reduce the principal amount relating to any revolving loans to zero Dollars ($0) for a period of not less than five (5) consecutive Business Days at least once per calendar year; provided, however that such provision may except any such loans incurred to repay reimbursement amounts due under drawn letters of credit so long as the tenor of such loans is not greater than twelve (12) months;

(c)	the Secured Debt Holder Group Representative for any Secured Working Capital Debt shall have entered into an Accession Agreement in accordance with Section
2.8 (Accession Agreements); and

(d)
the Intercreditor Agent shall have received a certificate from an Authorized Officer of the Borrower at least five (5) days prior to the incurrence of such Working Capital Debt, in the form set out in Schedule 2.4, which certificate shall:

(i)	identify each Secured Debt Holder Group Representative and each Holder for any Secured Working Capital Debt; and

(ii)
attach a copy of each proposed Senior Debt Instrument relating to the Working Capital Debt (that may be an amendment to an existing Senior Debt Instrument), which copy shall disclose the material terms, permitted uses, and the tenor and, if applicable, amortization schedule of such Working Capital Debt and the rate, or the rate basis and margin in the case of a floating rate, at which such Working Capital Debt shall bear interest, and (if applicable) commitment fees or other premiums relating thereto.

Any Secured Working Capital Debt shall be treated in all respects as Secured Debt, sharing pari passu in the Collateral and in right of payment.

2.5	PDE Debt

The Borrower may incur senior secured or unsecured Indebtedness in addition to other Senior Debt not exceeding the sum of three hundred million Dollars ($300,000,000) in the aggregate, the proceeds of which shall be used solely to finance Permitted Development Expenditures (the "PDE Debt"), only if, prior to or on the date of incurrence thereof, the following conditions have been satisfied or waived by the Required Secured Parties:

(a)	no Default or Event of Default:

(i)	shall have occurred and be continuing; or

(ii)	results from the incurrence of such PDE Debt;

(b)	the Secured Debt Holder Group Representative for any Secured PDE Debt shall have entered into an Accession Agreement in accordance with Section 2.8 (Accession Agreements); and

(c)
the Borrower shall have demonstrated by delivery of an updated Base Case Forecast that after the incurrence of such PDE Debt, the Projected Debt Service Coverage Ratio commencing on the Initial Quarterly Payment Date and for each calendar year through the terms of the FOB Sale and Purchase Agreements in effect as of such date shall not be less than 1.50x, calculated solely with respect to

(A) Monthly Sales Charges, (B) the Fixed Price Component under each of the KoGas FOB Sale and Purchase Agreement, the Centrica FOB Sale and Purchase Agreement, ~~and~~ the Total FOB Sale and Purchase Agreement, the Petronas FOB Sale and Purchase Agreement, the Vitol FOB Sale and Purchase Agreement, and any Approved Train 6 Sale and Purchase Agreement and
(C) all Cash Flows (other than Cash Flows comprising the pass-through component of the cost of purchase and transportation of natural gas consumed for LNG production to the extent not already deducted as an operating expense (as contemplated by the definition of Cash Flow Available for Debt Service)) under the GAIL FOB Sale and Purchase Agreement~~, and (D) if Train 6 Debt has been incurred or the Train 6 FID Date has occurred, any Fixed Price Component under the Train 6 FOB Sale and Purchase Agreement(s)~~. In calculating the Projected Debt Service Coverage Ratio only projected Cash Flows, Monthly Sales Charges and the Fixed Price Component, as applicable, from FOB Sale and Purchase Agreements shall be taken into account.

Any Secured PDE Debt shall be treated in all respects as Secured Debt, sharing pari passu in the Collateral and in right of payment.

2.6	Replacement Debt

Subject to the provisions of this Section 2.6, the Borrower may incur Replacement Debt, the proceeds of which shall be used to refinance the Advances or replace commitments to provide the Advances subject to the prepayment terms thereof. The Borrower may incur Replacement Debt at its sole discretion, only if, prior to or on the date of incurrence thereof, the following conditions are satisfied or waived by the Required Secured Parties:

(a)	no Default or Event of Default:

(i)	shall have occurred and be continuing; or

(ii)	results from the incurrence of such Replacement Debt;

(b)	the maximum principal amount of the proposed Replacement Debt does not exceed the sum of:

(i)	the Senior Debt Commitments being cancelled concurrently with the incurrence of such Replacement Debt; plus

(ii)	the outstanding principal amount of the Secured Debt being prepaid or redeemed concurrently with the incurrence of such Replacement Debt; plus

(iii)
all accrued interest on the Secured Debt being repaid or redeemed, all premiums, discounts, fees, costs and expenses (including, without duplication, (A) Hedge Termination Values with respect to any Interest Rate Protection Agreements subject to the refinancing with the proposed Replacement Debt, (B) any amounts deposited in a debt service reserve or similar reserve (or any interest during construction) account in connection with the issuance of such Replacement Debt and (C) any incremental carrying costs of such Replacement Debt (including any increased interest during construction)) associated with any such cancellation, prepayment or redemption, or incurred in connection with the proposed Replacement Debt;

(c)	the weighted average life to maturity of the Replacement Debt shall not be less than the weighted average life to maturity of the Secured Debt prior to the incurrence of such Replacement Debt;

(d)	the maturity date of the Replacement Debt shall not occur prior to the Final Maturity Date;

(e)	the material terms of the Replacement Debt shall not be materially more restrictive on the Borrower than the terms of the Secured Debt being replaced;

(f)
the Borrower shall have demonstrated by delivery of an updated Base Case Forecast that after the incurrence of such Replacement Debt, the Projected Debt Service Coverage Ratio commencing on the Initial Quarterly Payment Date and for each calendar year through the terms of the FOB Sale and Purchase Agreements in effect as of such date shall not be less than (i) 2.00x, calculated with respect to all Cash Flows other than Cash Flows comprising the pass- through component of the cost of purchase and transportation of natural gas consumed for LNG production to the extent not already deducted as an operating expense (as contemplated by the definition of Cash Flow Available for Debt Service), and (ii) 1.75x, calculated solely with respect to (A) Monthly Sales Charges, (B) the Fixed Price Component under each of the KoGas FOB Sale and Purchase Agreement, the Centrica FOB Sale and Purchase Agreement, ~~and~~ the Total FOB Sale and Purchase Agreement, the Petronas FOB Sale and Purchase Agreement, the Vitol FOB Sale and Purchase Agreement and any Approved Train 6 Sale and Purchase Agreement and (C) all Cash Flows (other than Cash Flows comprising the pass-through component of the cost of purchase and transportation of natural gas consumed for LNG production to the extent not already deducted as an operating expense (as contemplated by the definition of

Cash Flow Available for Debt Service)) under the GAIL FOB Sale and Purchase Agreement~~, and (D) if Train 6 Debt has been incurred or the Train 6 FID Date has occurred, any Fixed Price Component under the Train 6 FOB Sale and Purchase Agreement(s)~~. In calculating the Projected Debt Service Coverage Ratio only projected Cash Flows, Monthly Sales Charges and the Fixed Price Component, as applicable, from FOB Sale and Purchase Agreements shall be taken into account;

(g)
the Borrower’s Debt to Equity Ratio shall not exceed the ratio of 75:25 taking into account the incurrence of such Replacement Debt (other than Replacement Debt Incremental Amounts) but without regard to any outstanding Indebtedness comprising Working Capital Debt;

(h)	the Secured Debt Holder Group Representative for the Secured Replacement Debt shall have entered into an Accession Agreement in accordance with Section 2.8 (Accession Agreements);

(i)
the Intercreditor Agent shall have received a certificate from an Authorized Officer of the Borrower at least three (3) Business Days prior to the incurrence of such Replacement Debt, and on the date of incurrence of such Replacement Debt, in the form set out in Schedule 2.6, which certificate shall:

(i)	identify the Senior Debt being replaced, the Senior Debt Commitments being cancelled, each Secured Debt Holder Group Representative and each Secured Debt Holder for any Secured Replacement Debt; and

(ii)
(A) in the case of the certificate delivered at least three (3) Business Days prior to the incurrence of such Replacement Debt attach a copy of each proposed Senior Debt Instrument relating to the Replacement Debt (that may be an amendment to an existing Senior Debt Instrument), which copy shall disclose the material terms, permitted uses, and the tenor and, if applicable, amortization schedule of such Replacement Debt and the rate, or the rate basis and margin in the case of a floating rate, at which such Replacement Debt shall bear interest, and, if applicable, commitment fees or other premiums relating thereto and (B) in the case of the certificate delivered on the date of incurrence of such Replacement Debt attach a copy of each final form of Senior Debt Instrument relating to the Replacement Debt (that may be an amendment to an existing Senior Debt Instrument);

(j)
the Borrower (A) within thirty (30) days of the incurrence of any Replacement Debt, shall pay any costs, fees, expenses or other amounts related thereto from the proceeds of such Replacement Debt for such purposes, and (B) simultaneously with the incurrence of any Replacement Debt (it being understood that any payment pursuant to clause (i) or (ii) below with respect to Facility Debt under the KSURE Covered Facility, KEXIM Covered Facility or KEXIM Direct Facility, shall be made no earlier than the third Business Day (as defined in clause

(iii) of the definition thereof) following the delivery of the certificate pursuant to Section 2.6(i) above):

(i)
if required by the Senior Debt Instrument governing such Senior Debt, shall, subject to clause (ii) below and the requirements of Section 2.6(k), use all or a portion of the proceeds of such Replacement Debt on a pro rata basis with respect to any such Senior Debt Instruments that require such prepayment to prepay the scheduled principal amounts of the Senior Debt in the inverse order of maturity and to pay any Hedge Termination Value that is due as a result of the termination of any Interest Rate Protection Agreement in connection with any such prepayment; provided, that any Hedge Termination Value that is not due at such time in accordance with Section 3.5 (Termination of Interest Rate Protection Agreement in Connection with Any Prepayment) shall be retained in the Construction Account or the Revenue Account, as applicable, and applied at the time required as set forth in such Section; provided further that notwithstanding anything to the contrary in this clause (j)(i) (but taking into account the requirements of Section 2.6(k)), the Borrower may, at its option, apply all or a portion of the proceeds of any such prepayment to (A) the pro rata prepayment of the Facility Debt and any other Secured Debt without applying such proceeds to the prepayment of any Senior Bonds, or (B) the pro rata prepayment of the Facility Debt without applying such proceeds to the prepayment of any Senior Bonds or any other Secured Debt; provided further that payments of principal of the Facility Debt shall be applied in the same order of maturity across all Facilities; or

(ii)
if a KoGas Termination Trigger Event has occurred and the Borrower has not entered into a replacement FOB Sale and Purchase Agreement with a Korean Entity to replace the KoGas FOB Sale and Purchase Agreement, may use all or a portion of the proceeds of such Replacement Debt on a pro rata basis with respect to Facility Debt under the KSURE Covered Facility, KEXIM Covered Facility and KEXIM Direct Facility, and to pay any Hedge Termination Value that is due as a result of the termination of any Interest Rate Protection Agreement in connection with any such prepayment; and

(k)
simultaneously with the incurrence of any Replacement Debt (i) that occurs on or after the date by which the Borrower is required to fund the Senior Debt Facilities Debt Service Reserve Account in accordance with Section 6.20 (Debt Service Reserve Amount), the Borrower shall use a portion of the proceeds of such Replacement Debt to fund the incremental increase in (A) the Required Debt Service Reserve Amount, if such Replacement Debt is incurred on or after the Project Completion Date or (B) the Sponsor Case Required Debt Service Amount, if such Replacement Debt is incurred prior to the Project Completion Date, in each case, as a result of the incurrence of such Replacement Debt and (ii) that is incurred at any time, the Borrower may use a portion of the proceeds of such

Replacement Debt to fund the applicable Additional Debt Service Reserve Account (as defined in the Accounts Agreement).

Any Secured Replacement Debt shall be treated in all respects as Secured Debt, sharing pari passu in the Collateral and in right of payment. The conditions for incurrence of Replacement Debt shall not apply to the incurrence of facilities to replace Working Capital Debt, which shall be governed by the provisions of Section 2.4 (Working Capital Debt).

2.7	~~Train 6 Debt~~[Reserved]

~~Without limiting the provisions of Sections 2.4 (Working Capital Debt), 2.5 (PDE Debt), and 2.6 (Replacement Debt) and subject to the provisions of this Section 2.7, the Borrower shall have the right to incur or issue additional senior secured or unsecured Indebtedness that is recourse solely to the Borrower ("Train 6 Debt") to finance the Train 6 Development and to provide Working Capital Debt for the purchase, transportation (including storage) of natural gas and Acceptable Debt Service Reserve LCs associated with Train 6 and to fund the incremental increase in the Required Debt Service Reserve Amount to the extent required by the Train 6 Debt. The Borrower may incur or issue Train 6 Debt at its sole discretion, only if, prior to or on the date of incurrence or issuance thereof, the following conditions are satisfied or waived by each of the Facility Lenders, KEXIM and KSURE:~~

~~(a)~~	~~each of the Facility Agents shall have received:~~

~~(i)~~
~~certified true, correct and complete copies of (A) the Train 6 FOB Sale and Purchase Agreements, which shall be Qualified FOB Sale and Purchase Agreements with revenues sufficient to satisfy clause (g) below, (B) the Stage 4 EPC Contract and (C) the Stage 4 ConocoPhillips License Agreement;~~

~~(ii)~~
~~a written description of the Train 6 Development and the funding plan thereof, which shall include (A) the Cash Flows, other than Cash Flows comprising the pass-through component of the cost of purchase and transportation of natural gas consumed for LNG production to the extent not already deducted as an operating expense (as contemplated by the definition of Cash Flow Available for Debt Service), during the period of construction of Train 6 to be reserved by the Borrower for payment of Project Costs, (B) the amount of cash capital contributions or cash subordinated shareholder loans irrevocably and unconditionally committed to be made to the Borrower and (C) additional Senior Debt (collectively, the "Train 6 Funding Plan");~~

~~(iii)~~	~~a duly executed certificate by an Authorized Officer of the Borrower certifying that: (A) no Material Adverse Effect would occur as a~~

~~result of the Train 6 Development and (B) no Default or Event of Default would occur as a result of the Train 6 Development;~~

~~(iv)~~
~~satisfactory evidence that all material Government Approvals that are necessary for the Train 6 Development and the provision of the services contemplated by Train 6 other than those normally delivered by the issuing authorities at a later date, (x) have been duly obtained, were validly issued and are in full force and effect, (y) other than the Trains 5 & 6 Export Authorizations, are not subject to rehearing before the issuing agency (except for Government Approvals that do not have limits on appeal period under Government Rule) because either the time period for seeking rehearing of such Government Approval has elapsed without any request for rehearing being filed, or any request for rehearing has been denied and (z) are free from conditions or requirements the compliance with which could reasonably be expected to have a Material Adverse Effect or which the Borrower does not expect to be able to satisfy on or prior to the commencement of the relevant stage of Train 6 Development unless such failure to so satisfy such condition or requirement could not reasonably be expected to have a Material Adverse Effect;~~

~~(v)~~
~~a final due diligence report of the Independent Engineer favorably reviewing (A) the technical and economic feasibility of the Train 6 Development and the environmental compliance and environmental risks relating to the Train 6 Development, (B) the reasonableness of the costs of the Train 6 Development, the revised Construction Schedule delivered pursuant to clause ((xi)(D)) below and the revised Construction Budget delivered pursuant to clause ((xi)(C)) below, including the sufficiency of any increase in the Contingency, (C) the reasonableness of the Train 6 Funding Plan, (D) the expected impact of the Train 6 Development on the production capacity of the Project, including the Independent Engineer’s affirmative determination that no reduction to the annualized production capacity of the first five trains of the Project is expected and (E) the reasonableness of the terms and conditions of the Stage 4 EPC Contract and other Additional Material Project Documents to be entered into with respect to the Train 6 Development or determining that such Additional Material Project Documents are on terms (other than pricing) substantially similar or not materially less favorable to the Borrower than the equivalent Material Project Documents;~~

~~(vi)~~	~~a final due diligence report of the Market Consultant that includes an analysis of each Train 6 FOB Sale and Purchase Agreement similar in scope to that completed for the FOB Sale and Purchase~~

~~Agreements associated with the first five trains of the Project and favorably determining that the Gas Sourcing Plan shall be sufficient to supply and transport the additional quantities of natural gas necessary for the Borrower to perform its obligations under any Train 6 FOB Sale and Purchase Agreement (or delivery of a satisfactory amendment to the Gas Sourcing Plan);~~

~~(vii)~~
~~a final due diligence report of the Insurance Advisor confirming that insurance policies are or will be in place during the construction of Train 6 covering insurable risks associated with the Project (including Train 6 and the activities associated with construction thereof) that meet the requirements of the Financing Documents and otherwise in accordance with good industry practice;~~

~~(viii)~~
~~Consents with each counterparty to an Additional Material Project Document executed in connection with the Train 6 Development; provided that, without limiting the Borrower’s obligation to procure such Consents, the Borrower shall send a letter (on the Borrower’s letterhead and signed by an Authorized Officer of the Borrower) notifying each Material Project Party not party to a Consent (if applicable) (A) that its Material Project Document and all associated documents and obligations have been pledged as collateral security to the Secured Parties and are subject to the Secured Parties’ Lien on such Property and (B) if such Material Project Party’s Material Project Document requires any payment of Cash Flows that, in addition to the assignment specified in clause (A) above, it shall pay all such Cash Flows directly into the Equity Proceeds Account prior to the Project Completion Account and the Revenue Account thereafter;~~

~~(ix)~~
~~all agreements, legal opinions, evidence of insurance and other documents related to the Train 6 Debt listed on Schedule 2.7(a)(ix) (Train 6 Deliverables) in form and substance reasonably satisfactory to the Common Security Trustee (in consultation with the Independent Engineer);~~

~~(x)~~
~~satisfactory copies or evidence, as the case may be, of the following actions in connection with the perfection of security interests and liens on substantially all assets related to the Train 6 Development:~~

~~(A)~~
~~completed requests for information or copies of the Uniform Commercial Code search reports and tax lien, judgment and litigation search reports, dated no more than fifteen (15) Business Days prior to the incurrence of any Train 6 Debt, for the States of Delaware, Louisiana, Texas and any other jurisdiction reasonably requested by any of the Facility Agents~~

~~that name the Loan Parties as debtors, together with copies of each UCC financing statement, fixture filing or other filings listed therein, which shall evidence no Liens on the assets related to the Train 6 Development, other than Permitted Liens; and~~

~~(B)~~
~~evidence of the completion of all other actions, recordings and filings of or with respect to the Security Documents that any of the Facility Agents may deem necessary or reasonably desirable in order to perfect the first-priority (subject to Permitted Liens) Liens created thereunder, including the filing of UCC-l financing statements;~~

~~(xi)~~
~~at least five (5) Business Days prior to the incurrence of any Train 6 Debt, (A) written notice thereof, which notice shall include the principal terms and conditions of such Train 6 Debt, (B) an updated Base Case Forecast with such adjustments as necessary to reflect the Train 6 Funding Plan and the costs of the Train 6 Development, (C) an updated Construction Budget, with such adjustments as necessary to reflect the Train 6 Funding Plan and the costs of the Train 6 Development, including any required increase in the Contingency, (D) an updated Construction Schedule, and (E) certification from an Authorized Officer of the Borrower that each of the conditions set forth in clauses (a) - (g) and (i) - (k) of this Section 2.7 have been satisfied; provided that, the Borrower shall provide drafts of each of the items in clauses (A) - (D) to each of the Facility Agents at least fifteen (15) Business Days prior to the incurrence of any Train 6 Debt;~~

~~(xii)~~
~~evidence that the support provided in respect of the Train 6 Debt by each of the Sponsor, the Pledgor and any of their Affiliates is not more favorable than the support provided in respect of the Facility Debt; and~~

~~(xiii)~~
~~(A) if any Senior Secured Debt carries a credit rating lower than Investment Grade, a reaffirmation of the current rating of such Senior Secured Debt from each rating agency that is then rating such Senior Secured Debt or (B) if the Borrower shall have a long-term unsecured credit rating of (x) Baa3 by Moody’s, (y) BBB- by S&P or (z) BBB- by Fitch, a letter from each rating agency that is issuing a rating described in clause (B)(x)-(z) to the effect that such rating agency has considered the contemplated incurrence of the Train 6 Debt and confirmed that if incurred, it would not downgrade the Borrower’s credit rating to below Baa3 or BBB-, as applicable.~~

~~(b)~~
~~the Borrower has agreed to use a portion of the proceeds of any Train 6 Debt incurred to fund the incremental increase in the Required Debt Service Reserve Amount and an amount equal to the "debt service reserve requirements" if and to the extent required under any Senior Debt Instrument governing Train 6 Debt;~~

~~(c)~~
~~the Borrower has agreed, pursuant to any Senior Debt Instrument governing Train 6 Debt, to provide to each of the Facility Agents copies of all Lien Waivers required to be delivered under the EPC Contracts.~~

~~(d)~~	~~no Default or Event of Default:~~

~~(i)~~	~~shall have occurred and be continuing; or~~

~~(ii)~~	~~results from the incurrence of such Train 6 Debt;~~

~~(e)~~
~~the weighted average life to maturity of the Secured Debt after and taking into account the incurrence of the Train 6 Debt shall not be less than the weighted average life to maturity of the Secured Debt prior to the incurrence of such Train 6 Debt;~~

~~(f)~~	~~the material terms of the Train 6 Debt (other than pricing terms) shall not be materially more burdensome or restrictive (taken as a whole) on the Borrower than the terms of the Facility Debt;~~

~~(g)~~
~~all Secured Debt (including such Train 6 Debt), excluding principal payments with respect to Working Capital Debt, shall be capable of amortization such that through the terms of the FOB Sale and Purchase Agreements, including the Train 6 FOB Sale and Purchase Agreements, the Projected Debt Service Coverage Ratio, taking into consideration such amortization, shall not be less than 2.0x (calculated with respect to all Cash Flows other than Cash Flows comprising the pass-through component of the cost of purchase and transportation of natural gas consumed for LNG production to the extent not already deducted as an operating expense (as contemplated by the definition of Cash Flow Available for Debt Service)) and 1.75x (calculated solely with respect to (i) the Monthly Sales Charges, (ii) the Fixed Price Component under the KoGas FOB Sale and Purchase Agreement, the Centrica FOB Sale and Purchase Agreement and the Total FOB Sale and Purchase Agreement, (iii) all Cash Flows (other than Cash Flows comprising the pass-through component of the cost of purchase and transportation of natural gas consumed for LNG production to the extent not already deducted as an operating expense (as contemplated by the definition of Cash Flow Available for Debt Service)) under the GAIL FOB Sale and Purchase Agreement), and (iv) any Fixed Price Component under the Train 6 FOB Sale and Purchase Agreement(s). In calculating the Projected Debt Service Coverage Ratio only projected Cash Flows, Monthly Sales Charges and the~~

~~Fixed Price Component, as applicable, from FOB Sale and Purchase Agreements shall be taken into account;~~

~~(h)~~	~~the Secured Debt Holder Group Representative for the Train 6 Debt shall have entered into an Accession Agreement in accordance with Section 2.8 (Accession Agreements);~~

~~(i)~~
~~the Borrower’s Debt to Equity Ratio shall not exceed the ratio of 75:25 taking into account the incurrence of such Train 6 Debt but without regard to any outstanding Indebtedness comprising Working Capital Debt; and~~

~~(j)~~	~~the Project Completion Date has not occurred.~~

~~Any Secured Train 6 Debt shall be treated in all respects as Secured Debt, sharing~~
~~pari passu in the Collateral and in right of payment.~~

~~Notwithstanding the foregoing but without limiting the provisions of Sections 2.4 (Working Capital Debt), 2.5 (PDE Debt), and 2.6 (Replacement Debt) or this Section 2.7, (i) the Borrower may conduct front-end engineering, development and design work using equity funds provided by the Pledgor, the Sponsor or any of its Subsidiaries (other than the Borrower) which are in addition to any equity funds provided to the Borrower on or prior to the Closing Date without satisfying the requirements in clauses (a) - (j) above, and (ii) the provision of additional equity for completion of the Train 6 Development or for cost overruns in the construction thereof shall be permitted.~~

2.8	Accession Agreements

(a)	Each Secured Debt Holder Group Representative shall enter into an Accession Agreement substantially in the form set out in Part A of Schedule 2.8(a).

(b)	Each Secured Hedge Representative shall enter into an Accession Agreement substantially in the form set out in Part B of Schedule 2.8(a).

(c)	Each Secured Gas Hedge Representative shall enter into an Accession Agreement substantially in the form set out in Part C of Schedule 2.8(a).

(d)	Each Accession Agreement shall specify in Appendix A thereto:

(i)	the identity of the relevant Secured Debt Holder Group Representative, Secured Hedge Representative or Secured Gas Hedge Representative, as applicable;

(ii)	the Secured Debt, Secured Hedge Obligations or Secured Gas Hedge Obligations, as applicable, subject thereof and the identity of the Holders thereof; and

(iii)	the Secured Debt Instruments, Secured Hedge Instruments or Secured Gas Hedge Instruments, as applicable.

(e)	Copies of such executed Secured Debt Instruments, Secured Hedge Instruments or Secured Gas Hedge Instruments, as applicable, shall be attached to the Accession Agreement as exhibits.

(f)
Upon receipt of the relevant Accession Agreement and compliance with the applicable requirements of Sections 2.4 (Working Capital Debt), 2.5 (PDE Debt) and 2.6 (Replacement Debt~~), and 2.7 (Train 6 Debt~~) (as the case may be), the Intercreditor Agent (without further instruction) shall amend Schedule 2.8(f) accordingly and shall deliver each such revised Schedule to the Borrower, the Common Security Trustee and each such Secured Debt Holder Group Representative.

2.9	Transfers and Holding of Obligations

(a)
The Secured Debt Instruments may be held, sold, exchanged, traded, assigned or otherwise transferred by each Secured Debt Holder as provided in the relevant Secured Debt Instrument. Any Person becoming a Secured Debt Holder from time to time in accordance with such Secured Debt Instrument shall be and become a Secured Debt Holder for the purposes of this Agreement and each Person ceasing to be a Secured Debt Holder from time to time in accordance with such Secured Debt Instrument shall cease to be a Secured Debt Holder for the purposes of this Agreement.

(b)
The Secured Hedge Instruments may be held, sold, exchanged, traded, assigned or otherwise transferred by each Holder of Secured Hedge Obligations as provided in the relevant Secured Hedge Instrument. Any Person becoming a Holder of Secured Hedge Obligations from time to time in accordance with such Secured Hedge Instrument shall be and become a Holder of Secured Hedge Obligations for the purposes of this Agreement and each Person ceasing to be a Holder of Secured Hedge Obligations from time to time in accordance with such Secured Hedge Instrument shall cease to be a Holder of Secured Hedge Obligations for the purposes of this Agreement.

(c)
The Secured Gas Hedge Instruments may be held, sold, exchanged, traded, assigned or otherwise transferred by each Gas Hedge Provider as provided in the relevant Secured Gas Hedge Instrument. Any Person acquiring a Secured Gas Hedge Instrument from time to time in accordance with such Secured Gas Hedge Instrument shall be and become a Gas Hedge Provider for the purposes of this Agreement and each Person ceasing to be a Gas Hedge Provider from time to time in accordance with such Secured Gas Hedge Instrument shall cease to be a Gas Hedge Provider for the purposes of this Agreement.

(d)	Any Secured Debt Holder Group Representative may be replaced in accordance with the relevant Secured Debt Instrument, and the Common Security Trustee and

the Intercreditor Agent shall be notified promptly of any such replacement, which shall become effective only upon the replacement Secured Debt Holder Group Representative executing and delivering to the Intercreditor Agent a Transfer Accession Agreement or other agreement in writing to be bound by the Accession Agreement to which its predecessor was a party, and the Intercreditor Agent (without further instruction) shall amend Schedule 2.8(f) accordingly and shall deliver each such revised Schedule to the Borrower, the Common Security Trustee and each such Secured Debt Holder Group Representative.

(e)
Any Secured Hedge Representative may be replaced in accordance with the relevant Secured Hedge Instrument, and the Common Security Trustee and the Intercreditor Agent shall be notified promptly of any such replacement, which shall become effective only upon the replacement Secured Hedge Representative executing and delivering to the Intercreditor Agent a Transfer Accession Agreement or other agreement in writing to be bound by the Accession Agreement to which its predecessor was a party and the Intercreditor Agent (without further instruction) shall amend Schedule 2.8(f) accordingly and shall deliver each such revised Schedule to the Borrower, the Common Security Trustee and each such Secured Hedge Representative.

(f)
Any Secured Gas Hedge Representative may be replaced in accordance with the relevant Secured Gas Hedge Instrument, and the Common Security Trustee and the Intercreditor Agent shall be notified promptly of any such replacement, which shall become effective only upon the replacement Secured Gas Hedge Representative executing and delivering to the Intercreditor Agent a Transfer Accession Agreement or other agreement in writing to be bound by the Accession Agreement to which its predecessor was a party and the Intercreditor Agent (without further instruction) shall amend Schedule 2.8(f) accordingly and shall deliver each such revised Schedule to the Borrower, the Common Security Trustee and each such Secured Gas Hedge Representative.

2.10	Changes to Secured Debt Obligations

The Borrower shall promptly provide to the Intercreditor Agent and to each Secured Debt Holder Group Representative copies of all material modifications to any Secured Debt Instrument; provided, that, such modifications shall only be made in accordance with terms and conditions set forth in the Intercreditor Agreement and the relevant Secured Debt Instrument.

2.11	Termination of Obligations

(a)
Upon the ~~indefeasible~~ payment in full of all Obligations (and expiration or termination of all Senior Debt Commitments) arising under any Secured Debt Instrument, Secured Hedge Instrument or Secured Gas Hedge Instrument, as applicable, in accordance with the terms thereof (other than Obligations thereunder that by their terms survive and with respect to which no claim has been made by the applicable Secured Parties and, at the option of the Borrower and to the extent permitted by the Secured Debt Instrument governing any Senior Bonds, other than Obligations payable in respect of Senior Bonds if the amounts payable in respect of all other Obligations have been so paid in full), the relevant Secured Debt Holder Group Representative, Secured Hedge Representative or Secured Gas Hedge Representative, as applicable, shall give notice thereof to the Common Security Trustee and the Intercreditor Agent, whereupon, without further action by any Person:

(i)	such Obligations shall no longer constitute Obligations secured by the Collateral and shall no longer be entitled to the benefits of this Agreement or any other Financing Document;

(ii)
the former Holders of such Secured Debt, Secured Hedge Obligations or Secured Gas Hedge Obligations, as applicable, shall no longer be Holders of Secured Debt, Secured Hedge Obligations or Secured Gas Hedge Obligations, as applicable, under this Agreement or any other Financing Document and shall no longer have any rights or obligations under this Agreement or any other Financing Document except for those provisions that by their terms expressly survive termination;

(iii)
the related Secured Debt Instruments, Secured Hedge Instruments or Secured Gas Hedge Instruments, as applicable, shall no longer be Secured Debt Instruments, Secured Hedge Instruments or Secured Gas Hedge Instruments, as applicable, under this Agreement or any other Financing Document; and

(iv)
such Secured Debt Holder Group Representative, Secured Hedge Representative or Secured Gas Hedge Representative, as applicable, shall no longer be a Party or party to any other Financing Document, in such capacity.

(b)
On the Discharge Date, this Agreement and the security interests and rights created by or pursuant to this Agreement or any Security Document shall terminate, and the Secured Parties and their respective attorneys-in-fact shall, at the expense of the Borrower, promptly deliver UCC-3 termination statements and such instruments of satisfaction, discharge and release of security in respect of all Security as may be requested by the Borrower.

2.12	Right to Share in Security

Only the Secured Parties shall be entitled to benefit from the Security granted in the Collateral pursuant to the Security Documents, provided, that the Secured Debt Holder Group Representatives, Secured Hedge Representatives or Secured Gas Hedge Representatives, as applicable, representing such Secured Parties have signed the Accession Agreement in accordance with Section 2.8 (Accession Agreements).

2.13	Certain Rights and Obligations of Secured Parties

Unless all the Secured Parties agree otherwise:

(a)	the obligations of a Secured Party under the Finance Documents are several and not joint;

(b)	failure by a Secured Party to perform its obligations does not affect the obligations of any other party under the Financing Documents;

(c)	no Secured Party is responsible for the obligations of any other Secured Party under the Financing Documents;

(d)	the rights of a Secured Party under the Financing Documents are separate and independent rights;

(e)	a Secured Party may, except as otherwise stated in the Financing Documents, separately enforce those rights; and

(f)	a debt arising under the Financing Documents to a Secured Party is a separate and independent debt.

3.	REPAYMENT AND PREPAYMENTS

3.1	General Terms of Repayment

(a)	All payments (including any payment of interest or fees) due to each Secured Party shall be made in Dollars.

(b)
Except as otherwise provided therein, whenever any payment due under a Financing Document would otherwise fall due on a day other than a Business Day, such payment shall be due on the next succeeding Business Day. Any such extension of time under this Section 3.1(b) shall be included in the computation of interest or fees (as the case may be) on any such amount so due.

(c)
Unless expressly specified otherwise in any Secured Debt Instrument, all undrawn Senior Debt Commitments in respect of any Secured Debt shall be cancelled automatically at the close of business in New York, New York on the last day of the Availability Period; provided, that if such day is not a Business Day, the Availability Period shall terminate on the immediately preceding Business Day.

3.2	Voluntary Prepayment of Secured Debt

(a)
The Borrower shall have the right to prepay (including by way of legal defeasance of Senior Bonds to the extent permitted under the Indenture governing such Senior Bonds) the Secured Debt under the applicable Secured Debt Instrument (i) in the case of prepayments (A) of Working Capital Debt, and (B)

funded through the use of Replacement Debt, at any time and (ii) in the case of all other prepayments, (x) on or before the end of any Availability Period applicable to any Secured Debt~~, if an Authorized Officer of the Borrower certifies (and provided that the Independent Engineer concurs (which concurrence shall not be unreasonably withheld, conditioned or delayed)) that such voluntary prepayment will not have a Material Adverse Effect on the Borrower’s ability to fund the remaining expenditures required to achieve the Project Completion Date by the Date Certain and~~ and (y) at any time following the end of any Availability Period applicable to any Secured Debt, in minimum amounts of ten million Dollars ($10,000,000), on not less than five (5) Business Days' prior written notice to the Intercreditor Agent, KEXIM, KSURE, each Secured Hedge Representative and each Secured Debt Holder Group Representative. Each notice of voluntary prepayment will be irrevocable, except that a notice of prepayment given by the Borrower may state that such notice is conditioned upon either the effectiveness of other credit facilities or the closing of the sale of other securities, in which case such notice may be revoked by the Borrower (by notice to the Intercreditor Agent, each Secured Hedge Representative and each Secured Debt Holder Group Representative on or prior to the specified effective date) if such condition is not satisfied. The Borrower shall promptly pay any Break Costs incurred by any Secured Party as a result of such notice and revocation.

(b)	Each notice of prepayment given by the Borrower under this Section 3.2 shall specify the prepayment date and the portion of the principal amount of the Secured Debt to be prepaid.

(c)
With respect to each prepayment to be made pursuant to this Section 3.2, on the date specified in the notice of prepayment delivered pursuant to Section 3.2(a), the Borrower shall pay (on a pro rata basis) to the Secured Debt Holder Group Representatives for the account of the relevant Secured Parties (and in the case of outstanding Commercial Bank Loans, pro rata across all Tranches and pro rata within each Tranche of such Commercial Bank Loans) the sum of the following amounts:

(i)	the principal (including any make whole amount required to be paid under the terms of the applicable Secured Debt Instrument) of, and accrued but unpaid interest on, the Secured Debt to be prepaid;

(ii)	any additional amounts required to be paid due to funding losses as required under each Secured Debt Instrument; and

(iii)
except for amounts to be paid to the Secured Hedge Representatives for the account of the Qualified Counterparties to the Interest Rate Protection Agreements as set forth immediately below, any other Obligations due in connection with any prepayment under the Financing Documents.

Payments of principal of the Secured Debt will be applied pro rata against subsequent scheduled payments or in inverse order of maturity, at the Borrower's option (except as otherwise provided in Section 2.6(j) (Replacement Debt)); provided, that notwithstanding anything to the contrary in this Section 3.2, the Borrower may, at its option, apply all or a portion of the proceeds of any voluntary prepayment to (A) the pro rata prepayment of the Facility Debt and any other Secured Debt without applying such proceeds to the prepayment of any Senior Bonds, or (B) the pro rata prepayment of the Facility Debt without applying such proceeds to the prepayment of any Senior Bonds or any other Secured Debt; provided further that payments of principal of the Facility Debt shall be applied in the same order of maturity across all Facilities.

Additionally, the Borrower shall pay, on a pro rata basis with the payments required under clause (c)(i), (ii) and (iii) above, to the Secured Hedge Representatives for the account of the Qualified Counterparties to the Interest Rate Protection Agreements the Hedge Termination Values payable in respect of any Interest Rate Protection Agreement to be terminated in connection with such prepayment in accordance with Section 3.5 (Termination of Interest Rate Protection Agreement in Connection with Any Prepayment), which terminated Interest Rate Protection Agreement shall be specified by the Borrower in the notice of prepayment.

3.3	Voluntary Cancellation of Secured Debt

The Borrower shall have the right to cancel any outstanding commitments of the Secured Debt Holders under the Secured Debt Instruments upon at least five (5) Business Days’ prior written notice to the Intercreditor Agent, KEXIM, KSURE, and each Secured Debt Holder Group Representative (a) following (i) Substantial Completion of all trains of the Project and (ii) the Date of First Commercial Delivery under and as defined in the GN FOB Sale and Purchase Agreement, the KoGas FOB Sale and Purchase Agreement, the GAIL FOB Sale and Purchase Agreement, the Centrica FOB Sale and Purchase Agreement, and the Total ~~FOB Sale and Purchase Agreement and, if the Train 6 Debt has been incurred or the Train 6 FID Date has occurred, each Train 6~~, the Petronas FOB Sale and Purchase Agreement, the Vitol FOB Sale and Purchase Agreement and any Approved Train 6 Sale and Purchase Agreement, and the Train 1 DFCD under and as defined in the BG FOB Sale and Purchase Agreement or (b) with the consent of the Common Security Trustee ~~in consultation with the Independent Engineer that the funds under the cancelled commitments are not necessary to achieve the Project Completion Date by the Date Certain~~.

3.4	Mandatory Prepayment of Secured Debt

(a)	In addition to scheduled principal repayments, the Borrower shall make the following mandatory payments (as prepayments to be effected in each case in the manner specified in Section 3.4(b) below):

(i)	to the extent of any Net Available Amount not otherwise applied in accordance with Section 5.08 (Insurance/Condemnation Proceeds Account) of the Accounts Agreement;

(ii)
to the extent of any Net Cash Proceeds received from sales of assets (other than asset disposals in the ordinary course of business, including sales of LNG, natural gas and other commercial products) that are in excess of (A) in the case of any Senior Debt other than Senior Bonds, fifty million Dollars ($50,000,000) individually or two hundred million Dollars ($200,000,000) in the aggregate over the term of this Agreement and (B) in the case of one or more series of Senior Bonds, any amounts, individually or in the aggregate, equal to or in excess of the amounts set forth in clause (A) as set forth in the Senior Debt Instrument governing such Senior Bonds and, in each case, that are not used to purchase replacement assets within one hundred eighty

(180) days following receipt thereof (or two hundred seventy (270) days if a commitment to purchase replacement assets is entered into within one hundred eighty (180) days following the receipt of such proceeds);

(iii)	to the extent required under Section 2.6(j) (Replacement Debt);

(iv)
to the extent of the amount of all Performance Liquidated Damages that are in excess of (A) in the case of any Senior Debt other than Senior Bonds, ten million Dollars ($10,000,000) in the aggregate and (B) in the case of one or more series of Senior Bonds, any amounts, individually or in the aggregate, equal to or in excess of the amounts set forth in clause (A) as set forth in the Senior Debt Instrument governing such Senior Bonds and, in each case, that are not used to address any deficiency pursuant to Section 5.08 (Insurance/Condemnation Proceeds Account) of the Accounts Agreement;

(v)
to the extent of the amount of all proceeds received from any Escrowed Amounts (under and as defined in each of the EPC Contracts) after the Project Completion Date, unless the Borrower is permitted to make a Restricted Payment pursuant to Section 5.10(d) (Distribution Account) of the Accounts Agreement on the next succeeding Payment Date;

(vi)
other than with respect to any series of Senior Bonds, unless the Senior Debt Instrument governing such Senior Bonds specifically so requires, any amounts on deposit in the Distribution Account for four (4) consecutive scheduled Quarterly Payment Dates; and

(vii)	on the Project Completion Date, an amount equal to the Facility Debt Reduction Amount; and

(viii)
to the extent required under Section 5.01(e) (Mandatory Prepayments from Equity Proceeds Account) of the Accounts Agreement and Section 5.10(e) (Mandatory Prepayments from Distribution Account) of the Accounts Agreement.

(b)	The Borrower shall pay:

(A)
with respect to each prepayment to be made pursuant to this Section 3.4 (other than clause (a)(iii) (with respect to the prepayments required under Section 2.6(j)(ii) (Replacement Debt)) and clauses (a)(vii) and (a)(viii) above), on a pro rata basis to the relevant Secured Debt Holder Group Representatives;

(B)
with respect to each prepayment to be made pursuant to clause (a)(vii) above, on a pro rata basis across the Facilities to the relevant Secured Debt Holder Group Representatives under the Facility Agreements; and

(C)
with respect to each prepayment to be made pursuant to clause (a)(iii) above (with respect to the prepayments required under Section 2.6(j)(ii) (Replacement Debt)) and clause (a)(viii) above, on a pro rata basis across the KEXIM Covered Facility, KEXIM Direct Facility and KSURE Covered Facility to the relevant Secured Debt Holder Group Representatives under the relevant Facility Agreements, in each case, for the account of the relevant Secured Parties (and in the case of outstanding Commercial Bank Loans, pro rata across all Tranches and pro rata within each Tranche of such Commercial Bank Loans) the sum of the following amounts:

(i)	the principal (including any make whole amount required to be paid under the terms of the applicable Secured Debt Instrument) of, and accrued but unpaid interest on, the Secured Debt to be prepaid;

(ii)	any additional amounts required to be paid due to funding losses as required under each Secured Debt Instrument;

(iii)	except for amounts to be paid to the Secured Hedge Representatives for the account of the Qualified Counterparties to the Interest Rate Protection Agreements as set forth immediately below, any other Obligations due in connection with any prepayment under the Financing Documents; and

(iv)
if applicable, on a pro rata basis with the payments required under clause (b)(i), (ii) and (iii) above, to the Secured Hedge Representatives for the account of the Qualified Counterparties to the Interest Rate Protection Agreements the Hedge Termination Values payable in respect of any Interest Rate Protection Agreement to be terminated in connection with such prepayment in accordance with Section 3.5 (Termination of Interest Rate Protection Agreement in Connection with Any Prepayment), which terminated Interest Rate Protection Agreement shall be specified by the Borrower in the notice of prepayment; provided, that any Hedge Termination Value that is not due at such time in accordance with Section 3.5 (Termination of Interest Rate Protection Agreement in Connection with Any Prepayment) shall be retained in the Construction Account or the Revenue Account, as applicable, and applied at the time required as set forth in such Section.

Payments of principal of the Secured Debt pursuant to this Section 3.4 will be applied in inverse order of maturity, if applicable, or such other order as may be specified in the applicable Senior Debt Instrument (except that mandatory repayments under clause (a)(iv) above shall be applied pro rata against subsequent scheduled payments); provided that payments of principal of the Facility Debt shall be applied in the same order of maturity across all Facilities.

3.5	Termination of Interest Rate Protection Agreement in Connection with Any Prepayment

If a voluntary or mandatory prepayment of the Secured Debt made by the Borrower pursuant to the provisions of Sections 3.2 (Voluntary Prepayment of Secured Debt) or 3.4 (Mandatory Prepayment of Secured Debt), including any reduction in Facility Commitments in connection with incurrence of Replacement Debt, and the provisions of the relevant Secured Debt Instrument would result in the aggregate notional amount of the Interest Rate Protection Agreements exceeding one hundred percent (100%) (calculated on a weighted average basis) of the projected aggregate outstanding balance of the Secured Debt (and, for purposes of calculating such percentage, any such Secured Debt which bears a fixed interest rate shall be deemed subject to an Interest Rate Protection Agreement), the Borrower shall, terminate or, to the extent permitted by the applicable Interest Rate Protection Agreement, transfer or novate, a portion of the Interest Rate Protection Agreements such that the aggregate notional amount of the Interest Rate Protection Agreements satisfies the requirements of the Borrower pursuant to Section 6.11 (Interest Rate Protection Agreements), but in any case is not more than (a) prior to forty-five (45) days following any such prepayment, one hundred ten percent (110%) (calculated on a weighted average basis) of the projected aggregate outstanding balance of the Secured Debt and (b) thereafter, one hundred percent (100%) (calculated on a weighted average basis) of the projected aggregate outstanding balance of the Secured Debt (provided, however, for purposes of calculating such percentage, any such Secured Debt which bears a fixed interest rate shall be deemed subject to an Interest Rate Protection Agreement); provided, that any such reduction shall be made, (x) in the case of any voluntary prepayment of Secured Debt under Section 3.2 (Voluntary Prepayment of Secured Debt) or mandatory prepayment of Secured Debt under Section 3.4(a)(iv) (Mandatory Prepayment of Secured Debt), at the Borrower's option, pro rata against subsequent scheduled repayments or in inverse order of maturity of such Interest Rate Protection Agreements and pro rata to all counterparties to such Interest Rate Protection Agreements with the same maturity, or (y) in the case of any mandatory prepayment of Secured Debt under Section 3.4(a)(i)-(iii) or (v)-(viii) (Mandatory Prepayment of Secured Debt), in inverse order of maturity of such Interest Rate Protection Agreements and, in all cases under Section 3.4(a) (Mandatory Prepayment of Secured Debt), pro rata to all counterparties to such Interest Rate Protection Agreements with the same maturity. The amount of any Hedge Termination Value due in respect of the Interest Rate Protection Agreements terminated in accordance with this Section 3.5 shall be made by the Borrower from amounts available with which to make such prepayment.

3.6	Prepayment - Miscellaneous

(a)	No prepayment of any Secured Debt is permitted except in accordance with the express terms of this Agreement and the applicable Secured Debt Instruments.

(b)
Except for revolving loans (and to the extent of any reinstatement of an available amount to be drawn under a letter of credit) made under any Secured Debt Instrument, no amount pre-paid under a Secured Debt Instrument may be subsequently re-borrowed.

(c)	Each prepayment of Secured Debt (including any prepayment in accordance with Section 2.6(b)(ii) (Replacement Debt)) shall be made:

(i)	together with accrued interest on the amount pre-paid and any applicable Break Costs; and

(ii)
without any penalty or premium (other than any premium required under any Indenture, any Senior Debt Instrument relating to Senior Bonds or any Senior Debt Instrument relating to any Indebtedness that contemplates any such premium or penalty).

4.	REPRESENTATIONS AND WARRANTIES

4.1	General

(a)	The Borrower makes each representation and warranty set forth in this Section 4 on the Closing Date to, and in favor of, each Secured Debt Holder (other than the

Holders of Senior Bonds) whose Secured Debt Holder Group Representative is a party hereto on such date.

(b)
Notwithstanding paragraph (a) above, all of the representations and warranties set forth in this Section 4 shall survive the Closing Date, and except as provided below, shall be deemed to be repeated by the Borrower on the date of each Advance, the date of first withdrawal under Section 5.01(c)(ii) (withdrawals from Equity Proceeds Account) of the Accounts Agreement, and the Project Completion Date, in each case, to and in favor of each Secured Debt Holder whose Secured Debt Holder Group Representative is a party hereto on such dates, except for the representations and warranties set forth in (i) Section 4.3(b) (Financial Condition), Section 4.5(b) (No Breach), Section 4.7 (Proceedings), Section 4.8 (Environmental Matters), Section 4.9 (Taxes), Section 4.10 (Tax Status), Section 4.12 (Nature of Business), Section 4.16 (Energy Regulatory Status), Section 4.17 (Material Project Documents; Other Documents), Section

4.21 (Disclosure), Section 4.23 (Indebtedness), Section 4.27 (Solvency), Section
4.30 (Ranking), Section 4.32(a) (OFAC), Section 4.33 (Accounts), and Section
4.35 (No Condemnation), which shall only be deemed made by the Borrower on the Closing Date and (ii) Section 4.6 (Government Approvals; Government Rules), Section 4.24 (Material Adverse Effect), Section 4.28 (Legal Name and Place of Business) and Section 4.29(b) (No Force Majeure), which shall only be deemed repeated by the Borrower as of the date of the Initial Advance; provided, that the representations and warranties set forth in this Section 4 on the date of each Advance shall, when repeated, be deemed to be true and correct in all material respects except for those representations and warranties that are qualified by materiality which shall, when repeated, be deemed to be true and correct in all respects.

(c)
On the initial date on which the Borrower makes any representations or warranties in any Secured Debt Instrument, any purchase agreement with respect to Secured Debt governed by such Secured Debt Instrument or hereunder to the Holders of any Secured Working Capital Debt, Secured PDE Debt~~,~~ or Secured Replacement Debt~~, or Train 6 Debt~~ incurred pursuant to Sections 2.4 (Working Capital Debt), 2.5 (PDE Debt), or 2.6 (Replacement Debt) ~~or 2.7 (Train 6 Debt)~~, as applicable, the Borrower shall, on such initial date, be deemed to have repeated all of the representations and warranties in such Secured Debt Instrument, purchase agreement or hereunder, as the case may be, to and in favor of each Secured Debt Holder whose Secured Debt Holder Group Representative is a party hereto on such date.

4.2	Existence

The Borrower is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign limited liability company in the State of Louisiana and in all other places where necessary in light of the business it conducts and intends to conduct and the Property it owns or leases and intends to own or lease and in light of the transactions contemplated by the Transaction Documents, except where the failure to so be qualified does not have and could not reasonably be expected to have a Material Adverse Effect. No filing, recording, publishing or other act by the Borrower that has not been made or done is necessary in connection with the existence or good standing of the Borrower.

4.3	Financial Condition

(a)
The financial statements of the Borrower furnished to the Common Security Trustee pursuant to Section 8.1 (Financial Statements) (or pursuant to clause (g) in Schedule 5.1(Conditions to Closing Date) or otherwise), fairly present in all material respects the financial condition of the Borrower as of the date thereof, all in accordance with GAAP (subject to normal year-end adjustments).

(b)
As of the Closing Date, there has been no material adverse change in the financial condition, operations or business of the Borrower from that set forth in such financial statements as of the date thereof.

4.4	Action

The Borrower has full limited liability company power, authority and legal right to execute and deliver, and to perform its obligations under, the Transaction Documents to which the Borrower is a party. The execution, delivery and performance by the Borrower of each of the Transaction Documents to which it is a party have been duly authorized by all necessary limited liability company action on the part of the Borrower. Each of the Transaction Documents to which the Borrower is a party has been duly executed and delivered by the Borrower and (assuming the due execution and delivery by the counterparties thereto) each of the Financing Documents and, to the Knowledge of the Borrower, each of the Material Project Documents, is in full force and effect and constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as limited by general principles of equity and bankruptcy, insolvency and similar laws.

4.5	No Breach

The execution, delivery and performance by the Borrower and, to the Borrower’s Knowledge, each Material Project Party, of each of the Transaction Documents to which it is or will become a party do not and will not:

(a)
require any consent or approval of any Person that has not been obtained (or is not reasonably expected to be received at the time required), and all such consents and approvals that have been obtained remain in full force and effect;

(b)	violate any material provision of any Government Rule or Government Approval applicable to any such Person, the Project, or the Development;

(c)	violate, result in a breach of or constitute a default under any Transaction Document to which any such Person is a party or by which it or its Property may be bound or affected; or

(d)	result in, or create any Lien (other than a Permitted Lien) upon or with respect to any of the Properties now owned or hereafter acquired by the Borrower.

4.6	Government Approvals; Government Rules

(a)
No material Government Approvals are required for the Development except for those set forth on Schedules 4.6(a) and (b), and except for those that may be required as a result of the exercise of remedies under the Financing Documents.

(b)
All material Government Approvals for the Development set forth on Schedule 4.6(a) have been duly obtained, were validly issued, are in full force and effect, and are not the subject of any pending rehearing or appeal to the issuing agency and all applicable fixed time periods for rehearing or appeal to the issuing agency have expired (except as noted on Schedule 4.6(a) or Government Approvals which do not have limits on appeal periods under Government Rule), are held in the name of the Borrower or such third party as allowed pursuant to Government Rule indicated on Schedule 4.6(a), and are free from conditions or requirements

i.the compliance with which could reasonably be expected to have a Material Adverse Effect or (ii) which the Borrower or such third party (as applicable) does not expect to be able to satisfy on or prior to the commencement of the relevant stage of Development except to the extent that a failure to so satisfy such condition or requirement could not reasonably be expected to have a Material Adverse Effect.

(c)
All material Government Approvals not obtained as of the date hereof but necessary for the Development (including the sale of Services) to be obtained by the Borrower or for the benefit of the Project by third parties as allowed pursuant to Government Rule after the Closing Date are set forth on Schedule 4.6(b).

(d)
The Borrower reasonably believes that any material Government Approvals which have not been obtained by the Borrower or the relevant third party as of the date of the making of this representation, but which shall be required to be obtained in the future by the Borrower or such third party for the Development, shall be obtained in due course on or prior to the commencement of the appropriate stage of Development for which such Government Approval would be required and shall not contain any condition or requirements, the compliance with which could reasonably be expected to result in a Material Adverse Effect or which the Borrower or the relevant third party (as the case may be) does not expect to satisfy on or prior to the commencement of the appropriate stage of Development, except to the extent that a failure to so satisfy such condition or requirement could not reasonably be expected to have a Material Adverse Effect.

(e)
The Project, if constructed in accordance with the Construction Budget and the Construction Schedule and otherwise Developed as contemplated by the Material Project Documents, shall conform to and comply in all material respects with all material covenants, conditions, restrictions and reservations in the applicable Government Approvals and all applicable Government Rules as in effect as of the date this representation is made and deemed repeated.

(f)
The Borrower is in compliance in all material respects with all Government Rules and Government Approvals applicable to the Borrower and the Development and, to the Borrower's Knowledge, all third parties are in compliance in all material respects with all Government Rules and Government Approvals applicable to the Development.

(g)
To the Borrower's Knowledge, there is no action, suit, or proceeding pending that would reasonably be expected to result in the materially adverse modification, rescission, termination, or suspension of any Government Approval.

4.7	Proceedings

(a)
Except as set forth in Schedule 4.7, there is (i) no material Environmental Claim now pending or, to the Borrower’s Knowledge, threatened against any Loan Party or the Project, or material Government Approval applicable to the Borrower or the Development and (ii) no existing material default by the Borrower under any material applicable order, writ, injunction or decree of any Government Authority or arbitral tribunal.

(b)
The Borrower has not received any written notice from any Government Authority asserting that any information set forth in any application submitted by or on behalf of the Borrower in connection with any material Government Approval that has been obtained as of the date this representation is made or deemed repeated was inaccurate or incomplete at the time of submission, unless the existence of such inaccuracy or incompleteness could not reasonably be expected to result in an Impairment of any material Government Approval applicable to the Borrower or the Development.

4.8	Environmental Matters

Except as set forth in Schedule 4.8:

(a)
There are no facts, circumstances, conditions or occurrences, including past Releases of Hazardous Materials, regarding the Borrower or the Development that could reasonably be expected to give rise to any Environmental Claims that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or cause the Project to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that could materially hinder or restrict the Borrower or any other Person from operating the Project as intended under the Material Project Documents (excluding restrictions on the transferability of Government Approvals upon the transfer of ownership of assets subject to such Government Approval).

(b)
Hazardous Materials have not at any time been Released at, on, under or from the Project other than in compliance at all times with all applicable Environmental Laws or in such manner as otherwise could not reasonably be expected to result in a Material Adverse Effect.

(c)
There have been no material environmental investigations, studies, audits, reviews or other analyses relating to environmental site conditions that have been conducted by, or which are in the possession or control of the Borrower in relation to the Project which have not been provided to the Common Security Trustee and the Secured Debt Holders.

(d)	The Borrower has not received any letter or request for information under Section
104 of CERCLA, or comparable state laws, and to the Knowledge of the Borrower, none of the operations of the Borrower or SPLNG is the subject of any investigation by a Government Authority evaluating whether any remedial action is needed to respond to a Release or threatened Release of any Hazardous Materials relating to the Project or at any other location, including any location to which the Borrower has transported, or arranged for the transportation of, any Hazardous Materials with respect to the Development.

4.9	Taxes

The Borrower (or, for purposes of this Section 4.9, if it is a disregarded entity for U.S. income tax purposes, its direct owner) has timely filed or caused to be filed all tax returns that are required to be filed, and has paid (i) all taxes shown to be due and payable on such returns or on any material assessments made against the Borrower or any of its Property and (ii) all other material Taxes imposed on the Borrower or its Property by any Government Authority (other than Taxes the payment of which are not yet due or which are being Contested), and no tax Liens (other than Permitted Liens) have been filed and no claims are being asserted with respect to any such Taxes (other than claims which are being Contested).

4.10	Tax Status

The Borrower is a limited liability company that is treated as a partnership or an entity disregarded for U.S. federal, state and local income tax purposes as separate from its owner and not an association taxable as a corporation, and neither the execution or delivery of any Transaction Document nor the consummation of any of the transactions contemplated thereby shall affect such status. All persons holding a direct interest in the Borrower treated as equity for U.S. tax purposes are U.S. persons within the meaning of Code section 7701(a)(30).

4.11	ERISA; ERISA Event.

(a)
As of the Closing Date, the Borrower does not employ any employees. The Borrower does not sponsor, maintain, administer, contribute to, participate in, or have any obligation to contribute to, or any liability under, any Plan or Multiemployer Plan nor has the Borrower established, sponsored, maintained, administered, contributed to, participated in, or had any obligation to contribute to or liability under any Plan or Multiemployer Plan or plan that provides for post- retirement benefits.

(b)
No ERISA Event has occurred or is reasonably expected to occur. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent annual financial statements reflecting such amounts, exceed 10% of the net worth of the Pledgor.

4.12	Nature of Business

The Borrower has not and is not engaged in any business other than (i) the Development as contemplated by the Transaction Documents, (ii) activities related to the development, construction, operation and maintenance of equipment and infrastructure providing for the loading and transportation by commercial trucking vehicles of LNG produced at the Site in excess of (or in the case of (B) and (C), subsumed by) amounts required to serve
(A) the Foundation Customers (pursuant to and as defined in the FOB Sale and Purchase Agreements), (B) Cheniere Marketing LLC under the CMI LNG Sale and Purchase Agreements and (C) Cheniere Marketing International LLP under the Cheniere Marketing LNG Sale and Purchase Agreement, provided that such amounts are permitted to be sold under such agreements, and (iii) the Train 6 Development using equity funds provided by the Pledgor, the Sponsor or any of its Subsidiaries (other than the Borrower) which are in addition to any equity funds provided to the Borrower on or prior to the Closing Date amounts available to make Restricted Payments pursuant to Section 5.01(c)(iii)(B) of the Accounts Agreement and~~, to the extent the Train 6 FID Date has occurred, Train 6 Debt or~~ other Indebtedness permitted to be incurred by the Borrower under the Financing Documents.

4.13	Security Documents

The Borrower owns good and valid title to all of its property, free and clear of all Liens other than Permitted Liens. The provisions of the Security Documents are effective to create, in favor of the Common Security Trustee for the benefit of the Secured Parties, a legal, valid and enforceable Lien on and security interest in all of the Collateral purported to be covered thereby, including the EPC Letters of Credit, and all necessary recordings and filings have been made in all necessary public offices, and all other necessary action and action reasonably requested by the Common Security Trustee has been taken, so that each such Security Document creates a valid and perfected Lien on and security interest in all right, title and interest of the Borrower in the Collateral covered thereby, prior and superior to all other Liens other than Permitted Liens and all necessary consents to the creation of such Liens have been obtained from each of the parties to the Material Project Documents.

4.14	Subsidiaries

The Borrower has no Subsidiaries.

4.15	Investment Company Act of 1940

The Borrower is not, and after giving effect to the issuance of the Secured Debt and the application of proceeds of the Secured Debt in accordance with the provisions of the Financing Documents will not be, an “investment company” or a company “Controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or an “investment advisor” within the meaning of the Investment Company Act of 1940, as amended.

4.16	Energy Regulatory Status

(a)
The Borrower is subject to the provisions of Section 3 of the NGA and the regulations of FERC and DOE thereunder, (1) for the siting, construction, expansion, and the operation of the Borrower’s liquefaction facilities and (2) with respect to the import and export of LNG from the Project.

(b)	The Borrower is not subject to regulation:

(i)	as a “natural-gas company” as such term is defined in the NGA;

(ii)	under PUHCA; or

(iii)
as a "public utility," an "electric public utility," a "gas utility" or a "natural gas company" pursuant to Article 4, Section 21 of the Louisiana Constitution, or Title 30 or Title 45 of the Louisiana Revised Statutes, or the orders, rules and regulations promulgated thereunder;

provided that the Borrower will become subject to provisions of the NGA and FERC’s regulations thereunder as a “natural-gas company” at such time as the Borrower engages in the sale in interstate commerce of “natural gas” as such term is defined in the NGA only to the extent provided in Part 284, Subpart L of FERC’s regulations.

(c)
None of the Common Security Trustee nor the Secured Debt Holders, solely by virtue of the execution and delivery of the Financing Documents, the consummation of the transactions contemplated by the Financing Documents, or the performance of obligations under the Financing Documents, shall be or become subject to the provisions of:

(i)	Section 3 of the NGA;

(ii)	the NGA as a “natural-gas company” as such term is defined in the NGA;

(iii)	PUHCA; or

(iv)
as a "public utility," an "electric public utility," a "gas utility" or a "natural gas company" pursuant to Article 4, Section 21 of the Louisiana Constitution, or Title 30 or Title 45 of the Louisiana Revised Statutes, or the orders, rules and regulations promulgated thereunder.

4.17	Material Project Documents; Other Documents

(a)
Set forth in Schedule 4.17 is a list of each (i) Material Project Document existing as of the Closing Date and (ii) contract or other written agreement to which the Borrower is a party or by which it or any of its properties is bound as of the Closing Date, which contains obligations or liabilities that are in excess of two million Dollars ($2,000,000) per year or ten million Dollars ($10,000,000) over its term, including all amendments, amendments and restatements, supplements, waivers and interpretations modifying or clarifying any of the above, true, correct and complete copies of which have been delivered to the Common Security Trustee and each Secured Debt Holder Group Representative and certified by an Authorized Officer of the Borrower.

(b)
Each of the Material Project Documents to which the Borrower is a party is, to the Borrower's Knowledge, in full force and effect, and none of such Material Project Documents have been terminated or otherwise amended, modified, supplemented, transferred, Impaired or, to the Borrower's Knowledge, assigned, except as indicated on Schedule 4.17 or as permitted by the terms of the Financing Documents.

(c)	To the Borrower’s Knowledge, no material default exists under any Material Project Document.

(d)
There are no material contracts, services, materials or rights (other than Government Approvals) required for the current stage of the Development other than those granted by, or to be provided to the Borrower pursuant to, the Material Project Documents, the other Project Documents and the Financing Documents.

(e)
All conditions precedent to the obligations of the respective parties under the Material Project Documents that have been executed have been satisfied or waived except for such conditions precedent that need not be satisfied until a later stage of Development. The Borrower reasonably believes that any such condition precedent can be satisfied or waived on or prior to the commencement of the appropriate stage of Development.

(f)	Except as otherwise permitted pursuant to Section 7.11 (Transactions with Affiliates), the Borrower has not entered into any agreements with the Pledgor or any of its Affiliates other than the applicable Transaction Documents and other transactions on terms no less favorable to the Borrower (taken as a whole) than the Borrower would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate of the Borrower or the Pledgor or, if there is no comparable arm’s length transaction, then on terms reasonably determined by the Board of Directors of the Borrower to be fair and reasonable.

4.18	Margin Stock

No part of the proceeds of any Advance will be used for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock or to extend credit to others for such purpose.

4.19	Regulations T, U and X

The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Secured Debt will be used for any purpose that violates, or would be inconsistent with, Regulations T, U or X of the Board, or any regulations, interpretations or rulings thereunder. Terms for which meanings are provided in Regulations T, U or X of the Board, or any regulations, interpretations or rulings thereunder, or any regulations substituted therefore, as from time to time in effect, are used in this Section 4.19 with such meanings.

4.20	Patents, Trademarks, Etc.

The Borrower has obtained and holds in full force and effect (and free from unduly burdensome restrictions that would reasonably be expected to materially impair the Development) all material patents, trademarks, copyrights or adequate licenses therein that are necessary for the Development except for such items which are not required in light of the applicable stage of Development. The Borrower reasonably believes that it will be able to obtain such items that have not been obtained as of the date on which this representation and warranty is made or deemed repeated on or prior to the relevant stage of Development or any such items will contain any condition or requirements which the Borrower does not expect to be able to satisfy, without cost to the Borrower that could reasonably be expected to have a Material Adverse Effect. All such items held by the Borrower as of the Closing Date are described in Schedule 4.20.

4.21	Disclosure

Except as otherwise disclosed by the Borrower in writing as of the Closing Date, neither this Agreement nor any Financing Document nor any reports, financial statements, certificates or other written information furnished to the Secured Debt Holders by or on behalf of the Borrower in connection with the negotiation of, and the extension of credit under the Financing Documents and the transactions contemplated by the Material Project Documents or delivered to the Common Security Trustee, any Consultant or the Secured Debt Holders (or their counsel) hereunder or thereunder, when taken as a whole, contains, as of the Closing Date, any untrue statement of a material fact pertaining to the

Borrower or the Project or omits to state a material fact pertaining to the Borrower or the Project necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading, in any material respect; provided, that with respect to any projected financial information, forecasts, estimates, or forward-looking information, including that contained in the Construction Budget, the Construction Schedule, and the Base Case Forecast, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and the Borrower makes no representation as to the actual attainability of any projections set forth in the Base Case Forecast, the Construction Budget, the Construction Schedule, or any such other items listed in this sentence. Without limiting the generality of the foregoing, no representation or warranty is made by the Borrower as to any information or material provided by the Independent Engineer, the Market Consultant or the Insurance Advisor (except to the extent such information or material originated with the Borrower).

4.22	Insurance

All insurance required to be obtained by the Borrower pursuant to Section 6.6 (Insurance; Events of Loss) and Schedule 6.6 has been obtained and is in full force and effect, and all premiums then due and payable on all such insurance have been paid.

4.23	Indebtedness

The Borrower has not incurred any Indebtedness other than Permitted Indebtedness.

4.24	Material Adverse Effect

As of the Closing Date and the date of the Initial Advance, to the Borrower’s Knowledge, there are no facts or circumstances which, individually or in the aggregate, have resulted or could reasonably be expected to result in a Material Adverse Effect.

4.25	Absence of Default

No Default or Event of Default has occurred and is continuing.

4.26	Real Property

(a)
The Borrower has good, legal and valid leasehold, sub-leasehold and other real property interests in the Site pursuant to the Real Property Documents, in each case as is necessary for the Development at the time this representation and warranty is made or deemed repeated. The Borrower has the right to acquire all other leasehold and other real property interests, in each case, as will become necessary for the Development on or prior to the relevant date or stage of the Development. The Borrower does not have any leasehold or other real property interests in any real property other than with respect to the Site.

(b)
The Borrower has a good and valid ownership interest, leasehold interest, sub- leasehold interest, license interest or other right of use in all other material property and material assets (tangible and intangible) included in the Collateral under each Security Document that has been executed as of the date this representation is made or deemed repeated. Such ownership interest, leasehold interest, sub-leasehold interest, license interest or other rights of use are and will be, together with any other assets or interests contemplated to be acquired pursuant to the Construction Budget and the Construction Schedule, sufficient to permit the Development in accordance with the Material Project Documents.

4.27	Solvency

The Borrower is and, upon the incurrence of any Obligations, and after giving effect to the transactions and the incurrence of Indebtedness in connection therewith, will be, Solvent.

4.28	Legal Name and Place of Business

(a)
The full and correct legal name, type of organization and jurisdiction of organization of the Borrower is: Sabine Pass Liquefaction, LLC, a limited liability company organized and existing under the laws of the State of Delaware.

(b)	The Borrower has never changed its name.

(c)	On the Closing Date, the chief executive office of the Borrower is 700 Milam Street, Suite 1900, Houston, Texas 77002.

4.29	No Force Majeure

To the Knowledge of the Borrower, no event of force majeure or other event or condition exists which (a) provides any Material Project Party the right to cancel or terminate any Material Project Document to which it is a party in accordance with the terms thereof, which cancellation or termination could reasonably be expected to have a Material Adverse Effect, or (b) provides any Material Project Party the right to suspend its performance (or be excused of any liability) under any Material Project Document to which it is a party in accordance with the terms thereof, which suspension (or excuse) could reasonably be expected to (x) result in the Project failing to achieve (A) the Train 1 DFCD under and as defined in the BG FOB Sale and Purchase Agreement on or before the BG DFCD Deadline, (B) the Date of First Commercial Delivery under and as defined in the GN FOB Sale and Purchase Agreement on or before the GN DFCD Deadline, (C) the Date of First Commercial Delivery under and as defined in the KoGas FOB Sale and Purchase Agreement on or before the KoGas DFCD Deadline, (D) the Date of First Commercial Delivery under and as defined in the GAIL FOB Sale and Purchase Agreement on or before the GAIL DFCD Deadline, (E) the Date of First Commercial Delivery under and as defined in the Centrica FOB Sale and Purchase Agreement on or before the Centrica DFCD Deadline, or (F) the Date of First Commercial Delivery under and as defined in the Total FOB Sale and Purchase Agreement on or before the Total

DFCD Deadline, or (y) materially impair the expected revenues of the Borrower under the FOB Sale and Purchase Agreements.

4.30	Ranking

The Financing Documents and the obligations evidenced thereby are and will at all times be direct and unconditional general obligations of the Borrower, and, subject to Section 3.4(b) (Mandatory Prepayment of Secured Debt), rank and will at all times rank in right of payment and otherwise at least pari passu with all Senior Debt, and senior in right of payment to all other Indebtedness of the Borrower whether now existing or hereafter outstanding.

4.31	Labor Matters

No labor problems or disturbances in connection with the Borrower or the Project exist or, to the Knowledge of the Borrower, are threatened which could reasonably be expected to have a Material Adverse Effect.

4.32	OFAC

(a)
~~(a)~~ The use of the proceeds of the ~~Facility Loans~~Working Capital Debt does not violate any Anti-Corruption Laws, Anti-Terrorism and Money Laundering Laws or OFAC Laws (to the extent applicable), and none of the Loan Parties, the Sponsor or any of their respective Affiliates, nor, to the knowledge of the Loan Parties, any of their respective directors, officers or employees, is:

(i)	the target of sanctions under OFAC or by the US Department of State, the European Union or Her Majesty’s Treasury, to the extent applicable;

(ii)
an organization owned or controlled by a Person, entity or country that is the target of sanctions under OFAC or by the US Department of State, the European Union or Her Majesty’s Treasury, to the extent applicable; or

(iii)
a Person located, organized or resident in a country or territory that is, or whose government is, the target of sanctions under OFAC or by the US Department of State, the European Union or Her Majesty’s Treasury, to the extent applicable.

(b)
None of the Borrower, or any of its Affiliates, nor, to the Knowledge of the Borrower, the Sponsor or any of its Affiliates, any of their respective directors, officers, agents, employees or other persons acting on behalf of them, is aware of or has taken any action, directly or indirectly, that would result in a violation by such entity of the Anti-Corruption Laws, Anti-Terrorism and Money Laundering Laws or OFAC Laws applicable to such Person.

(c)	The Borrower has instituted and maintains policies and procedures designed to ensure continued compliance therewith in all material respects.

4.33	Accounts

Other than Permitted Investments held in accordance with the Accounts Agreement for which the Borrower is a beneficiary, the Borrower does not have, and is not the beneficiary of, any bank account other than the Accounts and an account holding Escrowed Amounts (as defined in each of the EPC Contracts).

4.34	Operating Arrangements

The management, administration and operating-related responsibilities delegated to the Manager and the Operator pursuant to the Management Services Agreement and the O&M Agreement, collectively, constitute all of the management, administration and operating-related obligations, respectively, of the Borrower pursuant to the Transaction Documents.

4.35	No Condemnation

(a) On or before the Closing Date, no material casualty or material condemnation of the Project has occurred or (in the case of material condemnation) is, to the Borrower's Knowledge, threatened or pending, and (b) following the Closing Date, no material casualty or material condemnation of the Project has occurred or (in the case of material condemnation) is, to the Borrower's Knowledge, threatened or pending, in respect of which the Borrower does not have the right to repair, replace, rebuild or refurbish the property or assets subject to such material casualty or material condemnation in accordance with Sections 5.08(c) and (d) (Insurance/Condemnation Proceeds Account) of the Accounts Agreement.

5.	CONDITIONS PRECEDENT TO CLOSING DATE, DRAWDOWNS OF SECURED DEBT AND PROJECT COMPLETION DATE

5.1	Conditions to Closing Date

The occurrence of the Closing Date and the effectiveness of the Facility Commitments are subject to the satisfaction of each of:

(a)
the conditions precedent set forth in Schedule 5.1 (Conditions to Closing Date), in each case to the satisfaction of each of the Facility Lenders, unless, in each case, waived by each of the Facility Lenders; and

(b)
with respect to each Facility Agreement, any additional conditions precedent to closing set forth in such Facility Agreement, in each case to the satisfaction of each of the applicable Facility Lenders, unless, in each case, waived by each of the applicable Facility Lenders.

5.2	Conditions to Initial Advance

In addition to the conditions set forth in Section 5.4 (Conditions to Each Advance), the obligation of each Facility Lender to make available its Initial Advance is subject to the satisfaction of each of:

(a)
the conditions precedent set forth in Schedule 5.2 (Conditions to Initial Advance), in each case to the satisfaction of each of the Facility Lenders, unless, in each case, waived by each of the Facility Lenders; and

(b)
with respect to the relevant Facility Agreement, any additional conditions to the Initial Advance set forth in such Facility Agreement, in each case to the satisfaction of each of the applicable Facility Lenders, unless, in each case, waived by each of the applicable Facility Lenders.

5.3	[Reserved]

~~5.3~~	~~Conditions to Train 6 Initial Advance~~

~~In addition to the conditions set forth in Section 5.4 (Conditions to Each Advance), the obligation of each Facility Lender to make available its Train 6 Initial Advance is subject to the satisfaction of each of:~~

~~(a)~~
~~the conditions precedent set forth in Schedule 5.3 (Conditions to Train 6 Initial Advance), in each case to the satisfaction of each of the Facility Lenders, unless, in each case, waived by each of the Facility Lenders; and~~

~~(b)~~
~~any additional conditions to the Initial Advance set forth in the Train 6 Facility Agreement, to the satisfaction of each of the Train 6 Lenders, unless, in each case, waived by each of the Train 6 Lenders.~~

5.4	Conditions to Each Advance

The obligation of each Facility Lender to make available any Advance of Facility Debt is subject to the satisfaction of:

(a)	each of the conditions precedent set forth in Schedule 5.4 (Conditions to Each Advance), in each case to the satisfaction of:

(i)	in the case of the Initial Advance, each of the Facility Lenders, unless, in each case, waived by each of the Facility Lenders; and

(ii)
in the case of all Advances made after the Initial Advance, the Majority Aggregate Secured Credit Facilities Debt Participants, unless waived by the Majority Aggregate Secured Credit Facilities Debt Participants; and

(b)
with respect to the relevant Facility Agreement, any additional conditions to each Advance set forth in such Facility Agreement have been satisfied or waived pursuant to the terms of such Facility Agreement.

5.5	Conditions to Project Completion Date

The occurrence of the Project Completion Date is subject to the satisfaction of each of the conditions precedent set forth in Schedule 5.5 (Conditions to Project Completion Date), in each case to the satisfaction of the Majority Aggregate Secured Credit Facilities Debt Participants, unless, in each case, waived by the Majority Aggregate Secured Credit Facilities Debt Participants.

6.	AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that until the Discharge Date, it shall perform or observe (as applicable) the obligations set forth in this Section 6 in favor and for the benefit of the Secured Debt Holders other than (i) the Holders of Senior Bonds and (ii) each other Holder of Senior Debt if and to the extent provided in the Senior Debt Instrument governing such Senior Debt.

6.1	Separateness

The Borrower shall comply at all times with the separateness provisions set forth on Schedule 6.1.

6.2	Project Documents, Etc.

(a)	The Borrower shall (i) perform and observe in all material respects all of its covenants and obligations contained in each of the Material Project Documents,
(ii) take all reasonable and necessary action to prevent the termination or cancellation of any Material Project Document in accordance with the terms of such Material Project Documents or otherwise (except for the expiration of any such agreement in accordance with its terms and not as a result of a breach or default thereunder), (iii) exercise any renewal options contained in the Subleases, and (iv) enforce against the relevant Material Project Party each material covenant or material obligation of each Material Project Document to which such Person is a party in accordance with its terms.

(b)
The Borrower shall cause all Cash Flows received from any Project Party or any other Person to be deposited in the applicable accounts specified in Sections 5.01 (Equity Proceeds Account), 5.02 (Construction Account) and 5.03 (Revenue Account) of the Accounts Agreement, as applicable. Without limiting the Borrower’s obligation to procure all Consents, the Borrower shall send a letter (on the Borrower’s letterhead and signed by an Authorized Officer of the Borrower) notifying each Material Project Party not party to a Consent (if applicable) (i) that its Material Project Document and all associated documents and obligations have been pledged as collateral security to the Secured Parties and are subject to the Secured Parties’ Lien on such Property and (ii) if such Material Project Party’s Material Project Document requires any payment of Cash Flows that, in addition to the assignment specified in clause (i) above, it shall pay all such “Cash Flows” directly into the Revenue Account.

(c)
Following the execution and delivery of any (i) Guaranty under and as defined in the KoGas FOB Sale and Purchase Agreement, (ii) Guaranty under and as defined in the GAIL FOB Sale and Purchase Agreement, (iii) Guaranty under and as defined in the Centrica FOB Sale and Purchase Agreement or (iv) Guaranty under and as defined in the Train 6 FOB Sale and Purchase Agreements ~~if Train 6 Debt has been incurred or the Train 6 FID Date has occurred~~, the Borrower shall deliver to each of the Facility Agents true and complete copies of (A) such Guaranty no later than (5) Business Days following the execution and delivery thereof, and (B) Consents of counterparties to such Guaranty, within a commercially reasonable time, but in no event later than thirty (30) days following the execution and delivery of such Guaranty, in each case, each of which shall have been duly authorized, executed and delivered by the parties thereto.

6.3	Maintenance of Existence, Etc.

(a)
The Borrower shall preserve and maintain (i) its legal existence as a Delaware limited liability company and (ii) all of its material licenses, rights, privileges and franchises necessary for the Development.

(b)
The Borrower shall at all times maintain its status as a partnership or an entity disregarded for U.S. federal, state and local income tax purposes. All of the owners of interests in the Borrower that are treated as equity for U.S. federal income tax purposes will be United States persons within the meaning of Code Section 7701(a)(30).

6.4	Books and Records; Inspection Rights

The Borrower shall keep proper books of record in accordance with GAAP and permit representatives and advisors of the Common Security Trustee, each Secured Debt Holder Group Representative or any Consultant, upon reasonable notice but no more than twice per calendar year (unless a Default or Event of Default has occurred and is continuing), and at the cost and expense of, the Borrower, to visit and inspect its properties, to examine, copy or make excerpts from its books, records and documents and to make copies thereof or abstracts therefrom (at the expense of the Borrower) and to discuss its affairs, finances and accounts with its principal officers, engineers and independent accountants, all at such times during normal business hours as such representatives may reasonably request.

6.5	Compliance with Government Rules, Etc.

(a)
The Borrower shall comply or cause compliance, in all material respects, with, and ensure that the Project is constructed, operated and maintained in compliance, in all material respects, with, all material Government Approvals and Government Rules applicable to the Development, including Environmental Laws.

(b)	The Borrower and its Affiliates shall comply in all respects with Anti-Terrorism and Money Laundering Laws and OFAC Laws.

(c)
The Borrower shall at all times obtain and maintain and use commercially reasonable efforts to cause third parties, as allowed pursuant to Government Rule, to obtain or maintain in full force and effect all material permits, licenses, trademarks, patents, agreements or Government Approvals necessary for the Development.

(d)
The Borrower will not, and will procure that its Affiliates, directors and officers do not, directly or, to the Borrower’s Knowledge, indirectly, use the proceeds of the ~~Facility Loans~~Working Capital Debt, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person:

(i)
in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money or anything else of value, to any Person in violation of any Anti-Terrorism and Money Laundering Laws, Anti- Corruption Laws or OFAC Laws, to the extent applicable;

(ii)
to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the target of sanctions under OFAC or by the US Department of State, the European Union or Her Majesty’s Treasury, to the extent applicable; or

(iii)
in any other manner that would result in a violation of any Anti- Terrorism and Money Laundering Laws, Anti-Corruption Laws or sanctions under OFAC or by the US Department of State, the European Union or Her Majesty’s Treasury, to the extent applicable, by any Person (including any Person participating in the Facility Loans, whether as Facility Lender, Common Security Trustee or otherwise).

(e)
The Borrower agrees that if it obtains Knowledge or receives any written notice that the Borrower, any Affiliate or any Person holding any legal or beneficial interest whatsoever therein (whether directly or indirectly) is named on the OFAC SDN List or is otherwise subject to OFAC, US Department of State, European Union or Her Majesty’s Treasury sanctions (such occurrence, a "Sanctions Violation"), the Borrower shall immediately (A) give written notice to the Common Security Trustee and each Secured Debt Holder Group Representative of such Sanctions Violation, and (B) comply with all applicable laws with respect to such Sanction Violation (regardless of whether the party included on the OFAC SDN List is located within the jurisdiction of the United States of America), and the Borrower hereby authorizes and consents to the Common Security Trustee and each Secured Debt Holder Group Representative (as the case may be) taking any and all steps the Common Security Trustee and each Secured Debt Holder Group Representative (as the case may be) deem necessary, in its sole discretion, to comply with all applicable laws governing such sanctions with respect to any such Sanction Violation, including the "freezing" or "blocking" of assets and reporting such action to OFAC.

6.6	Insurance; Events of Loss.

(a)
Insurance Maintained by the Borrower, the EPC Contractor and the Operator. The Borrower shall (i) procure at its own expense and maintain in full force and effect and (ii) cause the EPC Contractor, the Operator and each other Material Project Party, as applicable, to procure at such Person’s own expense and maintain in full force and effect, the insurance set forth on, and subject to the provisions of, Schedule 6.6 and any insurance required to be maintained by such Person pursuant to its applicable Project Document. Upon request, the Borrower shall provide to the Common Security Trustee and each Secured Debt Holder Group Representative (with a copy to the Insurance Advisor) evidence of the maintenance of such insurance. Prior to the expiration of any such insurance policy, the Borrower shall have delivered to the Common Security Trustee and each Secured Debt Holder Group Representative binders evidencing the commitment of insurers to provide a replacement or renewal for such insurance policy together with evidence of the payment of all premiums then payable in respect of such insurance policies. Without limiting the obligations under Section 6.6(b), upon the issuance, renewal or replacement of any insurance policy, and in any event not less than once per annum, the Borrower shall deliver to the Common Security Trustee and each Secured Debt Holder Group Representative a certificate of an Authorized Officer of the Borrower, certifying that all such insurance policies are in full force and effect and in compliance with the requirements of this Section and Schedule 6.6 confirmed by the Insurance Consultant.

(b)
Insurance Certificates. Within ten (10) Business Days following the date that Notice to Proceed has been issued under the Stage 3 EPC Contract and~~, if applicable,~~ the Stage 4 EPC Contract, the Borrower shall deliver certificates of insurance evidencing the existence of all insurance then required to be maintained by the Borrower as set forth on Schedule 6.6 and any insurance required to be maintained by such Person pursuant to its applicable Project Document and a certificate of an Authorized Officer of the Borrower setting forth the insurance obtained and stating that such insurance and, to his or her knowledge, all insurance required to be obtained by a Material Project Party pursuant to a Material Project Document (A) has been obtained and in each case is in full force and effect, (B) that such insurance materially complies with the Financing

Documents and (C) that all premiums then due and payable on all insurance required to be obtained by the Borrower have been paid.

(c)
Certain Remedies. In the event the Borrower fails to obtain or maintain, or cause to be obtained and maintained, the full insurance coverage required by this Section 6.6, the Common Security Trustee may (but shall not be obligated to) take out the required policies of insurance and pay the premiums on the same. All amounts so advanced by the Common Security Trustee shall become an Obligation and the Borrower shall forthwith pay such amounts to the Common Security Trustee, together with interest from the date of payment by the Common Security Trustee at the Default Rate.

(d)
DSU Insurance. The Borrower shall, at the request of the Common Security Trustee in consultation with the Independent Engineer, exercise its option to file a claim under the Delayed Startup Insurance under any EPC Contract (as described on Exhibit A to each Umbrella Insurance Agreement) in accordance with Section 9.3(A) (DSU Insurance) of the applicable the EPC Contract.

(e)
Flood Insurance. With respect to all Mortgaged Property located in a Special Flood Hazard Area, the Borrower will obtain and maintain at all times flood insurance for all Collateral located on such property as may be required under the Flood Program and will provide to each Facility Lender evidence of compliance with such requirements as may be reasonably requested by such Facility Lender. The timing and process for delivery of such evidence will be as set forth on Schedule 6.6.

6.7	Project Construction; Maintenance of Properties

(a)
The Borrower shall construct and complete, operate and maintain the Project, and cause the Project to be constructed, operated and maintained, as applicable, (A) consistent with Prudent Industry Practices and consistent in all material respects with applicable Government Rules, the EPC Contracts, the Construction Budget and the Construction Schedule, the Operating Manual, the other Project Documents, and in accordance with the requirements for maintaining the effectiveness of the material warranties of the EPC Contractor and each subcontractor thereof (including equipment manufacturers), and (B) within, subject to the following proviso, the then effective Operating Budget; provided, that the Borrower may (x) exceed in the aggregate for all Operating Budget Categories in any Operating Budget by twenty percent (20%) or less per line item of the amount therefor and ten percent (10%) or less of the aggregate budgeted amount therefor, in each case, on an annual basis, but excluding, for purposes of calculating the foregoing allowable increases, amounts in the then effective Operating Budget for Gas purchases, and (y) notwithstanding the foregoing, further exceed the Operating Budget and any Operating Budget Category thereof (I) with respect to payments under Gas purchase contracts for the Project, (II) as required by Government Rule or for compliance with any Government Approval applicable to the Borrower or the Development (or to cure or remove the effect of any termination, suspension, or Impairment of any Government Approval), as described by the Borrower to the reasonable satisfaction of the Common Security Trustee and each Secured Debt Holder Group Representative, or (III) to the extent required to respond to an emergency or accident, the failure to respond to which could reasonably be expected to create a significant risk of personal injury or physical damage to the Project or material threat to the environment, in which case:

(i)
if the Borrower reasonably determines that there is sufficient time to do so prior to responding to any such emergency or accident, the Borrower shall substantiate the expenses expected to be incurred by the Borrower in connection with such emergency or accident to the reasonable satisfaction of the Common Security Trustee and each Secured Debt Holder Group Representative; or

(ii)
if the Borrower reasonably determines that there is not sufficient time to take the actions described in clause (i) above prior to responding to any such emergency or accident, promptly following such emergency or accident, the Borrower shall describe in writing to the Common Security Trustee and each Secured Debt Holder Group Representative the steps that were taken by the Borrower in respect of such emergency or accident and the expenses incurred by the Borrower in connection therewith, all in reasonable detail.

(b)
The Borrower shall take such action as contemplated under Section 6.2(A)(12) (Change Orders Requested by Contractor) of each EPC Contract to avoid any delay with respect to the Guaranteed Substantial Completion Dates for any train of the Project or a delay that would result in the date specified for Ready for Start Up in Attachment E to such EPC Contract for such train of the Project to occur less than four (4) months prior to the Guaranteed Substantial Completion Date for such train.

(c)
In the event that any train of the Project fails to achieve the Performance Guarantee by the applicable Guaranteed Substantial Completion Date (each as defined in the applicable EPC Contract), the Borrower shall not, without the consent of the Required Secured Parties (in consultation with the Independent Engineer), elect the option available to it under Section 11.4(A) (Minimum Acceptance Criteria and Performance Liquidated Damages) of such EPC Contract.

(d)
In the event that any train of the Project fails to achieve the Minimum Acceptance Criteria (as defined in the applicable EPC Contract) and Substantial Completion upon the termination of the Minimum Acceptance Criteria Correction Period (as defined in the applicable EPC Contract), the Borrower shall not, without the consent of the Required Secured Parties (in consultation with the Independent

Engineer) elect the option available to it under Section 11.4(B) (Minimum Acceptance Criteria and Performance Liquidated Damages) of such EPC Contract.

(e)
Unless the applicable Defect Correction Period (and any extension thereof) with respect to each Subproject (as such terms are defined in the applicable EPC Contract) has expired and the EPC Contractor has completed and paid any warranty claims submitted by the Borrower with respect to such Subproject, the Borrower shall draw on the applicable EPC Letter of Credit at the time of any reduction thereof pursuant to Section 9.2.B (Irrevocable Standby Letter of Credit) of the applicable EPC Contract in the amount of such reduction.

6.8	Taxes

The Borrower (or, for purposes of this Section 6.8, if it is a disregarded entity for U.S. income tax purposes, its direct owner) shall pay and discharge all Taxes imposed on the Borrower or on its income or profits or on any of its Property prior to the date on which any penalties may attach; provided, that the Borrower shall have the right to Contest the validity or amount of any such Tax. The Borrower (or, for purposes of this Section 6.8, if it is a disregarded entity for U.S. tax purposes, its owner) shall promptly pay any valid, final judgment rendered upon the conclusion of the relevant Contest, if any, enforcing any such Tax and cause it to be satisfied of record.

6.9	Maintenance of Liens

(a)
The Borrower shall grant a security interest in the Borrower’s interest in all Project assets and Project Documents acquired or entered into, as applicable, from time to time (except to the extent expressly permitted to be excluded from the Liens created by the Security Documents pursuant to the terms thereof) and shall take, or cause to be taken, all action reasonably required to maintain and preserve the Liens created by the Security Documents to which it is a party and the priority of such Liens.

(b)
The Borrower shall from time to time execute or cause to be executed any and all further instruments (including financing statements, continuation statements and similar statements with respect to any Security Document) reasonably requested by the Common Security Trustee for such purposes.

(c)	The Borrower shall preserve and maintain good, legal and valid title to, or rights in, the Collateral free and clear of Liens other than Permitted Liens.

(d)	The Borrower shall promptly discharge at the Borrower’s cost and expense, any Lien (other than Permitted Liens) on the Collateral.

6.10	Use of Proceeds

The Borrower shall use the proceeds of the Secured Debt solely for purposes permitted in the applicable Secured Debt Instruments.

6.11	Interest Rate Protection Agreements

The Borrower shall:

(a)
enter into and thereafter maintain in full force and effect, from time to time, one or more Interest Rate Protection Agreements on terms reasonably satisfactory to the Borrower and the Required Secured Parties (A) with respect to no less than 45% (calculated on a weighted average basis) of the projected aggregate outstanding balance of the Facility Debt and Additional Secured Debt, no later than forty-five (45) days following ~~each of (i)~~ the Closing Date ~~and (ii) the incurrence of Train 6 Debt,~~ and (B) with respect to no less than 65% (calculated on a weighted average basis) of the projected aggregate outstanding balance of the Facility Debt and Additional Secured Debt, no later than ninety (90) days following ~~each of (i)~~ the Closing Date ~~and (ii) the incurrence of Train 6 Debt, in each case~~, for a term of no less than five (5) years (provided, however, for purposes of calculating such percentage in the foregoing Clauses (A) and (B), any such Secured Debt which bears a fixed interest rate shall be deemed subject to an Interest Rate Protection Agreement);

(b)	ensure that each Interest Rate Protection Agreement entered into pursuant to clause (a) above is in compliance with the terms of the Hedging Program; and

(c)
enter into additional Interest Rate Protection Agreements as and when required in accordance with the terms of the Hedging Program and otherwise comply in all material respects with the Hedging Program.

6.12	Operating Budget

(a)
No less than forty-five (45) days prior to the Substantial Completion of each train of the Project, and no less than forty-five (45) days prior to the beginning of each calendar year thereafter, the Borrower shall prepare a proposed operating plan and a budget setting forth in reasonable detail the projected requirements for Operation and Maintenance Expenses for the Borrower and the Project for the ensuing calendar year (or, in the case of the initial Operating Budget, the remaining portion thereof) and provide the Independent Engineer, the Common Security Trustee, and each Secured Debt Holder Group Representative with a copy of such operating plan and budget (the "Operating Budget"). Each Operating Budget shall be prepared in accordance with a form approved by the Independent Engineer, shall set forth all material assumptions used in the preparation of such Operating Budget, and shall become effective upon approval of the Common Security Trustee, acting reasonably and in consultation with the Independent Engineer; provided, that if the Common Security Trustee shall not have approved or disapproved the Operating Budget within thirty (30) days after receipt thereof, such Operating Budget shall be deemed to have been approved; and provided further that the Common Security Trustee shall have neither the right nor the obligation to approve costs for Gas purchase contracts for the Project contained in the Operating Budget. If the Borrower does not have an effective annual Operating Budget before the beginning of any calendar year, until such proposed Operating Budget is approved, the Operating Budget most recently in effect shall continue to apply; provided, that (A) any items of the proposed Operating Budget that have been approved shall be given effect in substitution of the corresponding items in the Operating Budget most recently in effect, (B) costs for Gas purchase contracts for the Project shall be as provided by the Borrower and (C) all other items shall be increased by the lesser of (x) two and one-half percent (2.5%) and (y) the increase proposed by the Borrower for such item in such proposed Operating Budget.

(b)
Each Operating Budget delivered pursuant to this Section 6.12 shall contain Operating Budget Categories, and shall specify for each Fiscal Quarter and for each such Operating Budget Category the amount budgeted for such category for such Fiscal Quarter.

(c)
Each Operating Budget may only be amended with the prior written consent of the Common Security Trustee (in consultation with the Independent Engineer), which consent shall not be unreasonably withheld, conditioned, or delayed.

6.13	Other Documents and Information

The Borrower shall furnish the Common Security Trustee (with sufficient copies for each Secured Debt Holder Group Representative):

(a)
promptly after the filing thereof, a copy of each filing made by (i) the Borrower with FERC with respect to the Project; or (ii) the Borrower with DOE/FE with respect to the export of LNG from, or the import of LNG to, the Project, except in the case of (i) or (ii) such as are routine or ministerial in nature;

(b)
promptly after obtaining Knowledge thereof, a copy of each filing with respect to (i) the Project made with FERC by any Person other than the Borrower in any proceeding before FERC in which the Borrower is the captioned party or respondent, except for such filings as are routine or ministerial in nature, or (ii) the import of LNG to, or the export of LNG from, the Project made with DOE/FE by any Person other than the Borrower in any proceeding before DOE/FE in which the Borrower is the captioned party or respondent, except for such filings as are routine or ministerial in nature;

(c)
promptly after the filing thereof, a copy of each filing, certification, waiver, exemption, claim, declaration, or registration made with respect to Government Approvals to be obtained or filed by the Borrower with any Government Authority, except such filings, certifications, waivers, exemptions, claims, declarations, or registrations that are routine or ministerial in nature and in respect of which a failure to file could not reasonably be expected to have a Material Adverse Effect;

(d)	promptly after receipt or publication thereof, a copy of each Government Approval obtained by the Borrower; and

(e)
promptly upon obtaining Knowledge thereof, a description of each change in the status of any Government Approval identified on Schedule 4.6(a) and Schedule 4.6(b) (including notice of any judicial appeal having been filed) other than routine or ministerial changes.

6.14	[Reserved]

~~6.14~~	~~Train 6 Debt; Independent Engineer~~

~~In the event Train 6 Debt is incurred, the Borrower shall provide to the Common Security Trustee and each Secured Debt Holder Group Representative a copy of any report from the Independent Engineer and any other consultant that the Holders of such Train 6 Debt are entitled to receive.~~

6.15	Debt Service Coverage Ratio

(a)
The Borrower shall not permit the Debt Service Coverage Ratio as of the end of any Fiscal Quarter from and following the Initial Quarterly Payment Date to be less than 1.15 to 1.00. Not later than ten (10) Business Days following the last day of each Fiscal Quarter following the Initial Quarterly Payment Date, the Borrower shall calculate and deliver to the Common Security Trustee its calculation of the Debt Service Coverage Ratio. The Common Security Trustee shall notify the Borrower in writing of any reasonable corrections which should be made to such Debt Service Coverage Ratio calculations, within ten (10) Business Days of receipt. Borrower shall incorporate all such reasonable corrections, changes or adjustments consistent with the terms of this Agreement.

(b)
Notwithstanding anything in Section 6.15(a) to the contrary, in the event that the Debt Service Coverage Ratio as of the end of any Fiscal Quarter following the Initial Quarterly Payment Date is less than 1.15 to 1.00 but greater than 1.00 to 1.00, any direct or indirect owner of the Borrower shall have the right to provide cash to the Borrower, not later than ten (10) Business Days following the date of delivery of the calculation of the Debt Service Coverage Ratio as required pursuant to Section 6.15(a) in the form of equity contributions or subordinated shareholder loans (in each case as otherwise permitted pursuant to the terms of the Financing Documents), in order to increase the Debt Service Coverage Ratio to 1.15 to 1.00; provided, that such right shall not be exercised more than two (2) consecutive Fiscal Quarters nor, with respect to each Secured Debt Instrument, more than four (4) times over the term of such Secured Debt Instrument.

6.16	Further Assurances; Cooperation

(a)
The Borrower shall promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents (including UCC financing statements and UCC continuation statements):

(i)
as are reasonably requested by the Common Security Trustee for filing under the provisions of the UCC or any other Government Rule that are necessary or reasonably advisable to maintain in favor of the Common Security Trustee, for the benefit of the Secured Parties, Liens on the Collateral that are duly perfected in accordance with all applicable Government Rules for the purposes of perfecting the first priority Lien (subject to Permitted Liens) created, or purported to be created, in favor of the Common Security Trustee or the Secured Parties under this Agreement or any other Financing Documents;

(ii)
as are reasonably requested by the Common Security Trustee for the purposes of ensuring the validity, enforceability and legality of this Agreement or any other Financing Document and the rights of the Secured Parties and the Common Security Trustee hereunder or thereunder;

(iii)
as are reasonably requested by the Common Security Trustee for the purposes of enabling or facilitating the proper exercise of the rights and powers granted to the Secured Parties and the Common Security Trustee under this Agreement or any other Financing Document; or

(iv)	as are reasonably requested by the Common Security Trustee to carry out the intent of, and transactions contemplated by, this Agreement and the other Financing Documents.

(b)
The Borrower will cooperate with and provide all necessary information available to it on a timely basis to the Consultants so that the Consultants may complete and deliver the reports as required herein.

6.17	Auditors

The Borrower shall engage KPMG LLP (or such other independent certified public accountants of recognized national standing) as auditors to audit financial statements.

6.18	Surveys and Title Policies

(a)	Survey. The Borrower shall, no later than sixty (60) days following Final Completion, deliver to the Common Security Trustee the "as built" Survey.

(b)	Title Policy. The Borrower shall cause the Title Company to deliver to the Common Security Trustee a Disbursement Endorsement dated no later than sixty
(60) days following Substantial Completion of each train of the Project.

6.19	Working Capital Debt

If the Borrower incurs any Working Capital Debt pursuant to Section 2.4 (Working Capital Debt), it shall use commercially reasonable efforts to ensure that the maturity date of such Working Capital Debt (but excluding for purposes thereof, any LC Loans (as defined in the Working Capital Facility Agreement) issued thereunder with maturity dates of 365 days or less) shall not occur prior to the Final Maturity Date.

6.20	Debt Service Reserve Amount

(a)
Prior to the making of each Restricted Payment (other than any Sponsor Case Restricted Payments and Additional Equity Distributions) and, in any event, no later than six (6) months following the Project Completion Date, the Borrower shall have deposited in the Senior Debt Facilities Debt Service Reserve Account an amount equal to the Required Debt Service Reserve Amount.

(b)
Prior to the making of each Sponsor Case Restricted Payment and Additional Equity Distribution prior to the Project Completion Date, the Borrower shall have deposited in the Senior Debt Facilities Debt Service Reserve Account an amount equal to the Sponsor Case Required Debt Service Amount (as defined in the Accounts Agreement).

6.21	Certain Agreements

Within ninety (90) days after the Closing Date, the Borrower shall deliver to the Common Security Trustee (i) amendments to each of the O&M Agreement and the Management Services Agreement to incorporate provisions necessary to allow Operator and Manager, respectively, to perform their duties thereunder with respect to the fifth liquefaction train (and at the Borrower’s, Operator’s and Manager’s discretion, a sixth liquefaction train) of the Project, which amendments shall be in form and substance reasonably satisfactory to the Common Security Trustee and (ii) documents specified in (a)-(e) of the definition of “Ancillary Documents” with respect to such amendments.

7.	NEGATIVE COVENANTS

The Borrower covenants and agrees that until the Discharge Date, it shall perform or observe (as applicable) the obligations set forth in this Section 7 in favor and for the benefit of the Secured Debt Holders other than (i) the Holders of Senior Bonds and (ii) each other Holder of Senior Debt if and to the extent provided in the Senior Debt Instrument governing such Senior Debt.

7.1	[Reserved]

7.2	Prohibition of Fundamental Changes

(a)
The Borrower shall not change its legal form, amend its Amended and Restated Limited Liability Company Agreement (except any amendments in connection with permitted sales or transfers of ownership interests in the Borrower or other immaterial amendments, provided, that the Borrower shall have delivered to the Common Security Trustee a copy of such amendment together with a certificate of an Authorized Officer of the Borrower certifying that no changes have been made to the Amended and Restated Limited Liability Company Agreement other than such changes as are necessary solely to reflect the change in ownership or that any other change is immaterial) or any other Organic Document, merge into or consolidate with, or acquire (in one transaction or series of related transactions) all or any business, any class of stock of (or other equity interest in) or any material part of the assets or property of any other Person and shall not liquidate, wind up, reorganize, terminate or dissolve.

(b)
The Borrower shall not convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any assets in excess of sixty-five million Dollars ($65,000,000) per year except: (i) sales or other dispositions of assets no longer used or useful in the Borrower’s business in the ordinary course of the Borrower’s business and that could not reasonably be expected to result in a Material Adverse Effect, (ii) sales or other dispositions of LNG (or other commercial products) in accordance with the Project Documents or as permitted in accordance with Section 7.20 (Gas Purchase Contracts and LNG Sales Contracts), (iii) sales, transfers or other dispositions of Permitted Investments,

(iv) Restricted Payments made in accordance with the Financing Documents, (v) sales of Services in the ordinary course of business, (vi) transfers or novations of Interest Rate Protection Agreements in accordance with Section 3.5 (Termination of Interest Rate Protection Agreement in Connection with Any Prepayment), (vii) sales or other dispositions of the Improved Facilities (as defined in the Cooperation Agreement), and (viii) conveyance to gas transmission companies of gas interconnection or metering facilities built using Development Expenditures permitted by Section 7.6 (Development Expenditures).

(c)
The Borrower shall not permit the Project or any material portion thereof to be removed, demolished or materially altered, unless (A) such material portion that has been removed, demolished or materially altered has been replaced or repaired as permitted under the Financing Documents, or (B) such removal or alteration is (x) in accordance with Prudent Industry Practices (as certified by the Independent Engineer, acting reasonably) and could not reasonably be expected to result in a Material Adverse Effect or (y) required by applicable Government Rule.

7.3	Nature of Business

(a)
The Borrower shall not engage in any business or activities other than the Development and activities related to the development, construction, operation and maintenance of equipment and infrastructure providing for the loading and transportation by commercial trucking vehicles of LNG produced at the Site in excess of (or in the case of (ii) and (iii), subsumed by) amounts required to serve

(i) the Foundation Customers (pursuant to and as defined in the FOB Sale and Purchase Agreements), (ii) Cheniere Marketing LLC under the CMI LNG Sale and Purchase Agreements and (iii) Cheniere Marketing International LLP under the Cheniere Marketing LNG Sale and Purchase Agreement, provided that such amounts are permitted to be sold under such agreements, and, and any activities incidental thereto using equity funds provided by the Pledgor which are in addition to any equity funds provided to the Borrower on or prior to the Closing Date. ~~Notwithstanding anything to the contrary contained in this Agreement, prior to the date of the incurrence of any Train 6 Debt, the Borrower shall not enter into any construction contracts with respect to the Train 6 Development, that contain obligations and liabilities which, in the aggregate, are in excess of twenty million Dollars ($20,000,000).~~

(b)	The Borrower shall not permit to exist any Subsidiary of the Borrower.

(c)
The Borrower shall not sponsor, maintain, administer, or have any obligation to contribute to, or any liability under, any Plan or Multiemployer Plan or plan that provides for post-retirement welfare benefits.

7.4	Performance Tests and Liquidated Damages

The Common Security Trustee, each Secured Debt Holder Group Representative and the Independent Engineer shall have the right to witness and verify each Performance Test. The Borrower shall not:

(a)
permit any Performance Test to be performed without giving the Common Security Trustee, each Secured Debt Holder Group Representative and the Independent Engineer at least five (5) Business Days prior written notice of such Performance Test (or such shorter period as agreed by the Independent Engineer); or

(b)
agree to the amount of any Performance Liquidated Damages and Delay Liquidated Damages that are in excess of fifteen million Dollars ($15,000,000) without the prior written approval of the Common Security Trustee, acting reasonably and in consultation with the Independent Engineer.

7.5	Restrictions on Indebtedness

The Borrower shall not directly or indirectly create, incur, assume, permit, suffer to exist or otherwise be or become liable with respect to any Indebtedness except for the Permitted Indebtedness.

7.6	Development Expenditures

The Borrower shall not make any Development Expenditures except Permitted Development Expenditures. All assets or property built or acquired with Development Expenditures shall constitute Collateral except as provided in the Cooperation Agreement, the Water Agreement or the Security Documents or for contributions in aid of construction in connection with gas interconnection or metering facilities under gas interconnection or metering agreements.

7.7	Restricted Payments

The Borrower shall not make or agree to make, directly or indirectly, (a) any Restricted Payments (other than any Sponsor Case Restricted Payments and Additional Equity Distributions) except as permitted under Section 5.10 (Distribution Account) of the Accounts Agreement, (b) any Sponsor Case Restricted Payments except as permitted under Section 5.01(c)(iv) (Withdrawals from the Equity Proceeds Account) of the Accounts Agreement or (c) any Additional Equity Distributions except as permitted under Section 5.01(c)(v) (Withdrawals from the Equity Proceeds Account) of the Accounts Agreement.

7.8	Limitation on Liens

The Borrower shall not create, assume, incur, permit or suffer to exist any Lien upon the Collateral, whether now owned or hereafter acquired, except for the Permitted Liens.

7.9	Project Documents, Etc.

(a)
The Borrower shall not, without the prior written consent of the Required Secured Parties in consultation with the Independent Engineer, (i) suspend, cancel or terminate any Material Project Document or Government Approval applicable to the Borrower or the Development or consent to or accept any cancellation or termination thereof, (ii) sell, transfer, assign (other than pursuant to the Security Documents and other than any assignment by Cheniere LNG O&M Services, LLC of its rights and obligations under the O&M Agreement by the Manager of its rights and obligations under the Management Services Agreement, in each case to an Affiliate of Borrower that has access to sufficient experienced personnel to perform their respective obligations thereunder) or otherwise dispose of (by operation of law or otherwise) or consent to any such sale, transfer, assignment or disposition of any part of its interest in or rights or obligations under or any Material Project Party's interest in or rights or obligations under any Material Project Document or Government Approval (other than the sub-license of any EPC Contract-related intellectual property rights to an Affiliate of the Borrower and other than the collateral assignment pursuant to the CCTPL Consent Agreement), (iii) waive any material default under, or material breach of, any Material Project Document or waive, forgive, compromise, settle or release any material right, interest or entitlement, howsoever arising, under, or in respect of, any Material Project Document, (iv) initiate or settle a material arbitration proceeding under any Material Project Document or Government Approval, (v) agree to or petition, request or take any other material legal or administrative action that seeks, or could reasonably be expected, to Impair any Material Project Document or Government Approval, (vi) amend, supplement or modify or in any way vary, or agree to the variation of, any material provision of the FOB Sale and Purchase Agreements, the EPC Contracts or the Sabine Pass TUA or any material Government Approval (provided that the Borrower may (x) amend or modify any conditions of such Government Approvals so long as such amendment or modification is not materially more restrictive or onerous on the Borrower and could not otherwise reasonably be expected to have a Material Adverse Effect, or (y) seek the satisfaction or waiver of such conditions without the prior written consent of the Required Secured Parties) or of the performance of any material covenant or obligation by any other Person under any such agreement (other than Change Orders, which Change Order protocol is addressed in Section 7.13 (EPC and Construction Contracts)) or (vii) materially amend, supplement or modify or in any material way vary, or agree to the material variation of, any material provision of a Material Project Document (other than the FOB Sale and Purchase Agreements, the EPC Contracts and the Sabine Pass TUA) or of the performance of any material covenant or obligation by any other Person under any such Material Project Document.

(b)
Except for (i) any documents relating to Working Capital Debt entered into upon satisfaction of the conditions set forth in Section 2.4 (Working Capital Debt), (ii) any documents relating to PDE Debt entered into upon satisfaction of the conditions set forth in Section 2.5 (PDE Debt), and (iii) any documents relating to Replacement Debt entered into upon satisfaction of the conditions set forth in Section 2.6 (Replacement Debt), the Borrower shall not enter into any Additional Material Project Document without the prior written consent of the Required Secured Parties, provided, that (A) the Borrower shall, in connection with its request for the written consent of the Required Secured Parties, deliver to the Common Security Trustee and each Secured Debt Holder Group Representative copies of all such proposed Additional Material Project Documents not less than five (5) Business Days prior to the proposed execution thereof and (B) all Ancillary Documents relating to any such Additional Material Project Document have been agreed upon in form and substance satisfactory to the Common Security Trustee prior to the Borrower entering into any such proposed Additional Material Project Document.

(c)	Without prejudice to Section 7.9(a) (Project Documents, Etc.), the Borrower shall not, without the prior written consent of the Required Secured Parties~~: (i) prior to~~

~~the incurrence of the Train 6 Debt, amend, supplement or modify or in any way vary, or agree to the variation of, any provision of any of the Train 6 FOB Sale and Purchase Agreements or of the performance of any covenant or obligation by any other Person under any of the Train 6 FOB Sale and Purchase Agreements, in each case to the extent that any such amendment, supplement, modification, or variation could have a materially negative impact on the ability of the Borrower to perform its material obligations or satisfy any material condition under any Transaction Document, or could otherwise reasonably be expected to have a Material Adverse Effect, (ii) prior to the incurrence of the Train 6 Debt, waive any Condition Precedent (under and as defined in the applicable Train 6 FOB Sale and Purchase Agreement), or (iii)~~, agree to any early termination or amendment, modification, or variation of any provision of the Total TUA or of the performance of any covenant or obligation by any other Person under the Total TUA, which~~,~~ amendment, modification or variation could reasonably be expected to have a Material Adverse Effect.

(d)
Without derogating from any of the obligations of the Borrower hereunder and under the other Financing Documents, the Borrower shall furnish the Common Security Trustee, the Independent Engineer and each Secured Debt Holder Group Representative with (i) all Project Documents which contain obligations or liabilities that are in excess of two million Dollars ($2,000,000) per year or ten million Dollars ($10,000,000) over its term promptly after execution thereof and

(ii) promptly after the execution thereof, certified copies of all amendments, supplements or modifications of any Material Project Documents and any material amendments, supplements or modifications of any Project Document that contains obligations or liabilities that are in excess of two million Dollars ($2,000,000) per year or ten million Dollars ($10,000,000) over its term.

(e)
The Borrower shall take all actions required and all other steps reasonably requested by the Common Security Trustee to cause each Material Project Document and Additional Material Project Document entered into after the Closing Date to be or become subject to the Lien of the Security Documents (whether by amendment to any Security Document or otherwise) and deliver or cause to be delivered to the Common Security Trustee all Ancillary Documents related thereto, in each case, within a commercially reasonable time, but in no event later than thirty (30) days following the execution of such Material Project Documents or Additional Material Project Document.

(f)
The Borrower shall not permit any counterparty to a Material Project Document to substitute, diminish or otherwise replace any performance security, letter of credit or guarantee supporting such counterparty’s obligations thereunder.

7.10	Terminal Use Agreements

The Borrower shall not issue to Cheniere Energy Investments, LLC any notice pursuant to the Terminal Use Rights Assignment and Agreement specifying the Liquefaction Start Date (as defined therein) unless on or prior to such specified Liquefaction Start Date, the Borrower shall be entitled to begin to receive payment of monthly sales charges or comparable payments under the BG FOB Sale and Purchase Agreement or the GN FOB Sale and Purchase Agreement.

7.11	Transactions with Affiliates

The Borrower shall not directly or indirectly enter into any transaction that is otherwise permitted hereunder with or for the benefit of an Affiliate (including guarantees and assumptions of obligations of an Affiliate) except (a) Project Documents executed on or prior to the Closing Date, (b) agreements required or contemplated by the Material Project Documents, (c) Permitted Indebtedness that is Subordinated Indebtedness, (d) to the extent required by applicable Government Rule, and (e) agreements entered into on terms no less favorable to the Borrower than the Borrower would obtain in a comparable arm's length transaction with a Person that is not an Affiliate of a Loan Party or if there is no comparable arm's length transaction, then on terms reasonably determined by the Board of Managers of the Borrower to be fair and reasonable.

7.12	Accounts

(a)
Other than Permitted Investments held in accordance with the Accounts Agreement for which the Borrower is a beneficiary, the Borrower shall not open or maintain, or permit or instruct any other Person to open or maintain on its behalf, or use or be the beneficiary of any account other than (i) the Accounts, (ii) the Excluded Unsecured Accounts and (iii) an account holding Escrowed Amounts (as defined in each EPC Contract).

(b)	The Borrower shall not change the name or account number of any of the Accounts without the prior written consent of the Common Security Trustee.

7.13	EPC and Construction Contracts

The Borrower shall not:

(a)	except for Change Orders specified in Schedule 7.13, initiate or consent to (without the consent of the Required Secured Parties in consultation with the Independent Engineer) any Change Order that:

(i)	increases the contract price of any of the EPC Contracts as of the Closing Date; provided, that:

(A)	the Borrower may, without the consent of the Required Secured Parties and subject to clauses (ii) through (xi) of this

Section 7.13(a), enter into any Change Order or make payment of any claim under any of the EPC Contracts, if (aa) the amount of any such Change Order or payment is less than twenty-five million Dollars ($25,000,000) and the aggregate of all such Change Orders or payments with respect to such EPC Contract (together with any Change Orders under the EPC Contracts entered into after the Closing Date) is less than one hundred million Dollars ($100,000,000) and (bb) the Common Security Trustee and each Secured Debt Holder Group Representative has received an IE Confirming Certificate;

(B)
if an event of Force Majeure or Change in Law (as each such term is described in the respective EPC Contract) prompts the EPC Contractor to request a Change Order to which it is entitled under the terms of the applicable EPC Contract, the Borrower shall be entitled to authorize such change without first obtaining the consent of the Required Secured Parties if the amount of such change is within the remaining Contingency set forth in the Construction Budget, or to the extent that such amount exceeds the remaining Contingency, the Borrower has an additional source of funds for such excess amount in addition to any equity funds received on or prior to the Closing Date on terms reasonably satisfactory to the Common Security Trustee, provided, further, that any such change shall be subject to clauses (ii) through (xi) of this Section 7.13(a); and

(C)
the Borrower may enter into any Change Order under any of the EPC Contracts for amounts in excess of the amounts specified in clause (a)(i)(A) above but subject to clauses (ii) through (xi) of this Section 7.13(a); provided, that with respect to this clause (C):

(1)
the Borrower or any other Person on behalf of the Borrower shall have transferred to the Common Security Trustee for deposit into the Construction Account equity funds provided by the Pledgor or the Sponsor in an amount that is in addition to any equity funds provided to the Borrower on or prior to the Closing Date and otherwise sufficient to pay the maximum amount that may become due and payable pursuant to such Change Order, provided further, that no such deposit shall be required in connection with any such Change Order, the amount and subject matter of which is included as an unallocated Contingency line item or which constitutes a utilization of any portion of the unallocated Contingency reflected in the Construction Budget; and

(2)	the Common Security Trustee shall have received an IE Confirming Certificate;

(ii)
extends the Guaranteed Substantial Completion Date for any train of the Project (except as permitted by clause (b) of the definition of the Guaranteed Substantial Completion Date) or could reasonably be expected to materially adversely affect the likelihood of achieving Substantial Completion for any train of the Project by such date;

(iii)
except as a result of a buydown of the Performance Guarantees pursuant to Section 11.4 (Minimum Acceptance Criteria and Performance Liquidated Damages) of the relevant EPC Contract which is otherwise permitted pursuant to the terms hereof or as a result of a Change Order to which the EPC Contractor is entitled under such EPC Contract for a Change in Law (as defined in such EPC Contract) (and provided that the Independent Engineer consents (which consent shall not be unreasonably withheld, conditioned or delayed) to the Borrower's consent to such Change Order pursuant to Section 6.2.C of such EPC Contract), modifies the Performance Guarantees, any other performance guarantee of the EPC Contractor or the criteria or procedures for the conduct or measuring the results of the Performance Tests (as each capitalized term used in this clause and not otherwise defined in this Agreement is defined in such EPC Contract);

(iv)
adjusts the Payment Schedules (other than as a result of a Change Order permitted by Section 7.13(a)(i) above or as otherwise permitted by this Agreement), adjusts the amount of or timing (including, without limitation, any adjustment of the Schedule Bonus Date for SP1, the Schedule Bonus Date for SP2, the Schedule Bonus Date for SP3 or the Schedule Bonus Date for SP4, ~~but, unless and until Train 6 Debt has been incurred or the Train 6 FID Date has occurred, excluding~~including the Schedule Bonus Date for SP5 and~~, after the incurrence of Train 6 Debt,~~ excluding the Schedule Bonus Date for SP6 under Section 13.2 (Schedule Bonus) of the applicable EPC Contract) for payment of the Schedule Bonus (as each such term is defined in the applicable EPC Contract), or otherwise agree to any additional bonus to be paid to the EPC Contractor (~~but, unless and until Train 6 Debt has been incurred or the Train 6 FID Date has occurred, excluding~~including the Schedule Bonus Date for SP5 under Section

13.2.B (Schedule Bonus) of the Stage 3 EPC Contract, and ~~after the incurrence of Train 6 Debt,~~ excluding the Schedule Bonus Date for SP6 under Section 13.2 (Schedule Bonus) of the Stage 4 EPC Contract); provided, that any adjustment of the Schedule Bonus Date for~~, prior to the incurrence of Train 6 Debt, SP4 and, from and after the incurrence of Train 6 Debt, SP~~ SP5 shall be permitted without the consent of the Required Secured Parties if the revenues received by the

Borrower from the operation of the first four trains or five trains, respectively, of the Project prior to Substantial Completion of the fifth train or sixth train, respectively, of the Project are equal to or greater than the revenues projected to be received during such period under the Construction Budget (in each case, after giving effect to the payment of such additional bonus which shall be paid solely from such revenues);

(v)
causes any material component or material design feature or aspect of the Project to materially deviate in any fundamental manner from the description thereof set forth in the schedules, exhibits, appendices or annexes to the relevant EPC Contract (other than as the result of a Change Order which is permitted by Section 7.13(a)(i) above or otherwise permitted by this Agreement);

(vi)
except as a result of a Change Order to which the EPC Contractor is entitled under the relevant EPC Contract for a Change in Law (as defined in such EPC Contract) or force majeure (and provided that the Independent Engineer consents (which consent shall not be unreasonably withheld, conditioned or delayed) to the Borrower's consent to such force majeure Change Order pursuant to Section 6.2.C of such EPC Contract), diminishes or otherwise alters in any material respect the EPC Contractor’s liquidated damages obligations under the EPC Contract;

(vii)
except as a result of a Change Order to which the EPC Contractor is entitled under the relevant EPC Contract for a Change in Law (as defined in such EPC Contract) or force majeure (and provided that the Independent Engineer consents (which consent shall not be unreasonably withheld, conditioned or delayed) to the Borrower's consent to such force majeure Change Order pursuant to Section 6.2.C of such EPC Contract), waives or alters the provisions under the relevant EPC Contract relating to default, termination or suspension or the waiver by the Borrower of any event that, with the giving of notice or the lapse of time or both, would entitle the Borrower to terminate such EPC Contract, provided that the Independent Engineer's consent shall not be required for any waiver by the EPC Contractor of any termination right arising from such force majeure;

(viii)
except as a result of a Change Order to which the EPC Contractor is entitled under the relevant EPC Contract for a Change in Law (as defined in such EPC Contract), adversely modifies or impairs the enforceability of any warranty under such EPC Contract; provided, that this clause shall not preclude the Borrower from waiving warranties with respect to immaterial items comprising the Work under such EPC Contract;

(ix)	except as a result of a Change Order to which the EPC Contractor is entitled under the relevant EPC Contract for a Change in Law (as defined in such EPC Contract) (and provided that the Independent Engineer consents (which consent shall not be unreasonably withheld, conditioned or delayed) to the Borrower's consent to such Change Order pursuant to Section 6.2.C of such EPC Contract), impairs the ability of the Project to satisfy the Performance Tests;

(x)	results in the revocation or adverse modification of any material Government Approval; or

(xi)	causes the Project not to comply in all material respects with applicable Government Rule or the Borrower's Contractual Obligations;

(b)
approve any plan under Article 11 (Completion) of any of the EPC Contracts without the consent of the Common Security Trustee (in consultation with the Independent Engineer); provided, however, that the Common Security Trustee shall use reasonable efforts to promptly review all relevant documentation provided to it by the Borrower (and shall request the Independent Engineer to do the same);

(c)
certify to, consent to or otherwise request or permit through a Change Order or otherwise without the consent of the Common Security Trustee (in consultation with the Independent Engineer) the occurrence of Substantial Completion or Ready for Start Up with respect to each train of the Project, or make any election to take care, custody and control of the Project (or any portion thereof) pursuant to Section 11.4.B (Minimum Acceptance Criteria and Performance Liquidated Damages) (or any other provision thereof) of any of the EPC Contracts; provided, however, that the Common Security Trustee shall use reasonable efforts to promptly review all relevant documentation provided to it (directly or indirectly) by the Borrower (and shall request the Independent Engineer to do the same);

(d)
collect on an EPC Letter of Credit under Section 7.8 (Procedure for Withholding, Offset and Collection on the Letter of Credit) of any of the EPC Contracts unless there are no future payments owed to the EPC Contractor against which the Borrower may offset the amounts due to the Borrower under such Section 7.8; or

(e)	without consent of the Common Security Trustee (in consultation with the Independent Engineer not to be unreasonably withheld, conditioned or delayed):

(i)
initiate or consent to any (A) Change Order that directly or indirectly specifies the capital spare parts to be delivered to the Site by the EPC Contractor pursuant to Section 3.4.B (Capital Spare Parts) of the Stage 1 EPC Contract, taking into account any other capital spare parts that the Borrower intends to acquire directly, or (B) material change to a two (2) year inventory of such capital spare parts; or

(ii)	consent to any initial integration plan proposed by the EPC Contractor under Section 3.25.B (Scheduled Activities) of any of the EPC Contracts.

7.14	GAAP

The Borrower shall not change (i) its accounting or financial reporting policies other than as permitted in accordance with GAAP, or (ii) its Fiscal Year without the prior written consent of the Required Secured Parties.

7.15	Use of Proceeds; Margin Regulations

The Borrower shall not use any part of the proceeds of any Secured Debt to purchase or carry any Margin Stock (as defined in Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. The Borrower shall not use the proceeds of any Secured Debt in a manner that could violate or be inconsistent with the provisions of Regulations T, U or X of the Board, or any regulations, interpretations or rulings thereunder.

7.16	Permitted Investments

The Borrower shall not make, and shall not instruct the Common Security Trustee to make, any Investments except Permitted Investments.

7.17	Hedging Arrangements

The Borrower shall not enter into any Hedging Agreements other than Permitted Hedging Agreements, and in the case of the Interest Rate Protection Agreements, with a Qualified Counterparty.

7.18	Environmental Matters

The Borrower shall not Release, or permit the Release of Hazardous Materials at the Project in violation of applicable material Government Rules or material Government Approvals or which could reasonably be expected to have a Material Adverse Effect.

7.19	Guarantees

The Borrower shall not directly or indirectly create, incur or assume or otherwise be or become liable with respect to any Guarantee which could result in a liability to the Borrower in excess of two million Dollars ($2,000,000).

7.20	Gas Purchase Contracts and LNG Sales Contracts

(a)
The Borrower shall not enter into gas purchase contracts with firm receipt obligations for a volume of gas in excess of that which is required for the Borrower to be able to meet its obligations under the FOB Sale and Purchase

Agreements, the CMI LNG Sale and Purchase Agreement and any other LNG sales agreements entered into as permitted hereunder.

(b)
The Borrower shall not enter into any LNG sales contracts except for (i) the FOB Sale and Purchase Agreements, (ii) the ~~Train 6 FOB Sale and Purchase Agreements, (iii) the~~ CMI LNG Sale and Purchase Agreement, (~~iv~~iii) LNG sales contracts with a term of less than two (2) years with counterparties who at the time of execution of the contract were rated at least BBB- by S&P, BBB- by Fitch, or Baa3 by Moody’s, or who provide a guaranty from an affiliate with such a rating, (~~v~~iv) LNG sales contracts with a term of less than two (2) years with counterparties who are not at the time of execution of the contract rated at least BBB- by S&P, BBB- by Fitch, or Baa3 by Moody’s to the extent the counterparty provides a letter of credit from a financial institution rated at least A- by S&P or A3 by Moody’s with respect to its estimated obligations under the contract for a period of sixty (60) days, (~~vi~~v) LNG sales contracts with a term of two (2) or more years, provided, that (I) the counterparties are at the time of execution of the contract rated at least BBB- by S&P, BBB- by Fitch, or Baa3 by Moody’s, or provide a guaranty from an affiliate with such a rating, and (II) entry into the contract is approved by the Required Secured Parties, which consent shall not be unreasonably withheld, or (~~vii~~vi) LNG sales contracts with counterparties who prepay (in cash) for their LNG purchase obligations under such contracts; provided, that in the case of clauses (iii), (iv), (v)~~,~~ and (vi) ~~and (vii)~~, performance under such contracts shall not adversely affect the ability of the Borrower to meet its obligations under the FOB Sale and Purchase Agreements ~~and, if Train 6 Debt has been incurred or the Train 6 FID Date has occurred, the Train 6 FOB Sale and Purchase Agreements~~.

7.21	Sale of Natural Gas in Interstate Commerce

The Borrower shall not sell natural gas other than in interstate commerce.

8.	REPORTING REQUIREMENTS

The Borrower shall furnish the following to the Common Security Trustee and each Secured Debt Holder Group Representative:

8.1	Financial Statements

(a)	As soon as available and in any event within sixty (60) days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year of the Borrower:

(i)	unaudited statements of income and cash flows of the Borrower for such period and for the period from the beginning of the respective Fiscal Year to the end of such period; and

(ii)	the related balance sheet as at the end of such period, setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding Fiscal Year;

(b)
As soon as available and in any event within one hundred twenty (120) days after the end of each Fiscal Year of the Borrower, audited statements of income, member's equity and cash flows of the Borrower for such year and the related balance sheets as at the end of such Fiscal Year, setting forth in each case, in comparative form the corresponding figures for the preceding Fiscal Year, and accompanied by an opinion of KMPG LLP or such other independent certified public accountants of recognized national standing, which opinion shall state that such financial statements fairly present in all material respects the financial condition and results of operations of the Borrower as at the end of, and for, such Fiscal Year in accordance with GAAP and shall state whether any knowledge of any Default or Event of Default was obtained during the course of their examination of such financial statements; and

(c)	concurrently with the delivery of the financial statements pursuant to clause (a) or (b) above:

(i)
a certificate executed by an Authorized Officer of the Borrower certifying that such financial statements fairly present in all material respects the financial condition and results of operations of the Borrower on the dates and for the periods indicated in accordance with GAAP, subject, in the case of quarterly financial statement to the absence of notes and normal year-end audit adjustments;

(ii)
a certificate executed by an Authorized Officer of the Borrower certifying that no Default or Event of Default exists as of the date of such certificate or, if any Default or Event of Default exists, specifying the nature and extent thereof; and

(iii)
a written summary of commodity hedges entered into by the Borrower, detailing aggregate outstanding contract volumes, price ranges of such commodity hedges, and the associated value at risk with respect to such commodity hedges as of the end of each quarter.

8.2	Notice of Default, Event of Default and Other Events

As soon as practicable and in any event, unless otherwise specified, within five (5) Business Days after the Borrower obtains Knowledge of any of the following, written notice or delivery to the Common Security Trustee (and, in the case of clause (l), each Secured Debt Holder Group Representative) of:

(a)	the occurrence of any Default or Event of Default and describing any action being taken or proposed to be taken with respect thereto;

(b)
the occurrence of any Event of Loss or Event of Taking in excess of thirty million Dollars ($30,000,000) in value or any series of such events or circumstances during any 12-month period in excess of one hundred million Dollars ($100,000,000) in value in the aggregate, or the initiation of any insurance claim proceedings with respect to any such Event of Loss or Event of Taking;

(c)
any claim, Environmental Claim, suit, arbitration, litigation or similar proceeding pending or threatened in writing (A) with respect to or against the Project or the Loan Parties (x) in which the amount involved is in excess of one hundred million Dollars ($100,000,000) in the aggregate, (y) or that could reasonably be expected to have a Material Adverse Effect, or (z) involving injunctive or declaratory relief, or (B) involving any other party to any of the Material Project Documents or Additional Material Project Documents, which could reasonably be expected to have a Material Adverse Effect or result in an Event of Default, and, in each case, describing any action being taken or proposed to be taken with respect thereto;

(d)
any dispute, litigation, investigation or proceeding which may exist at any time between any Government Authority and the Borrower to the extent such dispute, litigation, investigation or proceeding involves the Project and could reasonably be expected to result in a Material Adverse Effect or otherwise involves an amount in excess of one hundred million Dollars ($100,000,000) in the aggregate;

(e)
any written notice of the occurrence of any event giving rise (or that could reasonably be expected to give rise) to a claim under any insurance policy maintained with respect to the Project in excess of thirty million Dollars ($30,000,000) with copies of any material document relating thereto that are in the possession of the Borrower;

(f)	notice of the occurrence of any force majeure event in respect of the Project, the Sabine Pass Terminal or the pipelines owned by Cheniere Creole Trail Pipeline,
L.P. reasonably expected to exceed ten (10) consecutive days (together with a description of its expected duration and any action being taken or proposed to be taken with respect thereto);

(g)	notice of any cessation of activities related to the development, construction, operation and/or maintenance of the Project that could reasonably be expected to exceed sixty (60) consecutive days;

(h)	any cancellation or material change in the terms, coverages or amounts of any insurance described in Section 6.6 (Insurance; Events of Loss);

(i)	any acquisition or transfer of any direct or indirect ownership interests in the Borrower by the Sponsor;

(j)
any event, occurrence or circumstance that could reasonably be expected to cause (A) an increase of more than one hundred million Dollars ($100,000,000) individually or in the aggregate in the sum of the Project Costs above the sum of such costs set forth in the Construction Budget or (B) Operation and Maintenance Expenses to exceed with respect to all Operation and Maintenance Expenses, the amount budgeted therefor by ten percent (10%) or more in the aggregate per annum or twenty percent (20%) per line item per annum, calculated as set forth in Section 6.7 (Project Construction; Maintenance of Properties);

(k)	any event or circumstance that could reasonably be expected to result in a material liability of the Borrower under ERISA or under the Code with respect to any Plan and any ERISA Event;

(l)
each material Government Approval obtained by the Borrower not previously delivered as required in connection with the current stage of Development, certified as true, complete and correct by an Authorized Officer of the Borrower; or

(m)
other circumstance, act or condition (including the adoption, amendment or repeal of any Government Rule or the Impairment of any Government Approval applicable to the Borrower or the Development or written notice of the failure to comply with the terms and conditions of any such Government Approval) which could reasonably be expected to result in a Material Adverse Effect, and describing any action being taken or proposed to be taken with respect thereto.

8.3	Notices under Material Project Documents

(a)	Promptly upon:

(i)
delivery to another Material Project Party pursuant to a Material Project Document, the Borrower shall deliver to the Common Security Trustee and each Secured Debt Holder Group Representative copies of all material written notices or other material documents delivered to such Material Project Party by the Borrower other than written notices or other documents delivered in the ordinary course of the administration of such Agreements; and

(ii)
such documents becoming available, the Borrower shall deliver to the Common Security Trustee and each Secured Debt Holder Group Representative copies of all material written notices or other material documents received by the Borrower pursuant to any Material Project Document (including any notice or other document relating to a failure by the Borrower to perform any of its covenants or obligations under such Material Project Document, termination of a Material Project Document or a force majeure event under a Material Project Document) other than written notices or other documents delivered in the ordinary course of administration of such Agreements~~;~~.

8.4	Operating Statements and Reports

(a)
Not more than forty-five (45) days after the end of the last month of each Fiscal Quarter, commencing with the close of the first full Fiscal Quarter after the first train of the Project achieves Substantial Completion, an operating statement of the Project for such quarterly period and for the portion of the Borrower’s Fiscal Year then ended.

(b)
Not more than sixty (60) days after the end of each Fiscal Year, commencing with the close of the first Fiscal Year after the first train of the Project achieves Substantial Completion, an operating report of the Project for such Fiscal Year then ended.

(c)
In each case with respect to clauses (a) and (b) above, such operating statements shall correspond to the Operating Budget Categories and monthly periods of the current annual Operating Budget and shall show all Cash Flows and all expenditures for Operation and Maintenance Expenses. The quarterly operating statement shall include (i) updated estimates of Operation and Maintenance Expenses for the balance of such Fiscal Year to which the operating statement relates, (ii) any material developments during such Fiscal Quarter which could reasonably be expected to have a Material Adverse Effect, (iii) summary of statistical data and quality control reports relating to the operation of the Project during such Fiscal Quarter and any capacity test results performed during such Fiscal Quarter, (iv) records on efficiency, performance and availability of the Project during such Fiscal Quarter, (v) discussion of any deviation from the requirements set forth in Section 6.7(a) (Project Construction; Maintenance of Properties) stating in reasonable detail the necessary qualifications to such requirements, and (vi) the cause, duration and projected loss of Cash Flows attributable to each scheduled and unscheduled interruption in the Services by the Project during such Fiscal Quarter and, with respect to any interruptions caused by a material defect or failure, the cause of and cost to repair such defect or failure. Both the quarterly and annual operating statements shall be certified as materially complete and correct by an Authorized Officer of the Borrower. Each operating statement will be accompanied by a statement of sources and uses of funds for the periods covered by it and a discussion of the reason for any material (i) variance from the amount budgeted therefor in the relevant Operating Budget and (ii) variance in the actual costs for the then-current period from the costs incurred during the prior period.

(d)
Promptly after receipt of each material written statement or report received by the Borrower from the Operator pursuant to the O&M Agreement, the Borrower shall deliver a copy thereof to the Common Security Trustee and each Secured Debt Holder Group Representative.

8.5	Construction Reports

(a)
Prior to Substantial Completion with respect to each train of the Project, as soon as available and in any event on the last day of each month (or the next succeeding Business Day if the last day of a given month is not a Business Day), monthly Construction Reports as to the Project from the Independent Engineer; provided that the failure to provide the Construction Report from the Independent Engineer pursuant to this clause (a) within thirty (30) days of the end of each month that is not the last month of a Fiscal Quarter (other than as a result of an act or omission by the Borrower or its Affiliates) shall not constitute a Default or an Event of Default.

(b)	With respect to clause (a) above, such Construction Report shall set forth in reasonable detail:

(i)	estimated dates on which Ready for Start Up, Ready for Performance Testing and Substantial Completion shall be achieved;

(ii)
the Borrower’s then-current estimate of anticipated Project Costs through Ready for Start Up, Ready for Performance Testing and Substantial Completion as compared to the Construction Budget and the Construction Schedule and reasons for material variances, and in the event of a material variance, the reasons therefor, and such other information reasonably requested by the Common Security Trustee;

(iii)
any occurrence of which the Borrower is aware that could reasonably be expected to (A) increase the total aggregate Project Costs above those set forth in the Construction Budget, (B) delay Substantial Completion beyond the Guaranteed Substantial Completion Date or (C) have a Material Adverse Effect;

(iv)	if Substantial Completion is not anticipated to occur on or before the Guaranteed Substantial Completion Date, the reasons therefor (and a schedule recovery plan);

(v)
the status of construction of the Project, including progress under each of the EPC Contracts (and a description of any material defects or deficiencies with respect thereto) and the proposed construction schedule for the following ninety (90) days, including a description, as compared with the Construction Schedule of engineering, procurement, construction, commissioning, and testing status (including actual percentage complete versus planned percentage complete, document status, significant activities accomplished and planned and a summary of milestones planned and actually completed);

(vi)	the status of the Government Approvals necessary for the Development, including the dates of applications submitted or to be submitted and the anticipated dates of actions by Government Authorities with respect to such Government Approvals; and

(vii)
a listing of reportable environmental, health and safety incidents as well as any unplanned related impacts, events, accidents or issues that occurred during the report period and the compliance with Environmental Laws.

8.6	Commodity Positions

Promptly upon the initial and any subsequent approval by the Sponsor, a written summary of (i) authorized aggregate open position and value at risk limits with respect to any commodity hedges and (ii) approved financial and physical commodity instruments.

8.7	Other Information

Other information reasonably requested by the Common Security Trustee or any Secured Debt Holder Group Representative.

8.8	Insurance Information

Information required to be provided pursuant to Schedule 6.6.

9.	EVENTS OF DEFAULT FOR SECURED DEBT

Each of the following events or occurrences set forth in this Section 9 shall be an Event of Default in respect of all Secured Debt other than (i) Senior Bonds and (ii) other Senior Debt if and to the extent provided in the Senior Debt Instrument governing such Senior Debt.

9.1	Non-Payment of Scheduled Payments

The Borrower shall (i) default in the payment when due of any principal of any Secured Debt; unless (x) such default is caused by an administrative or technical error and (y) payment is made within three (3) Business Days of its due date, or (ii) default in the payment when due of any interest on any Secured Debt or any fee or any other amount or Obligation payable by it under this Agreement, any Secured Debt Instrument, any Secured Hedge Instrument or any other Financing Document and such default continues unremedied for a period of three (3) Business Days after the occurrence of such default.

9.2	Non-Payment of Other Obligations

A default shall have occurred with respect to (A) Additional Secured Debt or (B) any Indebtedness of SPLNG or the Borrower that is in excess of one hundred million Dollars ($100,000,000) in the aggregate (other than any amount due in respect of Additional Secured Debt or Facility Debt) and continued beyond any applicable grace period, the effect of which has been to cause the entire amount of such Indebtedness under this clause (B) to become due (whether by redemption, purchase, offer to purchase or otherwise) and such Indebtedness under this clause (B) remains unpaid or the acceleration of its stated maturity unrescinded.

9.3	Non-Performance of Covenants and Obligations

(a)
The Borrower or any other Loan Party, as applicable, defaults in the due performance and observance of any of its obligations under any of Section 6.3(a)(i) or (b) (Maintenance of Existence, Etc.), Section 6.5(b) or (e) (Compliance with Government Rules, Etc.) (except to the extent that any Default is caused by administrative or technical error), Section 6.9(a) or (c) (Maintenance of Liens), Section 6.10 (Use of Proceeds), Section 6.15 (Debt Service Coverage Ratio), Section 7.2(a) (Prohibition of Fundamental Changes), Section 7.3(a) or (c) (Nature of Business), Section 7.5 (Restrictions on Indebtedness), Section 7.7 (Restricted Payments), Section 7.8 (Limitation on Liens), Section 7.15 (Use of Proceeds; Margin Regulations), Section 7.17 (Hedging Arrangements), Section

7.19 (Guarantees), Section 7.21 (Sale of Natural Gas in Interstate Commerce), or Section 8.2(a) or (c) (with respect to Environmental Claims) (Notice of Default, Event of Default and Other Events).

(b)
The Borrower or any other Loan Party, as applicable, defaults in the due performance and observance of any of its obligations under any of Section 6.5(a) (Compliance with Government Rules, Etc.) (with respect to any Environmental Laws), Section 6.5 (b) or (e) (Compliance with Government Rules, Etc.) (to the extent that any Default is caused by administrative or technical error), Section 6.8 (Taxes), Section 6.9(b) (Maintenance of Liens), Section 7.2(b) (Prohibition of Fundamental Changes), Section 7.3(b) (Nature of Business), Section 7.9(b) or (d) (Project Documents, Etc.), Section 7.11 (Transactions with Affiliates), Section 7.12 (Accounts), Section 7.13(a) (EPC and Construction Contracts), Section 7.14 (GAAP), Section 7.16 (Permitted Investments), Section 8.2 (h) (Notice of Default, Events of Default and Other Events), or Section 8.3(a)(ii) (Notices under Material Project Documents) and such Default continues unremedied for a period of fifteen (15) days after the Borrower receives written notice of such Default from the Common Security Trustee or any Secured Debt Holder Group Representative, Secured Hedge Representative or Secured Gas Hedge Representative or fifteen (15) days (except, with respect to a Default under Section 6.5 (b) or (e) (Compliance with Government Rules, Etc.) (to the extent that any Default is caused by administrative or technical error) five (5) days) after the Borrower obtains Knowledge of such Default, whichever is earlier.

(c)
Except as otherwise addressed in this Section 9, the Borrower or any other Loan Party, as applicable, defaults in the due performance and observance of any of its obligations contained in any other covenant or agreement to be performed or observed by it under the Financing Documents; provided, that if such Default is capable of remedy, no Event of Default shall have occurred pursuant to this Section 9.3(c) if such Default has been remedied within thirty (30) days after written notice of such Default is given by the Common Security Trustee or any Secured Debt Holder Group Representative, Secured Hedge Representative or Secured Gas Hedge Representative to the Borrower, provided, that if such failure is not capable of remedy within such 30-day period, such 30-day period shall be extended to a total period of ninety (90) days so long as (A) such Default is subject to cure, (B) the Borrower or such Loan Party, as applicable, is diligently pursuing a cure and (C) such additional cure period could not reasonably be expected to result in a Material Adverse Effect or materially and adversely affect the Borrower's rights, duties, obligations or liabilities under the FOB Sale and Purchase Agreements.

9.4	Breach of Representation or Warranty

(a) Any representation or warranty made or deemed made by the Borrower or any other Loan Party in this Agreement, or any other Financing Document, as applicable, or (b) any representation, warranty or statement in any certificate, financial statement or other document furnished to the Common Security Trustee or any Secured Debt Holder by or on behalf of the Borrower, shall prove to have been false or misleading as of the time made or deemed made, confirmed or furnished; provided, that such misrepresentation or such false statement shall not constitute an Event of Default if the adverse effects of such incorrect representation or warranty (i) would not reasonably be expected to result in a Material Adverse Effect or (ii) are capable of being cured and are cured within sixty (60) days after the earlier of (I) written notice of such Default from the Common Security Trustee or any Secured Debt Holder Group Representative, Secured Hedge Representative or Secured Gas Hedge Representative or (II) the Borrower’s Knowledge of such Default.

9.5	Project Document Defaults

(i) Any Material Project Document shall at any time for any reason cease to be valid and binding or in full force and effect or shall be materially Impaired (in each case, except in connection with its expiration in accordance with its terms in the ordinary course (and not related to any default or early termination right thereunder)) or the enforceability thereof is contested or disaffirmed in writing by or on behalf of any party thereto, (ii) the Borrower or any Material Project Party shall be in material breach or default, or a termination event shall occur, under any FOB Sale and Purchase Agreement, the EPC Contracts or the Sabine Pass TUA, or (iii) the Borrower or any other Project Party shall be in breach or default, or a termination event shall occur, under any other Project Document or the Consent and any such event under this clause (iii) could reasonably be expected to result in a Material Adverse Effect; provided, however, that no Event of Default shall have occurred pursuant to this Section 9.5 if (A) in the case of the occurrence of an event under clause (i), (ii) or (iii) above, such breach, default, termination event, or other event is cured within the lesser of sixty (60) days of such breach, default, termination event, or other event and the cure period permitted under the applicable Project Document with respect to such breach, default, termination event, or other event or (B) in the case of the occurrence of any of the events set forth in clause (i),

(ii) or (iii) above with respect to any Project Document, the Borrower notifies the Common Security Trustee that it intends to replace such Project Document and diligently pursues such replacement and the applicable Project Document is replaced within ninety
(90) days with a Project Document or Additional Material Project Document, as applicable, that is on terms and conditions that are and with a Project Party that is reasonably acceptable to the Required Secured Parties; provided further that in the case of the replacement of an FOB Sale and Purchase Agreement, the Borrower shall also have provided evidence to the Common Security Trustee that any Export Authorization specifically referencing the replaced FOB Sale and Purchase Agreement has been amended or replaced with an Export Authorization on substantially the same terms as the original Export Authorization and that enables the Borrower to comply with its obligations under the new FOB Sale and Purchase Agreement.

9.6	Government Approvals

Any Government Approval related to the Borrower or the Development shall be Impaired and such Impairment could reasonably be expected to have a Material Adverse Effect, unless (i) the Borrower provides a reasonable remediation plan (which sets forth in reasonable detail the proposed steps to be taken to cure such Impairment) no later than ten (10) Business Days following the date that the Borrower has Knowledge of the occurrence of such Impairment, (ii) the Borrower diligently pursues the implementation of such remediation plan, and (iii) such Impairment is cured no later than ninety (90) days following the occurrence thereof.

9.7	Bankruptcy; Insolvency

A Bankruptcy shall occur with respect to (i) any Loan Party, (ii) SPLNG, or (iii) prior to Final Completion, the EPC Contractor or Bechtel Global Energy, Inc.

9.8	Judgments

(a) Prior to the Project Completion Date, a judgment or order, or series of judgments or orders, for the payment of money in excess of two hundred million Dollars ($200,000,000) in the aggregate or a final judgment or order, or series of final judgments or orders, for the payment of money in excess of one hundred twenty million Dollars ($120,000,000) in the aggregate, or (b) following the Project Completion Date, a final judgment or order, or series of judgments or orders, for the payment of money in excess of one hundred twenty million Dollars ($120,000,000) in the aggregate (net of insurance proceeds which are reasonably expected to be paid), in either case shall be rendered against any Loan Party, in each case, by one or more Government Authorities, arbitral tribunals or other bodies having jurisdiction over any such entity and the same shall not be discharged (or provision shall not be made for such discharge), dismissed or stayed, within forty-five (45) days from the date of entry of such judgment or order or judgments or orders.

9.9	Unenforceability of Documentation

This Agreement or any other Financing Document or any material provision of any Financing Document, (i) is declared by a court of competent jurisdiction to be illegal or unenforceable, (ii) should otherwise cease to be valid and binding or in full force and effect or shall be materially Impaired (in each case, except in connection with its expiration in accordance with its terms in the ordinary course (and not related to any default hereunder)) or (iii) is (including the enforceability thereof) expressly terminated, contested or repudiated by any Loan Party, the Sponsor, or any Affiliate of any of them.

9.10	Event of Loss

An Event of Loss occurs (unless, in the case of an Event of Loss of all or substantially all of the pipelines necessary to supply gas to the Project, such Event of Loss constitutes Force Majeure).

9.11	Change of Control

The Sponsor fails to (i) hold directly or indirectly more than 50% of the ownership interests in the Borrower or (ii) control, directly or indirectly (without granting to any other Person any negative controls over its right to exercise such control), voting rights with more than 50% of the votes of all classes in the Borrower.

9.12	ERISA Events

(a)
An ERISA Event shall have occurred that, in the reasonable opinion of the Required Secured Parties, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.

(b)
The aggregate "amount of unfunded benefit liabilities" (within the meaning of Section 4001(a)(18) of ERISA) under all Plans determined in accordance with Title IV of ERISA could reasonably be expected to result in a Material Adverse Effect.

9.13	Insurance

The Borrower shall fail to obtain and maintain in full force and effect the insurance required under Section 6.6 (Insurance; Events of Loss) and such insurance is not replaced with insurance complying with the requirements of such Section within thirty (30) days after such failure.

9.14	Liens

The Liens in favor of the Secured Parties under the Security Documents shall at any time cease to constitute valid and perfected Liens granting a first priority security interest in the Collateral (subject to Permitted Liens).

9.15	Abandonment

An Event of Abandonment occurs or is deemed to have occurred.

9.16	Certain Regulations

Except as may result from the exercise of remedies under the Transaction Documents, any Secured Party, solely by virtue of (i) the ownership or the operation of the Project, or (ii) the execution, delivery or performance of the Transaction Documents, shall become (A) subject to regulation as a "natural-gas company," as such term is defined in the NGA, (B) subject to regulation pursuant to Section 3 of the NGA, (C) subject to regulation under PUHCA, (D) subject to regulation under the laws of the State of Louisiana with respect to rates, or subject to material financial and organizational regulation under such law or (E) subject to regulation as a "public utility," an "electric public utility," a "gas utility" or a "natural gas company" pursuant to Article 4, Section 21 of the Louisiana Constitution, or Title 30 or Title 45 of the Louisiana Revised Statutes, or the orders, rules and regulations promulgated thereunder.

9.17	Commercial Delivery

The failure of (a) the Train 1 DFCD under and as defined in the BG FOB Sale and Purchase Agreement to occur on or before the BG DFCD Deadline, (b) the Date of First Commercial Delivery under and as defined in the GN FOB Sale and Purchase Agreement to occur on or before the GN DFCD Deadline, (c) the Date of First Commercial Delivery under and as defined in the KoGas FOB Sale and Purchase Agreement to occur on or before the KoGas DFCD Deadline, (d) the Date of First Commercial Delivery under and as defined in the GAIL FOB Sale and Purchase Agreement to occur on or before the GAIL DFCD Deadline, (e) the Date of First Commercial Delivery under and as defined in the Centrica FOB Sale and Purchase Agreement to occur on or before the Centrica DFCD Deadline~~,~~ or (f) the Date of First Commercial Delivery under and as defined in the Total FOB Sale and Purchase Agreement to occur on or before the Total DFCD Deadline ~~or (g) if Train 6 Debt has been incurred or the Train 6 FID Date has occurred, the Date of First Commercial Delivery under and as defined in each Train 6 FOB Sale and Purchase Agreement to occur on or before the applicable Train 6 DFCD Deadline~~, unless in any ~~such~~ case, (x) the Common Security Trustee shall have received a certificate of the Independent Engineer on or before such deadline, certifying that in its opinion, Train 1 DFCD under and as defined in the BG FOB Sale and Purchase Agreement or the Date of First Commercial Delivery under the other FOB Sale and Purchase Agreements, as applicable, could reasonably be expected to occur (which shall include consideration of the Borrower's available cash) thirty (30) days prior to the date that the Buyer under the applicable FOB Sale and Purchase Agreement would have the right to terminate thereunder for failure to achieve Train 1 DFCD or Date of First Commercial Delivery, as applicable, in each case without giving effect to any extended cure period for the benefit of the Facility Lenders in any Consent between the Common Security Trustee and such Buyer and (y) the Train 1 DFCD or the Date of First Commercial Delivery, as applicable, is in fact achieved by no later than such thirty (30) days prior to such date.

9.18	~~Project Completion~~[Reserved]

~~The failure to achieve the Project Completion Date by the Date Certain.~~

9.19	Certain Force Majeure Events

(a)
With respect to the BG FOB Sale and Purchase Agreement or the GN FOB Sale and Purchase Agreement, if (x) the Borrower has declared Force Majeure with respect to a period that is either projected by the Borrower (having acted reasonably) to extend for twenty-four (24) months or has in fact continued uninterrupted for twenty (20) months, and (y) such Force Majeure could reasonably be expected to result in a reduction in the annualized ACQ during a twenty-four (24) month period, or has in fact resulted in a reduction in the annualized ACQ during a twenty (20) month period, that is otherwise available to the Buyer equal to or greater than fifty percent (50%).

(b)	If (x) the Borrower has declared Force Majeure one or more times and the interruptions resulting from such Force Majeure event total in aggregate twenty
(20) or more months during any thirty-six (36) month period and (y) such Force Majeure events have in fact resulted in a reduction of the annualized ACQ during a twenty (20) month period, or could reasonably be expected to result in a reduction of the annualized ACQ during a twenty-four (24) month period, that is otherwise available to Buyer equal to or greater than fifty percent (50%).

(c)
With respect to the BG FOB Sale and Purchase Agreement or the GN FOB Sale and Purchase Agreement, if (x) a Buyer under either FOB Sale and Purchase Agreement has declared Force Majeure with respect to (i) the withdrawal or expiration or failure to obtain any Approval of any Governmental Authority under the relevant FOB Sale and Purchase Agreement, as such terms are defined therein, or (ii) events of Force Majeure pursuant to Section 14.1.1(e)(ii) (Force Majeure) of the relevant FOB Sale and Purchase Agreement; and (y) such Force Majeure (i) has continued for twenty (20) months and has resulted in a reduction in the quantity of LNG that such Buyer is able to take equal to or greater than fifty (50%) in the annualized ACQ during such (20) month period or (ii) could reasonably be expected to continue for twenty-four (24) months and result in a reduction in the quantity of LNG that such Buyer is able to take equal to or greater than fifty (50%) in the annualized ACQ during such twenty-four (24) month period.

10.	MISCELLANEOUS PROVISIONS

10.1	Amendments

This Agreement may not be amended or waived unless such amendment or waiver is in writing signed by the Borrower, the Intercreditor Agent, the Common Security Trustee and each requisite Secured Debt Holder Group Representative, Secured Hedge Representative and Secured Gas Hedge Representative whose vote is required with respect to such amendment or waiver pursuant to the terms of the Intercreditor Agreement.

10.2	Entire Agreement

This Agreement and any agreement, document or instrument attached hereto or referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings in respect to the subject matter hereof. In the event of any conflict between the terms, conditions and provisions of this Agreement and the terms of any Secured Debt Instruments, Secured Hedge Instruments or Secured Gas Hedge Instruments, the terms of the Secured Debt Instruments, Secured Hedge Instruments or Secured Gas Hedge Instruments, as applicable, shall prevail.

10.3	Applicable Law; Jurisdiction

(a)
GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA, WITHOUT ANY REFERENCE TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(b)
SUBMISSION TO JURISDICTION. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN

OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER FINANCING DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY HERETO MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION IF APPLICABLE LAW DOES NOT PERMIT A CLAIM, ACTION OR PROCEEDING REFERRED TO IN THE FIRST SENTENCE OF THIS SECTION TO BE FILED, HEARD OR DETERMINED IN OR BY THE COURTS SPECIFIED THEREIN.

(c)
WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT IN ANY COURT REFERRED TO IN SECTION 10.3(b). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)
Service of Process. The Borrower irrevocably consents to the service of any and all process in any such action or proceeding by the air mailing of copies of such process to such Person at its then effective notice addresses pursuant to Section 10.11 (Notices and Other Communications).

(e)
Immunity. To the extent that the Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Borrower hereby irrevocably and unconditionally waives such immunity in respect of its obligations under the Financing Documents and, without limiting the generality of the foregoing, agrees that the waiver set forth in this Section 10.3(e) shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and is intended to be irrevocable for purposes of such Act.

(f)
WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER FINANCING DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR

THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.3(f).

10.4	Assignments

Assignments of Secured Debt, Secured Hedge Obligations or Secured Gas Hedge Obligations shall be in accordance with and subject to the provisions of the applicable Secured Debt Instrument, Secured Hedge Instrument or Secured Gas Hedge Instrument.

10.5	Successors and Assigns

The provisions of this Agreement shall be binding upon and inure to the benefit of each Party, and its respective successors and permitted assigns. Except as expressly permitted by any Financing Document, no Party may assign or otherwise transfer any of its rights or obligations under this Agreement or any other Financing Document.

10.6	Consultants

The Borrower shall pay (against direct invoices) each Consultant appointed by the Common Security Trustee or any Secured Debt Holder Group Representative or Secured Hedge Representative, as applicable, the reasonable and documented fees and expenses of such Consultant retained on behalf of the Secured Debt Holders.

10.7	Costs and Expenses

The Borrower shall pay (a) all reasonable and documented out of pocket expenses incurred by each Secured Debt Holder Group Representative, each Secured Hedge Representative, the Intercreditor Agent and the Common Security Trustee and their Affiliates (including all reasonable fees, costs and expenses of one counsel plus one local counsel for the Secured Debt Holders in each relevant jurisdiction (provided, that in the case of the continuation of an Event of Default, any Secured Party may retain separate counsel in the event of an actual conflict of interest (which may be multiple counsel, but only the least number as necessary to resolve such conflict of interest) and the Borrower shall pay all reasonable fees, cost and expenses of such additional counsel)), in connection with the preparation, negotiation, syndication, execution and delivery of this Agreement and the other Financing Documents; (b) all reasonable and documented out of pocket expenses incurred by each Secured Debt Holder Group Representative, each Secured Hedge Representative, the Intercreditor Agent and the Common Security Trustee (including all reasonable fees, costs and expenses of one counsel plus one local counsel for the Secured Debt Holders in each relevant jurisdiction (provided, that in the case of the continuation of an Event of Default, any Secured Party may retain separate counsel in the event of an actual conflict of interest (which may be multiple counsel, but only the least number as necessary to resolve such conflict of interest) and the Borrower shall pay all reasonable fees, cost and expenses of such additional counsel)), in connection with any amendments, modifications or waivers of the provisions of this Agreement and the other Financing Documents (whether or not the transactions contemplated hereby or thereby are consummated); (c) all reasonable and documented out-of-pocket expenses incurred by each Secured Debt Holder Group Representative, each Secured Hedge Representative, the Intercreditor Agent and the Common Security Trustee (including all reasonable fees, costs and expenses of one counsel plus one local counsel for the Secured Debt Holders in each relevant jurisdiction (provided, that in the case of the continuation of an Event of Default, any Secured Party may retain separate counsel in the event of an actual conflict of interest (which may be multiple counsel, but only the least number as necessary to resolve such conflict of interest) and the Borrower shall pay all reasonable fees, cost and expenses of such additional counsel)), in connection with the administration of this Agreement and the other Financing Documents (whether or not the transactions contemplated hereby or thereby are consummated); and (d) all reasonable and documented out-of-pocket expenses incurred by the Secured Parties (including all reasonable fees, costs and expenses of one counsel plus one local counsel for the Secured Debt Holders in each relevant jurisdiction (provided, that in the case of the continuation of an Event of Default, any Secured Party may retain separate counsel in the event of an actual conflict of interest (which may be multiple counsel, but only the least number as necessary to resolve such conflict of interest) and the Borrower shall pay all reasonable fees, cost and expenses of such additional counsel)), in connection with the enforcement or protection of their rights in connection with this Agreement and the other Financing Documents, including their rights under this Section 10.7, including in connection with any workout, restructuring or negotiations in respect of the Obligations; provided, that the provisions of this Section 10.7 shall not supersede ~~Sections 4.03~~Section 5.03 (Increased Costs) and ~~4.06~~Section 5.06 (Taxes) of the ~~Term Loan A Credit Agreement, 4.03 (Increased Costs) and 4.06 (Taxes) of the KSURE Covered Facility Agreement, 4.03 (Illegality) and 4.06 (Taxes) of the KEXIM Direct Facility Agreement, 4.03 (Increased Costs) and 4.06 (Taxes) of the KEXIM Covered~~Working Capital Facility Agreement and similar provisions of any other Secured Debt Instrument. Notwithstanding the foregoing, in the event that the Common Security Trustee reasonably believes that a conflict exists in using one counsel, it may engage its own counsel.

10.8	Counterparts; Effectiveness

This Agreement may be executed in counterparts (and by different Parties in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when it has been executed by the each of the Parties and when the Common Security Trustee has received counterparts hereof that, when taken together, bear the signatures of each of the other Parties. Delivery of an executed counterpart of a signature page of this

Agreement by facsimile or portable document format ("pdf") shall be effective as delivery of a manually executed counterpart of this Agreement.

10.9	No Waiver; Cumulative Remedies.

No failure by any Secured Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Financing Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Financing Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.10	Indemnification by Borrower

(a)
The Borrower hereby agrees to indemnify each Secured Party and each Related Party (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including all fees, costs and expenses of counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of:

(i)
the execution or delivery of this Agreement, any other Transaction Document, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or the administration (other than expenses that do not constitute out-of-pocket expenses) or enforcement thereof;

(ii)
any Senior Debt or the use or proposed use of the proceeds therefrom (including any refusal by any Holder of Senior Debt to honor any demand for payment under any Senior Debt Instrument, as applicable, if the documents presented in connection with such demand do not strictly comply with the terms the applicable Senior Debt Instrument);

(iii)
any actual or alleged presence, Release or threatened Release of Hazardous Materials in violation of Environmental Laws or that can reasonably result in an Environmental Claim on or from the Project or any property owned or operated by the Borrower, or any Environmental Affiliate or any liability pursuant to an Environmental Law related in any way to the Project or the Borrower, except for Releases of Hazardous Materials that are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of any Indemnitee;

(iv)
any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of the Borrower's members, managers or creditors, and regardless of whether any Indemnitee is a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Financing Documents is consummated, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; or

(v)
any claim, demand or liability for broker's or finder's or placement fees or similar commissions, whether or not payable by the Borrower, alleged to have been incurred in connection with such transactions, other than any broker's or finder's fees payable to Persons engaged by any Holder of Senior Debt or Affiliates or Related Parties thereof;

provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee, or (y) shall have arisen from a dispute between or among the Indemnitees or from a claim of an Indemnitee against another Indemnitee (in each case, other than any dispute involving claims against the Intercreditor Agent or against an Indemnitee in its capacity as a Joint Lead Arranger, Joint Lead Bookrunner, agent or similar role hereunder, unless such claims arise from the bad faith, gross negligence or willful misconduct of such Indemnitee (in each case, to the extent determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee)), which in either case is not the result of an act or omission of the Borrower or any of its Affiliates.

(b)
To the extent that the Borrower for any reason fails to pay in full any amount required under Section 10.7 (Costs and Expenses) or Section 10.10(a) above to be paid by it to the Intercreditor Agent or any Related Party thereof or the Common Security Trustee or any Related Party thereof, each Secured Debt Holder severally agrees to pay to the Intercreditor Agent, the Common Security Trustee, or such Related Party, as the case may be, such Secured Debt Holder's ratable share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Intercreditor Agent, the Common Security Trustee or the applicable Related Party, in its capacity as such. The obligations of the Secured Debt Holders to make payments pursuant to this Section 10.10(b) are several and not joint and shall survive the payment in full of the Obligations and the termination of this Agreement. The failure of any Secured Debt Holder to make payments on any date required hereunder shall not relieve any other Secured Debt Holder of its corresponding obligation to do so on such date, and no Secured Debt Holder shall be responsible for the failure of any other Secured Debt Holder to do so.

(c)	All amounts due under this Section 10.10 shall be payable not later than thirty
(30) days after demand therefor.

(d)
The provisions of this Section 10.10 shall not supersede ~~Sections 4.03~~Section 5.03 (Increased Costs) and ~~4.06~~Section 5.06 (Taxes) of the ~~Term Loan A Credit Agreement, 4.03 (Increased Costs) and 4.06 (Taxes) of the KSURE Covered Facility Agreement, 4.03 (Illegality) and 4.06 (Taxes) of the KEXIM Direct Facility Agreement, or 4.03 (Increased Costs) and 4.06 (Taxes) of the KEXIM Covered~~Working Capital Facility Agreement and similar provisions of any other Secured Debt Instrument.

10.11	Notices and Other Communication

(a)
Any notice, claim, request, demand, consent, designation, direction, instruction, certificate, report or other communication to be given under or in connection with this Agreement shall be given in writing and will be deemed duly given when:

(i)	personally delivered;

(ii)	sent by facsimile transmission (with transmittal confirmation or acknowledgment of receipt, whether written or oral);

(iii)	except with respect to any notice of Default or Event of Default, sent by electronic mail (with electronic confirmation of receipt); or

(iv)	five (5) days have elapsed after mailing by certified or registered mail, postage pre-paid, return receipt requested,

in each case addressed to a Person at its address, e-mail address, or facsimile transmission number as indicated in Schedule 10.11 or to such other address, e- mail address, or facsimile transmission number of which such Person has given notice (including, with respect to any Person acceding to this Agreement under an Accession Agreement those set out for such Person therein). Each of the Borrower, the Common Security Trustee, the Intercreditor Agent, any Secured Debt Holder Group Representative, any Secured Gas Hedge Representative and any Secured Hedge Representative may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Secured Debt Holder may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Common Security Trustee, the Intercreditor Agent, each

Secured Debt    Holder    Group    Representative, each Secured    Gas Hedge Representative and each Secured Hedge Representative.

(b)
Any notice to be given by or on behalf of the Borrower to any Secured Debt Holder may be sent to the Secured Debt Holder Group Representative that represents such Secured Debt Holder. Any notice to be given by or on behalf of the Borrower to any Holder of Secured Hedge Obligations may be sent to the Secured Hedge Representative that represents such Holder of Secured Hedge Obligations. Any notice to be given by or on behalf of the Borrower to any Gas Hedge Provider may be sent to the Secured Gas Hedge Representative that represents such Gas Hedge Provider.

(c)
The Common Security Trustee and the Intercreditor Agent shall promptly forward to each Secured Debt Holder Group Representative and the Common Security Trustee and Intercreditor Agent (other than itself or any Person from whom it received, or which it is aware has received, any such notice, claim, certificate, report, instrument, demand, request, direction, instruction, designation, waiver, receipt, consent or other communication or document) copies of any notice, claim, certificate, report, instrument, demand, request, direction, instruction, designation, waiver, receipt, consent or other communication or document that it receives from any other Person under or in connection with this Agreement or any other Financing Document.

(d)	Each Secured Debt Holder Group Representative shall send a copy of any notice given under this Agreement to each other Secured Debt Holder Group Representative.

(e)
The Borrower hereby agrees that it will provide to the Common Security Trustee all information, documents and other materials that it is obligated to furnish to the Common Security Trustee pursuant to the Financing Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to the Secured Gas Hedge Instruments, (ii) relates to the incurrence of Indebtedness, (iii) relates to the payment of any principal or other amount due under any Secured Debt Instrument or Secured Hedge Instrument prior to the scheduled date therefor or (iv) provides notice of any Default or Event of Default (all such non-excluded communications being referred to herein collectively as "Communications"), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Common Security Trustee at the email addresses specified in Schedule 10.11.

10.12	Severability

If any provision of this Agreement or any other Financing Document is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Financing Documents shall not be affected or impaired thereby and (b) the Parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13	Survival

Notwithstanding anything in this Agreement to the contrary, Section 10.7 (Costs and Expenses), and Section 10.10 (Indemnification by Borrower) shall survive any termination of this Agreement. In addition, each representation and warranty made hereunder and in any other Financing Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties shall be considered to have been relied upon by each of the Secured Parties, regardless of any investigation made by any Secured Party or on their behalf and notwithstanding that any Secured Party may have had notice or knowledge of any Default or Event of Default at the time of the borrowing made pursuant to the Senior Debt Instruments, and shall continue in full force and effect as of the date made or any date referred to herein as long as any Senior Debt or any other Obligation hereunder or under any other Financing Document shall remain unpaid or unsatisfied.

10.14	Waiver of Consequential Damages, Etc.

To the fullest extent permitted by applicable Government Rule, no Party shall assert, and each Party hereby waives, any claim against any other Party or their Related Parties, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Financing Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or the use of the proceeds thereof. No Party or its Related Parties shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Financing Documents or the transactions contemplated hereby or thereby.

10.15	Reinstatement

This Agreement and the obligations of the Borrower hereunder shall automatically be reinstated if and to the extent that for any reason any payment made pursuant to this Agreement is rescinded or must otherwise be restored or returned, whether as a result of any proceedings in bankruptcy or reorganization or otherwise with respect to the Borrower or any other Person or as a result of any settlement or compromise with any Person (including the Borrower) in respect of such payment, and the Borrower shall pay the Secured Parties on demand all of its reasonable costs and expenses (including reasonable fees, expenses and disbursements of counsel) incurred by such Party in connection with such rescission or restoration.

10.16	Treatment of Certain Information; Confidentiality

The Common Security Trustee, each Secured Debt Holder Group Representative, each Secured Hedge Representative and each Secured Gas Hedge Representative agrees to maintain the confidentiality of the Information, except that Information may be disclosed
(a) to its Affiliates and to its Affiliates' respective partners, directors, officers, employees, agents, advisors and representatives (provided that the Persons to whom such disclosure is made will be informed prior to disclosure of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested or required by any regulatory authority purporting to have jurisdiction over it; (c) to the extent required by applicable Government Rule or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any other Financing Document or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder (including any actual or prospective purchaser of Collateral); (f) to Persons permitted under the terms of the Secured Debt Instruments, Secured Hedge Instruments or Secured Gas Hedge Instruments, as applicable, in accordance with the terms thereof; (g) with the consent of the Borrower (not to be unreasonably withheld, conditioned or delayed); (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.16 or (y) becomes available to the Common Security Trustee, any Secured Debt Holder Group Representative, any Secured Hedge Representative, any Secured Gas Hedge Representative or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower; (i) to any state, federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating the Common Security Trustee, any Secured Debt Holder Group Representative, any Secured Hedge Representative or any Secured Gas Hedge Representative; (j) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Borrower received by it from the Common Security Trustee, any Secured Debt Holder Group Representative, any Secured Hedge Representative or any Secured Gas Hedge Representative); or (k) to any party providing a Secured Party insurance or reinsurance (including credit default swaps) with respect to its Secured Debt. In addition, the Common Security Trustee, each Secured Debt Holder Group Representative, each Secured Hedge Representative and each Secured Gas Hedge Representative may disclose the existence of this Agreement and information contained in this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Common Security Trustee, any Secured Debt Holder Group Representative, any Secured Hedge Representative or any Secured Gas Hedge Representative in connection with the administration and management of this Agreement, the other Financing Documents, the Senior Debt Commitments of the Secured Debt Holders, and the borrowings under the Financing Documents. For the purposes of this Section 10.16, "Information" means written information that is furnished by or on behalf of the Borrower, the Sponsor or any of their Affiliates to the Common Security Trustee, any Secured Debt Holder Group Representative, any Secured Hedge Representative or any Secured Gas Hedge Representative pursuant to or in connection with any Financing

Document, relating to the assets and business of the Borrower, the Sponsor or any of their Affiliates but does not include any such information that (i) is or becomes generally available to the public other than as a result of a breach by the Common Security Trustee, any Secured Debt Holder Group Representative, any Secured Hedge Representative or any Secured Gas Hedge Representative of its obligations hereunder, (ii) is or becomes available to the Common Security Trustee, any Secured Debt Holder Group Representative, any Secured Hedge Representative or any Secured Gas Hedge Representative from a source other than the Borrower, the Sponsor or any of their Affiliates that is not, to the knowledge of the Common Security Trustee, any Secured Debt Holder Group Representative, any Secured Hedge Representative or any Secured Gas Hedge Representative, acting in violation of a confidentiality obligation with the Borrower, the Sponsor or any of their Affiliates or (iii) is independently compiled by the Common Security Trustee, any Secured Debt Holder Group Representative, any Secured Hedge Representative or any Secured Gas Hedge Representative, as evidenced by their records, without the use of the Information. Any Person required to maintain the confidentiality of Information as provided in this Section 10.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding the foregoing, to the extent the Borrower has a registration statement with respect to any Senior Debt declared effective, the foregoing provision shall not be applicable to the Secured Debt Holder Group Representative for any holder of Senior Debt subject to such registration statement.

10.17	No Recourse

(a)
Each Secured Party that is a party hereto acknowledges and agrees that the obligations of the Loan Parties under this Agreement and the other Financing Documents, including with respect to the payment of the principal of or premium or penalty, if any, or interest on any Obligations, or any part thereof, or for any claim based thereon or otherwise in respect thereof or related thereto, are obligations solely of the Loan Parties and shall be satisfied solely from the Security and the assets of the Loan Parties and shall not constitute a debt or obligation of the Sponsor or its respective Affiliates (other than the Loan Parties) or Blackstone or any of its respective Affiliates (other than the Loan Parties), nor of any past, present or future officers, directors, employees, shareholders, agents, attorneys or representatives of the Loan Parties, the Sponsor, Blackstone and their respective Affiliates (collectively (but excluding the Loan Parties), the "Non- Recourse Parties").

(b)
Each Secured Party that is a party hereto acknowledges and agrees that the Non- Recourse Parties shall not be liable for any amount payable under this Agreement or any Financing Document, and no Secured Party shall seek a money judgment or deficiency or personal judgment against any Non-Recourse Party for payment or performance of any obligation of the Loan Parties under this Agreement or the other Financing Documents.

(c)
The acknowledgments, agreements and waivers set out in this Section 10.17 shall be enforceable by any Non-Recourse Party and are a material inducement for the execution of this Agreement and the other Financing Documents by the Loan Parties;

provided, however, that:

(i)
the foregoing provisions of this Section 10.17 shall not constitute a waiver, release or discharge of the Borrower for any of the Indebtedness or Obligations of the Borrower under, or any terms, covenants, conditions or provisions of, this Agreement or any other Financing Document, and the same shall continue until fully and ~~indefeasibly~~ paid, discharged, observed or performed;

(ii)
the foregoing provisions of this Section 10.17 shall not limit or restrict the right of any Secured Party to name the Borrower or any other Person as defendant in any action or suit for a judicial foreclosure or for the exercise of any other remedy under or with respect to this Agreement, any of the Security Documents or any other Financing Document to which such Person is a party, or for injunction or specific performance, so long as no judgment in the nature of a deficiency judgment shall be enforced against any Non-Recourse Party out of any Property other than the Property of the Borrower or the Collateral;

(iii)
the foregoing provisions of this Section 10.17 shall not in any way limit, reduce, restrict or otherwise affect any right, power, privilege or remedy of the Secured Parties (or any assignee or beneficiary thereof or successor thereto) with respect to, and each and every Person (including each and every Non-Recourse Party) shall remain fully liable to the extent that such Person would otherwise be liable for its own actions with respect to, any fraud, gross negligence or willful misrepresentation, or willful misappropriation of Cash Flows or any other earnings, revenues, rents, issues, profits or proceeds from or of the Borrower, the Project or the Collateral that should or would have been paid as provided in the Financing Documents or paid or delivered to the Common Security Trustee (or any assignee or beneficiary thereof or successor thereto) for any payment required under this Agreement or any other Financing Document; and

(iv)
nothing contained herein shall limit the liability of: (x) any Person who is a party to any Transaction Document or (y) any Person rendering a legal opinion pursuant to clause (d) in Schedule 5.1 (Conditions to Closing Date) or otherwise, in each case under this clause (iv) relating solely to such liability of such Person as may arise under such referenced agreement, instrument or opinion.

The limitations on recourse set forth in this Section 10.17 shall survive the Discharge Date.

10.18	Second Amendment and Restatement.

This Agreement amends, restates and supersedes the Amended and Restated Common Terms Agreement in its entirety.

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SCHEDULE 1 TO COMMON TERMS AGREEMENT DEFINITIONS

"2015 Kinder Morgan Precedent Agreement" means the Precedent Agreement, dated as of March 25, 2015, between Kinder Morgan Louisiana Pipeline LLC and the Borrower.

"2018 Kinder Morgan Precedent Agreement" means the Precedent Agreement, dated as of October 31, 2018, between Kinder Morgan Louisiana Pipeline LLC and the Borrower.

"Acceptable Debt Service Reserve LC" has the meaning given to it in the Accounts Agreement.

"Accession Agreement" means an accession agreement entered into (or to be entered into) by any acceding Secured Debt Holder Group Representative, Secured Hedge Representative or Secured Gas Hedge Representative, as applicable, substantially in the form required by Section 2.8 (Accession Agreements) as well as any accession agreement entered into by a Secured Debt Holder Group Representative on the Closing Date.

"Account Collateral" means the Accounts subject to the security interests granted under the Accounts Agreement.

"Accounts" has the meaning given to it in the Accounts Agreement.

"Accounts Agreement" means the Second Amended and Restated Accounts Agreement, dated as of June 30, 2015, among the Borrower, the Common Security Trustee and the Accounts Bank.

"Accounts Bank" means Compass Bank, d.b.a. BBVA Compass, or any successor to it appointed pursuant to the terms of the Accounts Agreement.

"Accounts Bank Fee Letter" means the Second Amended and Restated Fee Letter, dated as of June 30, 2015, between the Borrower and the Accounts Bank.

"ACQ" has the meaning given to it in the applicable FOB Sale and Purchase Agreement.

"Additional Equity Distribution" has the meaning given to it in the Accounts Agreement.

"Additional Material Project Document" means any contract, agreement, letter agreement or other instrument to which the Borrower becomes a party after the Closing Date that:

(a)replaces or substitutes for an existing Material Project Document;

(b)with respect to any gas supply contract between the Borrower and any Qualified Gas Supplier or any gas transportation contract between the Borrower
~~Exhibit A-1~~

and any Qualified Transporter, (i) contains obligations and liabilities that are in excess of twenty million Dollars ($20,000,000) per year and (ii) is for a term that is greater than seven (7) years; or

(c)except as provided in clause (b) above, (i) contains obligations and liabilities that are in excess of fifty million Dollars ($50,000,000) over its term (including after taking into account all amendments, amendments and restatements, supplements, or waivers to any such contract, agreement, letter agreement or other instrument) and (ii) is for a term that is greater than seven (7) years; provided, that the following shall not constitute Additional Material Project Documents: ~~(A)~~ any construction contracts entered into following the Closing Date, until such time as the Borrower has entered into construction contracts following the Closing Date that contain obligations and liabilities which in the aggregate are equal to at least one hundred million Dollars ($100,000,000)~~, (B) until the Train 6 Debt FID Date, any Train 6 FOB Sale and Purchase Agreement, and (C) until the Train 6 FID Date, any agreement containing obligations or liabilities of the Borrower which are not effective by their terms unless and until Train 6 FID has occurred (other than reimbursement obligations under any precedent agreement with a transporter not exceeding~~
~~$25,000,000 in the aggregate for all precedent agreements entered into under this clause (C)); and~~

provided, that for the purposes of this definition, any series of related transactions shall be considered as one transaction, and all contracts, agreements, letter agreements or other instruments in respect of such transactions shall be considered as one contract, agreement, letter agreement or other instrument, as applicable.

"Additional Proceeds Account" has the meaning assigned to such term in the Accounts Agreement.

"Additional Secured Debt" means any of (a) the Secured ~~Train 6~~Replacement Debt, (b) the Secured ~~Replacement Debt, (c) the Secured~~ Working Capital Debt, and (~~d~~c) the Secured PDE Debt.

"Advance" means a borrowing of a loan, issuance of or drawing upon a letter of credit or the issuance of debt securities pursuant to any Secured Debt Instrument.

"Affiliate" means, with respect to any Person, another Person that directly or indirectly Controls, or is under common Control with, or is Controlled by, such Person and, if such Person is an individual, any member of the immediate family (including parents, spouse, children and siblings) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is Controlled by any such member or trust. Notwithstanding the foregoing, the definition of

"Affiliate" shall not encompass (a) any individual solely by reason of his or her being a director, officer, manager or employee of any Person and (b) any Facility Agent, the Common Security Trustee or any Secured Debt Holder.

"Agreement" has the meaning provided in the Preamble to the Common Terms Agreement.

"Amended and Restated Common Terms Agreement" has the meaning set forth in the Recitals to the Common Terms Agreement.

"Amended and Restated Credit Agreement" has the meaning set forth in the Recitals to the Common Terms Agreement.

"Amended and Restated Intercreditor Agreement" has the meaning set forth in the Recitals to the Common Terms Agreement.

"Amended and Restated Limited Liability Company Agreement" means the Amended and Restated Limited Liability Company Agreement of the Borrower, dated as of July 31, 2012.

"Ancillary Document" means, with respect to each Additional Material Project Document:

(a)each security agreement or instrument, if any, necessary to grant to the Common Security Trustee a first priority perfected Lien in such Additional Material Project Document;

(b)except with respect to any (i) gas supply contract between the Borrower and any Qualified Gas Supplier, (ii) such Additional Material Project Document not entered into to replace Material Project Documents specified in items (a) through (m) which contains obligations and liabilities that are below fifty million Dollars ($50,000,000) over its term or (iii) pipeline transportation service agreements described in clause (c)(y) below, an opinion of counsel to the Common Security Trustee from each Person party to such Additional Material Project Document with respect to the due authorization, execution and delivery of such document and its validity and enforceability against such Person and such other matters as the Common Security Trustee may reasonably request;

(c)except with respect to (x) any gas supply contract between the Borrower and any Qualified Gas Supplier, and (y) any pipeline transportation service agreement (but not any precedent agreement with a transporter other than Natural Gas Pipeline Company of America LLC that provides for the subsequent execution of a transportation service agreement) with any counterparty that owns and operates a natural gas pipeline that is subject to FERC jurisdiction and that is not an

Affiliate of the Borrower, a Consent from each Person party to such Additional Material Project Document and any other Person guaranteeing or otherwise supporting such Project Party’s obligations;

(d)evidence of the authorization of the Borrower to execute, deliver and perform such Additional Material Project Document; and

(e)a certificate of the Borrower executed by an Authorized Officer of the Borrower, certifying that all Government Approvals then necessary for the execution, delivery and performance of such Additional Material Project Document have been duly obtained, were validly issued and are in full force and effect.

"Anti-Corruption Laws" means the Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder, the United Kingdom Bribery Act 2010 and all laws, rules, and regulations of any jurisdiction applicable to the Borrower at the relevant time concerning or relating to bribery or corruption.

"Anti-Terrorism and Money Laundering Laws" means any of the following (a) Section 1 of Executive Order 13224 of September 24, 2001, Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (Title 12, Part 595 of the US Code of Federal Regulations), (b) the Terrorism Sanctions Regulations (Title 31 Part 595 of the US Code of Federal Regulations), (c) the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the US Code of Federal Regulations), (d) the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the US Code of Federal Regulations), (e) the USA Patriot Act of 2001 (Pub. L. No. 107-56), (f) the U.S. Money Laundering Control Act of 1986, as amended, (g) the Bank Secrecy Act, 31 U.S.C. sections 5301 et seq., (h) Laundering of Monetary Instruments, 18 U.S.C. section 1956, (i) Engaging in Monetary Transactions in Property Derived from Specified Unlawful Activity, 18 U.S.C. section 1957, (j) the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Regulations (Title 31 Part 103 of the US Code of Federal Regulations), (k) any other similar federal Government Rule having the force of law and relating to money laundering, terrorist acts or acts of war, and (l) any regulations promulgated under any of the foregoing.

“Approved Train 6 Sale and Purchase Agreement” means any of the following:

(a)a free-on-board LNG sale and purchase agreement between the Borrower and an Approved Train 6 Sale and Purchase Counterparty;

(b)a delivered ex-ship or delivered at terminal LNG sale and purchase agreement between the Borrower and an Approved Train 6 Sale and

Purchase Counterparty; provided that (i) Cheniere Marketing, LLC or Cheniere Marketing International LLP shall provide substantially all delivery services thereunder and (ii) the documentation related thereto shall (A) incorporate substantially all of the terms set forth in the term sheet attached hereto in Part I of Annex C or (B) otherwise be in a form which is not materially adverse to the Secured Parties, taken as a whole, as compared to the terms set forth in the term sheet attached hereto in Part I of Annex C;

(c)a delivered ex-ship or delivered at terminal LNG sale and purchase agreement between Cheniere Marketing, LLC or Cheniere Marketing International LLP, on the one hand, and an Approved Train 6 Sale and Purchase Counterparty, on the other hand, together with (i) a back-to-back arrangement between Borrower, on the one hand, and Cheniere Marketing, LLC or Cheniere Marketing International LLP, on the other hand and (ii) security and collateralization arrangements that (A) incorporate substantially all of the terms set forth in the term sheet attached hereto as Part II of Annex C or (B) otherwise be in a form which is not materially adverse to the Secured Parties, taken as a whole, as compared to the terms set forth on Part II of Annex C;

(d)any other LNG sale and purchase agreement in form and substance reasonably acceptable to the Required Secured Parties.

“Approved Train 6 Sale and Purchase Counterparty” means any of (a) Polskie Gornictwo Naftowe i Gazownictwo S.A., (b) Vitol Inc., (c) CPC Corporation, Taiwan or (d) any offtaker with a rating of (i) BBB- or higher by S&P, (ii) BBB- or higher by Fitch or (iii) Baa3 or higher by Moody’s.

"Authorized Officer" means: (a) with respect to any Person that is a corporation, the chairman, president, senior vice president, vice president, treasurer, assistant treasurer, attorney-in-fact, secretary or assistant secretary of such Person, (b) with respect to any Person that is a partnership, the chairman, president, senior vice president, vice president, treasurer, assistant treasurer, attorney-in-fact, secretary or assistant secretary of such Person or a general partner of such Person and (c) with respect to any Person that is a limited liability company, the chairman, president, senior vice president, vice president, treasurer, assistant treasurer, attorney-in-fact, secretary or assistant secretary, a manager, the managing member or a duly appointed officer of such Person.

"Availability Period" (and correlative terms) has the meaning provided in the relevant Secured Debt Instrument.

"Bankruptcy" means, with respect to any Person, the occurrence of any of the following events, conditions or circumstances:

(a)such Person shall file a voluntary petition in bankruptcy or shall be adjudicated as bankrupt or insolvent, or shall file any petition or answer or consent seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under the Bankruptcy Code or any present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, conservator or liquidator of such Person or of all or any substantial part of its properties (the term "acquiesce," as used in this definition, includes the failure to file in a timely manner a petition or motion to vacate or discharge any order, judgment or decree after entry of such order, judgment or decree);

(b)a case or other proceeding shall be commenced against such Person without the consent or acquiescence of such Person seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief with respect to such Person or its debts under the Bankruptcy Code or any present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors, or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of sixty (60) consecutive days;

(c)a court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against such Person seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Bankruptcy Code, or any other present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors, and such Person shall acquiesce in the entry of such order, judgment or decree or such order, judgment or decree shall remain undischarged, unvacated or unstayed for ninety (90) days (whether or not consecutive) from the date of entry thereof, or any trustee, receiver, conservator or liquidator of such Person or of all or any substantial part of its property shall be appointed without the consent or acquiescence of such Person and such appointment shall remain unvacated and unstayed for an aggregate of ninety (90) days (whether or not consecutive);

(d)such Person shall admit in writing its inability to pay its debts as they mature or shall generally not be paying its debts as they become due;

(e)such Person shall make an assignment for the benefit of creditors or take any other similar action for the protection or benefit of creditors;

(f)such Person shall take any corporate or partnership action for the purpose of effecting any of the foregoing; or

(g)an order for relief shall be entered in respect of such Person under the Bankruptcy Code.

"Bankruptcy Code" means the United States Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 11 et seq.

"Base Case Forecast" means the financial projections in the form attached as Exhibit E1 to the Common Terms Agreement (as such Base Case Forecast shall be updated in accordance with Section 2.5(c) (PDE Debt)~~,~~ and Section 2.6(f) (Replacement Debt)~~, and Section 2.7(a)(xi)(B) (Train 6 Debt~~).

"Basis Swap" means a commodity derivative contract that is cash-settled based on the difference between: (1) the price of natural gas at one particular pricing point and (2) the price of natural gas at a different delivery location or pricing point.

"BG" means BG Gulf Coast LNG, LLC.

"BG DFCD Deadline" means the date that is sixty (60) days prior to the date upon which BG would have the right to terminate the BG FOB Sale and Purchase Agreement for any failure to achieve the Train 1 DFCD (as defined in the BG FOB Sale and Purchase Agreement) by such date, as extended by any waivers, modifications or amendments to the BG FOB Sale and Purchase Agreement in accordance with Section 7.9 (Project Documents, Etc.), but without giving effect to cure rights under any Consent between the Common Security Trustee and BG.

"BG FOB Sale and Purchase Agreement" means the Amended and Restated LNG Sale and Purchase Agreement (FOB), dated January 25, 2012, between the Borrower and BG.

"Blackstone" means Blackstone Capital Partners VI-Q L.P., a Delaware limited partnership, and/or Blackstone CQP Holdco LP, a Delaware limited partnership, as the context may require.

"Board" means the Board of Governors of the Federal Reserve System.

"Borrower" has the meaning provided in the Preamble to the Common Terms Agreement.

1 NTD: Updated version to be provided on the Fifth Omnibus Amendment Effective Date.

"Borrower Security Agreement" means the Second Amended and Restated Security Agreement, dated as of June 30, 2015, between the Borrower and the Common Security Trustee.

"Borrowing Date" means, with respect to each Advance, the date on which funds are disbursed by the applicable Facility Lenders (or the Facility Agents on their behalf) to the Borrower.

"Borrowing Notice" means, with respect to any Advance under any of the Facilities, each request substantially in the form set forth in Exhibit J to the Common Terms Agreement.

"Break Costs" means the aggregate of LIBOR (as defined in the applicable Secured Debt Instrument) breakage expenses, prepayment indemnities or other similar amounts that will become payable by the Borrower in respect of any prepayment under any Secured Debt Instruments, or any revocation of a notice of prepayment delivered under any of the foregoing, in each case as further defined in such Secured Debt Instruments.

"Business Day" means (i) for purposes of the making of LIBO Loans (as defined in the applicable Secured Debt Instrument), any day (a) other than a Saturday, Sunday or any other day which is a legal holiday or a day on which banking institutions are permitted to be closed in New York, New York and, if at the time any ROK Financial Institution is a Facility Lender, Seoul, Korea and (b) that is also a day on which dealings in Dollar deposits are carried out in the London interbank market, (ii) for purposes of delivery of the certificate of the Borrower in connection with issuance of Replacement Debt pursuant to Section 2.6(i) (Replacement Debt), any day other than a Saturday, Sunday or any other day which is a legal holiday or a day on which banking institutions are permitted to be closed in New York, New York, and (iii) for all other purposes, any day other than a Saturday, Sunday or any other day which is a legal holiday or a day on which banking institutions are permitted to be closed in New York, New York and, if at the time any ROK Financial Institution is a Facility Lender, Seoul, Korea.

"Business Interruption Insurance Proceeds" means all proceeds of any insurance policies required pursuant to the Common Terms Agreement or otherwise obtained with respect to the Borrower or the Project insuring the Borrower against business interruption or delayed start-up.

"Buyer" has the meaning given to it in the applicable FOB Sale and Purchase Agreement.

"Capital Lease Obligations" means, for any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property of such Person to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP

(including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board) and, for purposes of the Financing Documents, the amount of such obligations shall be the capitalized amount of such obligations, determined in accordance with GAAP (including such Statement No. 13).

"Cash Flow" means, for any period, the sum (without duplication) of the following:

(a)all cash paid to the Borrower during such period in connection with the ownership or operation of the Project;

(b)all interest and investment earnings paid to the Borrower or accrued to the Accounts during such period on amounts on deposit in the Accounts (excluding interest and investment earnings that accrue on the amounts on deposit in any of the Senior Debt Facilities Debt Service Reserve Account, the Additional Debt Service Reserve Accounts (as defined in the Accounts Agreement), or any account established to prefund interest on any Senior Debt, if any, in any case, which are not transferred to the Revenue Account pursuant to Section 5.06(c) (Debt Service Reserve Accounts) of the Accounts Agreement);

(c)all cash paid to the Borrower during such period as Business Interruption Insurance Proceeds; and

(d)solely with respect to the calculation of the Debt Service Coverage Ratio for purposes of compliance with Section 6.15 (Debt Service Coverage Ratio), all cash paid to the Borrower during the applicable period from any direct or indirect owner of the Borrower by way of equity contribution or subordinated shareholder loans (in each case as otherwise permitted pursuant to the terms of the Financing Documents);

provided, however, that Cash Flow shall not include any proceeds of any Senior Debt or any other Indebtedness incurred by the Borrower (other than pursuant to clause (d) above); Insurance Proceeds; Condemnation Proceeds; proceeds from any disposition of assets of the Project or the Borrower other than the sale of capacity, LNG, natural gas and other commercial products in the ordinary course of business; except as provided in clause (d) above, amounts received, whether by way of a capital contribution or subordinated loans, from the Sponsor or any direct or indirect holders of Equity Interests of the Borrower; and any cash deposited into the Additional Proceeds Account.

"Cash Flow Available for Debt Service" means, for any period, an amount equal to the amount of Cash Flow deposited in the Revenue Account (from and after the Project Completion Date) or the Equity Proceeds Account (prior to the Project Completion Date) during such period minus all amounts paid during such period in respect of (i) Operation and Maintenance Expenses, (ii) fees, costs, charges and any other amounts then due and owing to the Secured Parties in connection with this Agreement and the other Financing Documents and (iii) the amount necessary for the payment of interest then due and payable with respect to Working Capital Debt.

"CCTPL Consent Agreement" means the Amended and Restated Consent and Agreement, dated as of May 28, 2013, between the Borrower and The Bank of New York Mellon, as collateral agent, and acknowledged and agreed to by Cheniere Creole Trail Pipeline, L.P., with respect to the Creole Trail Precedent Agreement.

"Centrica" means Centrica plc.

"Centrica DFCD Deadline" means the date that is sixty (60) days prior to the date upon which Centrica would have the right to terminate the Centrica FOB Sale and Purchase Agreement for any failure to achieve the Date of First Commercial Delivery (as defined in the Centrica FOB Sale and Purchase Agreement) by such date, as extended by any waivers, modifications or amendments to the Centrica FOB Sale and Purchase Agreement in accordance with Section 7.9 (Project Documents, Etc.), but without giving effect to cure rights under any Consent between the Common Security Trustee and Centrica.

"Centrica FOB Sale and Purchase Agreement" means the LNG Sale and Purchase Agreement (FOB), dated March 22, 2013, between the Borrower and Centrica.

"CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9604, et seq.), as amended, and rules and regulations issued thereunder.

"Change Order" with respect to any of the EPC Contracts, has the meaning assigned to the term "Change Order" in such EPC Contract.

"Cheniere Marketing LNG Sale and Purchase Agreement" means collectively, the Master LNG Sale and Purchase Agreement (FOB), dated as of May 12, 2015, between the Borrower and Cheniere Marketing International LLP and the Confirmation - Sabine T1-T4 Commissioning Cargoes, dated as of May 12, 2015, between the Borrower and Cheniere Marketing International LLP.

"Closing Date" means the date on which the conditions precedent set forth in Schedule
5.1 (Conditions to Closing Date) to the Common Terms Agreement have been satisfied or waived in accordance with Section 5.1 (Conditions to Closing Date).

"CMI" means Cheniere Marketing LLC.

"CMI LNG Sale and Purchase Agreement" means the Amended and Restated LNG Sale and Purchase Agreement (FOB), dated August 5, 2014, as amended by

Amendment No. 1, dated May 3, 2019, between the Borrower and ~~Cheniere Marketing LLC~~CMI.

"Code" means the Internal Revenue Code of 1986, as amended from time to time.
"Collateral" means, without duplication:
(a)the Collateral (as defined in the Borrower Security Agreement);

(b)the Collateral (as defined in the Pledge Agreement);

(c)the Account Collateral; and

(d)all other real and personal property which is subject, from time to time, to the security interests or liens granted by the Security Documents.

"Columbia Gulf Precedent Agreement" means the Amended and Restated Precedent Agreement, dated as of April 19, 2019, between Columbia Gulf Transmission, LLC and the Borrower.

"Commercial Bank Debt" means undisbursed committed amounts and Commercial Bank Loans incurred by the Borrower in the aggregate amount of up to two billion eight hundred fifty million Dollars ($2,850,000,000.00) pursuant to the Term Loan A Credit Agreement.

"Commercial Bank Lenders" means any Person from time to time party to the Term Loan A Credit Agreement as a Commercial Bank Lender.

"Commercial Bank Loan Notes" has the meaning provided in the Term Loan A Credit Agreement.

"Commercial Bank Loans" means loans made by the Commercial Bank Lenders to the Borrower in an aggregate amount of up to two billion eight hundred fifty million Dollars ($2,850,000,000.00) in accordance with and pursuant to the terms of the Term Loan A Credit Agreement.

"Commercial Banks Facility" means the Dollar term loan facility made available to the Borrower pursuant to Section 2.01 (Commercial Bank Loans) of the Term Loan A Credit Agreement.

"Commercial Banks Facility Agent" means the Commercial Banks Facility Agent under and as defined in the Term Loan A Credit Agreement.

"Commercial Banks Facility Commitment" means, in relation to a Commercial Bank Lender, the amount referred to in Schedule 2.01 (Lenders, Commitments) to the Term Loan A Credit Agreement (as such Schedule 2.01 may be updated from time to time).

"Common Security Trustee" means Société Générale or any successor to it appointed pursuant to the terms of the Security Agency Agreement.

"Common Security Trustee/Commercial Banks Facility Agent/Intercreditor Agent Fee Letter" means the Second Amended and Restated Fee Letter dated as of June 30, 2015, between the Borrower and Société Générale, in its capacities as the Commercial Banks Facility Agent, the Common Security Trustee, and the Intercreditor Agent.

"Common Terms Agreement" means the Second Amended and Restated Common Terms Agreement, dated as of June 30, 2015, among the Borrower, the Secured Debt Holder Group Representatives, the Secured Hedge Representatives, the Secured Gas Hedge Representatives, the Common Security Trustee and the Intercreditor Agent.

"Communications" has the meaning provided in Section 10.11(e) (Notices and Other Communication).

"Condemnation Proceeds" means any amounts and proceeds of any kind (including instruments) payable in respect of any Event of Taking.

"ConocoPhillips License Agreements" means, collectively, the Stage 1 ConocoPhillips License Agreement, the Stage 2 ConocoPhillips License Agreement, the Stage 3 ConocoPhillips License Agreement~~,~~ and~~, if Train 6 Debt has been incurred or the Train 6 FID Date has occurred,~~ the Stage 4 ConocoPhillips License Agreement.

"Consents" means (a) each consent to collateral assignment required to be entered into pursuant to the Financing Documents (including each consent to collateral assignment set forth on Annex A (Closing Date Consents) to the Common Terms Agreement and each consent to collateral assignment entered into pursuant to Section 7.9(e) (Project Documents, Etc.), in each case by and among the Borrower, the Common Security Trustee and the Persons identified therein and in substantially the form of Exhibits B-1 (Form of EPC Contract Consent and Agreement), B-2 (Form of ConocoPhillips License Agreement Consent), B-3 (Form of Material Project Document (Non-Affiliate) Consent), B-4 (Form of Material Project Document (Affiliate) Consent), and B-5 (Form of Guarantee Consent) to the Common Terms Agreement, as applicable, and (b) each subordination, non-disturbance, surface use and/or recognition agreement, affidavit of use and possession, estoppel certificate from counterparties to the Real Property Documents required to be entered into pursuant to the Financing Documents.

"Construction Account" has the meaning assigned to such term in the Accounts Agreement.

"Construction Budget" means a budget attached as Exhibit D-12 to the Common Terms Agreement ~~setting forth, on a monthly basis, the timing and amount of all projected payments of Project Costs through the date that is ninety (90) days after the projected date of Substantial Completion for Subproject 5 under and as defined in the Stage 3 EPC Contract. If Train 6 Debt has been incurred or the Train 6 FID Date has occurred, such budget shall be revised~~ setting forth, on a monthly basis, the timing and amount of all projected payments of Project Costs through the date that is ninety (90) days after the projected date of Substantial Completion for Subproject 6 under and as defined in the Stage 4 EPC Contract. Such budget shall (A) be certified by the Borrower as the best reasonable estimate of the information set forth therein as of ~~(i)~~ the ~~Closing~~Fifth Omnibus Amendment Effective Date and (~~ii) the date on which Train 6 Debt has been incurred or the Train 6 FID Date has occurred, if applicable, (~~B)be consistent with the requirements of the Transaction Documents ~~and (C) be in form and substance acceptable to (i) the Facility Lenders on the Closing Date and (ii) each of the Facility Lenders on the date on which Train 6 Debt has been incurred or the Train 6 FID Date has occurred, if applicable, in consultation with the Independent Engineer, in each case as may be amended, supplemented, or otherwise modified to take into account any Change Orders permitted under Section 7.13 (EPC and Construction Contracts).~~.

"Construction Report" means a "Construction Report" certified by an Authorized Officer of the Borrower and delivered from time to time as contemplated by Section 8.5 (Construction Reports).

"Construction Schedule" means a schedule attached as Exhibit D-2³ to the Common Terms Agreement ~~setting forth the proposed engineering, procurement, construction and testing milestone schedule for the Project’s Development through the date that is ninety (90) days after the projected date of Substantial Completion for Subproject 5 under and as defined in the Stage 3 EPC Contract. If Train 6 Debt has been incurred or the Train 6 FID Date has occurred, such budget shall be revised~~ setting forth the proposed engineering, procurement, construction and testing milestone schedule for the Project’s Development through the date that is ninety (90) days after the projected date of Substantial Completion for Subproject 6 under and as defined in the Stage 4 EPC Contract. Such schedule shall (A) be certified by the Borrower as the best reasonable estimate of the information set forth therein as of ~~(i)~~ the ~~Closing~~Fifth Omnibus Amendment Effective Date and (~~ii) the date on which Train 6 Debt has been~~

2 NTD: Updated version to be provided on the Fifth Omnibus Amendment Effective Date.

3 NTD: Updated version to be attached on the Fifth Omnibus Amendment Effective Date.

~~incurred or the Train 6 FID Date has occurred, if any, (~~B) be consistent with the requirements of the Transaction Documents ~~and (C) be in form and substance acceptable to (i) the Facility Lenders on the Closing Date and (ii) each of the Facility Lenders on the date on which Train 6 Debt has been incurred or the Train 6 FID Date has occurred, if any, in consultation with the Independent Engineer, in each case as may be amended, supplemented, or otherwise modified to take into account any Change Orders permitted under Section 7.13 (EPC and Construction Contracts).~~.

"Consultants" means the Independent Engineer, the Insurance Advisor and the Market Consultant.

"Contest" or "Contested" means, with respect to any Person, with respect to any Taxes or any Lien imposed on Property of such Person (or the related underlying claim for labor, material, supplies or services) by any Government Authority for Taxes or with respect to obligations under ERISA or any Mechanics’ Lien (each, a "Subject Claim"), a contest of the amount, validity or application, in whole or in part, of such Subject Claim pursued in good faith and by appropriate legal, administrative or other proceedings diligently conducted so long as:

(a)cash reserves reasonably satisfactory to the Common Security Trustee have been established with respect to any such Subject Claim that is in excess of ten million Dollars ($10,000,000);

(b)during the period of such contest the enforcement of such Subject Claim is effectively stayed and any Lien (including any inchoate Lien) arising by virtue of such Subject Claim and securing amounts in excess of ten million Dollars ($10,000,000) shall, if required by applicable Government Rule, be effectively secured by posting of cash collateral or a surety bond (or similar instrument) by a reputable surety company;

(c)no Secured Party or any of its officers, directors or employees has been or could reasonably be expected to be exposed to any risk of criminal or civil liability or sanction in connection with such contested items;

(d)the failure to pay such Subject Claim under the circumstances described above could not otherwise reasonably be expected to result in a Material Adverse Effect; and

(e)any contested item determined to be due, together with any interest or penalties thereon, is promptly paid when due after resolution of such Contest, if required by such resolution. The term "Contest" used as a verb shall have a correlative meaning.

"Contingency" means the Dollar amount identified as "Contingency" in the Construction Budget to be used to fund payment of Project Costs reasonably and necessarily incurred by the Borrower that are not line items, or are in excess of the line item amounts (except as contingency line items), in the Construction Budget.

"Contractual Obligations" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

"Control" (including, with its correlative meanings, "Controlled by" and "under common Control with") means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) and, in any event, any Person owning at least fifty percent (50%) of the voting securities of another Person shall be deemed to Control that Person.

"Cooperation Agreement" means the Amended and Restated Cooperation Agreement, dated as of June 30, 2015, and amended on [ ● ], 2019, between the Borrower and SPLNG.

"CQP Indemnity Letter" means that certain amended and restated indemnity letter, dated as of June 30, 2015, between the Sponsor and the Borrower with respect to Lease Agreements, the Subleases and the Sabine Pass TUA.

"Creole Trail Pipeline Transportation Agreement" means the Firm Transportation Agreement, dated as of March 11, 2015, between the Borrower and Cheniere Creole Trail Pipeline, L.P. pursuant to the Creole Trail Precedent Agreement.

"Creole Trail Precedent Agreement" means the Transportation Precedent Agreement, dated as of August 6, 2012, between Cheniere Creole Trail Pipeline, L.P. and the Borrower, as amended by that certain First Amendment to Transportation Precedent Agreement Firm Transportation Services, dated as of November 5, 2012, as further amended by that certain Second Amendment to Transportation Precedent Agreement Firm Transportation Services, dated as of March 11, 2015.

~~"Date Certain" means, (i) as of the Closing Date, the earlier to occur of the Centrica DFCD Deadline and the Total DFCD Deadline and (ii) if Train 6 Debt has been incurred or the Train 6 FID Date has occurred, the earliest to occur of any Train 6 DFCD Deadline.~~

"Debt Service" means, for any period, the sum of (without duplication):

(a)all fees scheduled to become due and payable (or, for purposes of the Debt Service Coverage Ratio, accrued or paid) during such period in respect of any Senior Debt;

(b)interest on the Senior Debt (taking into account any Interest Rate Protection Agreements) scheduled to become due and payable (or for the purposes of the Debt Service Coverage Ratio, accrued or paid) during such period;

(c)scheduled principal payments of the Senior Debt to become due and payable (or, for purposes of the Debt Service Coverage Ratio, accrued or paid) during such period;

(d)all payments due or anticipated to become due (or, for purposes of the Debt Service Coverage Ratio, accrued or paid) by the Borrower pursuant to ~~Sections 4.03~~ Section 5.03 (Increased Costs) and ~~4.06~~Section 5.06 (Taxes) of the ~~Term Loan A Credit Agreement, 4.03 (Increased Costs) and 4.06 (Taxes) of the KSURE Covered Facility Agreement, 4.03 (Illegality) and 4.06 (Taxes) of the KEXIM Direct Facility Agreement, 4.03 (Increased Costs) and 4.06 (Taxes) of the KEXIM Covered~~Working Capital Facility Agreement with respect to such principal, interest and fees and similar payments under any Senior Debt Instrument; and

(e)	any indemnity payments due to any of the Secured Parties.

"Debt Service Coverage Ratio" or "DSCR" means, as at each Payment Date (subject to the proviso below) or any other period of calculation specified in any other Financing Documents, the ratio of Cash Flow Available for Debt Service for the preceding 12- month period to the aggregate amount required to service the Borrower’s Debt Service payable for the preceding 12-month period (other than (i) pursuant to voluntary prepayments or mandatory prepayments, (ii) the principal amount of any Debt Service due at maturity, (iii) Working Capital Debt, (iv) LC Costs, (v) interest in respect of Debt Service or net amounts under any Permitted Hedging Agreements in respect of interest rates, in each case paid prior to the end of the Availability Period and (vi) Hedging Termination Amounts); provided, that for any DSCR calculation performed after the Initial Quarterly Payment Date prior to the first anniversary of the Initial Quarterly Payment Date, the calculation will be based on the number of months elapsed since the Initial Quarterly Payment Date.

"Debt to Equity Ratio" means, at any time, the ratio of (a) the sum of the Total Debt at such time outstanding to (b) the aggregate amount of all Funded Equity.

"Default" means an Event of Default or an event or condition which, with the giving of notice, lapse of time or upon a declaration or determination being made (or any combination thereof), would become an Event of Default.

"Default Rate" means interest at a rate per annum equal to the highest LIBOR applicable to the Facility Loans then outstanding, plus two percent (2%).

"Delay Liquidated Damages" means any liquidated damages resulting from a delay with respect to the Project which are required to be paid by the EPC Contractor or any other Material Project Party for or on account of any delay.

"Development" means the development, acquisition, ownership, occupation, construction, equipping, testing, repair, operation, maintenance and use of the Project and the purchase and sale of natural gas and the sale of LNG, the export of LNG from the Project (and, if elected, the import of LNG to the extent the Borrower has all necessary Government Approvals therefor), the transportation of natural gas to the Project by third parties, and the sale of other Services or other products or by-products of the Project and all activities incidental thereto, in each case in accordance with the Transaction Documents.    ~~If Train 6 Debt has been incurred or the Train 6 FID Date has occurred, all~~All references to Development shall include the Train 6 Development. "Develop" and "Developed" shall have the correlative meanings.

"Development Expenditures" means, for any period, the aggregate amount of all expenditures of the Borrower payable during such period that, in accordance with GAAP, are or should be included in “purchase of property, plant and equipment” or similar items reflected in the consolidated statement of cash flows of the Borrower.

"Disbursement Endorsement" means (a) advice from the Title Company to the effect that a search of the public records of Cameron Parish, Louisiana discloses no conditional sales contracts, chattel mortgages, leases of personalty, financing statements or title retention agreements filed and/or recorded against the Borrower or the Project since the effective date of the Title Policy or the date of the previous endorsement, as applicable (except matters constituting Permitted Liens), and (b) endorsement(s) to the Title Policy (dated not earlier than two (2) Business Days prior to the date of the requested Advance or the Project Completion Date, as applicable), indicating that since the effective date of the Title Policy (or the date of the last preceding endorsement(s) to the Title Policy, if later), (1) there has been no change in the state of the title to the Mortgaged Property (other than matters constituting Permitted Liens or matters otherwise approved by the Common Security Trustee), and (2)(A) containing no survey exceptions other than Permitted Liens or exceptions not otherwise approved by the Common Security Trustee,
(B) no exceptions for Mechanics' Liens except as specified in subsection (h) of the definition of Permitted Liens, (C) affirmative coverage for Mechanics' Liens through the date of the EPC Contractor's most recent Interim Conditional Lien Waiver (as that term is defined in the applicable EPC Contract) and (D) complying with the pending disbursement provisions set forth in Schedule B to the Title Policy, and which endorsement(s) shall have the effect of re-dating the Date of Coverage (as that term is defined in the Title Policy) to the date of such endorsement(s) and increasing the coverage of the Title Policy by an amount equal to the Advance then being made if the Title Policy does not by its terms provide for such increase.

"Discharge Date" means the date on which:

(a)the Common Security Trustee, each Facility Agent and the Secured Debt Holders shall have received final ~~indefeasible~~ payment in full in cash of all of the Obligations and all other amounts owing to the Facility Agents, the Common Security Trustee, the Secured Debt Holders and the other Secured Parties under the Financing Documents (other than Obligations thereunder that by their terms survive and with respect to which no claim has been made by the applicable Secured Parties and, at the option of the Borrower and to the extent permitted by the Secured Debt Instrument governing any (i) Senior Bonds, other than Obligations payable in respect of Senior Bonds if the amounts payable in respect of all other Obligations have been so paid in full (except Obligations subject to the Borrower’s option under the succeeding clause (ii)) and (ii) Working Capital Debt, other than Obligations payable in respect of Working Capital Debt if the amounts payable in respect of all other Obligations have been so paid in full (except Obligations subject to the Borrower’s option under the preceding clause (i));

(b)the Senior Debt Commitments shall have terminated, expired or been reduced to zero Dollars ($0); and

(c)each Permitted Hedging Agreement that would constitute a Secured Obligation shall have terminated or expired.

"Distribution Account" has the meaning assigned to such term in the Accounts Agreement.

"DOE/FE" shall mean the United States Department of Energy Office of Fossil Energy or any successor thereto having jurisdiction over the import of LNG to and the export of LNG from the Project.

"Dollars" and "$" means lawful money of the United States.

"Environmental Affiliate" means any Person, to the extent the Borrower could reasonably be expected to have liability as a result of the Borrower retaining, assuming, accepting or otherwise being subject to liability for Environmental Claims relating to such Person, whether the source of the Borrower's obligation is by contract or operation of Government Rule.

"Environmental Claim" means any notice, claim, demand, administrative, regulatory or judicial action, suit, judgment or other written communication (collectively, a "claim") by any Person alleging or asserting liability for investigatory costs, cleanup or other remedial costs, legal costs, environmental consulting costs, governmental response costs, damages to natural resources or other property, personal injuries, fines or penalties related to (a) the presence, Release or threatened Release into the environment, of any Hazardous Material at any location, whether or not owned by the Person against whom such claim is made, or (b) any violation of any Environmental Law. The term "Environmental Claim" shall include any claim by any person or Government Authority for enforcement, cleanup, removal, response, remedial action or damages pursuant to any Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief under any Environmental Law.

"Environmental Laws" means all federal, state, and local statutes, laws, regulations, rules, judgments (including all tort causes of action), orders or decrees, in each case as modified and supplemented and in effect from time to time relating to the regulation, use or protection of the environment, coastal resources, protected plant and animal species, navigation, human health and safety or to Releases or threatened Releases of Hazardous Materials into the environment, including, without limitation, ambient air, soil, surface water, groundwater, wetlands, coastal waters, land or subsurface strata, or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

"EPC Contracts" means, collectively, the Stage 1 EPC Contract, the Stage 2 EPC Contract, the Stage 3 EPC Contract and~~, if Train 6 Debt has been incurred or the Train 6 FID Date has occurred,~~ the Stage 4 EPC Contract.

"EPC Contractor" means Bechtel Oil, Gas and Chemicals, Inc.

"EPC Letter of Credit" with respect to any EPC Contract, means the letter of credit posted by the EPC Contractor as required under such EPC Contract.

"EQT Natural Gas Sale and Purchase Agreement" means the Base Contract for Sale and Purchase of Natural Gas, dated as of December 1, 2013, between EQT Energy, LLC and the Borrower, as supplemented by Transaction Confirmation #61234, dated as of January 16, 2014, Transaction Confirmation #61225, dated as of January 16, 2014 and Transaction Confirmation #65185, dated as of April 15, 2014, each executed between EQT Energy, LLC and the Borrower.

"Equity Interests" means, with respect to any Person, any of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination, in each such case including all voting rights and economic rights related thereto.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

"ERISA Affiliate" means any corporation or trade or business which is a member of any group of organizations: (a) described in Section 414(b) or (c) of the Code of which the Borrower is a member and (b) solely for purposes of potential liability under Section 302(b) of ERISA and Section 412(b) of the Code and the lien created under Section 303(k) of ERISA and Section 430(k) of the Code, described in Section 414(m) or (o) of the Code of which the Borrower is a member.

"ERISA Event" means:

(a)any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan, other than events for which the 30-day notice period has been waived by current regulation under PBGC Regulation Subsections .23, .27, .28, .29, .31 or .32;

(b)the failure with respect to any Plan to meet the minimum funding requirements of Section 412 or 430 of the Code or Section 302 or 303 of ERISA, whether or not waived;

(c)the filing pursuant to Section 412(c) of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan;

(d)the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan;

(e)the filing of notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA;

(f)the institution of proceedings to terminate a Plan by PBGC or to appoint a trustee to administer any Plan;

(g)the withdrawal by the Borrower or any of its ERISA Affiliates from a multiple employer plan (within the meaning of Section 4064 of ERISA) during a plan year in which it was a "substantial employer", as such term is defined under Section 4064 of ERISA, upon the termination of a Multiemployer Plan or the cessation of operations under a Plan pursuant to Section 4062(e) of ERISA;

(h)the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan;

(i)the attainment of any Plan of "at risk" status within the meaning of Section 430 of the Code or Section 303 of ERISA;

(j)the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization or in critical, endangered or seriously endangered status, within the meaning of the Code or Title IV of ERISA;

(k)the failure of the Borrower or any ERISA Affiliate to pay when due any amount that has become liable to the PBGC, any Plan or trust established thereunder pursuant to Title IV of ERISA or the Code;

(l)the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 436(f) of the Code; or

(m)the Borrower or any of the Subsidiaries engages in a "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA that is not otherwise exempt by statute, regulation or administrative pronouncement.

"Event of Abandonment" means any of the following shall have occurred:

(a)the abandonment, suspension or cessation of all or substantially all of the activities related to the Development or the abandonment, suspension or cessation of operations of any train of the Project, in each case, for a period in excess of sixty (60) consecutive days (other than as a result of force majeure so long as the Borrower is diligently attempting to restart the Development or the train);

(b)a formal, public announcement by the Borrower of a decision to abandon or indefinitely defer or suspend the Development for any reason; or

(c)the Borrower shall make any filing with FERC giving notice of the intent or requesting authority to abandon the Development for any reason.

"Event of Default" means any of the events described in Section 9 (Events of Default for Secured Debt).

"Event of Loss" means any event that causes (i) any Property of the Borrower, or any portion thereof or (ii) all or substantially all of the pipelines necessary to supply gas to the Project, in each case, to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever and, in each case, shall include an Event of Taking.

"Event of Taking" means any taking, seizure, confiscation, requisition, exercise of rights of eminent domain, public improvement, inverse condemnation, condemnation or similar action of or proceeding by any Government Authority relating to (i) all or any part of the Project, any Equity Interests in the Borrower or any other part of the Collateral or (ii) all or substantially all of the pipelines necessary to supply gas to the Project.

"Excluded Unsecured Accounts" means segregated Deposit Accounts (as defined in Article 9 of the UCC) constituting (and the balance of which consists solely of funds set aside in connection with) margin accounts for Permitted Hedging Agreements of the type described in clause (b) of the definition thereof (including the funds or other property held in or maintained in any such account), entered into in the ordinary course of business, for so long as each such Permitted Hedging Agreement does not constitute a Secured Gas Hedge.

"Facility" means any of: (a) the Commercial Banks Facility, (b) ~~if applicable, the Train 6 Facility, (c)~~ the KEXIM Direct Facility, (~~d~~c) the KEXIM Covered Facility, and (~~e~~d) the KSURE Covered Facility, as the case may be; and "Facilities" means all of them.

"Facility Agent" means any of: (a) the Commercial Banks Facility Agent, (b) ~~if applicable, the Train 6 Facility Agent, (c)~~ the KEXIM Facility Agent, and (~~d~~c) the KSURE Covered Facility Agent.

"Facility Agreements" means each of: (a) the Term Loan A Credit Agreement, (b) ~~if applicable,~~ the ~~Train 6~~KEXIM Direct Facility Agreement, (c) the KEXIM ~~Direct Facility Agreement, (d) the KEXIM~~ Covered Facility Agreement, and (~~e~~d) the KSURE Covered Facility Agreement.

"Facility Commitments" means the aggregate of (a) the Commercial Banks Facility Commitment, (b) ~~if applicable,~~ the ~~Train 6~~KEXIM Direct Facility Commitment, (c) the

KEXIM ~~Direct Facility Commitment, (d) the KEXIM~~ Covered Facility Commitment, and (~~e~~d) the KSURE Covered Facility Commitment.

"Facility Debt" means the aggregate of: (a) the Commercial Bank Debt, (b) ~~if applicable,~~ the ~~Train 6 Bank Debt, (c) the~~ KEXIM Direct Facility Debt, (~~d~~c) the KEXIM Covered Facility Debt, and (~~e~~d) the KSURE Covered Facility Debt.

"Facility Debt Reduction Amount" means an amount calculated as of the Project Completion Date, equal to (i) the positive difference, if any, between total Project Costs as indicated in the Construction Budget delivered at the Closing Date ~~or the revised Construction Budget delivered pursuant to Section 2.7(a)(xi) (Train 6 Debt), if applicable,~~ and the actual incurred and paid or reserved Project Costs as of the Project Completion Date, multiplied by (ii) 70% of the quotient of (A) the Obligations outstanding under the Facilities divided by (B) Total Debt (excluding Working Capital Debt and any other Senior Debt that was incurred but not used for Project Costs).

"Facility Lenders" means each of: (a) the Commercial Bank Lenders, (b) ~~if applicable, the Train 6 Facility Lenders~~KEXIM, (c) ~~KEXIM, (d)~~ the KEXIM Covered Facility Lenders, and (~~e~~d) the KSURE Covered Facility Lenders.

"Facility Loans" means each of: (a) the Commercial Bank Loans, (b) ~~if applicable, the Train 6~~the KEXIM Covered Facility Loans, (c) the KEXIM ~~Covered Facility Loans, (d) the KEXIM~~ Direct Facility Loans and (~~e~~d) the KSURE Covered Facility Loans.

"Fee Letters" means (a) the Joint Lead Arranger Fee Letters, (b) ~~if applicable, the Train 6 Fee Letters, (c) the~~the Accounts Bank Fee Letter~~,~~ and (~~d~~c) the Common Security Trustee/Commercial Banks Facility Agent/Intercreditor Agent Fee Letter, (~~e~~d) the KSURE Covered Facility Agent Fee Letter, and (~~f~~e) the KEXIM Facility Agent Fee Letter.

"FERC" means the United States Federal Energy Regulatory Commission or any successor thereto having jurisdiction over the transportation of natural gas through, or the siting, construction or operation of, the Project.

"Fifth Omnibus Amendment Effective Date" means [ ● ], 2019.

"Final Completion" means the last to occur of (a) Final Completion under and as defined in the Stage 1 EPC Contract, (b) Final Completion under and as defined in the Stage 2 EPC Contract, (c) Final Completion under and as defined in the Stage 3 EPC Contract and (d) ~~if Train 6 Debt has been incurred or the Train 6 FID Date has occurred,~~ Final Completion under and as defined in the Stage 4 EPC Contract.

"Final Maturity Date" means the date that is the earlier of the (i) second anniversary of the Project Completion Date and (ii) December 31, 2020.

"Financing Documents" means each of:

(a)	the Common Terms Agreement;

(b)	each Secured Debt Instrument;

(c)	each of the Security Documents;

(d)	the Security Agency Agreement;

(e)	the Intercreditor Agreement;

(f)	the Notes;

(g)	the Permitted Hedging Agreements;

(h)	the Fee Letters;

(i)	the CQP Indemnity Letter;

(j)	the Hedge Opportunity Letter;

(k)	the other financing and security agreements, documents and instruments delivered in connection with the Common Terms Agreement; and

(l)	each other document designated as a Financing Document by the Borrower and each Secured Debt Holder Group Representative.

"First of Month Index" means a price which represents the most commonly traded fixed price at a major trading point and as published by Inside FERC Gas Market Report (“IFERC” or any successor publication widely used to establish index pricing in the U.S. natural gas trading market).

"Fiscal Quarter" means each three-month period commencing on each of January 1, April 1, July 1 and October 1 of any Fiscal Year and ending on the next March 31, June 30, September 30 and December 31, respectively.

"Fiscal Year" means any period of twelve (12) consecutive calendar months beginning on January 1 and ending on December 31 of each calendar year.

"Fitch" means Fitch Ratings, Ltd.

"Fixed-Float Futures Swap" means a contract which entitles the buyer of the contract to pay a fixed price for natural gas and the seller to pay a floating price equal to the final settlement price of the Futures Contract settlement prices. The Fixed-Float Futures Swap shall be settled financially, via exchange of cash payment at the expiration of the underlying Futures Contract, rather than physically.

"Fixed Price Component" means, without duplication, the “Suspension Fee” or the “Xy” component of the “CSP” in each case as defined in the KoGas FOB Sale and Purchase Agreement, the Centrica FOB Sale and Purchase Agreement, the Total FOB Sale and Purchase Agreement, the Petronas FOB Sale and Purchase Agreement and the Vitol FOB Sale and Purchase Agreement and any comparable component of the applicable pricing formula in any Approved Train 6 ~~FOB~~ Sale and Purchase Agreement that contains a pricing formula that is similar or comparable to that contained in ~~such Kogas~~other FOB Sale and Purchase ~~Agreement, Centrica FOB Sale and Purchase Agreement, or Total FOB Sale and Purchase Agreement~~Agreements.

~~"~~Flood Certificate" has the meaning assigned to such term in Schedule 5.1(bb)(i) (Flood Insurance).

"Flood Program" has the meaning assigned to such term in Schedule 5.1(bb)(i)(C) (Flood Insurance).

"FOB Sale and Purchase Agreements" means, collectively, the BG FOB Sale and Purchase Agreement, the GN FOB Sale and Purchase Agreement, the KoGas FOB Sale and Purchase Agreement, the GAIL FOB Sale and Purchase Agreement, the Centrica FOB Sale and Purchase Agreement, the Total FOB Sale and Purchase Agreement, ~~and, if Train 6 Debt has been incurred or the Train 6 FID Date has occurred, the Train 6~~the Petronas FOB Sale and Purchase Agreement, the Vitol FOB Sale and Purchase Agreement, any Approved Train 6 Sale and Purchase Agreements and any replacements thereof which are Qualified FOB Sale and Purchase Agreements.

"Force Majeure" has the meaning assigned to the term "Force Majeure" in each FOB Sale and Purchase Agreement.

~~"Funded Equity" means the sum of:~~

~~(a)the amount of cash capital contributions made to the Borrower in respect of common and preferred membership interests in the Borrower from and after January 1, 2012, plus~~

~~(b)without duplication of clause (a) above, the principal amount of cash subordinated shareholder loans made to the Borrower from and after January 1, 2012 and prior to August 9, 2012, as certified by the Independent~~

~~Engineer pursuant to Section 6.02(b)(i) (Conditions of Initial Advance) of the Original Credit Agreement, plus~~

~~(c)without duplication of clause (a) and (b) above, (i) on the Closing Date, one billion six hundred million Dollars ($1,600,000,000) and (ii) on any date after the Closing Date, cash flows received or~~"Funded Equity" means (a) $2,292,000,000 plus (b) any cash equity contribution made to the Borrower on or after the Fifth Omnibus Amendment Effective Date, plus (c) revenue received by the Borrower through the Fifth Omnibus Amendment Effective Date less operating and maintenance expenses, plus (d) revenue reasonably expected to be received by the Borrower on ~~and~~or prior to the Project Completion Date from LNG sales permitted or required to be sold to each of the Material Project Parties under the FOB Sale and Purchase Agreements ~~and that are available (and upon the occurrence of~~, less (i) any Operation and Maintenance Expenses paid or expected to be paid by the Borrower on or prior to the Project Completion Date ~~were actually applied) for the payment of Project Costs (excluding (A) working capital and (B) any revenues applied to operation and maintenance expenses associated with any train of the Project after it achieves Substantial Completion), plus~~, (ii) any required cash funding of a Debt Service Reserve Account (as defined in the Accounts Agreement) and (iii) any Debt Service paid in cash, less (e) any cash distributions made by the Borrower to Sponsor).

~~(d)an amount equal to forty-four million two hundred forty-five thousand two hundred ten Dollars ($44,245,210), which represents the amount of Project Costs paid for by the Borrower prior to January 1, 2012 as certified by the Independent Engineer.~~

"Futures Contract" means a contract which entitles the buyer of the contract to claim physical delivery of natural gas from the seller at a specified contract delivery point at a specified date in the future and entitles the seller to deliver the physical commodity to the buyer under the same conditions. The price between the buyer and the seller shall be transacted at the price of final settlement on a monthly basis.

"GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

"GAIL" means GAIL (India) Limited.

"GAIL DFCD Deadline" means the date that is sixty (60) days prior to the date upon which GAIL would have the right to terminate the GAIL FOB Sale and Purchase

Agreement for any failure to achieve the Date of First Commercial Delivery (as defined in the GAIL FOB Sale and Purchase Agreement) by such date, as extended by any waivers, modifications or amendments to the GAIL FOB Sale and Purchase Agreement in accordance with Section 7.9 (Project Documents, Etc.), but without giving effect to cure rights under any Consent between the Common Security Trustee and GAIL.

"GAIL FOB Sale and Purchase Agreement" means the LNG Sale and Purchase Agreement, dated as of December 11, 2011, by and between the Borrower and GAIL, as amended by that certain Amendment No. 1 of LNG Sale and Purchase Agreement, dated February 18, 2013.

"Gas" means any hydrocarbon or mixture of hydrocarbons consisting predominantly of methane which is in a gaseous state.

"Gas Hedge Provider" means any party (other than the Loan Parties or any of their Affiliates) that is a party to a Permitted Hedging Agreement described in clause (b) of the definition thereof that is secured by a Security in the Collateral pursuant to the Security Documents.

"Gas Sourcing Plan" means the Borrower’s plan attached as Exhibit G to the Common Terms Agreement.

"Gas Hedge Termination Value" means the amount of any termination payment owed by the Borrower to a Gas Hedge Provider under a Secured Gas Hedge, or to any other counterparty under a Gas hedge agreement that is not a Secured Gas Hedge, in either case upon the termination of the Secured Gas Hedge or such other Gas hedge agreement that is not a Secured Gas Hedge as a result of a party's default thereunder.

"GE Contractual Service Agreement" means the Contractual Service Agreement, dated as of December 18, 2014, as amended by [ ● ], between the Borrower and GE Oil & Gas, Inc.

"GN" means Gas Natural Aprovisionamientos SDG S.A.

"GN DFCD Deadline" means the date that is sixty (60) days prior to the date upon which GN would have the right to terminate the GN FOB Sale and Purchase Agreement for any failure to achieve the Date of First Commercial Delivery (as defined in the GN FOB Sale and Purchase Agreement) by such date, as extended by any waivers, modifications or amendments to the GN FOB Sale and Purchase Agreement in accordance with Section 7.9 (Project Documents, Etc.), but without giving effect to cure rights under any Consent between the Common Security Trustee and GN.

"GN FOB Sale and Purchase Agreement" means the LNG Sale and Purchase Agreement (FOB), dated November 21, 2011, between the Borrower and GN, as amended by that certain Amendment No. 1 to the LNG Sale and Purchase Agreement (FOB), dated as of April 3, 2013.

"Government Approval" means (a) any authorization, consent, approval, license, lease, ruling, permit, tariff, rate, certification, waiver, exemption, filing, variance, claim, order, judgment or decree of, by or with, (b) any required notice to, (c) any declaration of or with or (d) any registration by or with, any Government Authority.

"Government Authority" means any supra-national, federal, state or local government or political subdivision thereof or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and having jurisdiction over the Person or matters in question.

"Government Rule" means any statute, law, regulation, ordinance, rule, judgment, order, decree, directive, requirement of, or other governmental restriction or any similar binding form of decision of or determination by, or any interpretation or administration of any of the foregoing by, any Government Authority, including all common law, which is applicable to any Person, whether now or hereafter in effect.

"Guarantee" means a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) Property of any Person, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of his, her or its obligations or an agreement to assure a creditor against loss, and including causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding (a) endorsements for collection or deposit in the ordinary course of business and (b) customary non-financial indemnity or hold harmless provisions included in contracts entered into in the ordinary course of business. The terms "Guarantee" and "Guaranteed" used as verbs shall have correlative meanings.

"Guaranteed Substantial Completion Date" with respect to each train of the Project has the meaning assigned to such term in the applicable EPC Contract:

(a)without giving effect to any Change Order that affects such date, except any such Change Order which has been approved by the Common Security Trustee and the Required Secured Parties; and

(b)after giving effect to an agreement between the Borrower and the EPC Contractor to extend the Guaranteed Substantial Completion Date in accordance with the terms of such EPC Contract as a result of an event of Force Majeure (as defined in such EPC Contract); provided, that the Guaranteed Substantial Completion Date for the (i) first train of the Project shall not be extended beyond the BG DFCD Deadline, (ii) second train of the Project shall not be extended beyond the GN DFCD Deadline, (iii) third train of the Project shall not be extended beyond the KoGas DFCD Deadline, (iv) fourth train of the Project shall not be extended beyond the GAIL DFCD Deadline~~,~~ and (v) fifth train of the Project shall not be extended beyond the earlier to occur of the Centrica DFCD Deadline and the Total DFCD Deadline ~~and (vi) if Train 6 Debt has been incurred or the Train 6 FID Date has occurred, sixth train of the Project shall not be extended beyond the earliest to occur of any Train 6 DFCD Deadline~~.
"Hazardous Material" means:

(a)any petroleum or petroleum byproducts, flammable materials, explosives, radioactive materials, friable asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls (PCBs);

(b)any chemicals, other materials, substances or wastes which are now or hereafter become defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", "contaminants", "pollutants" or words of similar import under any Environmental Law; and

(c)any other chemical, material, substance or waste which is now or hereafter regulated under or with respect to which liability may be imposed under Environmental Law.

"Hedge Termination Value" means, in respect of any Interest Rate Protection Agreement, after taking into account the effect of any legally enforceable netting agreement to which the Borrower is a party relating to such Interest Rate Protection Agreement, for any date on or after the date such Interest Rate Protection Agreement has been closed out and termination value determined in accordance therewith, such termination value.

"Hedging Agreement" means any agreement which evidences any interest rate, swap, forward rate transaction, commodity swap, commodity option, commodity future, interest rate option, interest or commodity cap, interest or commodity collar transaction, currency swap agreement, currency future or option contract, or other similar agreements (other than the Facility Agreements).

"Hedging Program" means the Hedging Program attached as Exhibit F to the Common Terms Agreement.

"Holders" of Senior Debt shall be determined by reference to provisions of the relevant Senior Debt Instrument or Secured Hedge Instrument, as applicable, setting forth who shall be deemed to be lenders, holders, or owners of the Senior Debt governed thereby.

"IE Confirming Certificate" means, in respect of a Change Order or payment contemplated by Section 7.13(a) (EPC and Construction Contracts), a certificate of the Independent Engineer confirming that after giving effect to such Change Order or payment (x)(A) the Train 1 DFCD under and as defined in the BG FOB Sale and Purchase Agreement will occur on or before the BG DFCD Deadline, (B) the Date of First Commercial Delivery under and as defined in the GN FOB Sale and Purchase Agreement will occur on or before the GN DFCD Deadline, (C) the Date of First Commercial Delivery under and as defined in the KOGAS FOB Sale and Purchase Agreement will occur on or before the KoGas DFCD Deadline, (D) the Date of First Commercial Delivery under and as defined in the GAIL FOB Sale and Purchase Agreement will occur on or before the GAIL DFCD Deadline, (E) the Date of First Commercial Delivery under and as defined in the Centrica FOB Sale and Purchase Agreement will occur on or before the Centrica DFCD Deadline~~,~~ and (F) the Date of First Commercial Delivery under and as defined in the Total FOB Sale and Purchase Agreement will occur on or before the Total DFCD Deadline~~, and (G) if Train 6 Debt has been incurred or the Train 6 FID Date has occurred, the Date of First Commercial Delivery under and as defined in each of the Train 6 FOB Sale and Purchase Agreements will occur on or before the Train 6 DFCD Deadline applicable thereto~~, and (y) such Change Order or payment will not result in Project Costs exceeding the funds then available to pay such Project Costs or reasonably expected (on terms and conditions that are reasonably acceptable to the Required Secured Parties) to be available to the Borrower at the time such Project Costs become due and payable.

"Impairment" means, with respect to any Material Project Document or any Government Approval:

(a)the rescission, revocation, staying, withdrawal, early termination, cancellation, repeal or invalidity thereof or otherwise ceasing to be in full force and effect;

(b)the suspension or injunction thereof; or

(c)the inability to satisfy in a timely manner stated conditions to effectiveness or amendment, modification or supplementation (other than, in the case of a Material Project Document, any such amendment, modification or supplementation effected in accordance with Section 7.9 (Project Documents,

Etc.)) thereof in whole or in part. The verb "Impair" shall have a correlative meaning.

"Indebtedness" of any Person means without duplication:

(a)all obligations of such Person for borrowed money or in respect of deposits or advances of any kind;

(b)all obligations of such Person evidenced by bonds, debentures, notes, loan agreements, or similar instruments;

(c)all obligations of such Person upon which interest charges are customarily paid;

(d)all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property or are otherwise limited in recourse);

(e)all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business);

(f)all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed;

(g)all Guarantees by such Person of Indebtedness of others;

(h)all Capital Lease Obligations of such Person;

(i)all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit (including standby and commercial), bank guaranties, surety bonds, letters of guaranty and similar instruments;

(j)all obligations of such Person in respect of any Hedging Agreement;

(k)all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; and

(l)all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests of such Person or any other

Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

"Indemnitee" has the meaning assigned to such term in Section 10.10 (Indemnification by Borrower).

"Indenture" means an indenture providing for the issuance of one or more series of debt securities by the Borrower.

"Independent Engineer" means Lummus Consultants International, Inc. (f/k/a Shaw Consultants International, Inc.) and any replacement thereof appointed by the Required Secured Parties and, if no Event of Default shall then be occurring, after consultation with the Borrower.

"Index Swap" means a contract which entitles the buyer of the contract to pay one index price (e.g. First of Month Index) and entitles the seller to pay a different index price (e.g. the daily average). The index swap is settled financially via exchange of cash payment at the expiration of the underlying Futures Contract.

"Initial Advance" means the first Advance under the Facilities.

"Initial Quarterly Payment Date" means the ~~date that is the earlier of (i) the~~ first March 31, June 30, September 30 or December 31 to occur at least three (3) calendar months following the Project Completion Date ~~and (ii) June 30, 2020~~.

"Initial Senior Bonds" has the meaning set forth in the Recitals to the Common Terms Agreement.

"Initial Senior Bonds ~~Indenture~~Indentures" has the meaning set forth in the Recitals to the Common Terms Agreement.

"Initial Senior Bonds Trustee" means The Bank of New York Mellon, as trustee under the Initial Senior Bonds ~~Indenture~~Indentures.

"Insurance Advisor" means Aon Risk Services and any replacement thereof appointed by the Required Secured Parties and, if no Event of Default shall then be occurring, after consultation with the Borrower.

"Insurance Proceeds" means all proceeds of any insurance policies required pursuant to the Common Terms Agreement or otherwise obtained with respect to the Borrower or the Project that are paid or payable to or for the account of the Borrower as loss payee (other than Business Interruption Insurance Proceeds and proceeds of insurance policies relating to third party liability).

"Intercreditor Agent" means Société Générale or any successor to it, appointed pursuant to the terms of the Intercreditor Agreement.

"Intercreditor Agreement" means the Second Amended and Restated Intercreditor Agreement, dated as of June 30, 2015, among the Commercial Banks Facility Agent, each other Secured Debt Holder Group Representative party thereto, the Secured Hedge Representatives, the Secured Gas Hedge Representatives, the Common Security Trustee and the Intercreditor Agent.

"Interest Rate Protection Agreements" means each interest rate swap, collar, put, or cap, or other interest rate protection arrangement between the Borrower and a Qualified Counterparty entered into in accordance with Section 6.11 (Interest Rate Protection Agreements) and is substantially in the form attached as Exhibit C to the Common Terms Agreement and excluding any such interest rate protection arrangement that is transferred or novated by the Borrower pursuant to Section 3.5 (Termination of Interest Rate Protection Agreement in Connection with Any Prepayment).

"International LNG Terminal Standards" means to the extent not inconsistent with the express requirements of the Common Terms Agreement, the international standards and practices applicable to the design, construction, equipment, operation or maintenance of LNG receiving, exporting, liquefaction and regasification terminals, established by the following (such standards to apply in the following order of priority): (i) a Government Authority having jurisdiction over the Borrower, (i) the Society of International Gas Tanker and Terminal Operators ("SIGTTO") (or any successor body of the same) and (iii) any other internationally recognized non-governmental agency or organization with whose standards and practices it is customary for reasonable and prudent operators of LNG receiving, exporting, liquefaction and regasification terminals to comply. In the event of a conflict between any of the priorities noted above, the priority with the lowest Roman numeral noted above shall prevail.

"International LNG Vessel Standards" means to the extent not inconsistent with the express requirements of the Common Terms Agreement, the international standards and practices applicable to the ownership, design, equipment, operation or maintenance of LNG vessels established by: (i) the International Maritime Organization, (ii) the Oil

Companies International Marine Forum, (iii) SIGTTO (or any successor body of the same), (iv) the International Navigation Association, (v) the International Association of Classification Societies, and (vi) any other internationally recognized agency or non- governmental organization with whose standards and practices it is customary for reasonable and prudent operators of LNG vessels to comply. In the event of a conflict between any of the priorities noted above, the priority with the lowest Roman numeral noted above shall prevail.

"Investment" means, for any Person:

(a)the acquisition (whether for cash, Property of such Person, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including any "short sale" or any other sale of any securities at a time when such securities are not owned by the Person entering into such sale);

(b)the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold in the ordinary course of business); and

(c)the entering into of any Guarantee of, or other contingent obligation (other than an indemnity which is not a Guarantee) with respect to, Indebtedness or other liability of any other Person;

provided, that Investment shall not include amounts deposited pursuant to the escrow agreement entered into pursuant to Section 18.4 of each of the EPC Contracts.

"Investment Grade" means two long-term unsecured credit ratings that are equal to or better than (a) Baa3 by Moody’s, (b) BBB- by S&P, (C) BBB- by Fitch, or (d) any comparable credit ratings by any other nationally recognized statistical rating organizations.

"Joint Lead Arranger" has the meaning given to it in the Term Loan A Credit Agreement.

"Joint Lead Arranger Fee Letters" means (i) the Fee Letter, dated as of June 30, 2015, between ABN Amro Capital USA LLC and the Borrower, (ii) the Fee Letter, dated as of June 30, 2015, between Banco Bilbao Vizcaya Argentaria, S.A. New York Branch and the Borrower, (iii) the Fee Letter, dated as of June 30, 2015, between BBVA Securities

Inc. and the Borrower (iv) the Fee Letter, dated as of June 30, 2015, between Banco Santander, S.A. and the Borrower, (v) the Fee Letter, dated as of June 30, 2015, between Bank of America, N.A. and the Borrower, (vi) the Fee Letter, dated as of June 30, 2015, between The Bank of Nova Scotia and the Borrower, (vii) the Fee Letter, dated as of June 30, 2015, between The Bank of Tokyo-Mitsubishi UFJ, Ltd. and the Borrower, (viii) the Fee Letter, dated as of June 30, 2015, between CaixaBank S.A. and the Borrower, (ix) the Fee Letter, dated as of June 30, 2015, between Crédit Industriel et Commercial and the Borrower, (x) the Fee Letter, dated as of June 30, 2015, between Crédit Agricole Corporate and Investment Bank and the Borrower, (xi) the Fee Letter, dated as of June 30, 2015, between Credit Suisse AG, Cayman Islands Branch and the Borrower, (xii) the Fee Letter, dated as of June 30, 2015, between Goldman Sachs Bank USA and the Borrower, (xiii) the Fee Letters, dated as of June 30, 2015, between HSBC Bank USA, National Association and the Borrower, (xiv) the Fee Letter, dated as of June 30, 2015, between Industrial and Commercial Bank of China Limited, New York Branch and the Borrower, (xv) the Fee Letter, dated as of June 30, 2015, between ING Capital LLC and the Borrower, (xvi) the Fee Letter, dated as of June 30, 2015, between Intesa Sanpaolo S.P.A., New York Branch and the Borrower, (xvii) the Fee Letter, dated as of June 30, 2015, between JPMorgan Chase Bank, N.A. and the Borrower, (xviii) the Fee Letter, dated as of June 30, 2015, between Landesbank Baden-Württemberg, New York Branch and the Borrower, (xix) the Fee Letter, dated as of June 30, 2015, between Lloyds Bank plc and the Borrower, (xx) the Fee Letter, dated as of June 30, 2015, between Mizuho Bank, Ltd. and the Borrower, (xxi) the Fee Letter, dated as of June 30, 2015, between Morgan Stanley Senior Funding, Inc. and the Borrower, (xxii) the Fee Letter, dated as of June 30, 2015, between Morgan Stanley Bank, N.A. and the Borrower, (xxiii) the Fee Letter, dated as of June 30, 2015, between Royal Bank of Canada and the Borrower, (xxiii) the Fee Letter, dated as of June 30, 2015, between Santander Bank, N.A. and the Borrower, (xxv) the Fee Letter, dated as of June 30, 2015, between Société Générale and the Borrower, and (xxvi) the Fee Letter, dated as of June 30, 2015, between Sumitomo Mitsui Banking Corporation and the Borrower.

"Joint Lead Bookrunner" has the meaning given to it in the Term Loan A Credit Agreement.

"KEXIM" means The Export-Import Bank of Korea, an official export credit agency incorporated by the Export-Import Bank of Korea Act as amended on July 25, 2011, duly organized and existing under the laws of the Republic of Korea.

"KEXIM Covered Facility" means the Dollar term loan facility made available to the Borrower pursuant to Section 2.01 (KEXIM Covered Facility Loans) of the KEXIM Covered Facility Agreement.

"KEXIM Covered Facility Agreement" means the facility agreement, dated as of June 30, 2015, by and among the Borrower, the KEXIM Facility Agent, the Common Security Trustee, KEXIM and the KEXIM Covered Facility Lenders.

"KEXIM Covered Facility Commitment" means, in relation to a KEXIM Covered Facility Lender, the amount referred to in Schedule 2.01 (KEXIM Covered Facility Commitments) to the KEXIM Covered Facility Agreement (as such Schedule 2.01 may be updated from time to time).

"KEXIM Covered Facility Debt" means undisbursed committed amounts and KEXIM Covered Facility Loans incurred by the Borrower in the aggregate amount of up to four hundred million Dollars ($400,000,000) pursuant to the KEXIM Covered Facility Agreement comprised of KEXIM Covered Facility Loans.

"KEXIM Covered Facility Lenders" means any Person from time to time party to the KEXIM Covered Facility Agreement as a KEXIM Covered Facility Lender.

"KEXIM Covered Facility Loans" means loans made by the KEXIM Covered Facility Lenders to the Borrower in an aggregate amount of up to four hundred million Dollars ($400,000,000) in accordance with and pursuant to the terms of the KEXIM Covered Facility Agreement.

"KEXIM Direct Facility" means the Dollar term loan facility made available to the Borrower pursuant to Section 2.01 (KEXIM Direct Facility Loans) of the KEXIM Direct Facility Agreement.

"KEXIM Direct Facility Agreement" means the facility agreement, dated as of June 30, 2015, by and among the Borrower, the KEXIM Facility Agent, the Common Security Trustee, and KEXIM.

"KEXIM Direct Facility Commitment" means, in relation to KEXIM, the amount referred to in Schedule 2.01 (Commitment) to the KEXIM Direct Facility Agreement (as such Schedule 2.01 may be updated from time to time).

"KEXIM Direct Facility Debt" means undisbursed committed amounts and KEXIM Direct Facility Loans incurred by the Borrower in the aggregate amount of up to six hundred million Dollars ($600,000,000) pursuant to the KEXIM Direct Facility Agreement comprised of KEXIM Direct Facility Loans.

"KEXIM Direct Facility Loans" means loans made by KEXIM to the Borrower in an aggregate amount of up to six hundred million Dollars ($600,000,000) in accordance with and pursuant to the terms of the KEXIM Direct Facility Agreement.

"KEXIM Facility Agent" means Shinhan Bank, New York Branch, not in its individual capacity, but solely as agent for KEXIM under the KEXIM Direct Facility Agreement and for the KEXIM Covered Facility Lenders under the KEXIM Covered Facility Agreement.

"KEXIM Facility Agent Fee Letter" means the fee letter, dated as of June 30, 2015, between the Borrower and KEXIM Facility Agent with respect to payment of agency fees.

"KEXIM Guarantee" means the guarantee dated as of June 30, 2015, given by KEXIM in favor of the KEXIM Covered Lenders in relation to amounts outstanding under the KEXIM Covered Facility Agreement.

"KEXIM Guarantee Trigger Event" means (a) any event that results in the KEXIM Guarantee being terminated, withdrawn, cancelled or suspended or otherwise ceasing to be in full force and effect or (b) it becomes unlawful in any applicable jurisdiction for KEXIM to perform its obligations under the KEXIM Guarantee or for any KEXIM Covered Facility Lender to benefit from the KEXIM Guarantee, other than as a result of an act or omission of such KEXIM Covered Facility Lender (or the relevant Facility Agent on its behalf).

~~"Kinder Morgan Precedent Agreement" means the Precedent Agreement, dated as of March 25, 2015, between Kinder Morgan Louisiana Pipeline LLC and the Borrower.~~

"Knowledge" means, with respect to any of the Loan Parties or the Sponsor, the actual knowledge of any Person holding any of the positions (or successor position to any such position) set forth in Exhibit A to the Common Terms Agreement; provided that each such Person shall be deemed to have knowledge of all events, conditions and circumstances described in any notice delivered to the Borrower pursuant to the terms of this Agreement or any other Financing Document.

"KoGas" means Korea Gas Corporation.

"KoGas DFCD Deadline" means the date that is sixty (60) days prior to the date upon which KoGas would have the right to terminate the KoGas FOB Sale and Purchase Agreement for any failure to achieve the Date of First Commercial Delivery (as defined in the KoGas FOB Sale and Purchase Agreement) by such date, as extended by any waivers, modifications or amendments to the KoGas FOB Sale and Purchase Agreement in accordance with Section 7.9 (Project Documents, Etc.), but without giving effect to cure rights under any Consent between the Common Security Trustee and KoGas.

"KoGas FOB Sale and Purchase Agreement" means the LNG Sale and Purchase Agreement, dated as of January 30, 2012, by and between the Borrower and KoGas, as amended by that certain Amendment No. 1 of LNG Sale and Purchase Agreement, dated February 18, 2013.

"KoGas Termination Trigger Event" means the termination of the KoGas FOB Sale and Purchase Agreement due to any reason other than (a) a breach or a violation by KoGas of its (or its Affiliates') obligations under the KoGas FOB Sale and Purchase Agreement, or (b) a unilateral repudiation by KoGas of the KoGas FOB Sale and Purchase Agreement or any assertion by KoGas that the KoGas FOB Sale and Purchase Agreement is void, illegal, or unenforceable for any reason other than an act or omission by the Borrower or its Affiliates.

"Korean Entity" means:

(a)a legal entity, not being a Subsidiary of another legal entity, that is domiciled in, or organized and existing under the laws of, the Republic of Korea or is a Government Authority of the Republic of Korea; or

(b)an entity that is, or is a Subsidiary of, or Affiliate of another legal entity which is a Subsidiary of a legal entity referred to in paragraph (a) above.

"KSURE" means Korea Trade Insurance Corporation, a governmental financial institution of the Government of the Republic of Korea.

"KSURE Acceptance Letter" means an acceptance certificate whereby KSURE confirms that the KSURE Insurance Policy will be issued by KSURE and take effect, subject to the General Terms and Conditions and the Special Terms and Conditions, upon KSURE's receipt of the KSURE Premium.

"KSURE Covered Facility" means the Dollar term loan facility made available to the Borrower pursuant to Section 2.01 (KSURE Covered Facility Loans) of the KSURE Covered Facility Agreement.

"KSURE Covered Facility Agent" means The Korea Development Bank, New York Branch, not in its individual capacity, but solely as agent for the KSURE Covered Facility Lenders under the KSURE Covered Facility Agreement.

"KSURE Covered Facility Agreement" means the amended and restated facility agreement, dated as of June 30, 2015, by and among the Borrower, the KSURE Covered Facility Agent, the Common Security Trustee and the KSURE Covered Facility Lenders.

"KSURE Covered Facility Commitment" means the commitment of each KSURE Covered Facility Lender to fund a portion of the KSURE Covered Facility Loan as set forth in Schedule 2.01 (KSURE Covered Facility Lenders and Commitments) to the

KSURE Covered Facility Agreement (as such Schedule 2.01 may be updated from time to time).

"KSURE Covered Facility Debt" means undisbursed committed amounts and KSURE Covered Facility Loans incurred by the Borrower in the aggregate amount of up to seven hundred fifty million Dollars ($750,000,000) pursuant to the KSURE Covered Facility Agreement comprised of KSURE Covered Facility Loans.

"KSURE Covered Facility Fee Letter" means the fee letter, dated as of June 30, 2015, between the Borrower and KSURE Covered Facility Agent with respect to, among other things, the payment of agency fees.

"KSURE Covered Facility Lenders" means any Person from time to time party to the KSURE Covered Facility Agreement as a KSURE Covered Facility Lender.

"KSURE Covered Facility Loans" means loans made by the KSURE Covered Facility Lenders to the Borrower in an aggregate amount of up to seven hundred fifty million Dollars ($750,000,000) in accordance with and pursuant to the terms of the KSURE Covered Facility Agreement.

"KSURE Insurance" means, collectively (i) the KSURE Insurance Policy, (ii) the general terms and conditions (the "General Terms and Conditions ") of medium and long term export insurance (buyer credit, syndicated loan, standard) of KSURE, (iii) the special terms and conditions (the "Special Terms and Conditions") entered into between KSURE and the KSURE Covered Facility Agent (acting on behalf and for the benefit of the KSURE Covered Facility Lenders), and (iv) the KSURE Acceptance Letter.

"KSURE Insurance Policy" means the insurance policy for overseas business credit insurance, providing political and commercial cover for 100% of the aggregate KSURE Covered Facility Commitment, to be issued by KSURE in favor of the KSURE Covered Facility Agent (acting on behalf and for the benefit of the KSURE Covered Facility Lenders).

"KSURE Insurance Trigger Event" means (a) any event that results in the KSURE Insurance being terminated, withdrawn, cancelled or suspended or otherwise ceasing to be in full force and effect or (b) it becomes unlawful in any applicable jurisdiction for KSURE to perform its obligations under the KSURE Insurance or for any KSURE Covered Facility Lender to benefit from the KSURE Insurance, other than as a result of an act or omission of such KSURE Covered Facility Lender (or the relevant Facility Agent on its behalf).

"KSURE Premium" has the meaning set forth in the KSURE Covered Facility Agreement.

"LC Costs" means (a) fees, expenses and interest associated with the issuance of letters of credit and (b) any reimbursement by a Borrower of amounts paid under a letter of credit that is Working Capital Debt for expenditures that if paid by the Borrower directly would have constituted Operation and Maintenance Expenses.

"Lease Agreements" means:

(a)that certain real property lease agreement between Crain Lands, LLC, as lessor, and the Borrower, as lessee, dated December 5, 2011, covering approximately eighty (80) acres of the Site; and

(b)that certain real property lease agreement between Crain Lands, LLC, as lessor, and the Borrower, as lessee, dated November 1, 2011, covering approximately eighty (80) acres of the Site, both as may be amended or supplemented from time to time.

"Lenders' Reliability Test" means each operational test described in Annex B (Lenders' Reliability Test Criteria) to the Common Terms Agreement.

"Lien" means, with respect to any Property (including, without limitation, the Project) of any Person, any mortgage, pledge, hypothecation, assignment, encumbrance, bailment, lien, privilege or other security interest, including any sale-leaseback arrangement, any conditional sale, other title retention agreement, tax lien, lien (statutory or otherwise), easement or right of way in respect of such Property of such Person. For purposes of the Financing Documents, a Person shall be deemed to own subject to a Lien any Property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such Property.

"Lien Waiver" means an absolute and unconditional sworn Lien waiver statement in the form attached as (a) Schedules K-1, K-2, K-3 and K-4, as applicable, to the applicable EPC Contract in connection with all Lien waivers delivered by the EPC Contractor prior to its receipt of final payment under such EPC Contract and (b) Schedules K-5, K-6, K-7 and K-8, as applicable, to the applicable EPC Contract in connection with all Lien waivers delivered by the EPC Contractor upon its receipt of final payment under such EPC Contract.

"LNG" means Gas in a liquid state at or below its boiling point at a pressure of approximately one atmosphere.

"Loan Parties" means the Borrower and the Pledgor.

"Loss Proceeds" means insurance proceeds, condemnation awards or other compensation, awards, damages and other payments or relief (exclusive, in each case, of the proceeds of liability insurance and Business Interruption Insurance Proceeds and other payments for interruption of operations) with respect to any Event of Loss relating to any Property of the Borrower.

"Majority Aggregate Secured Credit Facilities Debt Participants" has the meaning given to it in the Intercreditor Agreement.

"Management Services Agreement" means the Management Services Agreement, dated as of May 14, 2012, between the Borrower and the Manager.

"Manager" means Cheniere LNG Terminals, LLC (f/k/a Cheniere LNG Terminals, Inc.), a Delaware limited liability company.

"Margin Stock" means margin stock within the meaning of Regulation U and Regulation X.

"Market Consultant" means Wood Mackenzie Limited and any replacement thereof appointed by the Required Secured Parties and, if no Event of Default shall then be occurring, after consultation with the Borrower.

"Material Adverse Effect" means an act, event or condition which materially impairs (a) the business, financial condition, or operations of the Borrower or the Project, (b) the ability of the Borrower to perform its material obligations under any Financing Document or Material Project Document to which it is a party, (c) the expected revenues of the Borrower under the FOB Sale and Purchase Agreements, (d) the validity and enforceability of any Material Project Document or any Financing Document or the rights or remedies of each Secured Debt Holder thereunder or (e) the security interests of the Secured Parties.

"Material Project Documents" means:

(a)	the EPC Contracts and related parent guarantees;

(b)	the FOB Sale and Purchase Agreements and related parent guarantees;

(c)	the Management Services Agreement;

(d)	the O&M Agreement;

(e)	the Sabine Pass TUA;

(f)	the Pipeline Transportation Agreements;

(g)	the Terminal Use Rights Assignment and Agreement;

(h)	the Cooperation Agreement;

(i)	the Real Property Documents;

(j)	the Precedent Agreements;

(k)	the ConocoPhillips License Agreements;

(l)	the Total TUA Assignment Agreements;

(m)	the Water Agreement;

(n)	the CMI LNG Sale and Purchase Agreement;

(o)	the EQT Natural Gas Sale and Purchase Agreement;

(p)	the Cheniere Marketing LNG Sale and Purchase Agreement;

(q)	the GE Contractual Service Agreement;

(r)	any Additional Material Project Document; and

(s)	any agreement replacing or in substitution of any of the foregoing.

"Material Project Party" means each party to a Material Project Document (other than the Borrower) and each guarantor or provider of security or credit support in respect thereof.

"Mechanics’ Liens" means carriers’, warehousemen’s, laborers’, mechanics’, workmen’s, materialmen’s, repairmen’s, construction or other like statutory Liens.

"Monthly Sales Charges" with respect to either of the BG FOB Sale and Purchase Agreement or the GN FOB Sale and Purchase Agreement, has the meaning set forth in such FOB Sale and Purchase Agreement.

"Moody's" means Moody’s Investors Service, Inc.

"Mortgages" means (i) the Third Amended and Restated Multiple Indebtedness Mortgage, Assignment of Leases and Rents and Security Agreement, dated as of June 30, 2015, from the Borrower to the Common Security Trustee, and (ii) the Multiple Indebtedness Mortgage, Assignment of Leases and Rents and Security Agreement, dated as of June 30, 2015, from the Borrower to the Common Security Trustee.

"Mortgaged Property" has the meaning ascribed to such term in the Mortgages.

"Multiemployer Plan" means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Borrower or any ERISA Affiliate in the past five years and which is covered by Title IV of ERISA.

"Net Available Amount" means the aggregate amount of Loss Proceeds received by the Borrower in respect of an Event of Loss net of reasonable expenses incurred by the Borrower in connection with the collection of such Loss Proceeds.

"Net Cash Proceeds" means in connection with any asset disposition, the aggregate cash proceeds received by the Borrower in respect of any asset disposition (including any cash received upon the sale or other disposition of any non-cash consideration received in any asset disposition), net of the direct costs relating to such asset disposition and payments made to retire Indebtedness (other than the Obligations) required to be repaid in connection therewith, including legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of such asset disposition, taxes paid or payable as a result of such asset disposition, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts reserved for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

"NGA" means the United States Natural Gas Act of 1938, as heretofore and hereafter amended, and codified 15 U.S.C. §717 et seq. and the regulations of the Department of Energy and FERC thereunder.

"NGPL Pipeline Transportation Agreements" means (i) the Transportation Rate Schedule FTS Agreement, dated October 29, 2012, between Natural Gas Pipeline Company of America LLC and the Borrower, as amended by that certain Transportation Rate Schedule FTS Amendment No. 1, dated June 18, 2013 and (ii) Transportation Rate Schedule FTS Agreement, dated June 18, 2013, between Natural Gas Pipeline Company of America LLC and the Borrower.

"NGPL Precedent Agreement" means the Precedent Agreement, dated August 2, 2012, between Natural Gas Pipeline Company of America LLC and the Borrower.

"Non-Recourse Party" has the meaning provided in Section 10.17(a) (No Recourse).

"Notes" means the promissory notes issued by the Borrower evidencing the Advances, including the Commercial Bank Loan Notes (as defined in the Term Loan A Credit Agreement) as they may be amended, restated, supplemented or otherwise modified from time to time.

"Notice of Project Completion" means the Notice of Project Completion in the form of Exhibit I to the Common Terms Agreement.

"NYMEX" means the New York Mercantile Exchange, a wholly owned subsidiary of the Chicago Mercantile Exchange.

"NYMEX Natural Gas Futures Contract" means the Futures Contract for natural gas on NYMEX, which is used for the physical receipt and/or delivery of gas at the Henry Hub located in Erath, Louisiana.

"O&M Agreement" means the Operation and Maintenance Agreement, dated as of May 14, 2012, between the Operator, the Borrower and, solely for the purposes set forth therein, Cheniere LNG O&M Services, LLC, as amended by that certain Assignment and Assumption Agreement, dated as of November 20, 2013, between the Operator and Cheniere Energy Partners GP, LLC.

"Obligations" means and includes all loans, advances (including, without limitation, any advance made by any Secured Party to satisfy any obligation of any Loan Party under any Transaction Document), debts, liabilities, Indebtedness and obligations of the Borrower, howsoever arising, owed to the Secured Debt Holders, the Secured Debt Holder Group Representatives, the Holders of Secured Hedge Obligations, the Secured Hedge Representatives or any other Secured Party of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower of any insolvency or liquidation proceeding naming the Borrower as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, pursuant to the terms of this Agreement or any of the other Financing Documents (including the Secured Hedge Instruments), including all principal, interest, fees, charges, expenses, attorneys' fees, costs and expenses, accountants' fees and Consultants' fees payable by the Borrower hereunder or thereunder.

"OFAC" means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

"OFAC Laws" means any laws, regulations, and executive orders relating to the economic sanctions programs administered by OFAC, including without limitation, the International Emergency Economic Powers Act, 50 U.S.C. sections 1701 et seq.; the Trading with the Enemy Act, 50 App. U.S.C. sections 1 et seq.; and the Office of Foreign Assets Control, Department of the Treasury Regulations, 31 C.F.R. Parts 500 et seq. (implementing the economic sanctions programs administered by OFAC).

"OFAC SDN List" means the list of "Specially Designated Nationals and Blocked Persons" maintained by OFAC.

"Operating Budget" has the meaning provided in Section 6.12(a) (Operating Budget).

"Operating Budget Category" means each line item set forth in the Operating Budget in effect at such time.

"Operating Manual" means, collectively, (i) the O&M Procedures Manual (as defined in the O&M Agreement), and (ii) the Sabine Pass Marine Operations Manual (as defined in the FOB Sale and Purchase Agreements).

"Operation and Maintenance Expenses" means, for any period, the sum, computed without duplication, of the following, in each case that are contemplated by the then- effective Operating Budget or are incurred in connection with any permitted exceedance thereunder pursuant to Section 6.7(a) (Project Construction; Maintenance of Properties):

(a)for fees and costs of the Manager pursuant to the Management Services Agreement; plus

(b)expenses for operating the Project and maintaining it in good repair and operating condition payable during such period, including the ordinary course fees and costs of the Operator payable pursuant to the O&M Agreement; plus

(c)insurance costs payable during such period; plus

(d)applicable sales and excise taxes (if any) payable or reimbursable by the Borrower during such period; plus

(e)franchise taxes payable by the Borrower during such period; plus

(f)property taxes payable by the Borrower during such period; plus

(g)any other direct taxes (if any) payable by the Borrower to the taxing authority (other than any taxes imposed on or measured by income or receipts) during such period; plus

(h)costs and fees attendant to the obtaining and maintaining in effect the Government Approvals payable during such period; plus

(i)legal, accounting and other professional fees attendant to any of the foregoing items payable during such period; plus

(j)Permitted Development Expenditures contemplated by the then-effective Operating Budget; plus

(k)the cost of purchase and transportation (including storage) of natural gas consumed for LNG production; plus

(l)all other cash expenses payable by the Borrower in the ordinary course of business.

Operation and Maintenance Expenses shall exclude any Gas Hedge Termination Value and shall exclude, to the extent included above: (i) transfers from any Account into any other Account (other than the Operating Account) during such period, (ii) payments of any kind with respect to Restricted Payments during such period, (iii) depreciation for such period, (iv) except as provided in clause (j) above, any Capital Expenditure including Permitted Development Expenditures and (v) any payments of any kind with respect to any restoration during such period.

To the extent insufficient funds are available in the Operating Account to pay any Operation and Maintenance Expenses and amounts are advanced by or on behalf of any Secured Party in accordance with the terms of the applicable Secured Debt Instrument or Secured Hedge Instrument for the payment of such Operation and Maintenance Expenses, the Obligation to repay such advances shall itself constitute an Operation and Maintenance Expense.

"Operator" means Cheniere Energy Investments, LLC, or such other Person from time to time party to the O&M Agreement as ‘Operator’.

"Organic Document" means, with respect to any Person that is a corporation, its certificate of incorporation, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized shares of capital stock, with respect to any Person that is a limited liability company, its certificate of formation or articles of organization and its limited liability company agreement, and, with respect to any Person that is a partnership or limited partnership, its certificate of partnership and its partnership agreement.

"Original Common Terms Agreement" has the meaning set forth in the Recitals to the Common Terms Agreement.

"Original Credit Agreement" has the meaning set forth in the Recitals to the Common Terms Agreement.

"Parties" and "Party" have the meaning set forth in the Preamble to the Common Terms Agreement.

"Patriot Act" means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism

(USA PATRIOT ACT) of 2001, and the rules and regulations promulgated thereunder from time to time in effect.

"Payment Date" means (a) each Quarterly Payment Date, and (b) with respect to other Secured Debt Instruments, the meaning provided therein.

"PBGC" means that Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

"PDE Debt" has the meaning assigned to such term in Section 2.5 (PDE Debt).

"Performance Liquidated Damages" means any liquidated damages resulting from the Project’s performance which are required to be paid by the EPC Contractor or any other Material Project Party for or on account of any diminution to the performance of the Project.

"Performance Test" means (a) the Performance Tests under each of the EPC Contracts, and (b) the Lenders' Reliability Test.

"Permitted Completion Amount" means a sum equal to an amount certified by the Borrower and concurred with by the Independent Engineer (such concurrence not to be unreasonably withheld, conditioned or delayed) on the Project Completion Date and approved by ~~each of~~ the Working Capital Facility ~~Agents~~Agent (acting reasonably) as necessary to pay one hundred fifty percent (150%) of the Permitted Completion Costs.

"Permitted Completion Costs" means unpaid Project Costs (including Project Costs not included in the Construction Budget delivered on the Closing Date or the revised Construction Budget delivered ~~pursuant to Section 2.7(a)(xi) (Train 6 Debt) or otherwise delivered on the Train 6 FID~~on the Fifth Omnibus Amendment Effective Date~~, if applicable~~) reasonably anticipated to be required for the Project to pay all remaining costs associated with outstanding Punchlist (as defined in each of the EPC Contracts) work, retainage, fuel incentive payments, disputed amounts (to the extent such disputed amounts have not been escrowed pursuant to Section 18.4 of the applicable EPC Contract), and other costs required under each of the applicable EPC Contracts.

"Permitted Development Expenditures" means Development Expenditures that:

(a)are required for compliance with Project Documents, insurance policies, Government Rules, Government Approvals and Prudent Industry Practices; or

(b)are otherwise used for the Project; and

in all cases, are funded (i) by equity or Permitted Indebtedness issued by the Borrower, (ii) from the Distribution Account as set forth in Section 5.10

(Distribution Account) of the Accounts Agreement, (iii) by insurance proceeds, or (iv) by PDE Debt in accordance with Section 2.5 (PDE Debt) of the Common Terms Agreement, each of (i) - (iv) as expressly permitted herein and the other Financing Documents and to the extent that all such sums entirely fund such Permitted Development Expenditures, or (v) are contemplated by the then- effective Operating Budget, and, in the case of clauses (i) - (iv) could not reasonably be expected to have a Material Adverse Effect or materially and adversely affect the Borrower's rights, duties, obligations or liabilities under the Sabine Pass TUA.

"Permitted Finance Costs" means, for any period, the sum of all amounts of principal, interest, fees and other amounts payable in relation to Permitted Indebtedness (other than Permitted Indebtedness in clause (c) of such definition).

"Permitted Hedging Agreement" means any:

(a)	Interest Rate Protection Agreements;

(b)	the following gas hedging contracts:

(i)Futures Contracts, Fixed-Float Futures Swaps, NYMEX Natural Gas Futures Contracts and Swing Swaps for gas hedging purposes for up to a maximum of ~~55 TBtu (or~~ 78 TBtu~~, if Train 6 Debt is incurred in connection with Section 2.7 of the Common Terms Agreement or otherwise approved in accordance with the Financing Documents)~~ of gas utilizing intra-month and up to three prompt month contracts;

(ii) Index Swaps for gas hedging purposes for up to a maximum of ~~62 TBtu per month (or~~ 74.4 TBtu per month~~, if Train 6 Debt is incurred in connection with Section 2.7 of the Common Terms Agreement or otherwise approved in accordance with the Financing Documents)~~ of gas utilizing up to three prompt month contracts; and

(iii) Basis Swaps for gas hedging purposes for up to ~~a maximum of (a) 62.0 TBtu per month for Basis Swaps with a tenor up to 24 months and (b) 25.0 TBtu per month for Basis Swaps with a tenor greater than 24 months but less than 36 months (or~~ a maximum of (a) 74.4 TBtu per month for Basis Swaps with a tenor up to 24 months and (b) 30.0 TBtu for Basis Swaps with a tenor greater than 24 months but less than 36 months~~, if Train 6 Debt is incurred in connection with Section 2.7 of the Common Terms Agreement or otherwise approved in accordance with the Financing Documents)~~. For the avoidance of doubt, Basis Swaps with a tenor of more than 36 months are prohibited. Further, the aggregate notional volume of financial natural gas positions in Basis Swaps may not exceed that of physical natural gas positions on an MMBtu basis.

"Permitted Indebtedness" means:

(a)Senior Debt;

(b)unsecured Indebtedness of the Borrower incurred to finance working capital and other general corporate purposes; provided, that such Indebtedness shall be used (i) to finance working capital in an amount not to exceed forty million Dollars ($40,000,000) in the aggregate or (ii) for general corporate purposes (including leases and sale-leaseback transactions) in an amount not to exceed twenty million Dollars ($20,000,000) in the aggregate (in addition to the leases permitted pursuant to paragraph (c) of this definition);

(c)purchase money Indebtedness or Capital Lease Obligations to the extent incurred in the ordinary course of business to finance the acquisition or licensing of intellectual property or items of equipment; provided, that (i) if such obligations are secured, they are secured only by Liens upon the equipment or intellectual property being financed and (ii) the aggregate principal amount and the capitalized portion of such obligations do not at any time exceed ten million Dollars ($10,000,000) in the aggregate;

(d)other unsecured Indebtedness for borrowed money subordinated to the Obligations pursuant to an instrument in writing satisfactory in form and substance to the Required Secured Parties and that is not in excess of two hundred million Dollars ($200,000,000) in the aggregate; provided, that such instrument shall include that: (i) the maturity of such subordinated shall be no shorter than the maturity of the Secured Debt; (ii) such subordinated debt shall not be amortized; (iii) no interest payments shall be made under such subordinated debt except from monies held in the Distribution Account and are permitted to be distributed pursuant to the Accounts Agreement; (iv) such subordinated debt shall not impose covenants on the Borrower; and (v) such subordinated debt shall otherwise be governed pursuant to the terms of a subordination agreement in form and substance reasonably satisfactory to the Secured Parties;

(e)trade or other similar Indebtedness incurred in the ordinary course of business, which is (i) not more than ninety (90) days past due, or (ii) being contested in good faith and by appropriate proceedings;

(f)contingent liabilities incurred in the ordinary course of business, including the acquisition or sale of goods, services, supplies or merchandise in the normal course of business, the endorsement of negotiable instruments received in the normal course of business and indemnities provided under any of the Transaction Documents;

(g)	any obligations under Permitted Hedging Agreements;

(h)to the extent constituting Indebtedness, indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course or other cash management services in the ordinary course of business;

(i)to the extent constituting Indebtedness, obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, indemnification obligations, obligations to pay insurance premiums, take-or-pay obligations contained in supply agreements and similar obligations incurred in the ordinary course of business;

(j)Indebtedness in respect of any bankers’ acceptance, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business; and

(k)Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

provided, that the Borrower may only incur the Indebtedness referred to in clauses (b) or (d) above following the Project Completion Date.

"Permitted Investments" has the meaning given to it in the Accounts Agreement.

"Permitted Liens" ~~means, collectively:~~has the meaning provided in the Working Capital Facility Agreement.

~~(a)    Liens in favor, or for the benefit, of the Secured Parties created or permitted pursuant to the Security Documents;~~

~~(b)    Liens securing Indebtedness with respect to Permitted Hedging Agreements and Indebtedness described in clause (c) of Permitted Indebtedness;~~

~~(c)    Liens which are scheduled exceptions to the coverage afforded by the Title Policy on the Closing Date;~~

~~(d)    statutory liens for a sum not yet delinquent or which are being Contested;~~

~~(e) pledges or deposits of cash or letters of credit to secure the performance of bids, trade contracts (other than for borrowed money) leases, statutory obligations, surety and appeal bonds, performance bonds, letters of credit and other obligations of a like nature incurred in the ordinary course of business and in accordance with the then-effective Operating Budget;~~

~~(f)    capital leases and purchase money liens on property purchased securing obligations not in excess of twenty million Dollars ($20,000,000) in the aggregate;~~

~~(g)    easements and other similar encumbrances affecting real property which are incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, licenses, restrictions on the use of property or encumbrances or imperfections in title which do not materially impair such property for the purpose for which the Borrower's interest therein was acquired or materially interfere with the operation of the Project as contemplated by the Transaction Documents;~~

~~(h)    Mechanics' Liens, Liens of lessors and sublessors and similar Liens incurred in the ordinary course of business for sums which are not overdue for a period of more than thirty (30) days or the payment of which is subject to a Contest;~~

~~(i)    legal or equitable encumbrances (other than any attachment prior to judgment, judgment lien or attachment in aid of execution on a judgment) deemed to exist by reason of the existence of any pending litigation or other legal proceeding if the same is effectively stayed or the claims secured thereby are subject to a Contest;~~

~~(j)    the Liens created pursuant to the Real Property Documents;~~

~~(k)    Liens arising out of judgments or awards so long as an appeal or proceeding for review is being prosecuted in good faith and for the payment of which adequate cash reserves, bonds or other cash equivalent security have been provided or are fully covered by insurance (other than any customary deductible); and~~

~~(m)    Liens for workers' compensation awards and similar obligations not then delinquent; Mechanics' Liens and similar Liens not then delinquent,~~

~~and any such Liens, whether or not delinquent, whose validity is at the time being Contested in good faith.~~

"Person" means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization or Government Authority.

"Petronas" means Petronas LNG Ltd.

"Petronas FOB Sale and Purchase Agreement" means the LNG Sale and Purchase Agreement (FOB), dated December 18, 2018, as amended by that certain Amendment No. 1, dated May 7, 2019, between the Borrower and Petronas.

"Pipeline Transportation Agreements" means, collectively, the Creole Trail Pipeline Transportation Agreement and the NGPL Pipeline Transportation Agreements.

"Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

"Pledge Agreement" means the Second Amended and Restated Pledge Agreement, dated as of June 30, 2015, between the Pledgor and the Common Security Trustee and any other pledge agreement executed (in favor of the Common Security Trustee) by any Person holding any direct ownership interests in the Borrower.

"Pledgor" means Sabine Pass LNG-LP, LLC, a Delaware limited liability company.

"Precedent Agreements" means, collectively, the Creole Trail Precedent Agreement, the Transco Precedent Agreement, the 2015 Kinder Morgan Precedent Agreement ~~and~~, the 2018 Kinder Morgan Precedent Agreement, the NGPL Precedent Agreement and the Columbia Gulf Precedent Agreement.

"Project" means the ~~five and, if Train 6 Debt has been incurred or the Train 6 FID Date has occurred,~~ six liquefaction trains each with a nominal capacity of at least 182,500,000 MMBtu per annum that (a) as of the date hereof, are intended to be used for production of LNG and other Services under the FOB Sale and Purchase Agreements, and (b) are identified in Exhibit H (Project Description) to the Common Terms Agreement and such related facilities and equipment necessary and useful for the operation thereof.

"Project Completion Date" means the date upon which all of the conditions set forth in Schedule 5.5 (Conditions to Project Completion Date) to the Common Terms Agreement

have been either satisfied, to the satisfaction of the Facility Agents and the Required Secured Parties, or, in each case, waived by the Facility Agents and the Required Secured Parties.

"Project Costs" means all costs of acquiring, leasing, designing, engineering, developing, permitting, insuring, financing (including closing costs and interest and interest rate hedge expenses), constructing, installing, commissioning, testing and starting-up (including costs relating to all equipment, materials, spare parts and labor for) the Project, gas purchase, transport, and storage costs, and all other costs incurred with respect to the Project in accordance with the Construction Budget, including working capital prior to the end of the Availability Period. Project Costs shall exclude any operation and maintenance expenses for any train of the Project if the FOB Sale and Purchase Agreement(s) related to such train has achieved Date of First Commercial Delivery under and as defined in such FOB Sale and Purchase Agreement(s) (or Train 1 DFCD under and as defined the BG FOB Sale and Purchase Agreement).

"Project Document Termination Payments" means all payments that are required to be paid to or for the account of the Borrower as a result of the termination of or reduction of any obligations under any Material Project Document, if any.

"Project Documents" means each Material Project Document and any other material agreement relating to Development.

"Project Parties" means the Material Project Parties and each other Person from time to time party to a Project Document (other than the Borrower).

"Projected Debt Service Coverage Ratio" means, for any applicable period, the ratio of
(a) Cash Flow Available for Debt Service projected for such period to (b) Debt Service projected for such period (other than (i) pursuant to voluntary prepayments or mandatory prepayments, (ii) Debt Service due at maturity, (iii) Working Capital Debt, (iv) LC Costs,
(v) interest in respect of Debt Service or net amounts under any Permitted Hedging Agreements in respect of interest rates, in each case projected to be paid prior to the end of the Availability Period and (vi) Hedging Termination Amounts); provided, however, that for purposes of any calculation of the Projected Debt Service Coverage Ratio (other than pursuant to Section 5.01(c)(iv)(F) (Withdrawals from Equity Proceeds Account) or Section 5.10(d)(ii) (Restricted Payments) of the Accounts Agreement), the Projected Debt Service Coverage Ratio calculation for the calendar year in which the Initial Quarterly Payment Date occurs, or is projected to occur, will (A) if the Initial Quarterly Payment Date is, or is projected to occur, on December 31, be deemed to be the next succeeding calendar year, and (B) if the Initial Quarterly Payment Date is, or is projected to occur, on any other day, be pro rated for the number of full calendar months remaining in such calendar year.

"Property" means any right or interest in or to property of any kind whatsoever, whether real, personal, mixed, movable, immovable, corporeal or incorporeal and whether tangible or intangible.

"Prudent Industry Practice" means, at a particular time, any of the practices, methods, standards and procedures (including those engaged in or approved by a material portion of the LNG industry) that, at that time, in the exercise of reasonable judgment in light of the facts known at the time a decision was made, would reasonably have been expected to accomplish the desired result consistent with good business practices, including due consideration of the Project’s reliability, environmental compliance, economy, safety and expedition, and which practices, methods, standards and acts generally conform to International LNG Terminal Standards and International LNG Vessel Standards.

"PUHCA" means the Public Utility Holding Company Act of 2005 and FERC's implementing regulations.

"Qualified Counterparty" means:

(a)as of the date of execution or assignment of any Interest Rate Protection Agreement, any of the following: (i) any Person who is a Secured Debt Holder as of the date of the Common Terms Agreement or (ii) any Affiliate of any Person listed in the foregoing clause (a)(i) of this definition;

(b)as of the date of execution or assignment of any Interest Rate Protection Agreement, any of the following: (i) any Person who becomes a Secured Debt Holder after the date of the Common Terms Agreement or (ii) any Affiliate of any Person listed in the foregoing clause (b)(i) of this definition, in each case, with a credit rating (or a guaranty from a Person with a credit rating) of at least A- from S&P or Fitch or at least A-3 from Moody's; or

(c)	Standard Chartered Bank or any of its Affiliates.

"Qualified FOB Sale and Purchase Agreements" means an LNG sale and purchase agreement entered into with an Investment Grade buyer for a Qualifying Term for delivery of LNG on an FOB basis.

"Qualified Gas Supplier" means any Person from whom the Borrower, acting in accordance with Prudent Industry Practice, purchases firm natural gas supply for the Project’s feed and fuel gas requirements.

"Qualified Transporter" means any Person possessing the requisite FERC Government Approval to transport natural gas.

"Qualifying Term" means a term that does not expire before the expected amortization term of the Senior Debt pursuant to the Base Case Forecast.

"Quarterly Payment Date" means the Initial Quarterly Payment Date and each March 31, June 30, September 30 and December 31 thereafter.

"Ready for Performance Testing" with respect to each of the EPC Contracts, has the meaning provided in such EPC Contract.

"Ready for Start Up" with respect to each of the EPC Contracts, has the meaning provided in such EPC Contract.

"Real Property Documents" means any material contract or agreement constituting or creating an estate or interest in any portion of the Site, including, without limitation, the Lease Agreements and the Subleases.

"Regulation T", "Regulation U" and "Regulation X" means, respectively, Regulation T, Regulation U and Regulation X of the Board.

"Related Parties" means, with respect to any Person, such Person's Affiliates and the shareholders, members, partners, directors, officers, employees, agents and advisors of such Person and of such Person's Affiliates.

"Release" means, with respect to any Hazardous Material, any release, spill, emission, leaking, pouring, emptying, escaping, dumping, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of such Hazardous Material into the environment, including the movement of such Hazardous Material through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

"Replacement Debt" means, collectively, Secured Replacement Debt and Unsecured Replacement Debt incurred by the Borrower (including by way of Senior Bonds) pursuant to Section 2.6 (Replacement Debt) in order to partially or in whole (a) refinance by prepaying or redeeming then existing Senior Debt or (b) replace by cancelling then existing Senior Debt Commitments.

"Replacement Debt Incremental Amounts" means the amount of Senior Debt under Replacement Debt related to the incurrence of such Replacement Debt that are incremental to the Senior Debt that would have arisen under the replaced Senior Debt, including incremental interest payable on such Replacement Debt compared to the replaced Senior Debt and the amount of Replacement Debt incurred to pay fees, provisions, costs, expenses and premiums associated with the incurrence of such Replacement Debt.

"Required Debt Service Reserve Amount" means as of any date on and after the Project Completion Date, an amount projected by the Common Security Trustee equal to the amount necessary to pay the forecasted Debt Service in respect of Secured Debt (other than Working Capital Debt) from such date through (and including) the next two (2) Payment Dates (which shall, if not already included, include the maturity date under any Secured Debt (other than Working Capital Debt)) (assuming that no Default will occur during such period) taking into account, with respect to interest, the amount of interest that would accrue on the aggregate principal amount of the Advances for the next six (6) months; provided, that for purposes of calculation of the amount specified in clause (c) of the definition of Debt Service, any final balloon payment or bullet maturity of Secured Debt shall not be taken into account and instead only the equivalent of the principal payment on the immediately preceding Payment Date prior to such balloon payment or bullet maturity shall be taken into account.

"Required Secured Parties" has the meaning given to it in the Intercreditor Agreement.

"Restricted Payment" means (a) any dividend or other distribution by the Borrower (in cash, Property of the Borrower, securities, obligations, or other property) on, or other dividends or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by the Borrower of, any portion of any membership interest in the Borrower and (b) all payments (in cash, Property of the Borrower, securities, obligations, or other property) of principal of, interest on and other amounts with respect to, or other payments on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by the Borrower of, any Indebtedness owed to the Pledgor or any other Person party to a Pledge Agreement or any Affiliate thereof, including any Subordinated Indebtedness. Payments to the Manager for fees and costs pursuant to the Management Services Agreement, and payments to the Operator pursuant to the O&M Agreement paid in accordance with Sections 5.02(e) (Construction Account), 5.03(b) (Revenue Account), and 5.04(b) (Operating Account) of the Accounts Agreement are not Restricted Payments.

"Revenue Account" has the meaning assigned to such term in the Accounts Agreement.

"ROK Financial Institution" means (a) KEXIM, (b) KSURE and (c) each other financial institution that, on the Closing Date, is a KEXIM Covered Facility Lender or a KSURE Covered Facility Lender.

"S&P" means Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc.

"Sabine Pass Terminal" has the meaning set forth in the Recitals to the Common Terms Agreement.

"Sabine Pass TUA" means the Second Amended and Restated LNG Terminal Use Agreement, dated as of July 31, 2012, between the Borrower and SPLNG, as supplemented by that certain Letter Agreement, dated May 28, 2013.

"Sanctions Violation" has the meaning provided in Section 6.5(d) (Compliance with Government Rules, Etc.).

"Second Omnibus Amendment" has the meaning set forth in the Recitals to the Common Terms Agreement.

"Secured Debt" means the Senior Debt (other than Indebtedness under Interest Rate Protection Agreements) that is secured by a Security in the Collateral pursuant to the Security Documents.

"Secured Debt Holder Group" means, at any time, the Holders of each tranche of Secured Debt.

"Secured Debt Holder Group Representative" means (a) the Commercial Banks Facility Agent in respect of the Commercial Bank Lenders and Commercial Banks Facility, (b) the Initial Senior Bonds Trustee in respect of the Initial Senior Bonds, (c) the KEXIM Facility Agent in respect of (i) KEXIM and the KEXIM Direct Facility and (ii) KEXIM Covered Lenders and the KEXIM Covered Facility, (d) the KSURE Facility Agent in respect of KSURE Covered Facility Lenders and the KSURE Covered Facility, and (e) in respect of any other Secured Debt Holder Group and its relevant Secured Debt Instrument, the representative designated as such in Schedule 2.8(e) (Debt Commitments; Secured Hedge Obligations) to the Common Terms Agreement (as such Schedule 2.8(e) may be updated from time to time).

"Secured Debt Holders" means, at any time, the Holders of the Secured Debt.

"Secured Debt Instrument" means, at any time, each instrument, including the Facility Agreements, the Working Capital Facility Agreement, and the Initial Senior Bonds ~~Indenture~~Indentures, governing Secured Debt and designated as such in Schedule 2.8(e) (Debt Commitments; Secured Hedge Obligations) to the Common Terms Agreement (as such Schedule 2.8(e) may be updated from time to time), but excluding any Special Credit Support Documents (as defined in the Intercreditor Agreement).

"Secured Gas Hedge" means a Permitted Hedging Agreement described in clause (b) of the definition thereof that is secured by a Security in the Collateral pursuant to the Security Documents.

"Secured Gas Hedge Instrument" means, at any time, each instrument governing Secured Gas Hedge Obligations and designated as such in Schedule 2.8(e) (Debt

Commitments; Secured Hedge Obligations) to the Common Terms Agreement (as such Schedule 2.8(e) may be updated from time to time).

"Secured Gas Hedge Obligations" means the Indebtedness under any Permitted Hedging Agreement described in clause (b) of the definition thereof that is secured by a Security in the Collateral pursuant to the Security Documents.

"Secured Gas Hedge Representative" means the representative or representatives of the Gas Hedge Providers designated as such in Schedule 2.8(e) (Debt Commitments; Secured Hedge Obligations) to the Common Terms Agreement (as such Schedule 2.8(e) may be updated from time to time).

"Secured Hedge Instrument" means, at any time, each instrument governing Secured Hedge Obligations and designated as such in Schedule 2.8(e) (Debt Commitments; Secured Hedge Obligations) to the Common Terms Agreement (as such Schedule 2.8(e) may be updated from time to time).

"Secured Hedge Obligations" means the Indebtedness under Interest Rate Protection Agreements that is secured by a Security in the Collateral pursuant to the Security Documents.

"Secured Hedge Representative" means the representative or representatives of the Holders of Secured Hedge Obligations designated as such in Schedule 2.8(e) (Debt Commitments; Secured Hedge Obligations) to the Common Terms Agreement (as such Schedule 2.8(e) may be updated from time to time).

"Secured Hedging Parties" means the Holders of the Secured Hedge Obligations.

"Secured Parties" means the Secured Debt Holders, the Holders of Secured Hedge Obligations, the Gas Hedge Providers, the Common Security Trustee, the Intercreditor Agent, the Accounts Bank, the applicable Secured Debt Holder Group Representatives, Secured Hedge Representatives and Secured Gas Hedge Representatives, and, in addition to their capacity as any of the foregoing, KEXIM (to the extent of any Obligations owed in connection with the KEXIM Guarantee) and KSURE (to the extent of any Obligations owed in connection with the KSURE Insurance), in each case, in whose favor the Borrower has granted Security in the Collateral pursuant to the Security Documents.

"Secured PDE Debt" means the PDE Debt that is Secured Debt.

"Secured Replacement Debt" means the Replacement Debt that is Secured Debt.

~~"Secured Train 6 Debt" means Train 6 Debt which is Secured Debt.~~

"Secured Working Capital Debt" means the Working Capital Debt that is Secured Debt.

"Security" means the security interest created in favor of the Common Security Trustee for the benefit of the Secured Parties pursuant to the Security Documents.

"Security Agency Agreement" means the Second Amended and Restated Security Agency Agreement, dated as of June 30, 2015, among the Borrower, the Secured Debt Holder Group Representatives, the Secured Hedge Representatives, the Secured Gas Hedge Representatives, the Common Security Trustee, the Accounts Bank and the Intercreditor Agent.

"Security Documents" means:

(a)	the Borrower Security Agreement;

(b)	the Accounts Agreement;

(c)	each Pledge Agreement;

(d)	the Mortgages;

(e)	the Consents; and

(f)
any such other security agreement, control agreement, patent and trademark assignment, lease, mortgage, assignment and other similar agreement securing the Obligations between any Person and the Common Security Trustee on behalf of the Secured Parties or between any Person and any other Secured Party and all financing statements, agreements or other instruments to be filed in respect of the Liens created under each such agreement.

"Senior Bonds" means debt securities issued pursuant to an Indenture that is a Senior Debt Instrument.

"Senior Debt" means:

(a)	Commercial Bank Debt;

(b)	the Initial Senior Bonds;

(c)	KEXIM Direct Facility Debt;

(d)	KEXIM Covered Facility Debt;

(e)	KSURE Covered Facility Debt;

(f)	Additional Secured Debt;

(g)	Unsecured Replacement Debt;

(h)	Unsecured PDE Debt;

(i)	~~Unsecured Train 6 Debt;~~ [Reserved];

(j)	Unsecured Working Capital Debt; and

(k)	Indebtedness under Interest Rate Protection Agreements.

"Senior Debt Commitments" means, at any time, the aggregate of any principal amount that Holders of Senior Debt are committed to disburse or stated amount of letters of credit that Holders of Senior Debt are required to issue, in each case under any Senior Debt Instrument, and in the case of Senior Debt Commitments in respect of Secured Debt, the aggregate of the Facility Commitments.

"Senior Debt Facilities Debt Service Reserve Account" has the meaning assigned to such term in the Accounts Agreement.

"Senior Debt Instrument" means a Secured Debt Instrument or an Unsecured Debt Instrument.

"Senior Issuing Bank" has the meaning set forth in the Working Capital Facility Agreement.

"Services" means the liquefaction and other services to be provided or performed by the Borrower under the FOB Sale and Purchase Agreements.

"Site" means, collectively, each parcel or tract of land, as reflected on Schedule A of the Title Policy and in the Real Property Documents, upon which any portion of the Project is or will be located.

"Solvent" means, with respect to any Person as of the date of any determination, that on such date:

(a)the fair valuation of the property of such Person is greater than the total liabilities, including, without limitation, contingent liabilities, of such Person;

(b)the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured;

(c)such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations, and other commitments as they mature in the normal course of business;

(d)such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and

(e)such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to current and anticipated future business conduct and the prevailing practice in the industry in which such Person is engaged.

In computing the amount of contingent liabilities at any time, such liabilities shall be computed at the amount which, in light of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

"Specified Completion Conditions" means the conditions to the occurrence of the Project Completion Date set forth in clauses (c), (d), (k)(ii) with respect to item 7 of the Gas Sourcing Plan, (o) (as to the Project being in service), (q) and (r) of Schedule 5.5 (Conditions to Project Completion Date) to the Common Terms Agreement.

"SPLNG" has the meaning set forth in the Recitals to the Common Terms Agreement.

"SPLNG Indenture" means, collectively, the Indenture dated as of November 9, 2006, among SPLNG, the Guarantors (as defined therein) and The Bank of New York, as trustee, and the Indenture dated as of October 16, 2012, among SPLNG, the Guarantors (as defined therein) and The Bank of New York Mellon, as trustee.

"Sponsor" has the meaning set forth in the Recitals to the Common Terms Agreement.

"Sponsor Case Required Debt Service Reserve Amount" has the meaning set forth in the Accounts Agreement.

"Sponsor Case Restricted Payment" has the meaning set forth in the Accounts Agreement.

"Stage 1 ConocoPhillips License Agreement" means the License Agreement, dated as of May 3, 2012, between the Borrower and ConocoPhillips Company.

"Stage 1 EPC Contract" means the Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Sabine Pass LNG Stage 1 Liquefaction Facility, dated as of November 11, 2011, between the Borrower and the EPC Contractor (as supplemented by (a) any Change Order executed prior to the Closing Date that was entered into in accordance with, or as permitted or contemplated by, the Original Common Terms Agreement and (b) the Umbrella Insurance Agreement).

"Stage 2 ConocoPhillips License Agreement" means the License Agreement, dated as of December 21, 2012, between the Borrower and ConocoPhillips Company.

"Stage 2 EPC Contract" means the Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Sabine Pass LNG Stage 2 Liquefaction Facility, dated as of December 20, 2012, between the Borrower and the EPC Contractor (as supplemented by (a) any Change Order executed prior to the Closing Date that was entered into in accordance with, or as permitted or contemplated by, the Original Common Terms Agreement and (b) the Umbrella Insurance Agreement).

"Stage 3 ConocoPhillips License Agreement" means the License Agreement, dated as of May 20, 2015, between the Borrower and ConocoPhillips Company.

"Stage 3 EPC Contract" means the Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Sabine Pass LNG Stage 3 Liquefaction Facility, dated as of May 4, 2015, between the Borrower and the EPC Contractor (as supplemented by (a) the Change Order set forth on Schedule 7.13 (Change Orders) and

(a)	the Umbrella Insurance Agreement).

"Stage 4 ConocoPhillips License Agreement" means the ~~license agreement to be entered into~~License Agreement, dated as of November 8, 2018, between the Borrower and ConocoPhillips Company ~~in connection with the incorporation of the ConocoPhillips Optimized Cascade Process (as defined therein) into Train 6~~.

"Stage 4 EPC Contract" means the ~~lump sum turnkey agreement for the engineering, procurement and construction of Train 6 to be entered into~~Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Sabine Pass LNG Stage 4 Liquefaction Facility, dated as of November 7, 2018 between the Borrower and the EPC Contractor ~~on terms substantially similar to the Stage 3 EPC Contract~~(as supplemented by the Umbrella Insurance Agreement).

"Stage 4 Umbrella Insurance Agreement" means the Umbrella Agreement for the Insurance Requirements for the Stage 4 EPC Contract to be entered into between the

Borrower and the EPC Contractor on terms substantially similar to the Umbrella Insurance Agreement.

"Subleases" means the Sub-lease Agreement, dated June 11, 2012, between SPLNG, as sublessor, and the Borrower, as sublessee covering approximately two hundred sixty- eight (268) acres of the Site and the Second Sub-lease Agreement, dated as of June 25, 2015, between SPLNG, as sublessor, and the Borrower, as sublessee, covering approximately one hundred ninety-nine and four hundredths (199.04) acres of the Site.

"Subordinated Indebtedness" means any unsecured Indebtedness of the Borrower to any Person permitted by clause (d) of the definition of Permitted Indebtedness which is subordinated to the Obligations pursuant to an instrument in writing satisfactory in form and substance to the Required Secured Parties.

"Subsidiary" means, for any Person, any corporation, partnership, joint venture, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or Controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

"Substantial Completion" has the meaning assigned to the term "Substantial Completion" in the relevant EPC Contract, as the context requires.

"Summary Milestone Schedule" means a summary of selected CPM Schedule milestones, extracted from the Level III CPM Schedule (each as defined in the applicable EPC Contract) substantially in the form acceptable to the Independent Engineer, listing for each contained milestone: early start date, early finish date, late start date, late finish date, and days of float.

"Survey" means (a) for the purposes of Schedule 5.1 (Conditions to Closing Date) to the Common Terms Agreement and Schedule 5.4 (Conditions to Each Advance) to the Common Terms Agreement, (i) that certain ALTA survey of the Site dated as of July 30, 2012 prepared by Lonnie G. Harper, P.L.S., Reg No. 4326, Lonnie G. Harper & Assoc. Inc. Grand Chenier, Louisiana under Job No. 06/2978/2012 and (ii) that certain ALTA survey of the Site dated August 1, 2014, last revised on June 26, 2015 prepared by Lonnie G. Harper, P.L.S., Reg No. 4326, Lonnie G. Harper & Assoc. Inc. Grand Chenier, Louisiana under Project No. 2014-29, and (b) for the purposes of Section 6.18(a) (Surveys and Title Policies), ALTA surveys of the Site:

(i)showing a state of facts reasonably acceptable to the Common Security Trustee;

(ii)prepared by an independent surveyor licensed in the State of Louisiana;

(iii)in compliance with the 2011 ALTA/ACSM Minimum Standard Detail Requirements for ALTA/ACSM Surveys, including Table A optional items 1, 2, 3, 4, 6(a), 6(b), 8, 10, 13, 17 and 18 and, in addition, with respect to the "as-built" ALTA Survey to be delivered pursuant to Section 6.18 (Surveys and Title Policies), Table A option items 7(a) and 9;

(iv)certified to the Borrower, the Title Company, the Common Security Trustee and such additional parties as any of them shall designate; and

(v)otherwise sufficient for the Title Company to eliminate all standard survey exceptions from the Title Policy.

"Swing Line Lender" has the meaning set forth in the Working Capital Facility Agreement.

"Swing Swap" means a contract which entitles the buyer of the contract to pay a fixed price for natural gas and the seller to pay the gas daily average at a defined location for a defined period of time. The Swing Swap is settled financially, via exchange of cash payment each day as the gas daily average is settled, rather than physically.

"Taxes" means, with respect to any Person, all taxes, assessments, imposts, duties, governmental charges or levies imposed directly or indirectly on such Person or its income, profits or Property by any Government Authority, including any interest, additions to tax or penalties applicable thereto, and "Tax" shall have a correlative meaning.

"Term Loan A Credit Agreement" means the Second Amended and Restated Credit Agreement (Term Loan A), dated as of June 30, 2015, by and among the Borrower, the Commercial Banks Facility Agent, the Common Security Trustee, and the Commercial Bank Lenders.

"Terminal Use Rights Assignment and Agreement" means the Terminal Use Rights Assignment and Agreement, dated as of July 31, 2012, among the Borrower, SPLNG and Cheniere Energy Investments, LLC.

"Title Company" means First American Title Insurance Company.

"Title Policy" means, with regard to each Mortgage, a fully paid ALTA form 6-16-2006 extended coverage lenders' policy of title insurance as adopted for use in Louisiana, or a binding marked commitment deleting all requirements to issue such policy, including all amendments thereto, endorsements thereof and substitutions or replacements therefor, issued by the Title Company in favor of the Common Security Trustee, with such coinsurers or reinsurers as may be reasonably required by the Common Security Trustee, in an aggregate principal amount of not less than (i) six billion three hundred seventy- seven million Dollars ($6,377,000,000) with regard to the Mortgage described in clause
(i) of the definition thereof (which Title Policy for such Mortgage shall be the previously issued ALTA 6-16-2006 extended coverage Loan Policy of Title Insurance No. NCS- 550089-1-LA-Loan dated May 29, 2013, endorsed with a fully paid ALTA Form 11-06 Mortgage Modification endorsement thereto issued by the Title Company dated as of the date of the recording of such Mortgage) and (ii) two billion Dollars ($2,000,000,000) with regard to the Mortgage described in clause (ii) of the definition thereof, each in form satisfactory to the Common Security Trustee in all respects, insuring as of the date of the recording of the Mortgages (except with respect to Mechanics' Liens, which shall be insured through the date of the EPC Contractor's most recent Interim Conditional Lien Waiver (as that term is defined in the applicable EPC Contract)), that the Mortgages are first and prior Liens on the Mortgaged Property encumbered by each (to the extent the Mortgaged Property consists of interests insurable under the terms of such form of title policy) free and clear of all Liens on and defects of title other than Permitted Liens, and containing or providing for, among other items:

(a)no survey exceptions other than those approved by the Common Security Trustee;

(b)a pending disbursements clause acceptable to the Common Security Trustee; and

(c)such endorsements and affirmative assurances as the Common Security Trustee shall reasonably require and which are reasonably obtainable from title insurers in regard to commercial property located in the State of Louisiana.

"Total" means Total Gas & Power North America, Inc.

"Total Capitalization" means the sum of (a) Total Debt, plus (b) Funded Equity.

"Total Debt" means the principal amount of all Secured Debt of the Borrower and its Subsidiaries (if any), Indebtedness under any Unsecured Debt Instruments to which the Borrower or its Subsidiaries (if any) is a party, and all subordinated debt of the Borrower and its Subsidiaries (if any) (other than member loans made to the Borrower or its Subsidiaries (if any)).

"Total DFCD Deadline" means the date that is sixty (60) days prior to the date upon which Total would have the right to terminate the Total FOB Sale and Purchase Agreement for any failure to achieve the Date of First Commercial Delivery (as defined in the Total FOB Sale and Purchase Agreement) by such date, as extended by any waivers, modifications or amendments to the Total FOB Sale and Purchase Agreement in accordance with Section 7.9 (Project Documents, Etc.), but without giving effect to cure rights under any Consent between the Common Security Trustee and Total.

"Total FOB Sale and Purchase Agreement" means the LNG Sale and Purchase Agreement (FOB), dated December 14, 2012, between the Borrower and Total.

"Total TUA" means the LNG Terminal Use Agreement, dated as of September 2, 2004 (as amended by that certain Amendment of LNG Terminal Use Agreement, dated as of January 24, 2005, and that certain Amendment of LNG Terminal Use Agreement, dated as of June 15, 2010), by and between SPLNG and Total Gas & Power North America, Inc.

"Total TUA Assignment Agreements" means, collectively, (i) the Partial Assignment Agreement, dated September 11, 2012 and effective as of October 1, 2012, by and between the Borrower and Total Gas & Power North America, Inc., (ii) the Throughput Agreement, dated September 11, 2012 and effective as of October 1, 2012, by and between the Borrower and Total Gas & Power North America, Inc., (iii) the Master LNG Sale and Purchase Agreement, dated September 11, 2012 and effective as of October 1, 2012, by and between the Borrower and Total Gas & Power North America, Inc., and
(iv) the Base Contract for Sale and Purchase of Natural Gas, dated September 11, 2012 and effective as of October 1, 2012, by and between the Borrower and Total Gas & Power North America.

"Train 6" means the sixth liquefaction Train of the Project.

~~"Train 6 Bank Debt" means Train 6 Secured Debt which constitutes one or more commercial loans made pursuant to one or more credit facilities in which the lenders are primarily financial institutions engaged in the business of banking.~~

~~"Train 6 Debt" has the meaning provided in Section 2.7 (Train 6 Debt).~~

"Train 6 Development" means the development, acquisition, ownership, occupation, construction, equipping, testing, repair, operation, maintenance and a use of the sixth liquefaction train of the Sabine Pass Terminal and the purchase and sale of natural gas and the sale of LNG, the export of LNG from the sixth liquefaction train of the Sabine Pass Terminal (and, if elected, the import of LNG to the extent the Borrower has all necessary Government Approvals therefor), the transportation of natural gas to the sixth liquefaction train of the Sabine Pass Terminal by third parties, and the sale of other Services in connection with Train 6 or other products or by-products of the sixth liquefaction train of the Sabine Pass Terminal and all activities incidental thereto, in each case in accordance with the Transaction Documents.

~~"Train 6 DFCD Deadline" means the date that is sixty (60) days prior to the date upon which an offtaker under any of the Train 6 FOB Sale and Purchase Agreements would have the right to terminate the Train 6 FOB Sale and Purchase Agreement to which it is a party for any failure to achieve the Date of First Commercial Delivery (as defined in such Train 6 FOB Sale and Purchase Agreement) by such date, as extended by any waivers, modifications or amendments to such Train 6 FOB Sale and Purchase Agreement in accordance with Section 7.9 (Project Documents, Etc.), but without giving effect to cure rights under any Consent between the Common Security Trustee and such offtaker.~~

~~"Train 6 Facility" means, if applicable, the Dollar term loan facility made available to the Borrower pursuant to the Train 6 Facility Agreement.~~

~~"Train 6 Facility Agent" means, if applicable, the Train 6 Facility Agent under and as defined in the Train 6 Facility Agreement.~~

~~"Train 6 Facility Agreement" means, if applicable, the credit agreement to be entered into between the Borrower, the Train 6 Facility Agent, the Common Security Trustee, and the Train 6 Facility Lenders governing Train 6 Bank Debt incurred for purposes of financing Train 6.~~

~~"Train 6 Facility Commitment" means, if applicable, in relation to a Train 6 Facility Lender, the amount allocated to such Train 6 Facility Lender in the applicable schedule to the Train 6 Facility Agreement (as such schedule may be updated from time to time).~~

~~"Train 6 Fee Letters" means, if applicable, the fee letters to be entered into between the Borrower and each of the Train 6 Facility Lenders in connection with the Train 6 Facility Agreement.~~

~~"Train 6 FID" means a positive final investment decision approved by the Borrower in accordance with all applicable requirements under the Borrower's Organic Documents in respect of the Train 6 Development to construct the liquefaction facilities and any other required facilities, or modify existing facilities, comprising Train 6."~~

~~"Train 6 FID Date" means the date on which Train 6 FID has occurred, as evidenced by copies of any resolution or other written documentation approving Train 6 FID delivered by or on behalf of the Borrower to the Common Security Trustee and Intercreditor Agent."~~

~~"Train 6 Funding Plan" has the meaning provided in Section 2.7(b) (Train 6 Debt).~~

~~"Train 6 Facility Lenders" means, if applicable, any Person from time to time party to the Train 6 Facility Agreement as a Train 6 Facility Lender.~~

~~"Train 6 FOB Sale and Purchase Agreement" means any LNG sale and purchase agreement entered into by the Borrower with respect to Train 6.~~

~~"Train 6 Initial Advance" means the first Advance under the Facilities to take place after the incurrence of Train 6 Debt.~~

~~"Train 6 Loans" means, if applicable, loans made by the Train 6 Facility Lenders to the Borrower in accordance with and pursuant to the terms of the Train 6 Facility Agreement.~~

~~"Train 6 Secured Debt" means Train 6 Debt that constitutes Secured Debt.~~

"Trains 1-4 Export Authorizations" means, collectively, DOE/FE Order No. 2833 approving the Borrower’s export of LNG from the Project to Free Trade Agreement Nations and DOE/FE Order No. 2961-A granting long term authority to export LNG from the Project to Non-Free Trade Agreement Nations.

"Trains 1-4 FERC Orders" means (1) the Order Granting Section 3 Authorization issued by FERC on April 16, 2012, in Docket No. CP11-72-000, and the Order Denying Rehearing and Stay issued by FERC on July 26, 2012, in Docket No. CP11-72-001; (2) the Order Amending Section 3 Authorization issued by FERC on August 2, 2013, in Docket No. CP13-2-000; and (3) the Order Amending Section 3 Authorization issued by FERC on February 20, 2014, in Docket No. CP14-12-000, and the Order Denying Rehearing issued by FERC on September 18, 2014, in Docket No. CP14-12-001.

"Trains 5 & 6 Export Authorizations" means, collectively, DOE/FE Order Nos. 3306, 3307, and 3384 approving the Borrower’s export of LNG from the Project to Free Trade Agreement Nations, and DOE/FE Order No. 3669 granting long term authority to export LNG from the Project to Non-Free Trade Agreement Nations.

"Trains 5 & 6 FERC Orders" means the Order Granting Authorization Under Section 3 of the Natural Gas Act and Issuing Certificate issued by FERC on April 6, 2015 in Docket Nos. CP13-552-000 & CP13-553-000, and the Order Denying Rehearing issued by FERC on June 23, 2015, in Docket Nos. CP13-552-001 & CP13-553-001.

~~"Tranche" has the meaning given to it in the Term Loan A Credit Agreement.~~

"Transaction Documents" means, collectively, the Financing Documents and the Project Documents.

"Transco Precedent Agreement" means the Precedent Agreement for Firm Transportation Service under Gulf Trace Project, dated as of April 15, 2014, between Transcontinental Gas Pipe Line Company, LLC and the Borrower.

"Transfer Accession Agreement" means an accession agreement substantively in the form set out in Schedule 2.9(d) (Form of Transfer of Accession Agreement (Secured Debt Holder Group Representative)) to the Common Terms Agreement in respect of any Secured Debt Holder Group Representative, Schedule 2.9(e) (Form of Transfer of Accession Agreement (Secured Hedge Representative)) to the Common Terms Agreement in respect of any Secured Hedge Representative and Schedule 2.9(f) (Form of Transfer of Accession Agreement (Secured Gas Hedge Representative)) to the Common Terms Agreement in respect of any Secured Gas Hedge Representative.

"Umbrella Insurance Agreement" means the First Amended and Restated Umbrella Agreement for the Insurance Requirements for the Engineering, Procurement and Construction of the Sabine Pass Stage 1, Stage 2 and Stage 3 Liquefaction Facilities, and ~~if Train 6 Debt has been incurred or the Train 6 FID Date has occurred,~~ the Stage 4 Umbrella Insurance Agreement.

"Uniform Commercial Code" or "UCC" means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term "UCC" shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of provisions relating to such perfection or priority and for purposes of definitions related to such provisions.

"United States" or "U.S." means the United States of America.

"Unsecured Debt Instrument" means, at any time, each material instrument governing Senior Debt other than Secured Debt or Secured Hedge Obligations.

"Unsecured PDE Debt" means the PDE Debt that is not Secured Debt.

"Unsecured Replacement Debt" means the Replacement Debt that is not Secured Debt.

~~"Unsecured Train 6 Debt" means the Train 6 Debt that is not Secured Debt.~~

"Unsecured Working Capital Debt" means the Working Capital Debt that is not Secured Debt.

“Vitol” means Vitol Inc.

“Vitol FOB Sale and Purchase Agreement” means the LNG Sale and Purchase Agreement (FOB), dated September 14, 2018, between CMI and Vitol, as amended and novated by CMI to the Borrower pursuant to the Vitol Novation and Amendment, dated [ ● ], 2019, between the Borrower, CMI, Vitol and Vitol Holding B.V.

"Water Agreement" means the Water Service Agreement, dated as of December 21, 2011, between the City of Port Arthur and the Borrower, as amended by that certain First Amendment to Water Service Agreement, dated as of June 12, 2012, that certain Second Amendment to Water Service Agreement, dated as of December 31, 2012 and that certain Third Amendment to Water Service Agreement, dated as of June 30, 2015.

"Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

"Working Capital Debt" has the meaning assigned to such term in Section 2.4 (Working Capital Debt).

"Working Capital Facility Agent" or "Senior LC Facility Administrative Agent" means The Bank of Nova Scotia, not in its individual capacity, but solely as agent for the Working Capital Lenders under the Working Capital Facility Agreement.

"Working Capital Facility Agreement" ~~means the Senior Letter of Credit and Reimbursement Agreement, dated as of April 21, 2014, by and among the Borrower, the Working Capital Facility Agent, the Common Security Trustee, The Bank of Nova Scotia as senior issuing bank and the Working Capital LC Lenders party thereto from time to time.~~has the meaning set forth in the Recitals to this Agreement.

"Working Capital Lenders" or "Senior LC Lenders" means those lenders party to the Working Capital Facility Agreement from time to time.

Annex B
Amended Working Capital Facility

[See attached.]

~~CONFORMED COPY~~

$1,200,000,000
AMENDED AND RESTATED SENIOR WORKING CAPITAL REVOLVING CREDIT AND LETTER OF CREDIT REIMBURSEMENT AGREEMENT
Dated as of September 4, 2015,
AS AMENDED BY
Third Omnibus Amendment, dated as of May 23, 2018 ~~and~~;
Fourth Omnibus Amendment, dated as of September 17, 2018; and
Fifth Omnibus Amendment, Consent and Waiver, dated as of May 29, 2019 among

SABINE PASS LIQUEFACTION, LLC
as Borrower,

THE BANK OF NOVA SCOTIA
as Senior Issuing Bank and Senior Facility Agent,

ABN AMRO CAPITAL USA LLC,
HSBC BANK USA, NATIONAL ASSOCIATION and
ING CAPITAL LLC
as Senior Issuing Banks,

SOCIÉTÉ GÉNÉRALE
as Swing Line Lender,

SOCIÉTÉ GÉNÉRALE
as Common Security Trustee,
and
THE SENIOR LENDERS NAMED HEREIN
as Senior Lenders,
and for the benefit of
HSBC BANK USA, NATIONAL ASSOCIATION,
ING CAPITAL LLC, MORGAN STANLEY BANK, N.A., and
SUMITOMO MITSUI BANKING CORPORATION
as Joint Lead Arrangers, Joint Lead Bookrunners, and Co-Documentation Agents

ABN AMRO CAPITAL USA LLC, THE BANK OF NOVA SCOTIA, THE BANK OF TOKYO- MITSUBISHI UFJ, LTD. and SOCIÉTÉ GÉNÉRALE
as Joint Lead Arrangers, Joint Lead Bookrunners, and Co-Syndication Agents

INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED,
NEW YORK BRANCH
and LLOYDS BANK PLC
as Mandated Lead Arrangers and

LANDESBANK BADEN-WÜRTTEMBERG, NEW YORK BRANCH

as Manager

i

SECTION 5.03.	Increased Costs	45
SECTION 5.04.	Obligation to Mitigate	47
SECTION 5.05.	Funding Losses	48
SECTION 5.06.	Taxes	49

ARTICLE VI REPRESENTATIONS AND WARRANTIES		53

SECTION 6.01.	Incorporation of Common Terms Agreement	53

ARTICLE VII CONDITIONS PRECEDENT		53

SECTION 7.01.	Conditions to Closing Date	53
SECTION 7.02.	Conditions Precedent to Certain Extensions of Credit	56

ARTICLE VIII COVENANTS OF THE BORROWER		58

SECTION 8.01.	Covenants Applicable Prior to Other Obligations Discharge Date	58
SECTION 8.02.	Covenants Applicable After the Other Obligations Discharge Date	58
SECTION 8.03.	Restricted Payments	~~59~~58
SECTION 8.04.	Reporting Covenants	~~63~~62

ARTICLE IX DEFAULTS		~~63~~62

SECTION 9.01.	Events of Default	~~63~~62
SECTION 9.02.	Acceleration Upon Bankruptcy	~~68~~67
SECTION 9.03.	Acceleration Upon Other Event of Default	68
SECTION 9.04.	Action Upon Event of Default	68
SECTION 9.05.	Cash Collateralization of Letters of Credit	69
SECTION 9.06.	Application of Proceeds	69

ARTICLE X THE SENIOR FACILITY AGENT		70

SECTION 10.01.	Appointment and Authority	70
SECTION 10.02.	Rights as a Lender or Secured Hedging Party	~~71~~70
SECTION 10.03.	Exculpatory Provisions	71
SECTION 10.04.	Reliance by Senior Facility Agent	72
SECTION 10.05.	Delegation of Duties	~~73~~72
SECTION 10.06.	Resignation or Removal of Senior Facility Agent	~~73~~72
SECTION 10.07.	No Amendment to Duties of Senior Facility Agent Without Consent	~~74~~73
SECTION 10.08.	Non-Reliance on Senior Facility Agent	~~74~~73
SECTION 10.09.	No Joint Lead Arranger, No Joint Lead Bookrunner, No Co-Documentation Agent, No Co-Syndication Agent Duties	74
SECTION 10.10.	Certain Obligations	74

ARTICLE XI MISCELLANEOUS PROVISIONS		75

SECTION 11.01.	Amendments, Etc.	75
SECTION 11.02.	Entire Agreement	77
SECTION 11.03.	Applicable Government Rule; Jurisdiction; Etc.	77
SECTION 11.04.	Assignments	~~79~~78
SECTION 11.05.	Benefits of Agreement	82
SECTION 11.06.	Costs and Expenses	~~83~~82

ii

SECTION 11.07.	Counterparts; Effectiveness	83
SECTION 11.08.	Indemnification by the Borrower	~~84~~83
SECTION 11.09.	Interest Rate Limitation	85
SECTION 11.10.	No Waiver; Cumulative Remedies	~~86~~85
SECTION 11.11.	Notices and Other Communications	~~86~~85
SECTION 11.12.	Patriot Act Notice	88
SECTION 11.13.	Payments Set Aside	88
SECTION 11.14.	Right of Setoff	~~89~~88
SECTION 11.15.	Severability	89
SECTION 11.16.	Survival	89
SECTION 11.17.	Treatment of Certain Information; Confidentiality	~~90~~89
SECTION 11.18.	Waiver of Consequential Damages, Etc.	91
SECTION 11.19.	Waiver of Litigation Payments	91
SECTION 11.20.	Reinstatement	~~92~~91
SECTION 11.21.	No Recourse	~~92~~91
SECTION 11.22.	Intercreditor Agreement	92
SECTION 11.23.	Amendment and Restatement	~~93~~92
SECTION 11.24.	Termination	~~93~~92
SECTION 11.25.	No Fiduciary Duty	~~93~~92

iii

Exhibits

Exhibit A1	-	Form of Borrowing Notice (Working Capital Loans)
Exhibit A2	-	Form of Borrowing Notice (Swing Line Loans)
Exhibit B	-	Form of Interest Period Notice
Exhibit C	-	Form of Accession Agreement
Exhibit D1	-	Form of Transco Irrevocable Standby Letter of Credit
Exhibit D2	-	Form of Texas Gas Irrevocable Standby Letter of Credit
Exhibit D3	-	Form of NGPL Irrevocable Standby Letter of Credit
Exhibit E	-	Form of Lender Assignment (Commitment, Participations and Loans)
Exhibit F-1	-	Form of U.S. Tax Compliance Certificate (For Non-U.S. Lenders that are Not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F-2	-	Form of U.S. Tax Compliance Certificate (For Non-U.S. Participants that are Not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F-3	-	Form of U.S. Tax Compliance Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F-4	-	Form of U.S. Tax Compliance Certificate (For Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit G	-	Form of Solvency Certificate

Schedules

Schedule 1.01	-	Existing Letters of Credit
Schedule 2.01	-	Commitments and Proportionate Share
Schedule 8.01	-	Covenants
Schedule 11.11	-	Notice Information

iv

This AMENDED AND RESTATED SENIOR WORKING CAPITAL REVOLVING CREDIT AND LETTER OF CREDIT REIMBURSEMENT AGREEMENT dated as of September 4, 2015, as amended by the Third Omnibus Amendment, dated as of May 23, 2018 ~~and~~, the Fourth Omnibus Amendment, dated as of September 17, 2018 and the Fifth Omnibus Amendment, Consent and Waiver, dated as of May 29, 2019, is made among SABINE PASS LIQUEFACTION, LLC, a limited liability company organized and existing under the laws of the State of Delaware (the “Borrower”), THE BANK OF NOVA SCOTIA, as Senior Issuing Bank and Senior Facility Agent, ABN AMRO CAPITAL USA LLC, HSBC BANK USA, NATIONAL ASSOCIATION and ING CAPITAL LLC, as Senior Issuing Banks, SOCIÉTÉ GÉNÉRALE, as Swing Line Lender, SOCIÉTÉ GÉNÉRALE, as the Common Security Trustee, and the SENIOR LENDERS party hereto from time to time and for the benefit of HSBC BANK USA, NATIONAL ASSOCIATION, ING CAPITAL LLC, MORGAN STANLEY BANK, N.A., and SUMITOMO MITSUI BANKING CORPORATION, as Joint Lead Arrangers, Joint Lead Bookrunners, and Co-Documentation Agents, ABN AMRO CAPITAL USA LLC, THE BANK OF NOVA SCOTIA, THE BANK OF TOKYO-MITSUBISHI UFJ, LTD. and SOCIÉTÉ GÉNÉRALE, as Joint Lead Arrangers, Joint Lead Bookrunners, and Co-Syndication Agents, INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED, NEW YORK BRANCH and LLOYDS BANK PLC, as Mandated Lead Arrangers, and LANDESBANK BADEN- WÜRTTEMBERG, NEW YORK BRANCH, as Manager.

WHEREAS, Sabine Pass LNG, L.P. (“SPLNG”), an indirect wholly owned subsidiary of Cheniere Energy Partners, L.P. (the “Sponsor”), owns and operates the Sabine Pass LNG Terminal (“Sabine Pass Terminal”) located in Cameron Parish, Louisiana. The Sabine Pass Terminal has LNG regasification and send-out capacity of approximately 4.3 Bcf/d, storage capacity of approximately 16.9 Bcfe and two marine berths;

WHEREAS, the Borrower intends to design, engineer, develop, procure, construct, install, complete, own, operate and maintain up to six liquefaction trains, each with a nominal production capacity of at least 182,500,000 MMBtu per annum, that will add liquefaction services at the Sabine Pass Terminal and convert the Sabine Pass Terminal into a facility capable of liquefying and exporting domestic U.S. natural gas in addition to importing and regasifying foreign-sourced LNG;

WHEREAS, the Borrower and the Secured Debt Holder Group Representatives party thereto, the Secured Hedge Representatives party thereto, the Secured Gas Hedge Representatives party thereto, the Common Security Trustee and the Intercreditor Agent entered into that certain Common Terms Agreement, dated as of July 31, 2012, as amended by that certain First Amendment to Common Terms Agreement, dated as of November 6, 2012, as further amended by that certain Omnibus Amendment, dated as of January 9, 2013, as further amended by the Second Omnibus Agreement, and as amended and restated by the Amended and Restated Common Terms Agreement, dated as of May 28, 2013, as amended by that certain Amendment to the Common Terms Agreement, dated as of November 20, 2013, as further amended by that certain Amendment to Common Terms Agreement, dated as of April 10, 2014, as further amended by that certain Amendment to Common Terms Agreement, dated as of June 10, 2014, as further amended by that certain Amendment to Common Terms Agreement, dated as of May 12, 2015, and as further amended and restated by the Second Amended and Restated Common Terms Agreement, dated as of June 30, 2015 (as so amended and restated and

1

as further amended, restated, supplemented or otherwise modified from time to time, the “Common Terms Agreement”), that sets out certain provisions regarding, among other things, common representations and warranties of the Borrower, common covenants of the Borrower, and common Events of Default under the Secured Debt Instruments (as defined in the Common Terms Agreement);

WHEREAS, the Borrower, the Secured Debt Holder Group Representatives party thereto, the Secured Hedge Representatives party thereto, the Secured Gas Hedge Representatives party thereto, the Common Security Trustee and the Intercreditor Agent entered into that certain Intercreditor Agreement, dated as of July 31, 2012, as amended by the Second Omnibus Amendment, as amended and restated by the Amended and Restated Intercreditor Agreement, dated as of May 28, 2013, and as further amended and restated by the Second Amended and Restated Intercreditor Agreement dated as of June 30, 2015 (as so amended and restated, and as further amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), that, among other things, governs the relationship among the Secured Parties and regulates the claims of the Secured Parties under the Common Terms Agreement against the Borrower and the enforcement by the Secured Parties under the Common Terms Agreement of the Security (as defined in the Common Terms Agreement), including the method of voting and decision making, and the appointment of the Intercreditor Agent for the purposes set forth therein;

WHEREAS, the Borrower and the Commercial Banks Facility Agent, the Common Security Trustee, and the Commercial Bank Lenders party thereto (in their capacity as construction/term loan lenders thereunder) entered into that certain Second Amended and Restated Credit Agreement (Term Loan A), dated as of June 30, 2015, pursuant to which such Commercial Bank Lenders party thereto (in such capacity) agreed to provide, upon the terms and conditions set forth therein, the loans described therein to finance the construction of the relevant trains of the Project;

WHEREAS, the Borrower, the KSURE Covered Facility Agent, the Common Security Trustee and the KSURE Covered Facility Lenders party thereto entered into that certain Amended and Restated KSURE Covered Facility Agreement, dated as of June 30, 2015, pursuant to which the KSURE Covered Facility Lenders agreed to provide, upon the terms and conditions set forth therein, the loans described therein to finance the construction of the relevant trains of the Project and, in connection therewith and as a condition thereto, KSURE agreed to issue the KSURE Insurance to provide, upon the terms and conditions set forth therein, credit support to the KSURE Covered Facility Lenders;

WHEREAS, the Borrower, the KEXIM Facility Agent, the Common Security Trustee and KEXIM entered into that certain KEXIM Direct Facility Agreement, dated as of June 30, 2015, pursuant to which KEXIM agreed to provide, upon the terms and conditions set forth therein, the loans described therein to finance the construction of the relevant trains of the Project;

WHEREAS, the Borrower, the KEXIM Facility Agent, the Common Security Trustee, KEXIM and the KEXIM Covered Facility Lenders entered into that certain KEXIM Covered Facility Agreement, dated as of June 30, 2015, pursuant to which the KEXIM Covered Facility

2

Lenders agreed to provide, upon the terms and conditions set forth therein, the loans described therein to finance the construction of the relevant trains of the Project and, in connection therewith and as a condition thereto, KEXIM agreed to issue the KEXIM Guarantee to provide, upon the terms and conditions set forth therein, credit support to the KEXIM Covered Facility Lenders;

WHEREAS, as of the date hereof, pursuant to (i) that certain Indenture, dated as of February 24, 2017 (the “4(a)(2) Indenture”) and (ii) that certain Indenture, dated as of February 1, 2013, as supplemented by a first supplemental indenture, dated as of April 16, 2013, a second supplemental indenture, dated as of April 16, 2013, a third supplemental indenture, dated as of November 25, 2013, a fourth supplemental indenture, dated as of May 20, 2014, a fifth supplemental indenture, dated as of May 20, 2014, ~~and~~ a sixth supplemental indenture, dated as of March 3, 2015, a seventh supplemental indenture, dated as of June 14, 2016, an eighth supplemental indenture, dated as of September 19, 2016, a ninth supplemental indenture, dated as of September 23, 2016 and a tenth supplemental indenture, dated as of March 6, 2017 (the “144A Indenture” and, together with the 4(a)(2) Indenture, the “Initial Senior Bond Indentures”) the Borrower has issued Senior Bonds in one or more series in the aggregate principal amount of ~~eight~~thirteen billion ~~five~~six hundred fifty million Dollars ($~~8,500,000,000~~13,650,000,000);

WHEREAS, the Borrower has granted certain Security in the Collateral for the benefit of the Secured Parties pursuant to the Security Documents;

WHEREAS, the Borrower, the Senior Facility Agent, the Common Security Trustee, The Bank of Nova Scotia as the Senior Issuing Bank and the Senior Lenders party thereto entered into that certain Senior Letter of Credit and Reimbursement Agreement, dated as of April 21, 2014 (the “Original Working Capital Facility”), pursuant to which such Senior Issuing Bank and Senior Lenders party thereto (in such capacity) agreed to make available, upon the terms and conditions set forth therein, the letters of credit described therein to finance certain working capital requirements of the Project;

WHEREAS, the Borrower, the Senior Facility Agent, the Common Security Trustee, the Senior Issuing Banks, the Swing Line Lender and the Senior Lenders are entering into this Agreement in order to amend and restate the Original Working Capital Facility and, upon the terms and conditions set forth herein, provide the loans and issue the letters of credit described herein to finance the finance certain working capital requirements of the Project;

NOW THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.01.     Defined Terms. Unless the context shall otherwise require, or unless otherwise defined in this Section 1.01, capitalized terms used herein shall have the meanings provided in the Common Terms Agreement.

3

“Acceptable Rating Agency” means S&P, Fitch, Moody’s, or any other “nationally recognized statistical rating organization” registered with the U.S. Securities and Exchange Commission, including any successor to S&P, Fitch or Moody’s.

“Agent Parties” has the meaning provided in Section 11.11(j) (Notices and Other Communications).

“Agreement” means this Amended and Restated Senior Working Capital Revolving Credit and Letter of Credit Reimbursement Agreement.

“Applicable Facility LNG Sale and Purchase Agreement” means any Facility LNG Sale and Purchase Agreement (other than (A) any terminated Facility LNG Sale and Purchase Agreement, (B) any Facility LNG Sale and Purchase Agreement in relation to which a Bankruptcy has occurred in respect of the counterparty thereof, (C) any Facility LNG Sale and Purchase Agreement not then in effect and (D) any Facility LNG Sale and Purchase Agreement in material payment default or a breach that has resulted in a material non-payment by the counterparty to such Facility LNG Sale and Purchase Agreement) with respect to any Train (a) for which the Borrower shall have delivered to the Senior Facility Agent a certificate of an Authorized Officer of the Borrower certifying that the In-Service Date has occurred or (b) (i) for which the Borrower shall have delivered to the Senior Facility Agent a certificate of an Authorized Officer of the Borrower certifying that such Train is under construction pursuant to a validly issued full notice to proceed under an EPC Contract not in material default and (ii) for which the Borrower shall have delivered to the Senior Facility Agent a certificate from the Independent Engineer certifying that the Indebtedness incurred in respect thereof, together with any equity contribution amount required by such Indebtedness and all Contracted Cash Flows, are sufficient to fund the entirety of the Project Costs of such Train through the Guaranteed Substantial Completion Date thereof, plus reasonable contingencies.

“Applicable Margin” means, with respect to Loans that are LIBO Loans, one and three- quarter percent (1.75%) and, with respect to Loans that are Base Rate Loans, three- quarters of one percent (0.75%).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” has the meaning assigned to such term in the Initial Senior Bonds Indenture as in effect on the date hereof (with all terms referenced in such term also as in effect on the date hereof).

“Base Case Restricted Payments” means any Restricted Payment made from Cash Flows from Base Case LNG Sales.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate plus one-half of one percent (0.50%), (b) the average rate of interest in effect for such day as publicly announced from time to time by

4

the Senior Facility Agent as its “prime rate” and (c) LIBOR for an interest period of one month plus one-half of one percent (0.50%). The “prime rate” is the rate set by the Senior Facility Agent based upon various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Senior Facility Agent shall take effect at the opening of business on the day specified in the public announcement of such change. For purposes of this definition, if LIBOR for any interest period is less than zero percent (0%), it shall be deemed zero percent (0%) for such interest period.

“Base Rate Loan” means any Loan bearing interest at a rate determined by reference to the Base Rate and the provisions of Article II (Working Capital Loans, Swing Line Loans and Commitments) and Article IV (Repayments, Interest and Fees).

“Borrower” has the meaning provided in the preamble.

“Borrowing Date” means any Business Day specified by the Borrower in a Borrowing Notice as a date on which the Borrower requests the Senior Lenders to make Working Capital Loans or Swing Line Loans under this Agreement.

“Borrowing Notice” means (a) with respect to any Working Capital Loan, each request substantially in the form set forth in Exhibit A1, and (b) with respect to any Swing Line Loan, each request substantially in the form set forth in Exhibit A2.

“Business Day” means (i) for purposes of the making of LIBO Loans, any day (a) other than a Saturday, Sunday or any other day which is a legal holiday or a day on which banking institutions are permitted to be closed in New York, New York and (b) that is also a day on which dealings in Dollar deposits are carried out in the London interbank market, and (ii) for all other purposes, any day other than a Saturday, Sunday or any other day which is a legal holiday or a day on which banking institutions are permitted to be closed in New York, New York.

“Cash Flows from Base Case LNG Sales” means (a) the amount of all Cash Flows from LNG sales permitted or required to be sold to each of the Material Project Parties under the FOB Sale and Purchase Agreements as in effect on the date hereof, minus (b) the costs relating to the purchase and transportation and related costs of natural gas associated with the production of such sold LNG.

“Change in Law” means (a) the adoption or introduction of any law, rule, directive, guideline, decision or regulation after the Closing Date, (b) any change in law, rule, directive, guideline, decision or regulation or in the interpretation or application thereof by any Government Authority charged with its interpretation or administration after the Closing Date or (c) compliance by any Senior Lender, by any lending office of such Senior Lender, or by such Senior Lender’s holding company, if any, with any written request, guideline, decision or directive (whether or not having the force of law but if not having the force of law, then being one with which the relevant party would customarily comply) of any Government Authority charged with its interpretation or administration

5

made or issued after the Closing Date; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Closing Date” means the date upon which each of the conditions precedent enumerated in Section 7.01 (Conditions to Closing Date) have been satisfied or waived in accordance with this Agreement.

“Co-Documentation Agents” means HSBC Bank USA, National Association, ING Capital LLC, Morgan Stanley Bank, N.A., and Sumitomo Mitsui Banking Corporation, in each case, not in its individual capacity, but as co-documentation agent hereunder.

“Co-Syndication Agents” means ABN AMRO Capital USA LLC, The Bank of Nova Scotia, The Bank of Tokyo-Mitsubishi UFJ, LTD. and Société Générale, in each case, not in its individual capacity, but as co-syndication agent hereunder.

“Commitment” means, with respect to each Senior Lender, the commitment of such Senior Lender to make Working Capital Loans, acquire participations in Swing Line Loans, make LC Loans with respect to Letters of Credit and acquire participations in Letters of Credit in connection therewith in an aggregate amount not to exceed one billion two hundred million Dollars ($1,200,000,000), as set forth opposite the name of such Senior Lender in the column entitled “Working Capital Commitment” in Schedule 2.01, or if such Senior Lender has entered into one or more Lender Assignment Agreements, set forth opposite the name of such Senior Lender in the Register maintained by the Senior Facility Agent as such Senior Lender’s Commitment, as the same may be (a) reduced from time to time in accordance with Section 2.06 (Termination or Reduction of Commitments), (b) increased from time to time in accordance with Section 2.05 (Incremental Commitments), (c) reduced or increased from time to time pursuant to assignments by or to such Senior Lender pursuant to Section 11.04 (Assignments) and (d) utilized, as of the applicable date of determination, in the amount of such Senior Lender’s Proportionate Share of the sum of (i) the outstanding principal amount of all Loans, (ii) without duplication, the Working Capital LC Exposure and (iii) without duplication, the DSR LC Exposure.

“Commitment Fee” has the meaning provided in Section 4.13(a) (Fees).

“Commitment Increase Notice” has the meaning provided in Section 2.05(a) (Commitment Increase).

“Common Terms Agreement” has the meaning provided in the recitals.

6

“Communications” has the meaning provided in Section 11.11(h) (Notices and Other Communications).

“Contest” has the meaning assigned to such term in the Initial Senior Bonds Indenture as in effect on the date hereof (with all terms referenced in such term also as in effect on the date hereof).

“Contracted Cash Flow” means the sum of (a) the projected cash to be received by the Borrower with respect to (A) Monthly Sales Charges, (B) the fixed price component under each of the KoGas FOB Sale and Purchase Agreement, the Centrica FOB Sale and Purchase Agreement, ~~and~~ the Total FOB Sale and Purchase Agreement, the Petronas FOB Sale and Purchase Agreement, the Vitol FOB Sale and Purchase Agreement and any Approved Train 6 Sale and Purchase Agreement and (C) all Cash Flows (other than Cash Flows comprising the pass-through component of the cost of purchase and transportation of natural gas consumed for LNG production to the extent not already deducted as an operating expense (as contemplated by the definition of Cash Flow Available for Debt Service)) under the GAIL FOB Sale and Purchase Agreement, ~~and (D) if Train 6 Debt has been incurred or the Train 6 FID Date has occurred, any Fixed Price Component under the Train 6 FOB Sale and Purchase Agreements,~~ plus (a) the projected cash to be received by the Borrower with respect to Monthly Sales Charges (or the fixed price component) based on LNG sales contracts that, at the time of such incurrence, are in effect and not in material payment default or a breach that has resulted in a material non-payment by the counterparty to such agreement and are with counterparties that (1) have an Investment Grade Rating from at least two Acceptable Rating Agencies, or who provide a guaranty from an affiliate that has at least two of such ratings or (2) have a direct or indirect parent with an Investment Grade Rating from at least one Acceptable Rating Agency and either the counterparty or an affiliate of such counterparty who is providing a guaranty has a tangible net worth in excess of $15,000,000,000, minus (c) the fixed expenses that could reasonably be expected to be incurred if the counterparties to the FOB Sale and Purchase Agreements and such other LNG sales agreements were not lifting any cargoes from the Borrower; provided that for the purposes of Section 2.5(b) (Restrictions on Indebtedness) of Schedule 8.01, it shall not be a material default, material payment default or a breach that has resulted in a material non-payment under clause (a) or clause (b) of this definition, as applicable, if (A) a Bankruptcy has occurred in respect of the applicable counterparty to such FOB Sale and Purchase Agreement or such LNG sales contract, as applicable, and the bankruptcy court enters an order permitting the assumption of the applicable FOB Sale and Purchase Agreement or LNG sales contract or (B) such counterparty continues to meet its contractual obligations thereunder.

“Debt Service Reserve Account” means any Debt Service Reserve Account so designated, established and created by the Accounts Bank pursuant to the Accounts Agreement.

7

“Default” means an Event of Default or an event or condition which, with the giving of notice, lapse of time or upon a declaration or determination being made (or any combination thereof), would become an Event of Default.

“Default LNG Sale and Purchase Agreements” has the meaning assigned to such term in the Initial Senior Bonds Indenture as in effect on the date hereof (with all terms referenced in such term also as in effect on the date hereof).

“Default Rate” has the meaning provided in Section 4.08 (Post-Maturity Interest Rates; Default Interest Rates).

“Defaulting Lender” means a Senior Lender which (a) has defaulted in its obligations to fund any Loan or otherwise failed to comply with its obligations under Section 3.03(c) (Reimbursement to Senior Issuing Banks) or Section 2.04(g) (Reimbursement of Swing Line Loans), unless such default or failure is no longer continuing or has been cured within three (3) Business Days after such default or failure, (b) has notified the Borrower and/or the Senior Facility Agent that it does not intend to comply with its obligations under Section 3.03(c) (Reimbursement to Senior Issuing Banks) or Section 2.04(g) (Reimbursement of Swing Line Loans) or has made a public statement to that effect or (c) has, or has a direct or indirect parent company that has, (x) become the subject of a proceeding under any Bankruptcy Code or any applicable foreign, federal, state or other statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors or (y) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that, for the avoidance of doubt, a Senior Lender shall not be a Defaulting Lender solely by virtue of (i) the ownership or acquisition of any equity interest in that Senior Lender or any direct or indirect parent company thereof by a Government Authority or (ii) in the case of a solvent Person, the precautionary appointment of an administrator, guardian, custodian or other similar official by a Government Authority under or based on the law of the country where such Person is subject to home jurisdiction supervision if Government Rule requires that such appointment not be publicly disclosed, in any case, where such action does not result in or provide such Senior Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Senior Lender (or such Government Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Senior Lender.

“Distributable Cash” means cash on deposit in the Equity Proceeds Account that is not subject to any distribution restrictions (other than under this Agreement or the other Financing Documents) and that is available for distribution by the Borrower in accordance with Section 8.03 of the Working Capital Facility Agreement and Section 5.01(c) of the Accounts Agreement, but instead of being distributed is retained by the Borrower and applied towards the payment of Project Costs,

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Operation and Maintenance Expenses or other purposes not prohibited by the terms of the Financing Documents.

“DSR LC Exposure” means, as of any time of determination, the sum of (a) the aggregate undrawn amount of the outstanding DSR Letters of Credit at such time plus (b) the aggregate amount of all LC Loans with respect to the DSR Letters of Credit that have not yet been repaid at such time.

“DSR Letter of Credit” means a Letter of Credit used for DSR Purposes.

“DSR Purposes” means funding the Senior Debt Facilities Debt Service Reserve Account or any Additional Debt Service Reserve Account (as such terms are defined in the Accounts Agreement).

“DSR Sublimit” means ~~four~~six hundred ~~sixty~~ million Dollars ($~~460,000,000~~600,000,000), as the same may be increased in accordance with Section 2.05 (Incremental Commitments), to be used for DSR Purposes.

“Eligible Assignee” means (a) any Senior Lender and (b) any other Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person)) approved by the Senior Facility Agent (such approval not to be unreasonably withheld), each Senior Issuing Bank (such approval not to be unreasonably withheld), the Swing Line Lender (such approval not to be unreasonably withheld) and, unless an Event of Default shall then be continuing or the assignment is to an Affiliate of a Senior Lender, with the consent of the Borrower (such consent not to be unreasonably withheld); provided that, the Borrower shall be deemed to have consented unless it shall object thereto by written notice to the Senior Facility Agent within five (5) Business Days after having received notice of the proposed assignment; provided, further, that, notwithstanding the foregoing, Eligible Assignee shall not include any Defaulting Lender (as defined herein or in any other Facility Agreement), Loan Party, the Sponsor, Blackstone, any Material Project Party or any Affiliate or Subsidiary of any of the foregoing.

“Eligible Transferee” means any bank or other financial institution which has, or whose credit support provider has, a credit rating of A- or higher from S&P or A3 or higher from Moody’s.

“Event of Default” means any of the events described in Section 9 (a) or (b) (Events of Default), whichever is applicable at the time.

“Excluded Taxes” means, with respect to the Senior Facility Agent, the Swing Line Lender, any Senior Issuing Bank, any Senior Lender or any other recipient of any payment to be made by or on account of any Obligation of the Borrower, (a) (i) income or franchise Taxes, in each case, imposed on (or measured by) its net income (however denominated) by the United States or by the jurisdiction (or any subdivision thereof) under the laws of which such Person is organized or in which its principal office is located or, in the case of a Senior Lender, in which its applicable lending office is located or (ii) any branch profits Taxes or any similar Taxes on retained earnings imposed by any

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jurisdiction described in clause (a)(i) that relates to such Person or any jurisdiction in which the Borrower is located, (b) in the case of a Senior Lender, any U.S. federal withholding Tax that is imposed on amounts payable to such Senior Lender with respect to an applicable interest in a Loan pursuant to a law in effect at the time such Senior Lender becomes a party to this Agreement (other than pursuant to an assignment request by the Borrower under Section 5.04 (Obligation to Mitigate)) or changes its lending office (except to the extent that amounts with respect to such Taxes were payable either to such Senior Lender’s assignor immediately before such Senior Lender became a party hereto or to such Senior Lender immediately before it changed its lending office), (c) Taxes attributable to such Senior Lender’s failure to comply with Section 5.06(e) (Taxes - Status of Senior Lenders), (d) any United States federal withholding Tax imposed under FATCA and (e) Other Connection Taxes.

“Existing Letters of Credit” means, collectively, the Letters of Credit issued by The Bank of Nova Scotia and listed on Schedule 1.01.

“Extension of Credit” means (a) the making of a Loan, (b) the issuance of a Letter of Credit, or (c) the amendment of any Letter of Credit having the effect of extending the stated termination date thereof or increasing the LC Available Amount thereunder.

“Facility LNG Sale and Purchase Agreements” means, collectively, the FOB Sale and Purchase Agreements and any additional LNG sales agreements entered into by the Borrower.

“Fair Market Value” has the meaning assigned to such term in the Initial Senior Bonds Indenture as in effect on the date hereof (with all terms referenced in such term also as in effect on the date hereof).

“FATCA” means Sections 1471 through 1474 of the Code, as in effect on the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any United States Department of Treasury regulation promulgated thereunder and published administrative guidance implementing such Sections and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided that, (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if such rate is not so published for any day that is a Business Day, the Federal Funds Effective Rate for such day shall be the average of the quotations for such day for such transactions

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received by the Senior Facility Agent from three (3) federal funds brokers of recognized standing selected by the Senior Facility Agent.

“Fee Letter” means each fee letter, dated as of the date hereof, between or among the Borrower and each Senior Lender, Senior Issuing Bank and Swing Line Lender.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“Gas Working Capital Purposes” means to support the working capital requirements of the Project relating to the purchase, transportation and storage of natural gas (including credit enhancement or payment of the Borrower’s obligations in relation to construction by other Persons of natural gas pipelines to be used by the Borrower as and to the extent required under any Project Document).

“General Working Capital Purposes” means to support the general working capital requirements of the Project.

“In-Service Date” means (a) with respect to Train 1 and Train 2, the date when the Independent Engineer shall have certified in writing to the Senior Facility Agent that “Ready for Startup” and “Substantial Completion” (as defined in the Train 1 and Train 2 EPC Contract) of such Train has occurred and (b) with respect to the EPC Contract with respect to any other Train, the date when the Independent Engineer shall have certified in writing to the Senior Facility Agent that “substantial completion” (based on the corresponding defined term in such EPC Contract) of such Train has occurred.

“Incremental Amendment” has the meaning provided in Section 2.05(c) (Incremental Commitments).

“Incremental Lender” has the meaning provided in Section 2.05(b) (Incremental Commitments).

“Indemnified Taxes” means (a) Taxes imposed on or with respect to any payment made on account of any Obligation of the Borrower hereunder to the Senior Facility Agent, any Senior Issuing Bank, the Swing Line Lender or any other recipient of any payment to be made by or on account of any Obligation of the Borrower hereunder other than Excluded Taxes and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning provided in Section 11.08(a) (Indemnification by the Borrower).

“Information” has the meaning provided in Section 11.17 (Treatment of Certain Information; Confidentiality).

“Intercreditor Agreement” has the meaning provided in the recitals.

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“Interest Payment Date” has the meaning provided in Section 4.05(a) (Interest Payments).

“Interest Period” means, with respect to any LIBO Loan, the period beginning on the date on which such LIBO Loan is made pursuant to Section 2.03 (Borrowing of Working Capital Loans) or on the last day of the immediately preceding Interest Period therefor, as applicable, and ending on the numerically corresponding day in the calendar month that is one (1), two (2), three (3) or six (6) months thereafter, in either case as the Borrower may select in the relevant Borrowing Notice or Interest Period Notice; provided, however, that (i) if such Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is in a different calendar month, in which case such Interest Period shall end on the next preceding Business Day), (ii) any Interest Period that begins on the last Business Day of a month (or on a day for which there is no numerically corresponding day in the month at the end of such Interest Period) shall end on the last Business Day of the month at the end of such Interest Period, (iii) no Interest Period may end later than the Maturity Date, and (iv) any Interest Period for a LIBO Loan which would otherwise end after the Maturity Date shall end on the Maturity Date.

“Interest Period Notice” means a notice in substantially the form attached hereto as Exhibit B, executed by an Authorized Officer of the Borrower.

“Investment Grade Rating” means Baa3 or better by Moody’s, BBB- or better by Fitch, BBB- or better by S&P or the equivalent investment grade rating from any other Acceptable Rating Agency.

“ISP98” has the meaning provided in Section 3.02(g)(iii) (Letters of Credit).

“Joint Lead Arranger” means ABN AMRO Capital USA LLC, The Bank of Nova Scotia, The Bank of Tokyo-Mitsubishi UFJ, LTD., HSBC Bank USA, National Association, ING Capital LLC, Morgan Stanley Bank, N.A., Société Générale and Sumitomo Mitsui Banking Corporation, in each case, not in its individual capacity, but as joint lead arranger hereunder and any successors and permitted assigns.

“Joint Lead Bookrunner” means ABN AMRO Capital USA LLC, The Bank of Nova Scotia, The Bank of Tokyo-Mitsubishi UFJ, LTD., HSBC Bank USA, National Association, ING Capital LLC, Morgan Stanley Bank, N.A., Société Générale and Sumitomo Mitsui Banking Corporation, in each case, not in its individual capacity, but as joint lead bookrunner hereunder and any successors and permitted assigns

“LC Available Amount” means, for any Letter of Credit on any date of determination, the maximum amount available to be drawn under such Letter of Credit at any time on or after such date (assuming the satisfaction of all conditions for drawing enumerated therein).

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“LC Cash Collateral Account” means an interest bearing cash collateral account established upon the occurrence of an Event of Default by the Senior Facility Agent in its name for the benefit of the Senior Lenders, subject to the terms of this Agreement.

“LC Exposure” means, as of any time of determination, the sum of the DSR LC Exposure at such time and the Working Capital LC Exposure at such time.

“LC Fee” has the meaning provided in Section 4.13(b) (Fees).

“LC Loan” means a loan by a Senior Lender to the Borrower deemed made pursuant to Section 3.03(c) and 3.03(f) (Reimbursement to Senior Issuing Banks) in connection with a draw upon any Letter of Credit.

“LC Loan Termination Date” means, with respect to an LC Loan, the earlier to occur of (a) the Termination Date and (b) the one year anniversary of the date of drawing of the Letter of Credit with respect to such LC Loan.

“LC Payment Notice” has the meaning provided in Section 3.03(a) (Reimbursement to Senior Issuing Banks).

“LC Reimbursement Payment” has the meaning provided in Section 3.03(b) (Reimbursement to Senior Issuing Banks).

“Lender Assignment Agreement” means an assignment and agreement entered into by a Senior Lender and an Eligible Assignee, and accepted by the Senior Facility Agent and, so long as no Event of Default has occurred and is continuing, the Borrower, in substantially the form of Exhibit E.

“Letter of Credit” means a letter of credit (a) in the case of a letter of credit to be issued to Transcontinental Gas Pipeline Company, LLC, substantially in the form of Exhibit D1, (b) in the case of a letter of credit to be issued to Texas Gas Transmission, LLC, substantially in the form of Exhibit D2, (c) in the case of a letter of credit to be issued to Natural Gas Pipeline Company of America LLC substantially in the form of Exhibit D3, and (d) in the case of all other letters of credit, in a form reasonably acceptable to the Senior Issuing Bank issuing such letter of credit, in each case issued pursuant to Section 3.02 (Letters of Credit).

“LIBO Loan” means any Working Capital Loan or LC Loan bearing interest at a rate determined by reference to LIBOR and the provisions of Article II (Working Capital Loans, Swing Line Loans and Commitments) and Article IV (Repayments, Interest and Fees).

“LIBOR” means, for any Interest Period for any LIBO Loan the rate per annum equal to (a) the rate determined by the Senior Facility Agent to be the offered rate that appears on the page of Reuters Screen LIBOR01 (or any successor thereto) that displays the London interbank offered rates as administered by ICE Benchmark Administration for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2)

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Business Days prior to the first day of such Interest Period, or (b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service is not available, the rate determined by the Senior Facility Agent to be the offered rate on such other page or other service that displays the London interbank offered rates as administered by ICE Benchmark Administration for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or (c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Senior Facility Agent as the average rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBO Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by the Senior Facility Agent (or its Affiliates) to major banks in the London interbank LIBO market at its request at approximately 4:00 p.m. (London time) two (2) Business Days prior to the first day of such Interest Period. Notwithstanding the foregoing, for purposes of this Agreement, LIBOR shall in no event be less than 0% at any time.

“Loan” means, as the context requires, any of (i) a Working Capital Loan, (ii) a Swing Line Loan and (iii) an LC Loan.

“Maturity Date” means December 31, 2020.

“Maximum Rate” has the meaning provided in Section 11.09 (Interest Rate Limitation).

“Non-Consenting Lender” has the meaning provided in Section 5.04(c) (Obligation to Mitigate).

“Non-Recourse Parties” has the meaning provided in Section 11.21(a) (No Recourse).

“Non-U.S. Lender” has the meaning provided in Section 5.06(e) (Taxes - Status of Senior Lenders).

“Obligations” means, collectively, (a) all Indebtedness, Loans, advances, debts, liabilities (including any indemnification or other obligations that survive the termination of the Financing Documents (excluding each Secured Debt Instrument other than this Agreement)), and all other obligations, howsoever arising (including Guarantee obligations), in each case, owed by the Borrower to the Senior Secured Parties (or any of them) of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, pursuant to the terms of the Financing Documents (excluding each Secured Debt Instrument other than this Agreement), (b) any and all sums reasonably advanced by the Senior Facility Agent in order to preserve the Collateral or preserve the security interest of the Senior Secured Parties in the Collateral (including, but without duplication of the Borrower’s Obligation to repay the same, amounts described in the last sentence of the definition of Operation and Maintenance Expenses) and (c) in the event of any proceeding for the collection or

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enforcement of the obligations described in clauses (a) and (b) above, after an Event of Default shall have occurred and be continuing and the Loans have been accelerated pursuant to Section 9.02 (Acceleration Upon Bankruptcy) or Section 9.03 (Acceleration Upon Other Event of Default), the expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Senior Lenders of their rights under the Security Documents, together with any necessary attorneys’ fees and court costs.

“Other Connection Taxes” means, with respect to any Senior Lender, any Senior Issuing Bank, the Swing Line Lender, the Senior Facility Agent or any other recipient of any payment to be made by or on account of any Obligation of the Borrower, Taxes imposed as a result of a former or present connection between such Person and the jurisdiction imposing such Tax (other than connections arising from such Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Financing Document, or sold or assigned an interest in any Loan or Financing Document).

“Other Obligations” means the Obligations (as defined in the Common Terms Agreement).

"Other Obligations Discharge Date" means the date that the Other Obligations under the Facility Agreements have been ~~indefeasibly~~ paid in full, and all Senior Debt Commitments thereunder have been reduced to zero Dollars ($0).

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Financing Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Financing Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.04 (Obligation to Mitigate)).

“Participant” has the meaning provided in Section 11.04(d) (Assignments). “Participant Register” has the meaning provided in Section 11.04(d) (Assignments).

“Permitted Business” means (i) the construction, operation, expansion, reconstruction, debottlenecking, improvement and maintenance of the Project or related to or using by-products of the Project, all activities reasonably necessary or undertaken in connection with the foregoing and any activities incidental or related to any of the foregoing, including, the development, construction, operation, maintenance and financing of any facilities reasonably related to the Project or related to or using by- products of the Project and (ii) the buying, selling, storing and transportation of hydrocarbons for use in connection with the Project or related to or using by-products of the Project.

“Permitted Indebtedness” (i) prior to the Other Obligations Discharge Date, has the meaning assigned to such term in the Common Terms Agreement and (ii) on and after the

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Other Obligations Discharge Date, means items (a) through (q) set forth in Section 2.5 (Restrictions on Indebtedness) of Schedule 8.01.

“Permitted Liens” (i) prior to the Other Obligations Discharge Date, has the meaning assigned to such term in the Common Terms Agreement and (ii) on and after the Other Obligations Discharge Date, means collectively:

(a)Liens in favor, or for the benefit, of the Secured Parties created or permitted pursuant to the Security Documents;

(b)Liens securing Indebtedness with respect to Permitted Hedging Agreements and Indebtedness described in item (c) set forth in Section 2.5 (Restrictions on Indebtedness) of Schedule 8.01;

(c)Liens which are scheduled exceptions to the coverage afforded by the Title Policy on the Closing Date;

(d)statutory liens for a sum not yet delinquent or which are being Contested;

(e)pledges or deposits of cash or letters of credit to secure the performance of bids, trade contracts (other than for borrowed money) leases, statutory obligations, surety and appeal bonds, performance bonds, letters of credit and other obligations of a like nature incurred in the ordinary course of business and in accordance with the then-effective Operating Budget and cash deposits incurred in connection with natural gas purchases;

(f)Liens to secure Indebtedness (including Capital Lease Obligations) permitted by Section item (e) set forth in Section 2.5 (Restrictions on Indebtedness) of Schedule 8.01 covering only the assets acquired with or financed by such Indebtedness;

(g)easements and other similar encumbrances affecting real property which are incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, licenses, restrictions on the use of property or encumbrances or imperfections in title which do not materially impair such property for the purpose for which the Company’s interest therein was acquired or materially interfere with the operation of the Project as contemplated by the Transaction Documents;

(h)Mechanics’ Liens, Liens of lessors and sublessors and similar Liens incurred in the ordinary course of business for sums which are not overdue for a period of more than 30 days or the payment of which is subject to a Contest;

(i)legal or equitable encumbrances (other than any attachment prior to judgment, judgment lien or attachment in aid of execution on a judgment) deemed to exist by reason of the existence of any pending litigation or other legal proceeding if the same is effectively stayed or the claims secured thereby are subject to a Contest;

(j)the Liens created pursuant to the Real Property Documents;

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(k)Liens arising out of judgments or awards so long as an appeal or proceeding for review is being prosecuted in good faith and for the payment of which adequate cash reserves, bonds or other cash equivalent security have been provided or are fully covered by insurance (other than any customary deductible);

(l)Liens for workers’ compensation awards and similar obligations not then delinquent; Mechanics’ Liens and similar Liens not then delinquent, and any such Liens, whether or not delinquent, whose validity is at the time being Contested in good faith;

(m)Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred hereunder; provided, however, that:

(i)the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(ii)the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness, any amounts deposited in a debt service reserve or similar reserve account in connection with the issuance of such Permitted Refinancing Indebtedness and the amount of all fees and expenses (including Hedge Termination Value with respect to any Interest Rate Protection subject to refinancing with the purposed Permitted Refinancing Indebtedness), including premiums, incurred in connection therewith) with such Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, discounts, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(n)Liens to the extent of the interests of Sponsor or its Subsidiaries (other than the Borrower) in any corporate or joint property policy collectively insuring the assets of the Sponsor and its Subsidiaries (including the Borrower) and Liens granted in favor of secured creditors of the Sponsor or its subsidiaries over such interests; and

(o)other Liens not otherwise permitted hereunder so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed
$100,000,000 at any one time.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Borrower issued in exchange for, or the net proceeds of which are used to (i) renew, refund, refinance, replace, defease or discharge other Indebtedness of the Borrower or (ii) replace by cancelling Senior Debt Commitments; provided that:

(a)the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness, any amounts deposited in a debt service reserve or similar reserve account in connection with the issuance of such

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Permitted Refinancing Indebtedness and the amount of all fees and expenses (including Hedge Termination Value with respect to any Interest Rate Protection Agreement subject to refinancing with the purposed Permitted Refinancing Indebtedness), including premiums and discounts incurred in connection therewith);

(b)such Permitted Refinancing Indebtedness has (a) a final maturity date later than the final maturity date of, and has a weighted average life to maturity that is equal to or greater than the weighted average life to maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged or (b) a final maturity date more than 90 days after the final maturity date of the Obligations; provided that this clause (b) shall not apply to Permitted Refinancing Indebtedness incurred pursuant to Section 2.5(b) (Restrictions on Indebtedness) of Schedule 8.01;

(c)if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Obligations, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Obligations on terms at least as favorable to the Senior Lenders as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(d)such Indebtedness is incurred by the Borrower and is guaranteed only by Persons who were obligors on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Permitted Refinancing Indebtedness Incremental Amounts” means the amount of Indebtedness under Permitted Refinancing Indebtedness related to the incurrence of such Permitted Refinancing Indebtedness that are incremental to the Indebtedness that would have arisen under the replaced Indebtedness, including incremental interest payable on such Permitted Refinancing Indebtedness compared to the replaced Indebtedness and the amount of Permitted Refinancing Indebtedness incurred to pay fees, provisions, costs, expenses and premiums associated with the incurrence of such Permitted Refinancing Indebtedness.

“Platform” has the meaning provided in Section 11.11(i) (Notices and Other Communications).

“Principal Amount Outstanding” means, on any date of determination, the sum of (i) the aggregate principal amount of all Loans outstanding on such date plus (ii) the aggregate LC Available Amounts of all Letters of Credit outstanding on such date (without giving effect to any draw on any Letter of Credit that has not as of such date been deemed a Loan), in each case after giving effect to all Extensions of Credit to be made on such date.

“Project Phase” means, with respect to any Train, the portion of the Project associated with such Train.

“Proportionate Share” means, with respect to each Senior Lender, (a) prior to the termination of all Commitments, the percentage obtained by dividing (i) such Senior

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Lender’s Commitment by (ii) the aggregate Commitments of all Lenders and (b) on and after termination of all Commitments, the percentage obtained by dividing (i) such Senior Lender’s outstanding Loans by (ii) all outstanding Loans of all Senior Lenders. The initial Proportionate Share of each Senior Lender is set forth opposite the name of such Senior Lender in the column entitled “Proportionate Share” in Schedule 2.01 or in the Lender Assignment Agreement, pursuant to which such Senior Lender becomes a party hereto.

“Refunded Swing Line Loans” has the meaning provided in Section 2.04(g)(ii) (Swing Line Loans).

“Register” has the meaning provided in Section 2.03(d) (Borrowing of Working Capital Loans).

“Replacement Assets” has the meaning assigned to such term in the Initial Senior Bonds Indenture as in effect on the date hereof (with all terms referenced in such term also as in effect on the date hereof).

“Request for Issuance” has the meaning provided in Section 3.02(a) (Letters of Credit). “Required Senior LC Lenders” means the Required Senior Lenders.
“Required Senior Lenders” means, as of any date of determination, the Senior Lenders that, collectively, on such date hold in excess of fifty percent (50%) of the sum of (i) the Principal Amount Outstanding and (ii) the unused Commitments (excluding in each such case any Senior Lender that is a Defaulting Lender, a Loan Party, the Sponsor, a Material Project Party or an Affiliate or Subsidiary thereof, and each Commitment and any Principal Amount Outstanding of any such Senior Lender).

“Secured Bank Debt” means Indebtedness incurred by the Borrower in the aggregate amount of up to $4,600,000,000 pursuant to the Facility Agreements comprised of the Facility Loans, and any amendments, supplements, modifications, extensions, renewals, restatements, replacements, refundings or refinancings thereof with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans or commitments thereunder; provided that, any such replacements, refundings or refinancings shall be subject to Section 2.5(b) (Restrictions on Indebtedness) of Schedule 8.01.

“Secured Bank Debt Available Amount” means the amount of all outstanding Secured Bank Debt plus available and undrawn commitments for any Secured Bank Debt pursuant to the applicable Secured Debt Instruments.

“Secured Bank Debt Committed Amount” means $4,600,000,000.

“Senior Facility Agent” means The Bank of Nova Scotia, not in its individual capacity, but solely as Senior Facility Agent for the Loans and Letters of Credit hereunder, and

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each other Person that may, from time to time, be appointed as successor Senior Facility Agent pursuant to Section 10.06 (Resignation or Removal of Senior Facility Agent).

“Senior Issuing Bank” means ABN AMRO Capital USA LLC, HSBC Bank USA, National Association, ING Capital LLC, The Bank of Nova Scotia, and any other Senior Lender designated by the Borrower after the date hereof that has, or whose credit support provider has, a credit rating of A3 or higher by Moody’s, A- or higher by S&P or an equivalent rating by another nationally-recognized credit rating agency, and that has agreed in writing to accept such designation as a Senior Issuing Bank and to be bound by all of the terms contained in this Agreement and the other Financing Documents binding on a Senior Issuing Bank in such capacity (provided that, a copy of such agreement has been delivered to the Senior Facility Agent), it being understood that such agreement may contain additional conditions to, or limitations on, such Senior Issuing Bank’s obligation to issue Letters of Credit hereunder (including limits on the aggregate stated amount of Letters of Credit at any one time outstanding that may be issued by such Senior Issuing Bank), and any such conditions or limitations are hereby incorporated by reference into this Agreement to the same extent and with the same force as if fully set forth herein. Each reference to a Senior Issuing Bank contained in this Agreement and the other Financing Documents shall be deemed to refer to the applicable Senior Lender solely in its capacity as the issuer of Letters of Credit hereunder and not in its capacity as a Senior Lender, and each reference to a Senior Lender contained in this Agreement and the other Financing Documents shall be deemed to refer to such Senior Lender in its capacity as such and not in its capacity (if applicable) as a Senior Issuing Bank.

“Senior Issuing Bank Limit” means, at any time, (a) with respect to The Bank of Nova Scotia in its capacity as a Senior Issuing Bank, $300,000,000, (b) with respect to ING Capital LLC in its capacity as a Senior Issuing Bank, $460,000,000, (c) with respect to HSBC Bank USA, National Association in its capacity as a Senior Issuing Bank, $200,000,000, (d) with respect to ABN AMRO Capital USA LLC in its capacity as a Senior Issuing Bank, $400,000,000 and (e) with respect to any Senior Lender that becomes a Senior Issuing Bank hereunder as provided in Section 3.06, such amount as set forth in the agreement evidencing the appointment of such Senior Lender as a Senior Issuing Bank.

“Senior Lender Payment Notice” has the meaning provided in Section 3.03(c) (Reimbursement to Senior Issuing Banks).

“Senior Lenders” means those commercial bank lenders identified on Schedule 2.01, each Incremental Lender that becomes a party hereto pursuant to Section 2.05 (Incremental Commitments), each Eligible Assignee that shall become a party hereto pursuant to Section 11.04 (Assignments), to the extent so provided in Section 3.03(e) (Reimbursement to Senior Issuing Banks), the Senior Issuing Banks, and, to the extent provided in Section 2.04(g) (Refinancing of Swing Line Loans), the Swing Line Lender.

“Senior Secured Parties” means the Senior Issuing Banks, the Swing Line Lender, the Senior Lenders, the Senior Facility Agent, the Common Security Trustee and each of

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their respective successors and permitted assigns, in each case in connection with this Agreement.

“Supermajority Senior LC Lenders” means the Supermajority Senior Lenders.

“Supermajority Senior Lenders” means, as of any date of determination, the Senior Lenders that, collectively, on such date hold in excess of sixty six and two-thirds percent (66.66%) of the sum of (i) the Principal Amount Outstanding and (ii) the unused Commitments (excluding in each such case any Senior Lender that is a Defaulting Lender, a Loan Party, the Sponsor, a Material Project Party or an Affiliate or Subsidiary thereof, and each Commitment and any Principal Amount Outstanding of any such Senior Lender).

“Swing Line Lender” means Société Générale, in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning provided in Section 2.04(a) (Swing Line Loans).

“Swing Line Loan Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04 (Swing Line Loans).

“Swing Line Loan Termination Date” means, with respect to a Swing Line Loan, the earliest to occur of (a) the Termination Date, (b) the date fifteen (15) days after such Swing Line Loan is made and (c) the first Borrowing Date occurring at least three (3) Business Days following the date such Swing Line Loan was made.

“Swing Line Sublimit” means an amount equal to the lesser of (i) twenty five million Dollars ($25,000,000) and (ii) the aggregate unused amount of the Working Capital Sublimit then in effect. The Swing Line Sublimit is part of, and not in addition to, the Working Capital Sublimit.

“Termination Date” means the earlier to occur of (i) the Maturity Date and (ii) the date of termination or reduction in whole of the Commitments or the acceleration of the Loans pursuant to Section 2.06 (Termination or Reduction of Commitments), Section 9.02 (Acceleration Upon Bankruptcy) and Section 9.03 (Acceleration Upon Other Event of Default).

“Third Omnibus Amendment” means the Third Omnibus Amendment, dated May 23, 2018, among the Borrower, the Facility Agent, the Common Security Trustee and the lenders and issuing banks party thereto.

“Total Commitment” means the aggregate amount of the Commitments then in effect of all Senior Lenders.

“Trade Date” has the meaning provided in Section 11.04(b) (Assignments).

“Train” means any of Train 1, Train 2, Train 3, Train 4, Train 5 or Train 6.

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“Train 1” means the first liquefaction train of the Project.

“Train 2” means the second liquefaction train of the Project.

“Train 3” means the third liquefaction train of the Project.

“Train 4” means the fourth liquefaction train of the Project.

“Train 5” means the fifth liquefaction train of the Project.

“Train 5 Commitment Increase” has the meaning provided in Section 2.05(a) (Incremental Commitments).

“Train 6” means the proposed sixth liquefaction train of the Project.

“Train 6 Commitment Increase” has the meaning provided in Section 2.05(a) (Incremental Commitments).

~~“Train 6 Debt” means senior secured or unsecured Indebtedness that is recourse solely to the Borrower to finance the development of the sixth liquefaction train of the Project, entered into in accordance with the Financing Documents.~~

~~“Train 6 Debt Effective Date” means the date on which “closing” under the Senior Debt Instrument entered into by the Borrower with respect to Train 6 Debt has been achieved.~~

~~“Train 6 DFCD Deadline” means the date that is sixty (60) days prior to the date upon which an offtaker under any of the Train 6 LNG Sale and Purchase Agreements would have the right to terminate the Train 6 LNG Sale and Purchase Agreement to which it is a party for any failure to achieve the Date of First Commercial Delivery (as defined in such Train 6 LNG Sale and Purchase Agreement) by such date, as extended by any waivers, modifications or amendments to such Train 6 LNG Sale and Purchase Agreement in accordance with Section 7.9 (Project Documents, Etc.) of the Common Terms Agreement, but without giving effect to cure rights under any Consent between the Common Security Trustee and such offtaker.~~

~~“Train 6 LNG Sale and Purchase Agreement” means any LNG sale and purchase agreement executed by the Borrower with an investment grade buyer for delivery of LNG on an FOB basis from and after the date of first commercial delivery with respect to the sixth train of the Project, entered into in accordance with the terms of the Financing Documents.~~

“Transco Precedent Agreement” means the Precedent Agreement For Firm Transportation Service Under Gulf Trace Project, dated as of April 15, 2014, between Transcontinental Gas Pipe Line Company, LLC and the Borrower.

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“U.S. Tax Compliance Certificate” has the meaning provided in Section 5.06(e)(ii)(B) (Taxes - Status of Senior Lenders).

“UCP 600” has the meaning provided in Section 3.02(g)(iii) (Letters of Credit).

“United States Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“Withholding Agent” means the Borrower and the Senior Facility Agent.

“Working Capital LC Exposure” means, as of any time of determination, the sum of (a) the aggregate undrawn amount of the outstanding Working Capital Letters of Credit at such time plus (b) the aggregate amount of all LC Loans with respect to the Working Capital Letters of Credit that have not yet been repaid at such time.

“Working Capital Letter of Credit” means a Letter of Credit used for Working Capital Purposes.

“Working Capital Loan” means a loan made by a Senior Lender pursuant to Section 2.03 (Borrowing of Working Capital Loans).

“Working Capital Loan Borrowing” means a borrowing of a Working Capital Loan pursuant to Section 2.03 (Borrowing of Working Capital Loans).

“Working Capital Purposes” means either (a) Gas Working Capital Purposes or (b) General Working Capital Purposes, as applicable.

“Working Capital Sublimit” means seven hundred forty million Dollars ($740,000,000), as the same may be increased from time to time in accordance with Section 2.05 (Incremental Commitments).

SECTION 1.02.     Principles of Interpretation. Unless the context shall otherwise require, or unless otherwise provided herein, this Agreement shall be governed by the principles of interpretation in Section 1.2 (Interpretation) of the Common Terms Agreement, mutatis mutandis.

SECTION 1.03.    UCC Terms. Unless otherwise defined herein, terms used herein that are defined in the UCC shall have the respective meanings given to those terms in the UCC.

SECTION 1.04.     Accounting and Financial Determinations. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with Section 1.4 (Accounting and Financial Determinations) of the Common Terms Agreement.

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ARTICLE II

WORKING CAPITAL LOANS, SWING LINE LOANS AND COMMITMENTS

On the terms, subject to the conditions and relying upon the representations and warranties herein set forth:

SECTION 2.01.    Working Capital Loans.

(a)Each Senior Lender, severally and not jointly, shall make Working Capital Loans to the Borrower during the period from the Closing Date to but excluding the Termination Date, in an aggregate principal amount not in excess of such Senior Lender’s Commitment. In no event shall the Borrower be entitled to request or receive any Working Capital Loan that would cause (i) the sum of (A) the outstanding principal amount of all Working Capital Loans and Swing Line Loans and (B) the Working Capital LC Exposure to exceed the Working Capital Sublimit or (ii) the sum of (A) the outstanding principal amount of all Working Capital Loans and Swing Line Loans and (B) without duplication, the LC Exposure to exceed the Total Commitment.

(b)Each Working Capital Loan Borrowing shall be in an amount specified in a Borrowing Notice delivered pursuant to Section 2.02 (Notice of Working Capital Loan Borrowings).

(c)Proceeds of the Working Capital Loans shall be deposited into the Operating Account. Funds so deposited will be disbursed in accordance with the Accounts Agreement.

(d)Working Capital Loans repaid or prepaid may be re-borrowed at any time and from time to time to but excluding the Termination Date. Each Senior Lender’s Commitment shall expire on the Termination Date and all Working Capital Loans and all other amounts owed hereunder with respect to Working Capital Loans and the Commitments shall be paid in full no later than such date.

SECTION 2.02.    Notice of Working Capital Loan Borrowings.

(a)Subject to the terms of this Agreement and the Common Terms Agreement, the Borrower may request a Working Capital Loan Borrowing by delivering a Borrowing Notice appropriately completed to the Common Security Trustee and the Senior Facility Agent, no later than 12:00 noon, New York City time, on or before the third Business Day prior to the proposed Borrowing Date in the case of Working Capital Loans that are LIBO Loans and on or before the first Business Day prior to the proposed Borrowing Date in the case of Working Capital Loans that are Base Rate Loans.

(b)Each Borrowing Notice delivered pursuant to this Section 2.02 shall be irrevocable and shall refer to this Agreement and specify:

(i)the requested Borrowing Date (which shall be a Business Day);

(ii)the amount of such requested Working Capital Loan Borrowing;

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(iii)whether the requested Working Capital Loan Borrowing is of LIBO Loans or Base Rate Loans;

(iv)in the case of a proposed Working Capital Loan Borrowing of LIBO Loans, the Borrower’s election with respect to the duration of the initial Interest Period applicable to such LIBO Loans, which Interest Period shall be one (1), two (2), three (3), or six (6) months in length;

(v)the purpose for which the proceeds of the Working Capital Loan will be used, which shall be only Gas Working Capital Purposes or General Working Capital Purposes; and

(vi)that each of the conditions precedent to such Working Capital Loan Borrowing has been satisfied or waived.

(c)The currency specified in a Borrowing Notice must be Dollars.

(d)The aggregate amount of the proposed Working Capital Loan Borrowing must be an amount that is (A) no more than the available Commitment, (B) no more than the available Working Capital Sublimit, (C) not less than five million Dollars ($5,000,000) and an integral multiple of one million Dollars ($1,000,000) and (D) if the available Commitment or the available Working Capital Sublimit is less than five million Dollars ($5,000,000), equal to the lesser of the available Commitment and the available Working Capital Sublimit.

(e)The Senior Facility Agent shall promptly (and in any event on the same Business Day, or, if such Working Capital Loan Borrowing Notice is delivered to the Senior Facility Agent later than 12:00 noon, New York City time, on the following Business Day) advise each Senior Lender of any Borrowing Notice delivered pursuant to this Section 2.02, together with each such Senior Lender’s Proportionate Share of the requested Working Capital Loan Borrowing.

(f)If no election as to whether the requested Working Capital Loan Borrowing is of LIBO Loans or Base Rate Loans, then the requested Working Capital Loan Borrowing shall be LIBO Loans; provided that, if the applicable Working Capital Loan Borrowing Notice is delivered to the Senior Facility Agent later than 12:00 noon, New York City time, on the third Business Day prior to the proposed Borrowing Date, the requested Working Capital Loan Borrowing shall be Base Rate Loans. If no initial Interest Period is specified with respect to any requested LIBO Loans, then the requested Working Capital Loan Borrowing shall be made as a LIBO Loan with an initial Interest Period of one month.

SECTION 2.03.    Borrowing of Working Capital Loans.

(a)Subject to clause (c) below, on the proposed date of each Working Capital Loan Borrowing, each Senior Lender shall make a Working Capital Loan in the amount of its Proportionate Share of the requested Working Capital Loan Borrowing by wire transfer of immediately available funds to the Senior Facility Agent, not later than 1:00 p.m., New York City time, and the Senior Facility Agent shall transfer and deposit the amounts so received as set forth in Section 2.01(c) (Working Capital Loans) to be disbursed in accordance with the

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Accounts Agreement; provided that, if a Working Capital Loan Borrowing does not occur on the proposed Borrowing Date because any condition precedent to such requested Working Capital Loan Borrowing herein specified has not been met, the Senior Facility Agent shall return the amounts so received to each Senior Lender without interest as soon as possible. The proceeds of Working Capital Loans may only be used for Working Capital Purposes, except that no more than two hundred million Dollars ($200,000,000) of such proceeds individually or in the aggregate may be used for General Working Capital Purposes at any point in time.

(b)Subject to Section 5.04 (Obligation to Mitigate), each Senior Lender may (without relieving the Borrower of its obligation to repay a Loan in accordance with the terms of this Agreement) at its option fulfill its Commitments with respect to any Loan by causing any domestic or foreign branch or Affiliate of such Senior Lender to make such Loan.

(c)Unless the Senior Facility Agent has been notified in writing by any Senior Lender prior to a proposed Borrowing Date that such Senior Lender will not make available to the Senior Facility Agent its portion of the Working Capital Loan Borrowing proposed to be made on such date, the Senior Facility Agent may assume that such Senior Lender has made such amounts available to the Senior Facility Agent on such date and the Senior Facility Agent in its sole and absolute discretion may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Senior Facility Agent by such Senior Lender and the Senior Facility Agent has made such amount available to the Borrower, the Senior Facility Agent shall be entitled to recover on demand from such Senior Lender such corresponding amount plus interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Senior Facility Agent to the Borrower to the date such corresponding amount is recovered by the Senior Facility Agent at an interest rate per annum equal to the Federal Funds Effective Rate. If such Senior Lender pays such corresponding amount (together with such interest), then such corresponding amount so paid shall constitute such Senior Lender’s Working Capital Loan included in such Working Capital Loan Borrowing. If such Senior Lender does not pay such corresponding amount forthwith upon the Senior Facility Agent’s demand, the Senior Facility Agent shall promptly notify the Borrower and the Borrower shall promptly repay such corresponding amount to the Senior Facility Agent plus interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Senior Facility Agent to the Borrower to the date such corresponding amount is recovered by the Senior Facility Agent at an interest rate per annum equal to the Base Rate plus the Applicable Margin. If the Senior Facility Agent receives payment of the corresponding amount from each of the Borrower and such Senior Lender, the Senior Facility Agent shall promptly remit to the Borrower such corresponding amount. If the Senior Facility Agent receives payment of interest on such corresponding amount from each of the Borrower and such Senior Lender for an overlapping period, the Senior Facility Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. Nothing herein shall be deemed to relieve any Senior Lender from its obligation to fulfill its Commitments hereunder and any payment by the Borrower pursuant to this Section 2.03(b) shall be without prejudice to any claim the Borrower may have against a Senior Lender that shall have failed to make such payment to the Senior Facility Agent. The failure of any Senior Lender to make available to the Senior Facility Agent its portion of the Working Capital Loan Borrowing shall not relieve any other Senior Lender of its obligations, if any, hereunder to make available

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to the Senior Facility Agent its portion of the Working Capital Loan Borrowing on the date of such Working Capital Loan Borrowing, but no Senior Lender shall be responsible for the failure of any other Senior Lender to make available to the Senior Facility Agent such other Senior Lender’s portion of the Working Capital Loan Borrowing on the date of any Working Capital Loan Borrowing. A notice of the Senior Facility Agent to any Senior Lender or the Borrower with respect to any amounts owing under this Section 2.03(b) shall be conclusive, absent manifest error.

(d)Each of the Senior Lenders shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Senior Lender resulting from each Loan made by such Senior Lender, including the amounts of principal and interest payable and paid to such Senior Lender from time to time hereunder.

(e)The Senior Facility Agent shall maintain at the Senior Facility Agent’s office (i) a copy of any Lender Assignment Agreement delivered to it pursuant to Section 11.04 (Assignments), and (ii) a register for the recordation of (A) the names and addresses of the Senior Lenders, (B) all the Commitments of and principal amount of and interest on the Loans owing and paid to, each Senior Lender pursuant to the terms hereof from time to time, (C) the amount, beneficiary and termination date of all outstanding Letters of Credit (including whether such Letters of Credit are DSR Letters of Credit or Working Capital Letters of Credit), and (~~e~~D) amounts received by the Senior Facility Agent from the Borrower and whether such amounts constitute principal, interest, fees or other amounts and each Senior Lender’s share thereof (the “Register”). The Register shall be available for inspection by the Borrower, the Swing Line Lender, any Senior Issuing Bank and any Senior Lender at any reasonable time and from time to time upon reasonable prior notice.

(f)The entries made by the Senior Facility Agent in the Register or the accounts maintained by any Senior Lender shall be conclusive and binding evidence, absent manifest error, of the existence and amounts of the obligations recorded therein; provided that, the failure of any Senior Lender or the Senior Facility Agent to maintain such Register or accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement. In the event of any conflict between the accounts and records maintained by any Senior Lender and the accounts and records of the Senior Facility Agent in respect of such matters, the accounts and records of the Senior Facility Agent shall control in the absence of manifest error.

SECTION 2.04.    Swing Line Loans.

(a)Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Senior Lenders set forth in this Section 2.04, shall make loans to the Borrower (each such loan, a “Swing Line Loan”) from time to time on any Business Day during the period from the Closing Date to but excluding the Termination Date in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the outstanding principal amount of the Working Capital Loans and the Working Capital LC Exposure of the Senior Lender acting as Swing Line Lender, may exceed the amount of such Senior Lender’s Commitment; provided, however, that after giving effect to any Swing Line

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Loan, (i) the sum of (A) the outstanding principal amount of all Working Capital Loans and Swing Line Loans and (B) the Working Capital LC Exposure shall not exceed the Working Capital Sublimit and (ii) the sum of (A) the outstanding principal amount of all Working Capital Loans and Swing Line Loans and (B) without duplication, the LC Exposure shall not exceed the Total Commitment; provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, repay under Section 4.03 (Repayment of Swing Line Loans) and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Senior Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a participation in such Swing Line Loan in an amount equal to its Proportionate Share of the amount of such Swing Line Loan. Swing Line Loans may only be used for Working Capital Purposes.

(b)The Borrower may request a Swing Line Loan Borrowing by delivering a Borrowing Notice appropriately completed to the Swing Line Lender, the Common Security Trustee and the Senior Facility Agent, no later than 12:00 noon, New York City time, on the Business Day of the proposed Borrowing Date.

(c)Each Borrowing Notice delivered pursuant to this Section 2.04 shall be irrevocable and shall refer to this Agreement and specify:

(i)the requested Borrowing Date (which shall be a Business Day);

(ii)the amount of such requested Swing Line Loan Borrowing;

(iii)the purpose for which the proceeds of the Swing Line Loan will be used, which shall be only Gas Working Capital Purposes or General Working Capital Purposes; and

(iv)that each of the conditions precedent to such Swing Line Loan Borrowing has been satisfied or waived.

(d)The currency specified in a Borrowing Notice must be Dollars.

(e)The aggregate amount of the proposed Swing Line Loan Borrowing must be an amount that is (A) no more than the available Commitment, (B) no more than the available Swing Line Sublimit, (C) no more than the available Working Capital Sublimit, (D) not less than one hundred thousand Dollars ($100,000) and an integral multiple of fifty thousand Dollars ($50,000) and (E) if the available Commitment, the available Swing Line Sublimit or the available Working Capital Sublimit is less than one hundred thousand Dollars ($100,000), equal to the least of the available Commitment, the available Swing Line Sublimit and the available Working Capital Sublimit.

(f)Promptly after receipt of any Borrowing Notice under Section 2.04, the Swing Line Lender will confirm with the Senior Facility Agent (by telephone or in writing) that the Senior Facility Agent has received a copy of such Borrowing Notice from the Borrower and, if not, the Swing Line Lender will provide the Senior Facility Agent with a copy thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Senior Facility Agent (including at the request of any Senior Lender) prior to 2:00 p.m., New York City time, on the date of

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the proposed Swing Line Borrowing (i) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (ii) that one or more of the applicable conditions precedent to such Swing Line Loan is not then satisfied or waived, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m., New York City time, on the date specified in such Borrowing Notice, make the amount of its Swing Line Loan available to the Borrower by depositing the amount into the Operating Account in immediately available funds.

(g)Reimbursement of Swing Line Loans.

(i)The Swing Line Lender shall give the Senior Facility Agent and the Common Security Trustee prompt notice of any Swing Line Loan made by the Swing Line Lender no later than 10:00 a.m., New York City time, on the Business Day immediately succeeding the date of such payment by the Swing Line Lender. The Senior Facility Agent shall promptly provide a copy of such notice to each of the Senior Lenders.

(ii)The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Senior Lender make a Working Capital Loan that is a Base Rate Loan in an amount equal to such Senior Lender’s Proportionate Share of the amount of Swing Line Loans then outstanding (the “Refunded Swing Line Loans”). Such request shall be made in writing (which written request shall be deemed to be a Borrowing Notice for purposes hereof) and in accordance with the requirements of Section 2.02 (Notice of Working Capital Loan Borrowings), without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans but subject to the unutilized portion of the Commitments and the conditions precedent set forth in Section 7.02 (Conditions Precedent to Certain Extension of Credit). The Swing Line Lender shall furnish the Borrower with a copy of the applicable deemed Borrowing Notice promptly after delivering such notice to the Senior Facility Agent. Each Senior Lender shall make an amount equal to its Proportionate Share of the Refunded Swing Line Loans specified in such deemed Borrowing Notice available to Senior Facility Agent in immediately available funds for the account of the Swing Line Lender not later than 1:00 p.m., New York City time, on the day specified in such deemed Borrowing Notice, whereupon, subject to Section 2.04(g)(iii), each Senior Lender that so makes funds available shall be deemed to have made a Working Capital Loan that is a Base Rate Loan to Borrower in such amount. The Senior Facility Agent shall remit the funds so received to the Swing Line Lender.

(iii)If for any reason any Swing Line Loan cannot be refinanced by such a Working Capital Loan in accordance with Section 2.04(g)(ii), the request for a Working Capital Loan that is a Base Rate Loan by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Senior Lenders fund its participation in the relevant Swing Line Loan and each Senior Lender’s payment to

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the Senior Facility Agent for the account of the Swing Line Lender pursuant to Section 2.04(g)(ii) shall be deemed payment in respect of such participation.

(iv)If any Senior Lender fails to make available to the Senior Facility Agent for the account of the Swing Line Lender any amount required to be paid by such Senior Lender pursuant to the foregoing provisions of this Section 2.04(g) by the time specified in Section 2.04(g)(ii), the Swing Line Lender shall be entitled to recover from such Senior Lender (acting through the Senior Facility Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of (A) the Federal Funds Effective Rate and (B) an overnight rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Senior Lender pays such Refunded Swing Line Loan (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Working Capital Loan included in the Commitment or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Senior Lender (through the Senior Facility Agent) with respect to any amounts owing under this clause (iv) shall be conclusive absent manifest error.

(v)Each Senior Lender’s obligation to make Working Capital Loans or to purchase and fund participations in Swing Line Loans pursuant to this Section 2.04(g) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Senior Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Senior Lender’s obligation to make Working Capital Loans pursuant to this Section 2.04(g) is subject to the conditions set forth in Section 7.02 (Conditions to Certain Extensions of Credit). No such funding of participations shall relieve or otherwise impair the obligation of Borrower to repay Swing Line Loans, together with interest as provided herein.

(h)Repayment of Participations.

(i)At any time after any Senior Lender has purchased and funded a participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Senior Lender its Proportionate Share thereof in the same funds as those received by the Swing Line Lender.

(ii)If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.13 (Payments Set Aside), each Senior Lender shall pay to the Swing Line Lender its Proportionate Share thereof on demand of the Senior Facility Agent, plus interest thereon from the date of such demand

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to the date such amount is returned, at a rate per annum equal to the greater of (A) the Federal Funds Effective Rate and (B) an overnight rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation. The Senior Facility Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Senior Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(i)Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Senior Lender funds its Refunded Swing Line Loan or participation pursuant to this Section 2.04 to refinance such Lender’s Proportionate Share of any Swing Line Loan, interest in respect of such Proportionate Share shall be solely for the account of the Swing Line Lender.

(j)Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

(k)Resignation as Swing Line Lender. The Swing Line Lender may upon 30 days’ notice to the Borrower resign as Swing Line Lender. In the event of any such resignation as Swing Line Lender, the Borrower shall be entitled to appoint from among the Senior Lenders a successor Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of the Swing Line Lender as Swing Line Lender. If the Swing Line Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Senior Lenders to make Working Capital Loans that are Base Rate Loans or fund participations in outstanding Swing Line Loans pursuant to Section 2.04(g). Upon the appointment of a successor Swing Line Lender, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swing Line Lender.

SECTION 2.05.    Incremental Commitments.

(a)Commitment Increase. The Borrower may, by written notice to the Senior Facility Agent (a “Commitment Increase Notice”), request increases in the Commitments as follows:

(i)The Borrower may request from time to time increases in the Commitments of up to seven hundred sixty million Dollars ($760,000,000) in the aggregate (a “Train 5 Commitment Increase”). Subject to Section 2.05(c), the Working Capital Sublimit will be increased by the amount of the Train 5 Commitment Increase; and

(ii)~~On or after the earlier of the Train 6 Debt Effective Date or the Train 6 FID Date, the~~The Borrower may request from time to time additional increases (in addition to the increases pursuant to Section 2.05(a)(i)) in the Commitments of up to three hundred ninety million Dollars ($390,000,000) in the aggregate (a “Train 6 Commitment Increase”). Subject to Section 2.05(c), the Working Capital Sublimit and the DSR Sublimit will be increased by the amount of the Train 6 Commitment Increase

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up to three hundred million Dollars ($300,000,000) and ninety million Dollars ($90,000,000), respectively, as elected by the Borrower.

(b)Commitment Increase Notice. The Commitment Increase Notice shall specify (i) the date on which the Borrower proposes that the Train 5 Commitment Increase or Train 6 Commitment Increase, as applicable, shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to the Senior Facility Agent and (ii) the identity of each Senior Lender or other Person that is an Eligible Assignee (each, an “Incremental Lender”) to whom the Borrower proposes any portion of the Train 5 Commitment Increase or Train 6 Commitment Increase, as applicable, be allocated and the amounts of such allocations; provided that, any Senior Lender approached to provide all or a portion of the Train 5 Commitment Increase or Train 6 Commitment Increase, as applicable, may elect or decline, in its sole and absolute discretion, to participate.

(c)Incremental Amendments. The Train 5 Commitment Increase or Train 6 Commitment Increase, as applicable, shall become Commitments (or, in the case of an increase in the commitment of an existing Senior Lender, an increase in such Senior Lender’s applicable Commitment) under this Agreement pursuant to an amendment (such amendment, an “Incremental Amendment”) to this Agreement executed by the Borrower, the Senior Facility Agent and each Incremental Lender (with the consent of no other Senior Lender or Senior Secured Party being required) which provides solely for (i) the increase in the applicable Commitments, (ii) amendments required to reflect the relative unfunded Commitments of the Incremental Lenders and (iii) the joinder of each Incremental Lender that is not already an existing Senior Lender to this Agreement. The effectiveness of any Incremental Amendment shall be subject solely to (A) the satisfaction of the condition set forth in Section 7.01(m) (No Material Adverse Effect), (B) the condition that no Default or Event of Default shall exist on such date of effectiveness before or after giving effect to such Train 5 Commitment Increase or Train 6 Commitment Increase, as applicable, and (C) the condition that each Incremental Lender that is not already a Senior Lender shall be entitled to receipt of any required reliance letters in respect of the legal opinions provided to the Senior Facility Agent pursuant to Section 7.01(f) (Opinions from Counsel), (D) the condition that the Senior Facility Agent has received an updated Base Case Forecast in form and substance reasonably satisfactory to the Senior Facility Agent and (E) such other conditions to which the Borrower and the Incremental Lenders agree.

SECTION 2.06.    Termination or Reduction of Commitments.

(a)All Commitments, if any, shall be automatically and permanently terminated on the Termination Date.

(b)If no Default or Event of Default has occurred or is continuing or shall occur as a result thereof, the Borrower may, upon (i) at least three (3) Business Days’ notice to the Senior Facility Agent (which shall promptly distribute copies thereof to each of the Senior Issuing Banks, the Swing Line Lender and each of the Senior Lenders) and (ii) certification (to the reasonable satisfaction of the Senior Facility Agent) that the letter of credit capacity under the portion of the Commitments to be cancelled, after taking into account other funding sources irrevocably available to the Borrower, is not required to satisfy any express obligation of the Borrower, terminate in whole or reduce ratably in part such portions of the Commitments;
provided that, any such partial reduction shall be in the minimum amount of one million Dollars ($1,000,000) or an integral multiple of one million Dollars ($1,000,000) in excess thereof.

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(c)Any termination or reduction of the Commitments pursuant to this Section 2.06 shall be permanent. Each reduction of the Commitments shall be made ratably among the Senior Lenders in accordance with their Proportionate Share.

(d)The Borrower shall have the right to permanently terminate the Commitment of any Non-Consenting Lender in accordance with Section 5.04(c) (Obligation to Mitigate).

(e)All Commitments, if any, shall be terminated upon the occurrence of an Event of Default if required pursuant to Section 9.02 (Acceleration upon Bankruptcy) or Section 9.03 (Acceleration upon Other Event of Default) in accordance with the terms thereof.

ARTICLE III

LETTERS OF CREDIT

SECTION 3.01.    Existing Letters of Credit. All Existing Letters of Credit will be deemed to have been issued under this Agreement, and from and after the Closing Date will be subject to and governed by the terms and conditions hereof.

SECTION 3.02.    Letters of Credit.

(a)Subject to the terms and conditions set forth herein and, as applicable, the terms and conditions set forth in the Common Terms Agreement, the Borrower may (but is not required to), (i) in the case of Working Capital Letters of Credit, on or after the Closing Date and (ii) in the case of DSR Letters of Credit, deliver to the Senior Facility Agent (which shall promptly distribute copies thereof to the Senior Lenders) and any Senior Issuing Bank a letter of credit request in the Senior Issuing Bank’s standard form (or such other form as the Senior Issuing Bank approves) (a “Request for Issuance”) for the issuance, extension, modification or amendment of a Letter of Credit. Each Request for Issuance shall include (i) the date (which shall be a Business Day, but in no event later than the date that occurs five (5) Business Days prior to the Termination Date) of issuance of such Letter of Credit (or the date of effectiveness of such extension, modification or amendment) and the stated expiry date thereof (which will be consistent with Section 3.02(d)), (ii) the proposed stated amount of such Letter of Credit, (iii) the intended beneficiary of such Letter of Credit, and (iv) a description of the intended use of such Letter of Credit and whether the Letter of Credit is a DSR Letter of Credit or a Working Capital Letter of Credit. Each Request for Issuance shall be irrevocable unless modified or rescinded by the Borrower not less than one (1) Business Day prior to the proposed date of issuance (or effectiveness) specified therein.

(b)No Senior Issuing Bank shall issue (i) a Working Capital Letter of Credit or an amendment to increase the face or stated amount of a Working Capital Letter of Credit if, after such issuance or amendment, the sum of (A) the outstanding principal amount of all Working Capital Loans and Swing Line Loans and (B) without duplication, the Working Capital LC Exposure would exceed the Working Capital Sublimit or (ii) a DSR Letter of Credit or an amendment to increase the face or stated amount of a DSR Letter of Credit if, after such

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issuance, the DSR LC Exposure would exceed the DSR Sublimit, or (iii) any Letter of Credit or an amendment to increase the face or stated amount of any Letter of Credit if, after such issuance, the sum of (A) the outstanding principal amount of all Working Capital Loans and Swing Line Loans and (B) without duplication, the LC Exposure would exceed the Total Commitment. No Senior Issuing Bank shall be required to issue a Letter of Credit if the LC Exposure attributable to Letters of Credit issued by such Senior Issuing Bank will exceed the Senior Issuing Bank Limit of such Senior Issuing Bank.

(c)Promptly after its receipt of a Request for Issuance, the Senior Issuing Bank will confirm with the Senior Facility Agent (by telephone or in writing) that the Senior Facility Agent has received a copy of such Request for Issuance from the Borrower and, if not, the Senior Issuing Bank will provide the Senior Facility Agent with a copy thereof. Unless the Senior Issuing Bank has received notice (by telephone or in writing) from the Senior Facility Agent (including at the request of any Senior Lender) no later than the Business Day prior to the proposed date of issuance (or effectiveness) (i) directing the Senior Issuing Bank not to issue (or extend, amend or modify) such Letter of Credit as a result of the limitations set forth in Section 3.02(b), or (ii) that one or more of the applicable conditions precedent in Section 7.02 (Conditions Precedent to Certain Extensions of Credit) is not then satisfied or waived, then, subject to the terms and conditions hereof, the applicable Senior Issuing Bank shall issue (or extend, modify or amend) (i) each Letter of Credit, other than a Working Capital Letter of Credit for Gas Working Capital Purposes, within three (3) Business Days of receipt of such Request for Issuance (or on the Closing Date with respect to any Letter of Credit for which the Borrower issues a Request for Issuance on the Closing Date) and (ii) each Working Capital Letter of Credit for Gas Working Capital Purposes (on the first Business Day following receipt of such Request for Issuance (if such Request for Issuance was delivered prior to 12:00 noon, New York City time, on the preceding Business Day) and otherwise on the second Business Day following such receipt (but not later than 48 hours after the receipt of such Request for Issuance). Only Letters of Credit that are either a DSR Letter of Credit or a Working Capital Letter of Credit shall be issued. DSR Letters of Credit may only be used for DSR Purposes and Working Capital Letters of Credit may only be used for Working Capital Purposes. Not later than 12:00 noon, New York City time, on the proposed date of issuance (or effectiveness) specified in such Request for Issuance, and upon fulfillment of the applicable conditions precedent and the other requirements set forth herein, such Senior Issuing Bank shall issue (or extend, amend or modify) such Letter of Credit to the Borrower or directly to the intended beneficiary and provide notice and a copy thereof to the Common Security Trustee and the Senior Facility Agent, which shall promptly furnish copies thereof to the Senior Lenders, and to the extent that such Letter of Credit was issued directly to the intended beneficiary, such Senior Issuing Bank shall provide notice and a copy thereof to the Borrower.

(d)Letters of Credit shall expire no later than the earlier of (i) one year from the date of issuance of such Letter of Credit and (ii) five (5) Business Days prior to the Termination Date. Each Letter of Credit may, if requested by the Borrower, provide that it will be automatically renewed or extended for a stated period of time at the end of its then-scheduled expiration date (but in any event shall not be extended for longer than one year from the date of effectiveness of such extension or beyond five (5) Business Days prior to the Termination Date) unless the Senior Issuing Bank that issued the Letter of Credit notifies the beneficiary thereof prior to such expiration date that such Senior Issuing Bank elects not to renew or extend such Letter of Credit.

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In no event shall the Senior Lenders have any obligation to pay any amount to (or for the account of) any Senior Issuing Bank or any other Person, in respect of a drawing under a Letter of Credit that occurs after the Maturity Date.

(e)Notwithstanding anything in this Agreement to the contrary, no Senior Issuing Bank will have any obligation to issue or renew, or extend the expiry date of, any Letter of Credit if any judgment, order, or decree of any Government Authority or arbitrator shall by its terms purport to enjoin or restrain such Senior Issuing Bank from issuing or renewing or extending the expiry date of such Letter of Credit, or any Government Rule or any directive (whether or not having the force of law) from any Government Authority with jurisdiction over such Senior Issuing Bank shall prohibit, or direct that such Senior Issuing Bank refrain from, the issuance of new letters of credit or the renewal or extension of the expiry date of issued letters of credit generally or the issuance, renewal or extension of the expiry date of a Letter of Credit specifically or shall impose upon such Senior Issuing Bank with respect to such Letter of Credit any restriction, reserve, or capital requirement, or shall impose upon such Senior Issuing Bank any loss, cost, or expense. Each Senior Issuing Bank shall provide the Borrower with prompt notice of the occurrence of any event described in this Section 3.02(e) not later than two (2) Business Days after obtaining knowledge of the occurrence of any such event.

(f)Each Senior Lender severally agrees with each Senior Issuing Bank to participate in the Extension of Credit resulting from the issuance (or extension, modification or amendment) of a Letter of Credit by such Senior Issuing Bank and each drawing of the LC Available Amounts thereunder, in the manner and the amount provided in Section 3.03 (Reimbursement to Senior Issuing Banks), and the issuance of such Letter of Credit shall be deemed to be a confirmation by the Senior Issuing Bank and each Senior Lender of such participation in such amount.

(g)In addition to the date of issuance, stated expiry date, stated amount, beneficiary and intended use specified in the applicable Request for Issuance, each Letter of Credit shall provide (unless the Borrower specifies otherwise in such Request for Issuance) for:

(i)payment in immediately available funds in Dollars on a Business Day;

(ii)multiple drawings and partial drawings;

(iii)applicability of the International Standby Practices 1998, International Chamber of Commerce Publication No. 590 (1998) (“ISP98”), Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (2007) (“UCP 600”), or such other rules as the Borrower and the applicable Senior Issuing Bank shall agree, and shall, as to matters not governed by ISP98, UCP or such other rules, be governed and construed in accordance with the laws of the State of New York and applicable U.S. federal law; and

(iv)a drawing by the beneficiary of the full available amount thereof if either (A) the Senior Issuing Bank that issued the Letter of Credit ceases to satisfy the minimum credit ratings for a Senior Issuing Bank hereunder (as set forth in the definition of “Senior Issuing Bank” in Section 1.01 (Defined Terms)) and such Letter of Credit has

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not been replaced by a Senior Issuing Bank satisfying such minimum credit ratings within twenty (20) days or such shorter number of days as required under the Transaction Document with respect to which such Letter of Credit is issued; provided that, the right to draw under this clause (A) shall only be included in the applicable Letter of Credit to the extent required under the Transaction Document with respect to which such Letter of Credit is issued or (B) the Senior Issuing Bank that issued the Letter of Credit notifies the Borrower (which shall promptly notify the beneficiary) prior to the then-scheduled expiration date that such Senior Issuing Bank elects not to renew or extend such Letter of Credit.

SECTION 3.03.    Reimbursement to Senior Issuing Banks.

(a)A Senior Issuing Bank shall give the Senior Facility Agent, the Common Security Trustee, the Borrower and each of the Senior Lenders prompt notice of any payment made by such Senior Issuing Bank in accordance with the terms of any Letter of Credit issued by such Senior Issuing Bank (an “LC Payment Notice”) no later than 10:00 a.m., New York City time, on the Business Day immediately succeeding the date of such payment by such Senior Issuing Bank.

(b)Upon delivery to the Borrower of an LC Payment Notice on or before 10:00 a.m., New York City time, on the Business Day immediately succeeding the date of such payment by a Senior Issuing Bank, unless the Borrower provides written notice to such Senior Issuing Bank and the Senior Facility Agent electing to have the reimbursement obligation converted into an LC Loan in accordance with Section 3.03(c) and (f), the Borrower shall, on or before 12:00 noon, New York City time, on such Business Day, reimburse such Senior Issuing Bank for such payment (an “LC Reimbursement Payment”) by paying to the Senior Facility Agent, for the account of such Senior Issuing Bank, an amount equal to the payment made by such Senior Issuing Bank plus interest on such amount at a rate per annum equal to the Base Rate plus 2.00%; provided that, if a Senior Issuing Bank delivers an LC Payment Notice to the Borrower after 10:00 a.m., New York City time, on the Business Day immediately succeeding the date of payment by such Senior Issuing Bank, the Borrower shall make the LC Reimbursement Payment on or before 12:00 noon, New York City time, on the next succeeding Business Day. A Senior Issuing Bank’s failure to provide an LC Payment Notice shall not relieve the Borrower of its obligation to reimburse such Senior Issuing Bank for any payment it makes under any Letter of Credit.

(c)If the Borrower fails to make the LC Reimbursement Payment as required under Section 3.03(b) or provides written notice to such Senior Issuing Bank and the Senior Facility Agent electing to have the reimbursement obligation converted into an LC Loan in accordance with this Section 3.03(c) and Section 3.03(f), the Senior Facility Agent shall promptly notify each of the Senior Lenders of the amount of its share of the payment made under the Letter of Credit, which shall be such Senior Lender’s Proportionate Share of such amount paid by such Senior Issuing Bank (the “Senior Lender Payment Notice”). Each Senior Lender hereby severally agrees to pay such amount in immediately available funds to the Senior Facility Agent for the account of such Senior Issuing Bank plus interest on such amount at a rate per annum equal to the Federal Funds Effective Rate from the date of such payment by such Senior Issuing Bank to the date of payment to such Senior Issuing Bank by such Senior Lender. Each Senior

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Lender shall make such payment by not later than 4:00 p.m., New York City time, on the date it received the Senior Lender Payment Notice (if such notice is received at or prior to 1:00 p.m., New York City time) and before 12:00 noon, New York City time, on the next succeeding Business Day following such receipt (if such notice is received after 1:00 p.m., New York City time). Each Senior Lender shall indemnify and hold harmless such Senior Issuing Bank from and against any and all losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, costs, and expenses (including reasonable attorneys’ fees and expenses) resulting from any failure on the part of such Senior Lender to provide, or from any delay in providing, the Senior Facility Agent for the account of such Senior Issuing Bank with its Proportionate Share of the amount paid under the Letter of Credit but no such Senior Lender shall be so liable for any such failure on the part of or caused by any other Senior Lender or the willful misconduct or gross negligence, as determined by a court of competent jurisdiction by a final and non- appealable order, of the Senior Facility Agent. Each Senior Lender’s obligation to make each such payment to the Senior Facility Agent for the account of the applicable Senior Issuing Bank shall be several and not joint and shall not be affected by (A) the occurrence or continuance of any Default or Event of Default, (B) the failure of any other Senior Lender to make any payment under this Section 3.03, or (C) the date of the drawing under the applicable Letter of Credit issued by the applicable Senior Issuing Bank; provided that, such drawing occurs prior to the earlier of (i) the Maturity Date or (ii) the termination date of the applicable Letter of Credit. Each Senior Lender further agrees that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(d)The Senior Facility Agent shall pay to such Senior Issuing Bank in immediately available funds the amounts paid pursuant to Sections 3.03(b) and 3.03(c) before the close of business on the day such payment is received; provided that, any amount received by the Senior Facility Agent that is due and owing to such Senior Issuing Bank and remains unpaid to such Senior Issuing Bank on the date of receipt shall be paid on the next succeeding Business Day with interest payable at the Federal Funds Effective Rate.

(e)For so long as any Senior Lender is a Defaulting Lender under clause (a) of the definition thereof, each Senior Issuing Bank shall be deemed, for purposes of Section 4.15 (Sharing of Payments, Etc.) and Article IX (Defaults), to be a Senior Lender hereunder in substitution of such Defaulting Lender, owed a loan in an amount equal to the outstanding principal amount due and payable by such Senior Lender to the Senior Facility Agent for the account of each Senior Issuing Bank pursuant to subsection (c) above. Notwithstanding anything else to the contrary contained herein, the failure of any Senior Lender to make any required payment in response to any LC Payment Notice shall not increase the total aggregate amount payable by the Borrower with respect to the payment described in such LC Payment Notice above the total aggregate amount that would have been payable by the Borrower at the applicable rate for Loans if such Defaulting Lender would have funded its payments to such Senior Facility Agent in a timely manner in response to such LC Payment Notice.

(f)Each payment made by a Senior Lender under subsection (c) above shall constitute an LC Loan deemed made by such Senior Lender to the Borrower on the date of such payment by a Senior Issuing Bank under the Letter of Credit issued by such Senior Issuing Bank. All such payments by the Senior Lenders in respect of any one such payment by such Senior

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Issuing Bank shall constitute a single LC Loan hereunder. Each LC Loan initially shall be a Base Rate Loan.

SECTION 3.04.     Obligations Absolute. The payment obligations of each Senior Lender under Section 3.03(c) (Reimbursement to Senior Issuing Banks) and of the Borrower under this Agreement in respect of any payment under any Letter of Credit and any Loan shall be unconditional and irrevocable (subject only to the Borrower’s and each Senior Lender’s right to bring suit against a Senior Issuing Bank pursuant to Section 3.05 (Liability of Senior Issuing Banks and Senior Lenders) following the reimbursement of such Senior Issuing Bank for any such payment), and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following circumstances:

(a)any lack of validity or enforceability of any Financing Document or any other agreement or instrument relating thereto or to such Letter of Credit;

(b)any amendment or waiver of, or any consent to departure from, all or any of the Financing Documents;

(c)the existence of any claim, set-off, defense or other right which the Borrower may have at any time against any beneficiary, or any transferee, of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), any Senior Issuing Bank, or any other Person, whether in connection with this Agreement, the transactions contemplated herein or by such Letter of Credit, or any unrelated transaction;

(d)any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(e)payment in good faith by a Senior Issuing Bank under any Letter of Credit issued by such Senior Issuing Bank against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or

(f)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

SECTION 3.05.     Liability of Senior Issuing Banks and the Senior Lenders. The Borrower assumes all risks of the acts and omissions of any beneficiary or transferee of any Letter of Credit, and none of the Senior Facility Agent, the Senior Issuing Banks, the Senior Lenders nor any of their respective Related Parties shall be liable or responsible for (a) the use that may be made of such Letter of Credit or any acts or omissions of any beneficiary or transferee thereof in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the applicable Senior Issuing Bank against presentation of documents that do not comply with the terms of such Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under such Letter of Credit, provided that, in each case, payment by the applicable Senior Issuing Bank shall not have constituted gross negligence or willful misconduct as

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determined by a court of competent jurisdiction by a final and non-appealable order. The Borrower and each Senior Lender shall have the right to bring suit against a Senior Issuing Bank, and such Senior Issuing Bank shall be liable to the Borrower and any Senior Lender, to the extent of any direct, as opposed to consequential, damages suffered by the Borrower or such Senior Lender caused by such Senior Issuing Bank’s willful misconduct or gross negligence as determined by a court of competent jurisdiction by a final and non-appealable order, including such Senior Issuing Bank’s willful failure to make timely payment under such Letter of Credit following the presentation to it by the beneficiary thereof of a draft and accompanying certificate(s) which strictly comply with the terms and conditions of such Letter of Credit.

SECTION 3.06.    Resignation as Senior Issuing Bank. Any Senior Issuing Bank may, upon 30 days’ prior written notice to the Borrower resign as Senior Issuing Bank. In the event of any such resignation as Senior Issuing Bank, the Borrower shall be entitled to appoint a successor Senior Issuing Bank hereunder from among the Senior Lenders who meet the requirements hereunder to be a Senior Issuing Bank; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of any Senior Issuing Bank. If ABN AMRO Capital USA LLC, HSBC Bank USA, National Association, ING Capital LLC, The Bank of Nova Scotia, or another Senior Lender resigns as Senior Issuing Bank, it shall retain all the rights, powers, privileges and duties of Senior Issuing Bank hereunder with respect to all Letters of Credit that it issued, including Letters of Credit outstanding as of the effective date of its resignation as Senior Issuing Bank and all LC Exposure with respect thereto (including the right to require the Senior Lenders to make LC Loans or fund participations in Letters of Credit). Upon the appointment of a successor Senior Issuing Bank, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the Senior Issuing Bank as the case may be and (b) the successor Senior Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the applicable Senior Issuing Bank to effectively assume the obligations of such Senior Issuing Bank with respect to such Letters of Credit.

ARTICLE IV

REPAYMENTS, INTEREST AND FEES

SECTION 4.01.    Repayment of LC Loans. The Borrower unconditionally and irrevocably promises to pay to the Senior Facility Agent for the ratable account of each Senior Lender the aggregate outstanding principal amount of each LC Loan no later than 5:00 p.m., New York City time, on the LC Loan Termination Date.

SECTION 4.02.    Repayment of Working Capital Loans.

(a)The Borrower shall reduce the aggregate outstanding principal amount of all Working Capital Loans to zero Dollars ($0) for a period of five (5) consecutive Business Days at least once every three hundred sixty-five (365) days; provided that, the Borrower will determine in its sole discretion when during any three hundred sixty-five (365) day-period it elects to

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satisfy such requirement and the Senior Facility Agent shall have no duty to monitor compliance with this Section 4.02(a).

(b)Notwithstanding anything to the contrary set forth in Section 4.02(a), the Borrower unconditionally and irrevocable promises to pay to the Senior Facility Agent for the ratable account of each Senior Lender, on the Maturity Date, an amount equal to the aggregate principal amount of all Working Capital Loans.

SECTION 4.03.     Repayment of Swing Line Loans. Borrower shall repay each Swing Line Loan on the Swing Line Loan Termination Date.

SECTION 4.04.    Optional Prepayment of Loans.

(a)The Borrower shall have the right to prepay the Loans on not less than three (3) Business Days’ prior written notice to the Senior Facility Agent.

(b)Any partial prepayment of the Loans under this Section 4.04 shall be in an amount that is not less than twenty million Dollars ($20,000,000).

(c)All prepayments under this Section 4.04 shall be made by the Borrower to the Senior Facility Agent for the account of the Senior Lenders and shall be applied by the Senior Facility Agent in accordance with Section 4.04(d). Each notice of optional prepayment shall indicate whether the Loan being prepaid (i) was used for Gas Working Capital Purposes, General Working Capital Purposes or DSR Purposes and (ii) was a Working Capital Loan, Swing Line Loan or an LC Loan. Each notice of optional prepayment will be irrevocable, except that such notice given by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities and/or the issuance of other debt, in which case such notice may be revoked by the Borrower (by notice to the Senior Facility Agent on or prior to the specified effective date) if such condition is not satisfied. The Borrower shall pay any Break Costs incurred by any Senior Secured Party as a result of such notice and revocation.

(d)With respect to each prepayment to be made pursuant to this Section 4.04, on the date specified in the notice of prepayment delivered pursuant to Section 4.04(a), the Borrower shall pay to the Senior Facility Agent the sum of the following amounts:

(i)the principal of, and accrued but unpaid interest on, the Loans to be prepaid;

(ii)any additional amounts required to be paid under Section 5.05 (Funding Losses); and

(iii)any other Obligations due to the respective Senior Lenders in connection with any prepayment under the Financing Documents.

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SECTION 4.05.    Interest Payments.

(a)Interest accrued on each Loan shall be payable, without duplication, on the following dates (each, an “Interest Payment Date”):

(i)with respect to any repayment or prepayment of principal on such Loan, on the date of each such repayment or prepayment;

(ii)with respect to Swing Line Loans, on the Swing Line Loan Termination Date;

(iii)with respect to Working Capital Loans (other than Swing Line Loans), on the Termination Date;

(iv)with respect to LC Loans, on the LC Loan Termination Date;

(v)with respect to LIBO Loans, (A) on the last day of each applicable Interest Period, (B) in the case of any Interest Period that has a duration of more than three (3) months, the day three (3) months after the first day of such Interest Period, and (C) if applicable, on any date on which such LIBO Loan is converted to a Base Rate Loan; and

(vi)with respect to Base Rate Loans, on the last day of each Fiscal Quarter or, if applicable, any date on which such Base Rate Loan is converted to a LIBO Loan.

(b)Interest accrued on other monetary Obligations after the date such amount is due and payable (whether on the Termination Date, upon acceleration or otherwise) shall be payable upon demand.

(c)Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the occurrence of an event set forth in Section 9.7 (Bankruptcy; Insolvency) of the Common Terms Agreement or Section 9.01(b)(viii) (Events of Default) of this Agreement (whichever is applicable at the time) only to the extent it relates to Section 9.7 (Bankruptcy; Insolvency) of the Common Terms Agreement or Section 9.01(b)(viii) (Events of Default) of this Agreement (whichever is applicable at the time).

SECTION 4.06.    Interest Rates.

(a)Pursuant to each properly delivered Borrowing Notice and Interest Period Notice, the LIBO Loans shall accrue interest at a rate per annum during each Interest Period applicable thereto equal to the sum of the LIBOR for such Interest Period plus the Applicable Margin.

(b)On or before 12:00 noon, New York City time, at least three (3) Business Days prior to the end of each Interest Period for each LIBO Loan, the Borrower shall deliver to the Senior Facility Agent an Interest Period Notice setting forth the Borrower’s election with respect to the duration of the next Interest Period applicable to such LIBO Loan, which Interest Period shall be one (1), two (2), three (3), or six (6) months in length; provided that, if any Default or Event of Default has occurred and is continuing, all LIBO Loans shall convert into Base Rate Loans at the end of the then-current Interest Periods (in which case the Senior Facility Agent

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shall so notify the Borrower and the Senior Lenders). After such Default or Event of Default has ceased, the Borrower may convert each such Base Rate Loan into a LIBO Loan in accordance with this Agreement by delivering an Interest Period Notice in accordance with Section 4.07 (Conversion Options).

(c)If the Borrower fails to deliver an Interest Period Notice in accordance with Section 4.06(b) above with respect to any LIBO Loan, such LIBO Loan shall be made as, or converted into, a Base Rate Loan at the end of the then-current Interest Period.

(d)All LIBO Loans shall bear interest from (and including) the first day of the applicable Interest Period to (but excluding) the last day of such Interest Period at the interest rate determined as applicable to such LIBO Loan.

(e)Notwithstanding anything to the contrary, the Borrower shall have, in the aggregate, no more than ten (10) separate LIBO Loans outstanding at any one time.

(f)Each Base Rate Loan shall accrue interest at a rate per annum equal to the sum of the Base Rate plus the Applicable Margin.

(g)All Base Rate Loans shall bear interest from and including the date such Loan is made (or the day on which LIBO Loans are converted to Base Rate Loans as required under Section 4.06(b) or 4.07 (Conversion Options) or under Article V (LIBOR and Tax Provisions)) to (but excluding) the date such Loan or portion thereof is paid at the interest rate determined as applicable to such Base Rate Loan.

SECTION 4.07.    Conversion Options. The Borrower may elect from time to time to convert LIBO Loans to Base Rate Loans or Base Rate Loans to LIBO Loans (subject to Sections 4.06(e) (Interest Rates), 5.01 (LIBOR Lending Unlawful) and 5.02 (Inability to Determine LIBOR)), as the case may be, by delivering a completed Interest Period Notice to the Senior Facility Agent notifying the Senior Facility Agent of such election no later than 12:00 noon, New York City time, on the third (3rd) Business Day preceding the proposed conversion date (which notice, in the case of conversions to LIBO Loans, shall specify the length of the initial Interest Period therefor), provided that, no Base Rate Loan may be converted into a LIBO Loan when any Event of Default has occurred and is continuing and the Senior Facility Agent has determined not to permit such conversions. Upon receipt of any such notice the Senior Facility Agent shall promptly notify each relevant Senior Lender thereof.

SECTION 4.08.     Post-Maturity Interest Rates; Default Interest Rates. If all or a portion of the principal amount of any Loan is not paid when due (whether on the Termination Date or, in the case of Swing Line Loans, the Swing Line Loan Termination Date, or in the case of LC Loans, the LC Loan Termination Date, or otherwise) or any Obligation (other than principal on the Loans) is not paid or deposited when due (whether on the Termination Date, by acceleration or otherwise), all Obligations not paid when due shall bear interest at a rate per annum equal to the rate then applicable to Loans plus 2.00% (the “Default Rate”), from the date of such non-payment until the amount then due is paid in full (after as well as before judgment).

SECTION 4.09.     Interest Rate Determination. The Senior Facility Agent shall determine

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the interest rate applicable to the Loans and shall give prompt notice of such determination to the Borrower and the Senior Lenders. In each such case, the Senior Facility Agent’s determination of the applicable interest rate shall be conclusive in the absence of manifest error.

SECTION 4.10.    Computations of Interest and Fees.

(a)All computations of interest for Base Rate Loans when the Base Rate is determined by the Senior Facility Agent’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All computations of interest for LIBO Loans, and for Base Rate Loans when the Base Rate is determined by the Federal Funds Effective Rate, shall be made on the basis of a 360-day year and actual days elapsed.

(b)Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that, any Loan that is repaid on the same day on which it is made shall bear interest for one (1) day.

(c)Each determination by the Senior Facility Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 4.11.    Time and Place of Payments.

(a)Except as otherwise provided in Section 3.03(b) (Reimbursement to Senior Issuing Banks), the Borrower shall make each payment (including any payment of principal of or interest on any Loan or any Fees or other Obligations) hereunder without setoff, deduction or counterclaim not later than 5:00 p.m., New York City time, on the date when due in Dollars and, in immediately available funds, to the Senior Facility Agent at the following account: The Bank of Nova Scotia, New York Agency, ABA No. 026 002 532, Account No. 0617431, Attn: GWS Loan Operations, Rachelle Duncan, Ref: Sabine Pass Liquefaction, or at such other office or account as may from time to time be specified by the Senior Facility Agent to the Borrower, except payments to be made directly to a Senior Issuing Bank or the Swing Line Lender as expressly provided herein. Funds received after 5:00 p.m., New York City time, shall be deemed to have been received by the Senior Facility Agent on the next succeeding Business Day.

(b)The Senior Facility Agent shall promptly remit in immediately available funds to each Senior Secured Party its share, if any, of any payments received by the Senior Facility Agent for the account of such Senior Secured Party.

(c)Whenever any payment (including any payment of principal of or interest on any Loan or any Fees or other Obligations) hereunder shall become due, or otherwise would occur on a day that is not a Business Day, such payment shall (except as otherwise required by the proviso to the definition of “Interest Period” with respect to LIBO Loans) be made on the immediately succeeding Business Day, and such increase of time shall in such case be included in the computation of interest or Fees, if applicable.

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SECTION 4.12.    Borrowings and Payments Generally.

(a)Unless the Senior Facility Agent has received notice from the Borrower prior to the date on which any payment is due to the Senior Facility Agent for the account of the Senior Lenders hereunder that the Borrower will not make such payment, the Senior Facility Agent may assume that the Borrower has made such payment on such date in accordance with this Agreement and may, in reliance upon such assumption, distribute to the Senior Lenders the amount due. If the Borrower has not in fact made such payment, then each of the Senior Lenders severally agrees to repay to the Senior Facility Agent forthwith on demand the amount so distributed to such Senior Lender in immediately available funds with interest thereon, for each day from (and including) the date such amount is distributed to it to (but excluding) the date of payment to the Senior Facility Agent, at the Federal Funds Effective Rate. A notice of the Senior Facility Agent to any Senior Lender with respect to any amount owing under this Section 4.12 shall be conclusive, absent manifest error.

(b)Nothing herein shall be deemed to obligate any Senior Lender to obtain funds for any Loan in any particular place or manner or to constitute a representation by any Senior Lender that it has obtained or will obtain funds for any Loan in any particular place or manner.

(c)The Borrower hereby authorizes each Senior Lender, the Swing Line Lender and each Senior Issuing Bank, if and to the extent payment owed to such Senior Lender, Swing Line Lender or Senior Issuing Bank is not made when due under this Agreement, to charge from time to time against any or all of the Borrower’s accounts with such Senior Lender, Swing Line Lender or Senior Issuing Bank any amount so due.

SECTION 4.13.    Fees.

(a)From and including the date hereof until the Termination Date, the Borrower agrees to pay to the Senior Facility Agent for the account of each Senior Lender a commitment fee (the “Commitment Fee”) on the average daily amount of such Senior Lender’s Commitment (calculated as its Proportionate Share of the excess of the Total Commitment over the Principal Amount Outstanding without giving effect to any outstanding Swing Line Loans as of the applicable date of determination), at a rate per annum equal to 40% of the Applicable Margin for LIBO Loans, from the date hereof until the Termination Date, payable quarterly in arrears on the last Business Day of each Fiscal Quarter, commencing on the first such date to occur following the date hereof, and on the Termination Date.

(b)The Borrower agrees to pay to the Senior Facility Agent for the account of each Senior Lender a letter of credit fee (the “LC Fee”) on the average daily aggregate amount of such Senior Lender’s Proportionate Share of the LC Available Amount, if any, at a rate per annum equal to the Applicable Margin for LIBO Loans, payable quarterly in arrears on the last Business Day of each Fiscal Quarter, commencing on the first such date to occur following the date of issuance of any Letter of Credit hereunder, and on the Maturity Date; provided, however, that upon the occurrence and during the continuance of an Event of Default, with respect to any outstanding Letters of Credit which are not cash collateralized pursuant to Section 9.06(d) (Application of Proceeds), such LC Fee shall be increased by 2.0% per annum.

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(c)The Borrower agrees to pay to the Senior Facility Agent, for its own account, and to each Senior Lender the fees payable in the amounts and at the times separately agreed upon in the Fee Letters.

(d)The Borrower shall not be liable to pay any Senior Issuing Bank any fronting fees, nor shall it be liable to pay any other fees, costs, expenses, or charges with respect to opening, drawings under, renewals of, amendments to, transfers of or otherwise with respect to any Letter of Credit issued by such Senior Issuing Bank, other than as may be specifically stated in the Fee Letter to which such Senior Issuing Bank is a party.

(e)Fees paid shall not be refundable under any circumstances.

(f)All Commitment Fees and LC Fees shall be computed on the basis of the actual number of days elapsed in a year of 365 days, as prorated for any partial quarter, as applicable.

SECTION 4.14.    Pro Rata Treatment.

(a)Each Loan and each reduction of commitments pursuant to Section 2.06 (Termination or Reduction of Commitments) or otherwise, shall be allocated by the Senior Facility Agent pro rata among the Senior Lenders in accordance with their respective Proportionate Shares.

(b)Except as otherwise required under Article V (LIBOR and Tax Provisions), each payment or prepayment of principal of the Loans shall be allocated by the Senior Facility Agent pro rata among the Senior Lenders in accordance with the respective principal amounts of their outstanding Loans, and each payment of interest on the Loans shall be allocated by the Senior Facility Agent pro rata among the Senior Lenders in accordance with the respective interest amounts outstanding on their Loans. Each payment of the Commitment Fee shall be allocated by the Senior Facility Agent pro rata among the Senior Lenders in accordance with their respective Commitment.

SECTION 4.15.    Sharing of Payments.

(a)If any Senior Lender obtains any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan (other than pursuant to the terms of Article V (LIBOR and Tax Provisions)) in excess of its pro rata share of payments then or therewith obtained by all the Senior Lenders holding such Loans, such Senior Lender shall purchase from the other Senior Lenders (for cash at face value) such participations in Loans made by them as shall be necessary to cause such purchasing Senior Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Senior Lender, the purchase shall be rescinded and each Senior Lender that has sold a participation to the purchasing Senior Lender shall repay to the purchasing Senior Lender the purchase price to the ratable extent of such recovery together with an amount equal to such selling Senior Lender’s ratable share (according to the proportion of (x) the amount of such selling Senior Lender’s required repayment to the purchasing Senior Lender to (y) the total amount so recovered from the purchasing Senior Lender) of any interest or other amount paid or payable by the purchasing Senior Lender in respect of the total amount so recovered. The

Borrower agrees that any Senior Lender so purchasing a participation from another Senior Lender

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pursuant to this Section 4.15(a) may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 11.14 (Right of Setoff)) with respect to such participation as fully as if such Senior Lender were the direct creditor of the Borrower in the amount of such participation. The provisions of this Section 4.14 shall not be construed to apply to any payment by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by any Senior Lender as consideration for the assignment or sale of a participation in any of its Loans.

(b)If under any applicable bankruptcy, insolvency or other similar law, any Senior Lender receives a secured claim in lieu of a setoff to which this Section 4.15 applies, such Senior Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Senior Lenders entitled under this Section 4.15 to share in the benefits of any recovery on such secured claim.

ARTICLE V

LIBOR AND TAX PROVISIONS

SECTION 5.01.    LIBOR Lending Unlawful. In the event that it becomes unlawful or, by reason of a Change in Law, any Senior Lender is unable to honor its obligation to make or maintain LIBO Loans, then such Senior Lender will promptly notify the Borrower of such event (with a copy to the Senior Facility Agent) and such Senior Lender’s obligation to make or to continue LIBO Loans, or to convert Base Rate Loans into LIBO Loans, as the case may be, shall be suspended until such time as such Senior Lender may again make and maintain LIBO Loans. During such period of suspension, the Loans that would otherwise be made by such Senior Lender as LIBO Loans shall be made instead by such Senior Lender as Base Rate Loans and each LIBO Loan made by such Senior Lender and outstanding will automatically, on the last day of the then existing Interest Period therefor if such Loan may lawfully remain outstanding until the end of such Interest Period, and otherwise immediately, convert into a Base Rate Loan. At the Borrower’s request, each Senior Lender shall use reasonable efforts, including using reasonable efforts to designate a different lending office for funding or booking its Loans or to assign its rights and obligations under the Financing Documents to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Senior Lender, such designation or assignment (a) would eliminate or avoid such illegality and (b) would not subject such Senior Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Senior Lender. The Borrower shall pay all reasonable costs and expenses incurred by any Senior Lender in connection with any such designation or assignment.

SECTION 5.02.    Inability to Determine LIBOR. If prior to the commencement of any Interest Period for a LIBO Loan:

(a)the Senior Facility Agent reasonably determines that adequate and reasonable means do not exist for ascertaining LIBOR for such Interest Period; or

(b)the Senior Facility Agent is advised by the Required Senior Lenders that such Required Senior Lenders have reasonably determined that LIBOR for such Interest Period will

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not adequately and fairly reflect the cost to such Senior Lenders of making or maintaining their LIBO Loans for such Interest Period; then the Senior Facility Agent shall give notice thereof to the Borrower and the Senior Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Senior Facility Agent notifies the Borrower and the Senior Lenders that the circumstances giving rise to such notice no longer exist (which notice of subsequent change in circumstances shall be given as promptly as practical), (i) any Interest Period Notice that requests the conversion of any Loan to, or continuation of any Loan as, a LIBO Loan shall be ineffective and such Loan shall be converted to a Base Rate Loan on the last day of the Interest Period applicable thereto, and (ii) if any Borrowing Notice requests a LIBO Loan, such Loan shall be made as a Base Rate Loan, or, at the election of the Borrower (upon receipt of the determination to be made by the Required Senior Lenders and only if they are able to agree on such a determination), made as a Loan bearing interest at such rate as the Required Senior Lenders shall determine adequately reflects the costs to the Senior Lenders of making such Loans.

SECTION 5.03.    Increased Costs.

(a)If (1) any Change in Law shall (A) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Senior Lender, the Swing Line Lender or any Senior Issuing Bank;
(A)subject the Senior Facility Agent, the Swing Line Lender, any Senior Issuing Bank or any Senior Lender, or its group, to any Taxes (other than (i) Indemnified Taxes, and (ii) Taxes described in clauses (a) through (d) of the definition of Excluded Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or (C) impose on any Senior Lender any other condition, cost or expense affecting this Agreement or Loans made by such Senior Lender; and (2) the result of any of the foregoing shall be to increase the cost to such Person of making or maintaining any Loan to the Borrower or participating in the issuance, maintenance or funding of any Letter of Credit (or of maintaining its obligation to make any such Loan or participate in the issuance, maintenance or funding of any such Letter of Credit) or to reduce the amount of any sum received or receivable by such Person hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Person such additional amount or amounts as will compensate such Person for such additional costs incurred or reduction suffered (except to the extent the Borrower is excused from payment pursuant to Section 5.04 (Obligation to Mitigate)).

(b)If any Senior Lender, the Swing Line Lender or any Senior Issuing Bank reasonably determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Senior Lender’s, Swing Line Lender’s or the Senior Issuing Bank’s capital or (without duplication) on the capital of such Senior Lender’s, Swing Line Lender’s or Senior Issuing Bank’s holding company, if any, as a consequence of this Agreement or any of the Loans made by such Senior Lender, Swing Line Lender or Senior Issuing Bank, to a level below that which such Senior Lender, Swing Line Lender or Senior Issuing Bank, or such Senior Lender’s, Swing Line Lender’s or Senior Issuing Bank’s holding company, could have achieved but for such Change in Law (taking into consideration such Senior Lender’s, Swing Line Lender’s or Senior Issuing Bank’s policies and the policies of such Senior Lender’s, Swing Line Lender’s or Senior Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time upon notice by

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such Senior Lender, Swing Line Lender or Senior Issuing Bank, the Borrower shall pay within thirty (30) days following the receipt of such notice to such Senior Lender, Swing Line Lender or the Senior Issuing Bank such additional amount or amounts as will compensate such Senior Lender, Swing Line Lender or Senior Issuing Bank or (without duplication) such Senior Lender’s, Swing Line Lender’s or Senior Issuing Bank’s holding company in full for any such reduction suffered (except to the extent the Borrower is excused from payment pursuant to Section 5.04 (Obligation to Mitigate)). In determining such amount, such Senior Lender, Swing Line Lender or such Senior Issuing Bank may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem appropriate.

(c)To claim any amount under this Section 5.03, the Senior Facility Agent, the Swing Line Lender, a Senior Issuing Bank or a Senior Lender, as applicable, shall promptly deliver to the Borrower (with a copy to the Senior Facility Agent) a certificate setting forth in reasonable detail the amount or amounts necessary to compensate the Senior Facility Agent, Swing Line Lender, Senior Issuing Bank or Senior Lender or its holding company, as the case may be, under Section 5.03(a) or (b), which certification will be conclusive absent manifest error. The Borrower shall pay the Senior Facility Agent, Swing Line Lender, Senior Issuing Bank or Senior Lender, as applicable, the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

(d)Promptly after the Senior Facility Agent, the Swing Line Lender, a Senior Issuing Bank or a Senior Lender, as applicable, has determined that it will make a request for increased compensation pursuant to this Section 5.03, such Person shall notify the Borrower thereof (with a copy to the Senior Facility Agent). Failure or delay on the part of the Senior Facility Agent, Swing Line Lender, Senior Issuing Bank or Senior Lender to demand compensation pursuant to this Section 5.03 shall not constitute a waiver of such Person’s right to demand such compensation; provided that, the Borrower shall not be required to compensate a Person pursuant to this Section 5.03 for any increased costs or reductions attributable to the failure of such Person to notify Borrower within two hundred twenty-five (225) days after the Change in Law giving rise to those increased costs or reductions of such Person’s intention to claim compensation for those circumstances; provided, further, that if the Change in Law giving rise to those increased costs or reductions is retroactive, then the two hundred twenty-five (225) day- period referred to above shall be extended to include that period of retroactive effect.

SECTION 5.04.    Obligation to Mitigate.

(a)If any Senior Issuing Bank, the Swing Line Lender or any Senior Lender requests compensation under Section 5.03 (Increased Costs), or if the Borrower is required to pay any additional amount to any Senior Lender, any Senior Issuing Bank, the Swing Line Lender or any Government Authority for the account of any Senior Lender, the Swing Line Lender or any Senior Issuing Bank pursuant to Section 5.06 (Taxes), then such Senior Lender, Swing Line Lender or Senior Issuing Bank, as the case may be, if requested by the Borrower in writing, shall use commercially reasonable efforts to designate a different lending office for funding or booking its Loans or issuing or maintaining its Letters of Credit hereunder or to assign its rights and obligations under the Financing Documents to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Senior Lender, the Swing Line Lender or such Senior Issuing Bank, such designation or assignment (i) would eliminate or reduce amounts payable

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pursuant to Section 5.03 (Increased Costs) or Section 5.06 (Taxes), as applicable, in the future and (ii) would not subject such Senior Lender, Swing Line Lender or such Senior Issuing Bank, as the case may be, to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Senior Lender, Swing Line Lender or the Senior Issuing Bank in any material respect, contrary to such Senior Lender’s, Swing Line Lender’s or such Senior Issuing Bank’s normal banking practices or violate any applicable Government Rule. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Senior Lender, the Swing Line Lender or such Senior Issuing Bank, as the case may be, in connection with any such designation or assignment.

(b)If any Senior Lender requests compensation under Section 5.03 (Increased Costs), or if the Borrower is required to pay any additional amount to any Senior Lender or any Government Authority for the account of any Senior Lender pursuant to Section 5.06 (Taxes) and, in each case, such Senior Lender has declined or is unable to designate a different lending office or to make an assignment in accordance with Section 5.04(a), or if any Senior Lender is a Defaulting Lender, then, so long as no Default or Event of Default has occurred and is continuing, the Borrower may, at its sole expense and effort, upon notice in writing to such Senior Lender and the Senior Facility Agent, request such Senior Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.04 (Assignments)), all (but not less than all) its interests, rights and obligations under this Agreement (including all of its Commitment, if any, its participations in Letters or Credit and the Loans at the time owing to it) to an Eligible Assignee that shall assume such obligations (which assignee may be a Senior Lender, if such Senior Lender accepts such assignment); provided that, (i) the Borrower shall have received the prior written consent of the Senior Facility Agent, (ii) such Senior Lender shall have received payment of an amount equal to all Obligations of the Borrower owing to such Senior Lender from such assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other Obligations) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 5.03 (Increased Costs), or payments required to be made pursuant to Section 5.06 (Taxes), such assignment will result in the elimination or reduction of such compensation or payments. A Senior Lender shall not be required to make any such assignment and delegation if, as a result of a waiver by such Senior Lender of its rights under Section 5.03 (Increased Costs) or Section 5.06 (Taxes), as applicable, the circumstances entitling the Borrower to require such assignment and delegation have ceased to apply. If, notwithstanding the satisfaction of each of the conditions set forth in Section 5.03 (Increased Costs) or Section 5.06 (Taxes), a Senior Lender refuses to be replaced pursuant to this Section 5.04, the Borrower shall not be obligated to pay such Senior Lender any of the compensation referred to in this Section 5.04 or any additional amounts incurred or accrued under Section 5.03 (Increased Costs) or Section 5.06 (Taxes) from and after the date that such replacement would have occurred but for such Senior Lender’s refusal. Nothing in this Section shall be deemed to prejudice any rights that the Borrower, the Senior Facility Agent, the Swing Line Lender, any Senior Issuing Bank or any Senior Lender may have against any Senior Lender that is a Defaulting Lender.

(c)If (i) any Senior Lender (such Senior Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, consent or termination which pursuant to the terms of Section 11.01 (Amendments, Etc.) requires the consent of all of the Senior Lenders and with respect to which the Supermajority Senior Lenders shall have granted their consent and

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(ii) no Event of Default then exists, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace all such Non-Consenting Lenders by requiring such Non-Consenting Lenders to assign all their Loans, participations in Letters of Credit and Commitments to one or more Eligible Assignees that are Eligible Transferees; provided that, (A) all Non-Consenting Lenders must be replaced with one or more Senior Lenders that grant the applicable consent, (B) all Obligations of the Borrower owing to such Non-Consenting Lenders being replaced shall be paid in full to such Non-Consenting Lenders concurrently with such assignment and (C) the replacement Senior Lenders shall purchase the foregoing by paying to such Non-Consenting Lenders a price equal to the amount of such Obligations. In connection with any such assignment, the Borrower, the Senior Facility Agent, such Non-Consenting Lenders and the replacement Senior Lenders shall otherwise comply with Section 11.04 (Assignments). With the consent of the Required Senior Lenders, the Borrower shall have the right to use new shareholder funding or amounts on deposit in the Distribution Account that are permitted to be distributed pursuant to Section 5.10(d) (Distribution Account) of the Accounts Agreement and in the Equity Proceeds Account that are permitted to be distributed pursuant to Section 5.01(c) (Equity Proceeds Account) to prepay all (and not part of) the Non-Consenting Lenders’ Loans and terminate all the Non-Consenting Lenders’ Commitments subject, in each case, to payment of all accrued interest, fees, costs or expenses due under the Financing Documents to the relevant Senior Lender.

SECTION 5.05.    Funding Losses. In the event of (a) the payment of any principal of any LIBO Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBO Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any LIBO Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any LIBO Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.04 (Obligation to Mitigate), then, in any such event, the Borrower shall compensate each Senior Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Senior Lender shall be deemed to be the amount determined by the Senior Facility Agent (based upon the information delivered to it by such Senior Lender) to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at LIBOR that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a LIBO Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Senior Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other banks in the LIBOR market. To claim any amount under this Section 5.05, the Senior Facility Agent shall promptly deliver to the Borrower a certificate setting forth in reasonable detail any amount or amounts that the applicable Senior Lender is entitled to receive pursuant to this Section 5.05 (including calculations, in reasonable detail, showing how the Senior Facility Agent computed such amount or amounts), which certificate shall be based upon the information delivered to the Senior Facility Agent by such Senior Lender. The Borrower shall pay to the Senior Facility Agent for the benefit of the applicable Senior Lender the amount due and payable and set forth on any such certificate within thirty (30) days after receipt thereof.

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SECTION 5.06. Taxes. For purposes of this Section 5.06, the term “applicable Governmental Rule” includes FATCA.

(a)Payments Free of Taxes. Any and all payments on account of any Obligations shall be made free and clear of, and without deduction or withholding for, any Taxes, except as required by applicable Government Rule; provided that, if the Withholding Agent is required to deduct or withhold any Taxes from those payments, then (i) the applicable Withholding Agent shall make such deductions or withholdings, (ii) the applicable Withholding Agent shall pay the full amount deducted or withheld to the relevant Government Authority in accordance with applicable Government Rule and (iii) if such Tax is an Indemnified Tax, the sum payable shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 5.06) each Person entitled thereto receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

(b)Payment of Other Taxes by the Borrower. In addition, but without duplication of the provisions of Section 5.06(a), the Borrower shall pay any Other Taxes to the relevant Government Authority in accordance with any applicable Government Rule.

(c)Indemnification by the Borrower. The Borrower shall indemnify each Senior Lender, each Senior Issuing Bank, the Swing Line Lender and the Senior Facility Agent, within thirty (30) days after written demand therefor, for the full amount of any Indemnified Taxes payable or paid by such Person on or with respect to any payment on account of any Obligation or required to be deducted or withheld from such payment and any Other Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.06), and any penalties, interest and reasonable expenses arising from, or with respect to, those Indemnified Taxes or Other Taxes, whether or not those Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Government Authority. To claim any amount under this Section 5.06(c), the Senior Facility Agent, Swing Line Lender, Senior Issuing Bank or Senior Lenders (as applicable) must deliver to the Borrower (with a copy to the Senior Facility Agent) a certificate in reasonable detail as to the amount of such payment or liability, which certificate shall be conclusive absent manifest error.

(d)Evidence of Payments. As soon as practicable but in no event later than thirty (30) days after any payment of Taxes by the Borrower to a Government Authority pursuant to this Section 5.06, the Borrower shall deliver to the Senior Facility Agent the original or a certified copy of a receipt issued by such Government Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Senior Facility Agent.

(e)Status of Senior Lenders.

(i)Each Senior Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made hereunder shall deliver to the Borrower and the Senior Facility Agent, at the time or times reasonably requested by the Borrower or the Senior Facility Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Senior Facility Agent as will permit such

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payments to be made without withholding or at a reduced rate of withholding. In addition, any Senior Lender, if reasonably requested by the Borrower or the Senior Facility Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Senior Facility Agent as will enable the Borrower or the Senior Facility Agent to determine whether or not such Senior Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.06(e)(ii)(A), (ii)(B) and (ii)(C) and Section 5.06(f) below) shall not be required if in the Senior Lender’s reasonable judgment such completion, execution or submission would subject such Senior Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Senior Lender.

(ii)Without limiting the generality of the foregoing:

(A)
each Senior Lender that is a United States Person shall deliver to the Senior Facility Agent for transmission to the Borrower, on or prior to the date on which such Senior Lender becomes a Senior Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Senior Facility Agent), executed copies of IRS Form W-9 certifying that such Senior Lender is exempt from U.S. federal backup withholding tax;

(B)
each Senior Lender that is not a United States Person (a “Non-U.S. Lender”) shall, to the extent it is legally entitled to do so, deliver to the Senior Facility Agent for transmission to the Borrower (but in the case of a Participant, only to the extent transmission to the Borrower is required under Section 11.04(d) (Assignments)), on or prior to the Closing Date (in the case of each Senior Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the assignment and acceptance pursuant to which it becomes a Senior Lender (in the case of each other Senior Lender) and from time to time thereafter upon the reasonable request of the Borrower or the Senior Facility Agent, whichever of the following is applicable: (i) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Financing Document, executed copies of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Financing Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty; (ii) executed copies of IRS Form W-8ECI; (iii) in the case of a Non-U.S. Lender claiming the benefits of the exemption for

52

portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E; or (iv) to the extent a Non-U.S. Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable, provided that, if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C)
Each Senior Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 5.06(e) hereby agrees, from time to time after the initial delivery by such Senior Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Senior Lender shall, upon reasonable request by the Borrower or the Senior Facility Agent, (i) promptly deliver to the Senior Facility Agent for transmission to the Borrower (but in the case of a Participant, only to the extent transmission to the Borrower is required under Section 11.04(d) (Assignments)) new copies of the applicable forms, certificates or other evidence, properly completed and duly executed by such Senior Lender, and such other documentation required under the Code and reasonably requested in writing by the Borrower or the Senior Facility Agent to confirm or establish that such Senior Lender is not subject to (or is subject to reduced) deduction or withholding of United States federal income tax with respect to payments to such Senior Lender under this Agreement, or (ii) notify the Senior Facility Agent and the Borrower (but in the case of a Participant, only to the extent direct communication with the Borrower is required under Section 11.04(d) (Assignments)) of its inability to deliver any such forms, certificates or other evidence. This Section 5.06(e) applies without duplication of the provisions of Section 5.06(f).

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(f)FATCA. If a payment made to a Senior Lender under any Financing Document would be subject to U.S. federal withholding tax imposed by FATCA if such Senior Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Senior Lender shall deliver to the Senior Facility Agent at the time or times prescribed by Government Rule and at such time or times reasonably requested by the Borrower or the Senior Facility Agent such documentation prescribed by applicable Government Rule (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Senior Facility Agent as may be necessary for the Borrower and the Senior Facility Agent to comply with their obligations under FATCA and to determine that such Senior Lender has complied with such Senior Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 5.06(f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)FATCA Treatment. For purposes of determining withholding Taxes imposed under FATCA, from and after the Closing Date, the Borrower and the Senior Facility Agent shall treat (and the Senior Lenders hereby authorize the Senior Facility Agent to treat) this Agreement and the Loans as not qualifying as “grandfathered obligations” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(h)Refunds. If the Senior Facility Agent, Swing Line Lender, any Senior Issuing Bank or any Senior Lender determines, in its sole and absolute discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 5.06, it shall pay to the Borrower an amount equal to such refund, net of all out-of-pocket expenses (including Taxes) incurred by the Senior Facility Agent, Swing Line Lender, such Senior Issuing Bank or such Senior Lender, as the case may be, and without interest (other than interest paid by the relevant Government Authority with respect to such refund), provided that, (i) the Borrower, upon the request of the Senior Facility Agent, Swing Line Lender, such Senior Issuing Bank or such Senior Lender (as the case may be), shall repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Government Authority) to the Senior Facility Agent, Swing Line Lender, such Senior Issuing Bank or such Senior Lender in the event the Senior Facility Agent, the Swing Line Lender, such Senior Issuing Bank or such Senior Lender is required to repay such refund to such Government Authority, and (ii) in no event will such Senior Facility Agent, Swing Line Lender, Senior Issuing Bank or Senior Lender be required to pay any amount to the Borrower pursuant to this Section 5.06(h), the payment of which would place such Senior Facility Agent, Swing Line Lender, Senior Issuing Bank or Senior Lender in a less favorable net after-Tax position than such Senior Facility Agent, Swing Line Lender, Senior Issuing Bank or Senior Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require the Senior Facility Agent, Swing Line Lender, any Senior Issuing Bank or any Senior Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

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ARTICLE VI

REPRESENTATIONS AND WARRANTIES

SECTION 6.01.    Incorporation of Common Terms Agreement. The Borrower makes to each of the Senior Facility Agent, the Senior Issuing Banks, the Swing Line Lender, the Senior Lenders, and each other party hereto the representations and warranties set forth in Section 4 (Representations and Warranties) of the Common Terms Agreement on the dates set forth therein.

ARTICLE VII

CONDITIONS PRECEDENT

SECTION 7.01.    Conditions to Closing Date. The occurrence of the Closing Date and the effectiveness of each Senior Lender’s Commitment are subject to the satisfaction of each of the following conditions precedent, in each case to the satisfaction of each of the Senior Issuing Banks, the Swing Line Lender and each of the Senior Lenders, unless, in each case, waived by each of the Senior Issuing Banks, the Swing Line Lender and each of the Senior Lenders:

(a)Delivery of Financing Documents. The Senior Facility Agent shall have received true, correct and complete copies of the following documents, each of which shall have been duly authorized, executed and delivered by the parties thereto:

(i)this Agreement; and

(ii)the Fee Letters.

(b)Officer’s Certificates. The Senior Facility Agent shall have received a duly executed certificate of an Authorized Officer of the Borrower, the Pledgor, the Operator and the Manager certifying that all representations, warranties, certifications, resolutions, conditions precedent, notifications, documents, agreements, consents, financial statements, budgets, certificates and reports delivered to the Facility Agents under the Financing Documents shall hereby also be deemed to be made to Senior Facility Agent for the benefit of each of the Senior Lenders, the Swing Line Lender and the Senior Issuing Banks.

(c)Representations and Warranties. Each of the representations and warranties of the Borrower in the Common Terms Agreement and the other Financing Documents is true and correct in all material respects, except for those representations and warranties that are qualified by materiality, which shall be true and correct in all respects, on and as of the Closing Date as if made on and as of the Closing Date (or, if stated to have been made solely as of an earlier date, as of such earlier date) and (B) the representations and warranties that, pursuant to Section 4.1(b) (General) of the Common Terms Agreement, are not deemed repeated.

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(d)Absence of Default. No Default or Event of Default has occurred and is continuing on such date or will result from the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.

(e)Collateral. The Collateral is subject to the perfected first priority Lien (subject only to Permitted Liens) established pursuant to the Security Documents.

(f)Opinions from Counsel. The Senior Facility Agent shall have received the following legal opinions, each in form and substance reasonably satisfactory to the Senior Facility Agent, each of the Senior Issuing Banks, the Swing Line Lender and each of the Senior Lenders (with sufficient copies thereof for each addressee):

(i)the opinion(s) of Andrews Kurth LLP, New York and Texas counsel and special Delaware counsel to each of the Loan Parties, SPLNG and the Sponsor, including an opinion with respect to federal permitting matters;

(ii)the opinion of Ottinger Hebert L.L.C., Louisiana counsel to the Borrower (which may be in the form of a reliance letter with respect to the opinion previously delivered pursuant to the Common Terms Agreement);

(iii)the substantive non-consolidation opinion of counsel to the Borrower with respect to the bankruptcy-remote status of the Borrower;

(iv)the opinion of Kean Miller LLP with respect to state and local regulatory and environmental matters (which may be in the form of a reliance letter with respect to the opinion previously delivered pursuant to the Common Terms Agreement);

(v)the opinion of Norton Rose Fulbright US LLP, special energy regulatory counsel to the Borrower with respect to FERC and DOE/FE matters (which may be in the form of a reliance letter with respect to the opinion previously delivered pursuant to the Common Terms Agreement); and

(vi)opinions from the Material Project Parties that are parties to the Material Project Documents described in clause (b) above (other than Natural Gas Pipeline Company of America LLC) (provided that, with respect to any such opinions previously delivered pursuant to the Common Terms Agreement, the Borrower shall only be required to use reasonable efforts to obtain such opinions, which may be in the form of reliance letters with respect to such prior opinions).

(g)Resolutions. The Senior Facility Agent shall have received a true, correct and complete copy of resolutions, duly adopted by the Borrower authorizing the execution, delivery and performance of this Agreement and a certification from an Authorized Officer of the Borrower that such resolutions have not been modified, rescinded or amended and are in full force and effect.

(h)Lien Search. The Senior Facility Agent shall have received satisfactory copies or evidence of completed requests for information or copies of the Uniform Commercial Code search reports and tax lien, judgment and litigation search reports, dated no more than fifteen

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(15) Business Days before the Closing Date, for the States of Delaware, Louisiana, Texas and any other jurisdiction reasonably requested by the Senior Facility Agent that name the Loan Parties as debtors, together with copies of each UCC financing statement, fixture filing or other filings listed therein, which shall evidence no Liens on the Collateral, other than Permitted Liens.

(i)Fees; Expenses. The Senior Facility Agent shall have received for its own account, or for the account of the relevant Senior Lender entitled thereto, the Senior Issuing Banks and the Swing Line Lender, all fees due and payable pursuant to Section 4.13 (Fees), and all costs and expenses (including costs, fees and expenses of legal counsel and Consultants) payable thereunder for which invoices have been presented.

(j)Authority to Conduct Business. The Senior Facility Agent shall have received satisfactory evidence, including certificates of good standing, dated no more than five (5) Business Days prior to the Closing Date, from the Secretaries of State of each relevant jurisdiction, including Louisiana and Texas, that the Borrower is duly authorized to carry on its business and is duly organized, validly existing and in good standing in its jurisdiction of organization.

(k)Adequacy of Funds. The Senior Facility Agent shall have received evidence that the Facility Commitments, the proceeds from the issuance of the Initial Senior Bonds, and the revenues that qualify as “Funded Equity” under clause (c) of such definition as contemplated by the Construction Budget and Construction Schedule and any other funds reasonably expected to be available to the Borrower on terms and conditions that are reasonably acceptable to the Common Security Trustee, will be sufficient to achieve the Project Completion Date by the Date Certain.

(l)Insurance. The Senior Facility Agent shall have received a certificate from an Authorized Officer of the Borrower certifying that the insurance policies to be provided in compliance with Section 6.6(a) (Insurance; Events of Loss) of the Common Terms Agreement conform to the requirements specified in the Financing Documents.

(m)No Material Adverse Effect. Since December 31, 2014, no developments or events have occurred which, individually or in the aggregate, have resulted or could reasonably be expected to result in a Material Adverse Effect.

(n)No Litigation. There is no action, suit, litigation, investigation or proceeding of or before any arbitrator or Government Authority pending or threatened (i) with respect to this Agreement or the transactions contemplated hereunder or (ii) which would reasonably be expected to have a Material Adverse Effect.

(o)Solvency Certificate. The Senior Facility Agent shall have received an officer’s certificate prepared by the chief financial officer of the Borrower as to the financial condition, solvency and related matters of the Borrower in substantially the form of Exhibit G (the “Solvency Certificate”).

(p)Financial Statements. The Senior Facility Agent and the Senior Lenders shall have received certified copies of the most recent (i) quarterly and annual financial statements of

57

the Borrower, which financial statements need not be audited, (ii) quarterly and annual financial statements of the Sponsor, which annual financial statements shall be audited, and (iii) to the extent available to the Borrower, quarterly and annual financial statements of the Material Project Parties, which financial statements need not be audited or certified by the Borrower.

(q)Gas Sourcing Plan. (i) The Gas Sourcing Plan has not been amended, and (ii) all then relevant milestones described therein that were scheduled to be achieved prior to the Closing Date have been achieved.

(r)Government Approvals. The Senior Facility Agent shall have received evidence that all material Government Approvals for the Development set forth on Schedule 4.6(b) to the Common Terms Agreement, other than such Government Approvals for which evidence has already been delivered to the Facility Agents pursuant to the Common Terms Agreement, that are required as of the current stage of Development have been duly obtained, were validly issued, are in full force and effect, and are not the subject of any pending appeal to the issuing agency and all applicable fixed time periods for appeal to the issuing agency have expired (except as noted on Schedule 4.6(b) to the Common Terms Agreement or Government Approvals which do not have limits on appeal periods under Government Rule), are held in the name of the Borrower or such third party indicated on Schedule 4.6(b) to the Common Terms Agreement as allowed pursuant to Government Rule, and are free from conditions or requirements (i) the compliance with which could reasonably be expected to have a Material Adverse Effect or (ii) which the Borrower does not expect to be able to satisfy on or prior to the commencement of the relevant stage of Development except to the extent that a failure to so satisfy such condition or requirement could not reasonably be expected to have a Material Adverse Effect.

(s)Conditions Precedent under the Common Terms Agreement. The conditions in Section 2.4 (Working Capital Debt) of the Common Terms Agreement shall have been satisfied.

SECTION 7.02. Conditions Precedent to Certain Extensions of Credit. The obligation of (i) any Senior Issuing Bank to issue Letters of Credit (or extend the maturity thereof (other than any automatic extension thereunder) or modify or amend the terms thereof), (ii) the Senior Lenders to make available Working Capital Loans, and (iii) the Swing Line Lender to make available Swing Line Loans is subject to the satisfaction of each of the following conditions, in each case to the satisfaction of the Required Senior Lenders and, in the case of Letters of Credit and Swing Line Loans, the applicable Senior Issuing Bank and the Swing Line Lender, respectively, unless, in each case, waived by the Required Senior Lenders, the Swing Line Lender and the applicable Senior Issuing Bank, as applicable:

(a)Request for Extension of Credit. The Senior Facility Agent, the Common Security Trustee, in the case of Letters of Credit, the applicable Senior Issuing Bank, and, in the case of Swing Line Loans, the Swing Line Lender, shall have received:

(i)in the case of Letters of Credit only, a duly executed Request for Issuance, as required by and in accordance with, and meeting the requirements of, Section 3.02(a) (Letters of Credit);

58

(ii)in the case of Working Capital Loans only, a duly executed Borrowing Notice, as required by and in accordance with, and meeting the requirements of, Section 2.02(b) (Notice of Working Capital Loan Borrowings);

(iii)in the case of Swing Line Loans only, a duly executed Borrowing Notice, as required by and in accordance with, and meeting the requirements of, Section 2.04 (Swing Line Loans); and

(iv)~~prior to the Project Completion Date, a certification of an Authorized Officer of the Borrower that the Borrower is not aware of any fact or circumstance that could reasonably be expected to delay the occurrence of the Project Completion Date after the Date Certain.~~[Reserved].

(b)Independent Engineer Report. If the Project Completion Date has not occurred, the Senior Facility Agent shall have received a certificate of the Independent Engineer, dated no earlier than ninety (90) days prior to the date of such Extension of Credit, certifying (i) that the construction of the Project is proceeding substantially in accordance with the construction schedule set out in the Construction Schedule or, if not so proceeding, any delays will not cause (x) the Project to miss the Guaranteed Substantial Completion Dates for any train of the Project, (y) the date specified for Ready for Start Up in Attachment E to the applicable EPC Contract for any train of the Project to occur less than four (4) months prior to the Guaranteed Substantial Completion Date for such train or (z) the Project to otherwise fail to achieve (A) the Train 1 DFCD under and as defined in the BG FOB Sale and Purchase Agreement on or before the BG DFCD Deadline, (B) the Date of First Commercial Delivery under and as defined in the GN FOB Sale and Purchase Agreement on or before the GN DFCD Deadline, (C) the Date of First Commercial Delivery under and as defined in the KoGas FOB Sale and Purchase Agreement on or before the KoGas DFCD Deadline, (D) the Date of First Commercial Delivery under and as defined in the GAIL FOB Sale and Purchase Agreement on or before the GAIL DFCD Deadline, (E) the Date of First Commercial Delivery under and as defined in the Centrica FOB Sale and Purchase Agreement on or before the Centrica DFCD Deadline~~,~~ or (F) the Date of First Commercial Delivery under and as defined in the Total FOB Sale and Purchase Agreement on or before the Total DFCD Deadline~~, or (G) if Train 6 Debt is incurred or the Train 6 FID Date has occurred, the Date of First Commercial Delivery under and as defined in each Train 6 LNG Sale and Purchase Agreement on or before the Train 6 DFCD Deadline applicable thereto~~ and (ii) as to the existence of sufficient funds needed to achieve (x) Substantial Completion by each of the applicable Guaranteed Substantial Completion Dates under the applicable EPC Contract for each of the trains of the Project and (y) the Specified Completion Conditions ~~by the Date Certain~~.

(c)Borrower Certificate. The Senior Facility Agent shall have received a duly executed certificate of an Authorized Officer of the Borrower certifying that: (i) each of the representations and warranties of the Borrower in Article VI is true and correct in all material respects except for (A) those representations and warranties that are qualified by materiality, which shall be true and correct in all respects, on and as of the date of such Extension of Credit as if made on and as of such date (or, if stated to have been made solely as of an earlier date, as of such earlier date) and (B) the representations and warranties that, pursuant to Section 4.1(b) (General) of the Common Terms Agreement, are not deemed repeated; (ii) no Default or Event

59

of Default has occurred and is continuing on such date or will result from the consummation of the transactions contemplated by the Transaction Documents; and (iii) the Collateral is subject to the perfected first priority Lien (subject only to Permitted Liens) and security interest established pursuant to the Security Documents.

(d)Representations and Warranties. Each of the representations and warranties of the Borrower in the Common Terms Agreement and the other Financing Documents is true and correct in all material respects, except for (A) those representations and warranties that are qualified by materiality, which shall be true and correct in all respects, on and as of the date of such Extension of Credit as if made on and as of such date (or, if stated to have been made solely as of an earlier date, as of such earlier date) and (B) the representations and warranties that, pursuant to Section 4.1(b) (General) of the Common Terms Agreement, are not deemed repeated.

(e)Absence of Default. No Default or Event of Default has occurred and is continuing on such date.

(f)Collateral. The Collateral is subject to the perfected first priority Lien (subject only to Permitted Liens) established pursuant to the Security Documents.

(g)Gas Sourcing Plan. (i) The Gas Sourcing Plan has not been amended in any material respect, and (ii) all then relevant milestones described therein that were scheduled to be achieved prior to the date of such Extension of Credit have been achieved.

(h)Fees; Expenses. The Senior Facility Agent shall have received for its own account, or for the account of the relevant Senior Lender entitled thereto, the Senior Issuing Banks, and the Swing Line Lender all Fees due and payable pursuant to Section 4.13 (Fees) and all costs and expenses (including costs, fees and expenses of legal counsel and Consultants) payable thereunder for which invoices have been presented.

ARTICLE VIII

COVENANTS OF THE BORROWER

SECTION 8.01.    Covenants Applicable Prior to Other Obligations Discharge Date. Prior to the Other Obligations Discharge Date, the Borrower shall perform or observe (as applicable) the obligations set forth in Section 6 (Affirmative Covenants) and Section 7 (Negative Covenants) (other than Section 7.7 (Restricted Payments)) in accordance with the terms thereof.

SECTION 8.02.    Covenants Applicable After the Other Obligations Discharge Date. After the Other Obligations Discharge Date and until the Obligations have been paid in full, the Commitments have expired or been terminated, and all Letters of Credit have expired or been terminated (or arrangements with respect to each outstanding Letter of Credit have been made that are satisfactory to the Senior Issuing Bank that issued such Letter of Credit), the Borrower shall perform or observe (as applicable) the obligations set forth in Schedule 8.01.

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SECTION 8.03.    Restricted Payments.

(a)Prior to the Other Obligations Discharge Date, the Borrower shall not make or agree to make, directly or indirectly, (a) any Restricted Payments (other than any Sponsor Case Restricted Payments and Additional Equity Distributions) except as permitted under Section 5.10 (Distribution Account) of the Accounts Agreement, the provisions of which shall be for the benefit of the Senior Secured Parties, (b) any Sponsor Case Restricted Payments except as permitted under Section 5.01(c)(iv) (Withdrawals from the Equity Proceeds Account) of the Accounts Agreement, the provisions of which shall be for the benefit of the Senior Secured Parties, or (c) any Additional Equity Distributions except as permitted under Section 5.01(c)(v) (Withdrawals from the Equity Proceeds Account) of the Accounts Agreement, the provisions of which shall be for the benefit of the Senior Secured Parties.

(b)On and after the Other Obligations Discharge Date and until the Obligations have been paid in full, the Commitments have expired or been terminated, and all Letters of Credit have expired or been terminated (or arrangements with respect to each outstanding Letter of Credit have been made that are satisfactory to the Senior Issuing Bank that issued such Letter of Credit), the Borrower shall not make or agree to make, directly or indirectly, any Restricted Payments except for, not more frequently than once per month:

(i)Sponsor Case Restricted Payments if the following conditions have been satisfied:

(A)
only with respect to making the first Sponsor Case Restricted Payment, the conditions set forth in Schedule 5.01(c)(iv) to the Accounts Agreement have been satisfied (except that if any condition to be satisfied after the Other Obligations Discharge Date requires the delivery of a certificate or other document to the Facility Agents, such condition will be deemed satisfied by the delivery of such certificate or other document to the Senior Facility Agent);

(B)	No Default or Event of Default has occurred and is continuing or would occur as a result of making such Sponsor Case Restricted Payment; and

(C)
the Senior Facility Agent has received a Sponsor Case Restricted Payment Certificate, duly executed by an Authorized Signatory of the Borrower, confirming that each of the conditions set forth in clauses (B) and (C) of this Section 8.03(a) (Restricted Payments) have been satisfied;

(ii)Additional Equity Distributions if the following conditions have been satisfied:

(A)	The conditions set forth ~~in~~ in Section 5.01(c)(v)(A)-(C) and (E)-(H) of the Accounts Agreement have been satisfied (except that if any condition to be satisfied after the Other Obligations Discharge

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Date requires the delivery of a certificate or other document to the Facility Agents, such condition will be deemed satisfied by the delivery of such certificate or other document to the Senior Facility Agent); and

(B)
the Senior Facility Agent has received an Additional Equity Distribution Certificate, duly executed by an Authorized Signatory of the Borrower, confirming that each of the conditions set forth in clause (A) of this Section 8.03(b) (Restricted Payments) have been satisfied; and

(iii)Base Case Restricted Payments if the following conditions have been satisfied:

(A)	Train 2 has achieved Substantial Completion (as defined in the Stage 1 EPC Contract);

(B)	No Default or Event of Default has occurred and is continuing or would occur as a result of making such Base Case Restricted Payment;

(C)
there shall be on deposit with the Accounts Bank the following amounts to be held as cash reserves (distinct from any other reserve requirements under the Accounts Agreement or any Senior Debt Instruments): (1) in respect of any Base Case Restricted Payment made on or after Substantial Completion of Train 2 and prior to the date that is three months thereafter, at least $50,000,000; (2) in respect of any Base Case Restricted Payment made on or after the date that is three months following Substantial Completion of Train 2 and prior to six months following Substantial Completion of Train 3, at least $75,000,000; (3) in respect of any Base Case Restricted Payment made on or after the date that is six months following Substantial Completion of Train 3 and prior to Substantial Completion of Train 4, at least $100,000,000; and (4) in respect of any Base Case Restricted Payment made on or after Substantial Completion of Train 4, at least $50,000,000;

(D)
(D) the Borrower shall have (i) at least $200,000,000 of unrestricted cash held in the Operating Account or at least $200,000,000 of unused Commitments under this Agreement available to be borrowed and used for General Working Capital Purposes or (ii) a combination of unrestricted cash and such unused Commitments aggregating at least $200,000,000;

(E)	the Borrower’s Debt to Equity Ratio shall not exceed the ratio of 75:25 taking into account the payment of such Restricted Payment)

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but without regard to any outstanding Indebtedness comprising Working Capital Debt;

(F)	each Debt Service Reserve Account and Additional Debt Service Reserve Account is funded to its then required funding level;

(G)
the Borrower delivers to the Common Security Trustee and the Senior Facility Agent a certificate (setting out its calculations therein) confirming that for the twelve (12) month period commencing on the projected Initial Quarterly Payment Date, the Projected Debt Service Coverage Ratio is at least 1.50x, calculated with respect to all Cash Flows other than Cash Flows comprising the pass-through component of the cost of purchase and transportation of natural gas consumed for LNG production to the extent not already deduced as an operating expense (as contemplated by the definition of Cash Flow Available for Debt Services); provided that, for purposes of this clause (~~F~~G), the Projected Debt Service Coverage Ratio shall be determined by taking into account Cash Flows which shall be based on FOB Sale and Purchase Agreements; provided further, that such calculation shall be reasonable acceptable to the Common Security Trustee; and

(H)
the Borrower delivers to the Common Security Trustee and the Senior Facility Agent a certificate from an Authorized Signatory of the Borrower (with the concurrence of the Independent Engineer, such concurrence not to be unreasonably withheld, conditioned or delayed) certifying as to the existence of sufficient funds necessary to cause (i) the Date of First Commercial Delivery under and as defined in the KoGas FOB Sale and Purchase Agreement to occur on or before the KoGas DFCD Deadline, (ii) the Date of First Commercial Delivery under and as defined in the GAIL FOB Sale and Purchase Agreement to occur on or before the GAIL DFCD Deadline, (iii) the Date of First Commercial Delivery under and as defined in the Centrica FOB Sale and Purchase Agreement to occur on or before the Centrica DFCD Deadline~~,~~ and (iv) the Date of First Commercial Delivery under and as defined in the Total FOB Sale and Purchase Agreement to occur on or before the Total DFCD Deadline ~~and (v) if Train 6 Debt has been incurred or the Train 6 FID Date has occurred, the Date of First Commercial Delivery under and as defined in each Train 6 FOB Sale and Purchase Agreement to occur on or before the applicable Train 6 DFCD Deadline; and~~; and

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(iv)	other Restricted Payments if the following conditions have been satisfied:

(A)	no Default or Event of Default has occurred and is continuing or would occur as a result of such Restricted Payment;

(B)
the Borrower delivers to the Common Security Trustee and the Senior Facility Agent a certificate (setting out its calculations therein) confirming (1) that the Debt Service Coverage Ratio for the last measurement period is at least 1.25x and (2) the Projected Debt Service Coverage Ratio for the next twelve (12) month-period is at least 1.25x, calculated in the case of clause (2) with respect to all Cash Flows other than Cash Flows comprising the pass-through component of the cost of purchase and transportation of natural gas consumed for LNG production to the extent not already deducted as an operating expense (as contemplated by the definition of Cash Flow Available from Debt Service); provided, that, for purposes of this clause (B), the Projected Debt Service Coverage Ratio shall be determined by taking into account only Cash Flows which shall be based on FOB Sale and Purchase Agreements; provided further, that such calculation shall be reasonably acceptable to the Common Security Trustee;

(C)
the Debt Service Reserve Accounts, if any are then required, are funded (with cash or letters of credit as set forth herein) in an amount equal to the Required Debt Service Reserve Amount and the “debt service reserve requirements” established pursuant to any Senior Debt Instrument governing Secured Replacement Debt, as applicable;

(D)	the Project Completion Date has occurred;

(E)	the Restricted Payment is made on a date that is no later than twenty-five (25) Business Days following the last day of the most recent Fiscal Quarter;

(F)	the first installment of the principal payments on the Facility Loans has been made;

(G)	the date of withdrawal and transfer of the Restricted Payment is prior to the last Quarterly Payment Date prior to the Maturity Date; and

(H)	the Common Security Trustee has received a Restricted Payment Certificate, duly executed by an Authorized Signatory of the Borrower, confirming that each of the conditions set forth in

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clauses (A) through (G) of this Section 8.03(b)(iv) (Restricted Payments) has been satisfied.

SECTION 8.04.    Reporting Covenants. Until the Obligations have been paid in full, the Commitments have expired or been terminated, and all Letters of Credit have expired or been terminated (or arrangements with respect to each outstanding Letter of Credit have been made that are satisfactory to the Senior Issuing Bank that issued such Letter of Credit), the Borrower shall perform or observe (as applicable) the obligations set forth in Section 8 (Reporting Requirements) of the Common Terms Agreement in accordance with the terms thereof.

ARTICLE IX

DEFAULTS

SECTION 9.01.    Events of Default.

(a)Prior to the Other Obligations Discharge Date, any of the following will be an “Event of Default”:

(i)any Event of Default set forth in Section 9 (Events of Default for Secured Debt) of the Common Terms Agreement, subject to all of the provisions of such Section in the Common Terms Agreement; or

(ii)the default by the Borrower in the payment when due of any amount payable under the Fee Letters unless (x) such default is caused by an administrative or technical error and (y) payment is made within three (3) Business Days of its due date.

(b)On and after the Other Obligations Discharge Date, any of the following will be an “Event of Default”:

(i)failure by the Borrower (i) to pay when due any principal of any Loans unless (x) such default is caused by an administrative or technical error and (y) payment is made within three (3) Business Days of its due date, or (ii) to pay when due any interest on the Loans or any fee or any other amount payable by it under this Agreement or any other Obligation and such default continues unremedied for a period of three (3) Business Days after the occurrence of such default;

(ii)the Borrower or any other Loan Party, as applicable, defaults in the due performance and observance of any of its obligations under any of Section 1.3(a) or (b) of Schedule 8.01 (Maintenance of Existence, Etc.), Section 1.5(b) or (e) of Schedule 8.01 (Compliance with Government Rules, Etc.) (except to the extent that any Default is caused by administrative or technical error), Section 1.9(a) or (c) of Schedule 8.01 (Maintenance of Liens), Section 1.10 of Schedule 8.01 (Use of Proceeds), Section 1.15 of Schedule 8.01 (Debt Service Coverage Ratio), Section 2.2(a) of Schedule 8.01 (Prohibition of Fundamental Changes), Section 2.3(a) or (c) of Schedule 8.01 (Nature of Business), Section 2.5 of Schedule 8.01 (Restrictions on Indebtedness), Section 8.03 (Restricted Payments), Section 2.8 of Schedule 8.01 (Limitation on Liens), Section 2.15

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of Schedule 8.01 (Use of Proceeds; Margin Regulations), Section 2.17 of Schedule 8.01 (Hedging Arrangements), Section 2.19 of Schedule 8.01 (Guarantees), Section 2.21 of Schedule 8.01 (Sale of Natural Gas in Interstate Commerce), or Section 8.2(a) or (c) of the Common Terms Agreement (with respect to Environmental Claims) (Notice of Default, Event of Default and Other Events);

(iii)the Borrower or any other Loan Party, as applicable, defaults in the due performance and observance of any of its obligations under any of Section 1.5(a) of Schedule 8.01 (Compliance with Government Rules, Etc.) (with respect to any Environmental Laws), Section 1.5(b) or (e) of Schedule 8.01 (Compliance with Government Rules, Etc.) (to the extent that any Default is caused by administrative or technical error), Section 1.8 of Schedule 8.01 (Taxes), Section 1.9(b) of Schedule 8.01 (Maintenance of Liens), Section 2.2(b) of Schedule 8.01 (Prohibition of Fundamental Changes), Section 2.3(b) of Schedule 8.01 (Nature of Business), Section 2.9(b) of Schedule 8.01 (Project Documents, Etc.), Section 2.11 of Schedule 8.01 (Transactions with Affiliates), Section 2.12 of Schedule 8.01 (Accounts), Section 2.13(a) of Schedule 8.01 (EPC and Construction Contracts), Section 2.14 of Schedule 8.01 (GAAP), Section 2.16 of Schedule 8.01 (Permitted Investments), or Section 8.2(h) (Notice of Default, Events of Default and Other Events) or Section 8.3(a)(ii) (Other Notices) of the Common Terms Agreement and such Default continues unremedied for a period of fifteen (15) days after the Borrower receives written notice of such Default from the Common Security Trustee or the Senior Facility Agent or fifteen (15) days (except, with respect to a Default under Section 1.5 (b) or (e) of Schedule 8.01 (Compliance with Government Rules, Etc.) (to the extent that any Default is caused by administrative or technical error) five (5) days) after the Borrower obtains Knowledge of such Default, whichever is earlier;

(iv)except as otherwise addressed in this Section 9.01, the Borrower or any other Loan Party, as applicable, defaults in the due performance and observance of any of its obligations contained in any other covenant or agreement to be performed or observed by it under the Financing Documents; provided, that if such Default is capable of remedy, no Event of Default shall have occurred pursuant to this clause (iv) if such Default has been remedied within thirty (30) days after written notice of such Default is given by the Common Security Trustee or the Senior Facility Agent to the Borrower, provided, that if such failure is not capable of remedy within such 30-day period, such 30-day period shall be extended to a total period of ninety (90) days so long as (A) such Default is subject to cure, (B) the Borrower or such Loan Party, as applicable, is diligently pursuing a cure and (C) such additional cure period could not reasonably be expected to result in a Material Adverse Effect or materially and adversely affect the Borrower’s rights, duties, obligations or liabilities under the FOB Sale and Purchase Agreements;

(v)any representation or warranty made or deemed made by the Borrower or any other Loan Party in this Agreement, or any other Financing Document, as applicable, or (b) any representation, warranty or statement in any certificate, financial statement or other document furnished to the Common Security Trustee, the Senior Facility Agent or any Senior Lender by or on behalf of the Borrower, shall prove to have been false or misleading as of the time made or deemed made, confirmed or furnished; provided, that

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such misrepresentation or such false statement shall not constitute an Event of Default if the adverse effects of such incorrect representation or warranty (i) would not reasonably be expected to result in a Material Adverse Effect or (ii) are capable of being cured and are cured within sixty (60) days after the earlier of (I) written notice of such Default from the Common Security Trustee or the Senior Facility Agent or (II) the Borrower’s Knowledge of such Default;

(vi)(a) failure by the Borrower or SPLNG to pay when due any Indebtedness of the Borrower that is in excess of one hundred million Dollars ($100,000,000) in the aggregate or (b) default with respect to any Indebtedness of the Borrower or SPLNG that is in excess of one hundred million Dollars ($100,000,000) in the aggregate and continued beyond any applicable grace period, the effect of which has been to cause, or permit the holders thereof to cause, the entire amount of such Indebtedness under this clause (vi) to become due (whether by acceleration, redemption, purchase, offer to purchase or otherwise) prior to its stated maturity;

(vii)(A) any Material Project Document shall at any time for any reason cease to be valid and binding or in full force and effect or shall be materially Impaired (in each case, except in connection with its expiration in accordance with its terms in the ordinary course (and not related to any default or early termination right thereunder)) or the enforceability thereof is contested or disaffirmed in writing by or on behalf of any party thereto, (B) the Borrower or any Material Project Party shall be in material breach or default, or a termination event shall occur, under the FOB Sale and Purchase Agreements, the EPC Contracts or the Sabine Pass TUA, or (C) the Borrower or any other Project Party shall be in breach or default, or a termination event shall occur, under any other Project Document or the Consent and any such event under this subclause (C) could reasonably be expected to result in a Material Adverse Effect; provided, however, that no Event of Default shall have occurred pursuant to this clause (vii) if (x) in the case of the occurrence of an event under subclause (A), (B) or (C) above, such breach, default, termination event, or other event is cured within the lesser of sixty (60) days of such breach, default, termination event, or other event and the cure period permitted under the applicable Project Document with respect to such breach, default, termination event, or other event or (y) in the case of the occurrence of any of the events set forth in subclause (A), (B) or (C) above with respect to any Project Document, the Borrower notifies the Common Security Trustee that it intends to replace such Project Document and diligently pursues such replacement and the applicable Project Document is replaced within ninety (90) days with a Project Document or Additional Material Project Document, as applicable, that is on terms and conditions that are and with a Project Party that is reasonably acceptable to the Required Secured Parties; provided, further, that in the case of the replacement of an FOB Sale and Purchase Agreement, the Borrower shall also have provided evidence to the Common Security Trustee that any Export Authorization specifically referencing the replaced FOB Sale and Purchase Agreement has been amended or replaced with an Export Authorization on substantially the same terms as the original Export Authorization and that enables the Borrower to comply with its obligations under the new FOB Sale and Purchase Agreement;

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(viii)A Bankruptcy shall occur with respect to (A) any Loan Party, (B) SPLNG, or (C) prior to Final Completion, any EPC Contractor or Bechtel Global Energy, Inc.;

(ix)a Bankruptcy shall occur with respect to any party to one or more Default LNG Sale and Purchase Agreements (other than the Borrower) (and such party has failed to meet its contractual obligations under the applicable FOB Sale and Purchase Agreement for 180 consecutive days), unless:

(A)
the Borrower notifies the Senior Facility Agent that it intends to enter into a replacement Material Project Document in lieu of the Material Project Document to which any of the affected Persons is party,

(B)	the Borrower diligently pursues such replacement,

(C)	the applicable Material Project Document is replaced not later than 180 days following the expiration of such 180 consecutive day period (except the EPC Contracts shall be replaced within 360 days),

(D)
(I) in the case of any FOB Sale and Purchase Agreement, such replacement Material Project Document is on terms and conditions, taken as a whole, not materially less favorable to the Borrower than the then existing least favorable FOB Sale and Purchase Agreement, (II) in the case of any EPC Contract, such replacement Material Project Document is on terms and conditions, taken as a whole, not materially less favorable to the Borrower than such EPC Contract being replaced, and (III) in the case of any EPC Contract related to Train 1 and Train 2, Train 3 and Train 4, Train 5, or Train 6 ~~(if the Train 6 Debt Effective Date or the Train 6 FID Date has occurred~~, the counterparty to such replacement Material Project Document is an internationally recognized contractor and the Borrower shall have delivered to the Senior Facility Agent a certificate of the Independent Engineer, certifying that such counterparty is capable of completing the applicable Project Phase, and

(E)
in the case of any FOB Sale and Purchase Agreement, the counterparty to any such replacement Material Project Document (x) has an Investment Grade Rating from at least two Acceptable Rating Agencies, or provides a guaranty from an Affiliate that has at least two of such ratings or (y) has a direct or indirect parent with an Investment Grade Rating from at least one Acceptable Rating Agency and either the counterparty or an Affiliate of such counterparty who is providing a guaranty has a tangible net worth in excess of fifteen billion Dollars ($15,000,000,000);

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provided that, subclauses (D) and (E) shall not apply if such replacement Material Project Document is reasonably acceptable to the Required Senior Lenders;

(x)(A) Prior to the Project Completion Date, a judgment or order, or series of judgments or orders, for the payment of money in excess of two hundred fifty million Dollars ($250,000,000) in the aggregate or a final judgment or order, or series of final judgments or orders, for the payment of money in excess of one hundred fifty million Dollars ($150,000,000) in the aggregate, or (B) following the Project Completion Date, a final judgment or order, or series of judgments or orders, for the payment of money in excess of one hundred fifty million Dollars ($150,000,000) in the aggregate (net of insurance proceeds which are reasonably expected to be paid), in either case shall be rendered against any Loan Party, in each case, by one or more Government Authorities, arbitral tribunals or other bodies having jurisdiction over any such entity and the same shall not be discharged (or provision shall not be made for such discharge), dismissed or stayed, within ninety (90) days from the date of entry of such judgment or order or judgments or orders;

(xi)this Agreement or any other Financing Document or any material provision of any Financing Document, (A) is declared by a court of competent jurisdiction to be illegal or unenforceable, (B) should otherwise cease to be valid and binding or in full force and effect or shall be materially Impaired (in each case, except in connection with its expiration in accordance with its terms in the ordinary course (and not related to any default hereunder)) or (C) is (including the enforceability thereof) expressly terminated, contested or repudiated by any Loan Party or any Affiliate of any Loan Party;

(xii)the Liens in favor of the Secured Parties under the Security Documents shall at any time cease to constitute valid and perfected Liens granting a first priority security interest in any material portion of the Collateral (subject to Permitted Liens);

(xiii)an Event of Abandonment occurs or is deemed to have occurred;

(xiv)an Event of Loss occurs with respect to all or substantially all of the Project or all or substantially all of the pipelines necessary to supply gas to the Project (unless, in the case of an Event of Loss of such pipelines, such Event of Loss constitutes Force Majeure);

(xv)the Sponsor fails to (A) hold directly or indirectly more than 50% of the ownership interests in the Borrower or (B) control, directly or indirectly (without granting to any other Person any negative controls over its right to exercise such control), voting rights with more than 50% of the votes of all classes in the Borrower;

(xvi)any Government Approval related to the Borrower or the Project shall be Impaired and such Impairment could reasonably be expected to have a Material Adverse Effect, unless (A) the Borrower provides to the Senior Facility Agent a remediation plan (which sets forth the proposed steps to be taken to cure such Impairment) no later than

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twenty (20) Business Days following the date that the Borrower has knowledge of the occurrence of such Impairment, (B) the Borrower pursues the implementation of such remediation plan, and (C) such Impairment is cured no later than three hundred sixty (360) days following the occurrence thereof; or

(xvii)except as may result from the exercise of remedies under the Transaction Documents, any Secured Party, solely by virtue of (A) the ownership or the operation of the Project, or (B) the execution, delivery or performance of the Transaction Documents, shall become (1) subject to regulation as a “natural-gas company,” as such term is defined in the NGA, (2) subject to regulation pursuant to Section 3 of the NGA, (3) subject to regulation under PUHCA, (4) subject to regulation under the laws of the State of Louisiana with respect to rates, or subject to material financial and organizational regulation under such law or (5) subject to regulation as a “public utility,” an “electric public utility,” a “gas utility” or a “natural gas company” pursuant to Article 4, Section 21 of the Louisiana Constitution, or Title 30 or Title 45 of the Louisiana Revised Statutes, or the orders, rules and regulations promulgated thereunder.

SECTION 9.02.    Acceleration Upon Bankruptcy. If any Event of Default described in Section 9.7 (Bankruptcy; Insolvency) of the Common Terms Agreement or Section 9.02(b)(viii), whichever is applicable at the time, occurs with respect to the Borrower, the Senior Facility Agent shall, in each case without notice, demand or further action, take the following actions:

(a)declare the outstanding principal amount of all Obligations that are not already due and payable to be immediately due and payable; and

(b)terminate all outstanding Commitments.

SECTION 9.03.     Acceleration Upon Other Event of Default. If any Event of Default occurs for any reason (except the occurrence of any Event of Default described in Section 9.7 (Bankruptcy; Insolvency) of the Common Terms Agreement or Section 9.02(b)(viii) (whichever is applicable at the time) with respect to the Borrower, for which provision is made in Section 9.02 (Acceleration Upon Bankruptcy)), whether voluntary or involuntary, and is continuing (after giving effect to any cure of the applicable Event of Default), the Senior Facility Agent may, or upon the direction of the Required Senior Lenders shall, by written notice to the Borrower take any or all of the following actions:

(a)declare all or any portion of the outstanding principal amount of the Loans and all other Obligations to be immediately due and payable; and

(b)terminate all outstanding Commitments (if not theretofore terminated).

SECTION 9.04.    Action Upon Event of Default. Subject to the terms of the Intercreditor Agreement, if any Event of Default occurs for any reason, whether voluntary or involuntary, and is continuing (after giving effect to any cure of the applicable Event of Default), the Senior Facility Agent may, or upon the direction of the Required Senior Lenders shall, by written notice to the Borrower of its intention to exercise any remedies hereunder, under the other Financing Documents or at law or in equity, and without further notice of default,

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presentment or demand for payment, protest or notice of non-payment or dishonor, or other notices or demands of any kind, all such notices and demands being waived by the Borrower, exercise any or all of the following rights and remedies, in any combination or order that the Senior Facility Agent or the Required Senior Lenders may elect, in addition to such other rights or remedies as the Senior Facility Agent and the Senior Lenders may have hereunder, under the other Financing Documents or at law or in equity:

(a)Without any obligation to do so, make Extensions of Credit to or on behalf of the Borrower to cure any Event of Default hereunder and to cure any default and render any performance under any Material Project Documents (or any other contract to which the Borrower is a party) as the Required Senior Lenders in their sole and absolute discretion may consider necessary or appropriate, whether to preserve and protect the Collateral or the Senior Lenders’ interests therein or for any other reason, and all sums so expended, together with interest on such total amount at the Default Rate, shall be repaid by the Borrower to the Senior Facility Agent on demand and shall be secured by the Financing Documents, notwithstanding that such expenditures may, together with amounts advanced under this Agreement, exceed the amount of the Total Commitment;

(b)Apply or execute upon any amounts on deposit in any Account or any other monies of the Borrower on deposit with the Senior Facility Agent, any Senior Lender or the Accounts Bank in the manner provided in the UCC and other relevant statutes and decisions and interpretations thereunder with respect to cash collateral;

(c)Enter into possession of the Project and perform or cause to be performed any and all work and labor necessary to complete construction of the Project substantially according to the EPC Contracts or to operate and maintain the Project, and all sums expended by the Senior Facility Agent in so doing, together with interest on such total amount at the Default Rate, shall be repaid by the Borrower to the Senior Facility Agent upon demand and shall be secured by the Financing Documents, notwithstanding that such expenditures may, together with amounts advanced under this Agreement, exceed the Total Commitment.

SECTION 9.05.    Cash Collateralization of Letters of Credit.

(a)Amounts held in the LC Cash Collateral Account shall be the property of the Senior Facility Agent for the benefit of the Senior Lenders and shall be applied by the Senior Facility Agent to the payment of LC Loans deemed made under any Letters of Credit.

(b)The balance, if any, in the LC Cash Collateral Account, after (x) all Letters of Credit shall have expired or been fully drawn upon and (y) giving effect to the payment of any LC Loans pursuant to Section 9.05(a), shall be applied to repay the other Obligations according to Section 9.06(d) (Applications of Proceeds).

SECTION 9.06. Application of Proceeds. Subject to the terms of the Intercreditor Agreement, any moneys received by the Senior Facility Agent from the Common Security Trustee after the occurrence and during the continuance of an Event of Default and the period during which remedies have been initiated shall be applied in full or in part by the Senior Facility Agent against the Obligations in the following order of priority (but without prejudice to

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the right of the Senior Lenders, subject to the terms of the Intercreditor Agreement, to recover any shortfall from the Borrower):

(a)first, to payment of that portion of the Obligations constituting fees, costs, expenses (and interest owing thereon (if any)) and any other amounts (including fees, costs and expenses of counsel) payable to the Senior Issuing Banks, the Swing Line Lender (excluding Commitment Fees covered by clause (b) below), the Senior Facility Agent, the Common Security Trustee, the Accounts Bank, or the Intercreditor Agent in their respective capacities as such;

(b)second, to payment of that portion of the Obligations constituting fees, costs, expenses (and interest owing thereon (if any)) and any other amounts (including fees, costs and expenses of counsel and amounts payable under Article V (LIBOR and Tax Provisions)) payable to the Senior Lenders, ratably in proportion to the amounts described in this clause second payable to them, as certified by the Senior Facility Agent;

(c)third, to payment of that portion of the Obligations constituting accrued and unpaid interest (including default interest) with respect to the Loans payable to the Senior Lenders, ratably in proportion to the respective amounts described in this clause third payable to them, as certified by the Senior Facility Agent;

(d)fourth, to payment, on a pro rata basis, of (i) that principal amount of the Loans payable to the Senior Lenders, ratably among the Senior Lenders in proportion to the respective amounts described in this clause fourth held by them, as certified by the Senior Facility Agent and (ii) the cash collateralization of any outstanding Letters of Credit in an amount not to exceed the aggregate LC Available Amounts of all Letters of Credit then outstanding, payable to the LC Cash Collateral Account; and

(e)fifth, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by applicable Government Rule.

ARTICLE X

THE SENIOR FACILITY AGENT

SECTION 10.01.    Appointment and Authority.

(a)Each of the Senior Lenders, the Swing Line Lender and the Senior Issuing Banks hereby appoints, designates and authorizes The Bank of Nova Scotia as its Senior Facility Agent under and for purposes of each Financing Document to which the Senior Facility Agent is a party, and in its capacity as the Senior Facility Agent, to act on its behalf as Secured Debt Holder Group Representative and the Designated Voting Party (as defined in the Intercreditor Agreement) for the Senior Lenders, the Swing Line Lender and the Senior Issuing Banks. The Bank of Nova Scotia hereby accepts this appointment and agrees to act as the Senior Facility Agent for the Senior Lenders, the Swing Line Lender and the Senior Issuing Banks in accordance with the terms of this Agreement. Each of the Senior Lenders, the Swing Line Lender and the Senior Issuing Banks appoints and authorizes the Senior Facility Agent to act on behalf of such Senior Lenders, the Swing Line Lender and the Senior Issuing Banks under each

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Financing Document to which it is a party and in the absence of other written instructions from the Required Senior Lenders received from time to time by the Senior Facility Agent (with respect to which the Senior Facility Agent agrees that it will comply, except as otherwise provided in this Section 10.01 or as otherwise advised by counsel, and subject in all cases to the terms of the Intercreditor Agreement), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Senior Facility Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in any Financing Document, the Senior Facility Agent shall not have any duties or responsibilities except those expressly set forth herein, nor shall the Senior Facility Agent have or be deemed to have any fiduciary relationship with any Senior Lender, the Swing Line Lender, any Senior Issuing Bank or other Senior Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into any Financing Document or otherwise exist against the Senior Facility Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Senior Facility Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Government Rule. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)The provisions of this Article X are solely for the benefit of the Senior Facility Agent, the Senior Lenders, the Swing Line Lender and the Senior Issuing Banks, and neither the Borrower nor any other Person shall have rights as a third party beneficiary of any of such provisions other than the Borrower’s rights under Section 10.06(a) and (b) (Resignation or Removal of Senior Facility Agent).

SECTION 10.02.    Rights as a Lender or Secured Hedging Party. Each Person serving as the Senior Facility Agent hereunder or under any other Financing Document shall have the same rights and powers in its capacity as a Commercial Bank Lender, Swing Line Lender, Senior Issuing Bank, Senior Lender, KEXIM Covered Facility Lender, KSURE Covered Facility Lender, Secured Hedging Party or Gas Hedge Provider, as the case may be, as any other Commercial Bank Lender, Swing Line Lender, Senior Issuing Bank, Senior Lender, KEXIM Covered Facility Lender, KSURE Covered Facility Lender, Secured Hedging Party or Gas Hedge Provider, as the case may be, and may exercise the same as though it were not the Senior Facility Agent. Each such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or Affiliates of the Borrower as if such Person were not the Senior Facility Agent hereunder and without any duty to account therefor to the Senior Lenders.

SECTION 10.03.    Exculpatory Provisions.

(a)The Senior Facility Agent shall not have any duties or obligations except those expressly set forth herein and in the other Financing Documents. Without limiting the generality of the foregoing, the Senior Facility Agent shall not:

(i)be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

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(ii)have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Financing Documents that the Senior Facility Agent is required to exercise as directed in writing by the Required Senior Lenders (or such other number or percentage of the Senior Lenders as shall be expressly provided for herein or in the other Financing Documents); provided that, the Senior Facility Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Senior Facility Agent to liability or that is contrary to any Financing Document or applicable Government Rule; or

(iii)except as expressly set forth herein and in the other Financing Documents, have any duty to disclose, nor shall the Senior Facility Agent be liable for any failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Senior Facility Agent or any of its Affiliates in any capacity.

(b)The Senior Facility Agent shall not be liable for any action taken or not taken by it (i) with the prior written consent or at the request of the Required Senior Lenders (or such other number or percentage of the Senior Lenders as may be necessary, or as the Senior Facility Agent may believe in good faith to be necessary, under the circumstances as provided in Section 11.01 (Amendments, Etc.)) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and non-appealable order. The Senior Facility Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to the Senior Facility Agent in writing by the Borrower, the Common Security Trustee, a Senior Lender, the Swing Line Lender or a Senior Issuing Bank. The Senior Facility Agent shall provide copies of such notice to the Senior Lenders, the Swing Line Lender and the Senior Issuing Banks.

(c)The Senior Facility Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Financing Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence or continuance of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Financing Document or any other agreement, instrument or document, or the perfection or priority of any Lien or security interest created or purported to be created by any Security Document, or (v) the satisfaction of any condition set forth in Article VII (Conditions Precedent) or elsewhere herein, other than to confirm receipt of any items expressly required to be delivered to the Senior Facility Agent.

SECTION 10.04.    Reliance by Senior Facility Agent. The Senior Facility Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Senior

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Facility Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. The Senior Facility Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. In determining compliance with any condition hereunder to an Extension of Credit that by its terms must be fulfilled to the satisfaction of the Required Senior Lenders, the Swing Line Lender, each Senior Issuing Bank and the Senior Facility Agent, as applicable, may presume that such condition is satisfactory to the Required Senior Lenders unless the Swing Line Lender, such Senior Issuing Bank or the Senior Facility Agent, as applicable, has received notice to the contrary from such Senior Lenders or the Intercreditor Agent prior to such Extension of Credit.

SECTION 10.05.    Delegation of Duties. The Senior Facility Agent may perform any and all of its duties and exercise any and all its rights and powers hereunder or under any other Financing Document by or through any one or more sub-agents appointed by the Senior Facility Agent. The Senior Facility Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article X shall apply to any such sub-agent and to the Related Parties of the Senior Facility Agent, and shall apply to all of their respective activities in connection with their acting as or for the Senior Facility Agent.

SECTION 10.06.    Resignation or Removal of Senior Facility Agent.

(a)The Senior Facility Agent may resign from the performance of all its functions and duties hereunder and under the other Financing Documents at any time by giving thirty (30) days’ prior written notice to the Borrower, the Common Security Trustee, the Senior Lenders, the Swing Line Lender and the Senior Issuing Banks. The Senior Facility Agent may be removed at any time (i) by the Required Senior Lenders for such Person’s gross negligence or willful misconduct or (ii) by the Borrower, with the consent of the Required Senior Lenders, for such Person’s gross negligence or willful misconduct. In the event The Bank of Nova Scotia is no longer the Senior Facility Agent, any successor Senior Facility Agent may be removed at any time with cause by the Required Senior Lenders. Any such resignation or removal shall take effect upon the appointment of a successor Senior Facility Agent, in accordance with this Section 10.06.

(b)Upon any notice of resignation by the Senior Facility Agent or upon the removal of the Senior Facility Agent by the Required Senior Lenders, or by the Borrower with the approval of the Required Senior Lenders pursuant to Section 10.06(a), the Required Senior Lenders shall appoint a successor Senior Facility Agent, hereunder and under each other Financing Document to which the Senior Facility Agent is a party, such successor Senior Facility Agent to be a commercial bank having a combined capital and surplus of at least one billion Dollars ($1,000,000,000); provided that, in no event shall any successor Senior Facility Agent be a Defaulting Lender; provided, further that, if no Default or Event of Default shall then be continuing, appointment of a successor Senior Facility Agent shall also be acceptable to the Borrower (such acceptance not to be unreasonably withheld, conditioned or delayed). The fees

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payable by the Borrower to a successor Senior Facility Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.

(c)If no successor Senior Facility Agent has been appointed by the Required Senior Lenders within thirty (30) days after the date such notice of resignation was given by such resigning Senior Facility Agent, or the Required Senior Lenders elected to remove such Person, any Senior Secured Party may petition any court of competent jurisdiction for the appointment of a successor Senior Facility Agent. Such court may thereupon, after such notice, if any, as it may deem proper, appoint a successor Senior Facility Agent, who shall serve as Senior Facility Agent hereunder and under each other Financing Document to which it is a party until such time, if any, as the Required Senior Lenders appoint a successor Senior Facility Agent, as provided above.

(d)Upon the acceptance of a successor’s appointment as Senior Facility Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Senior Facility Agent, and the retiring (or removed) Senior Facility Agent shall be discharged from all of its duties and obligations hereunder or under the other Financing Documents. After the retirement or removal of the Senior Facility Agent hereunder and under the other Financing Documents, the provisions of this Article X and Section 11.08 (Indemnification by the Borrower) shall continue in effect for the benefit of such retiring (or removed) Person, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Person was acting in its capacity as Senior Facility Agent.

SECTION 10.07. No Amendment to Duties of Senior Facility Agent Without Consent. The Senior Facility Agent shall not be bound by any waiver, amendment, supplement or modification of this Agreement or any other Financing Document that affects its rights or duties hereunder or thereunder unless such Senior Facility Agent shall have given its prior written consent, in its capacity as Senior Facility Agent thereto.

SECTION 10.08. Non-Reliance on Senior Facility Agent. Each of the Senior Lenders, the Swing Line Lender and the Senior Issuing Banks acknowledges that it has, independently and without reliance upon the Senior Facility Agent, the Swing Line Lender, the Senior Issuing Banks (in the case of the Senior Lenders), any other Senior Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and make its Extensions of Credit. Each of the Senior Lenders, the Swing Line Lender and the Senior Issuing Banks also acknowledges that it will, independently and without reliance upon the Senior Facility Agent, the Swing Line Lender, the Senior Issuing Banks (in the case of the Senior Lenders), any other Senior Lenders or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Financing Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 10.09. No Joint Lead Arranger, No Joint Lead Bookrunner, No Co-Documentation Agent, No Co-Syndication Agent Duties. Anything herein to the contrary notwithstanding, no Joint Lead Arranger, Joint Lead Bookrunner, Co-Documentation Agent or

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Co-Syndication Agent shall have any powers, duties or responsibilities under this Agreement, except in its capacity, as applicable, as the Senior Facility Agent, the Swing Line Lender, a Senior Issuing Bank or a Senior Lender.

SECTION 10.10.    Certain Obligations. The Senior Facility Agent shall:

(a)give prompt notice to each Senior Lender, the Common Security Trustee, the Swing Line Lender and the Senior Issuing Banks of receipt of each notice or request required or permitted to be given to the Senior Facility Agent by the Borrower pursuant to the terms of this Agreement or any other Financing Document (unless concurrently delivered to the Senior Lenders, the Common Security Trustee, the Swing Line Lender and the Senior Issuing Banks by the Borrower). The Senior Facility Agent will distribute to each Senior Lender, the Common Security Trustee, Swing Line Lender and the Senior Issuing Banks each document or instrument (including each document or instrument delivered by the Borrower to the Senior Facility Agent pursuant to Article VI (Representations and Warranties), Article VII (Conditions Precedent) and Article VIII (Covenants of the Borrower)) received for the account of the Senior Facility Agent and copies of all other communications received by the Senior Facility Agent from the Borrower for distribution to the Senior Lenders, the Common Security Trustee, Swing Line Lender and the Senior Issuing Banks by the Senior Facility Agent in accordance with the terms of this Agreement or any other Financing Document;

(b)except as otherwise expressly provided in any other Financing Document, perform its duties in accordance with any instructions given to it by (i) the Senior Issuing Banks, (ii) the Swing Line Lender or (iii) the Senior Lenders, the Required Senior Lenders or the Supermajority Senior Lenders, as the case may be, which instructions shall be binding on the Senior Facility Agent;

(c)if so instructed by (i) the Senior Issuing Banks, (ii) the Swing Line Lender or (iii) the Senior Lenders, the Required Senior Lenders or the Supermajority Senior Lenders, as the case may be, refrain from exercising any right, power, authority or discretion vested in it; and

(d)without additional charge or compensation, perform such calculations and furnish to the Senior Lenders, the Swing Line Lender and the Senior Issuing Banks information relating to the principal amount outstanding, interest due, and such other matters as the Senior Lenders, the Swing Line Lender and the Senior Issuing Banks may reasonably request.

ARTICLE XI

MISCELLANEOUS PROVISIONS

SECTION 11.01.    Amendments, Etc. (a) Subject to the terms of the Intercreditor Agreement, no consent, amendment, waiver or termination of any provision of this Agreement shall be effective unless in writing signed by the Borrower and the Required Senior Lenders, and each such amendment, waiver, termination or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, without the consent of each Senior Lender, the Swing Line Lender and the Senior Issuing Banks (in each case, other than

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any Senior Lender that is a Loan Party, a Sponsor or an Affiliate or Subsidiary thereof), no such amendment, waiver, termination or consent shall:

(i)extend or increase any Commitments (other than pursuant to Section 2.05 (Incremental Commitments));

(ii)postpone any date scheduled for any payment of principal, fees or interest (as applicable) under Section 4.01 (Repayment of LC Loans), Section 4.02 (Repayment of Working Capital Loans), Section 4.03 (Repayment of Swing Line Loans), and Section
4.05 (Interest Payments) or Section 4.13 (Fees) or any date fixed by the Senior Facility Agent for the payment of fees or other amounts due to the Senior Lenders (or any of them) hereunder;

(iii)reduce the principal of, or the rate of interest specified herein on, any Loan, or any Fees or other amounts payable to any Senior Lender hereunder, other than interest payable at the Default Rate;

(iv)change the pro rata sharing of payments or pro rata treatment of the Senior Lenders or the order of application of any reduction in any Commitment from the application thereof set forth in the applicable provisions of Section 2.06 (Termination or Reduction of Commitments), Section 4.14 (Pro Rata Treatment), or Section 4.15 (Sharing of Payments), respectively, in any manner;

(v)change (i) any provision of this Section 11.01, (ii) the definition of Required Senior Lenders or Supermajority Senior Lenders or (iii) any other provision hereof specifying the number or percentage of Senior Lenders required to amend, waive, terminate or otherwise modify any rights hereunder or make any determination or grant any consent hereunder;

(vi)subject to all other provisions of this Section 11.01, release or allow release of (i) the Borrower from (x) all or (y) a material portion of its obligations under this Agreement, the Common Terms Agreement or any Security Document, (ii) all or a material portion of the Collateral from the Lien of any of the Security Documents (other than with respect to assets the conveyance, sale, lease, transfer or other disposal of which is permitted under Section 7.2(b) (Prohibition of Fundamental Changes) of the Common Terms Agreement) or Section 2.2(b) of Schedule 8.01, whichever is applicable at the time) or (iii) any guaranties or commitments (other than any Commitment) under or in connection with this Agreement, the Common Terms Agreement or any Security Document;

(vii)amend, modify, waive or supplement the terms of Section 11.04 (Assignments) of this Agreement ~~or Section 2.7 (Train 6 Debt)~~ of the Common Terms Agreement;

(viii)amend the definition of Permitted Indebtedness or Senior Secured Parties;

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(ix)amend, modify or waive any of the matters listed on Schedule 1 (Unanimous Decisions) to the Intercreditor Agreement;

(x)amend, modify, waive or supplement the terms of Section 3.7 (Mandatory Prepayment of Secured Debt) of the Common Terms Agreement;

(xi)change the currency of any payment of principal, fees or interest or other amounts due to the Senior Lenders (or any of them) hereunder; or

(xii)change the provisions of the Financing Documents regarding the priority and application of funds in the Accounts.

(b)No amendment, waiver, termination or consent of any provision of this Agreement shall, unless in writing and signed by the Senior Facility Agent, the Common Security Trustee, the Swing Line Lender or the Senior Issuing Banks, as applicable, in addition to the Senior Lenders required under Section 11.01(a), affect the rights or duties of, or any fees or other amounts payable to, the Senior Facility Agent, the Common Security Trustee, the Swing Line Lender or the Senior Issuing Banks.

(c)In the event that the Senior Facility Agent is required to cast a vote with respect to a decision under this Agreement or under Section 3.3 (Other Voting Considerations) of the Intercreditor Agreement and in each other instance in which the Senior Lenders are required to vote or make a decision, a vote shall be taken among the Senior Lenders in the timeframe reasonably specified by the Senior Facility Agent (which timeframe shall expire no more than two (2) Business Days prior to the expiration of the time period specified in the notice provided by the Intercreditor Agent to the Senior Facility Agent pursuant to Section 4.4(a)(4) (Certain Procedures Relating to Modifications, Instructions, and Exercises of Discretion) of the Intercreditor Agreement)).

(d)Subject to Section 11.01(b), in the event any Senior Lender does not cast its vote by the later of (i) the timeframe specified by the Senior Facility Agent pursuant to clause (c) above and (ii) ten (10) Business Days following receipt of the request for such vote, the Borrower shall be entitled to instruct the Senior Facility Agent to deliver a notice to such Senior Lender, informing it that if it does not respond within an additional five (5) Business Days of the date of such notice (or such longer period as the Borrower may reasonably determine in consultation with the Senior Facility Agent), its vote shall be disregarded. If such Senior Lender (A) has not advised the Senior Facility Agent within the time specified in the additional notice whether it approves or disapproves of the applicable decision or (B) has advised the Senior Facility Agent that it has determined to abstain from voting on such decision, such Senior Lender shall be deemed to have waived its right to consent, approve, waive or provide direction with respect to such decision and shall be excluded from the numerator and denominator of such calculation for the purpose of determining whether the Required Senior Lenders have made a decision with respect to such action. Such Senior Lender hereby waives any and all rights it may have to object to or seek relief from the decision of the Senior Lenders voting with respect to such issue and agrees to be bound by such decision; provided that, the provisions of Sections

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11.01(c) and (d) shall not apply to any decision set forth in Section 11.01(a)(i)-(ix) and Schedule 1 (Unanimous Decisions) to the Intercreditor Agreement.

SECTION 11.02. Entire Agreement. This Agreement, the other Financing Documents and any agreement, document or instrument attached hereto or referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings in respect to the subject matter hereof. In the event of any conflict between the terms, conditions and provisions of this Agreement and any such agreement, document or instrument, the terms, conditions and provisions of this Agreement shall prevail.

SECTION 11.03.    Applicable Government Rule; Jurisdiction; Etc.

(a)GOVERNING LAW. THIS AGREEMENT, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA WITHOUT ANY REFERENCE TO THE CONFLICT OF LAWS PRINCIPLES THEREOF, OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b)SUBMISSION TO JURISDICTION. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER FINANCING DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY HERETO MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION IF APPLICABLE LAW DOES NOT PERMIT A CLAIM, ACTION OR PROCEEDING REFERRED TO IN THE FIRST SENTENCE OF THIS SECTION TO BE FILED, HEARD OR DETERMINED IN OR BY THE COURTS SPECIFIED THEREIN.

(c)WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW,

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ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT IN ANY COURT REFERRED TO IN SECTION 11.03(b). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)Service of Process. Each party irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such Person at its then effective notice addresses pursuant to Section 11.11 (Notices and Other Communications). Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any other Financing Document in the courts of any jurisdiction if applicable law does not permit a claim, action or proceeding referred to in the first sentence of Section 11.03(b) to be filed, heard or determined in or by the courts specified therein.

(e)Immunity. To the extent that the Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Borrower hereby irrevocably and unconditionally waives such immunity in respect of its obligations under the Financing Documents and, without limiting the generality of the foregoing, agrees that the waiver set forth in this Section 11.03(e) shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and is intended to be irrevocable for purposes of such Act.

(f)WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER FINANCING DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.03.

SECTION 11.04.    Assignments.

(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each of the Senior Lenders, the Swing Line Lender, the Senior

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Issuing Banks and the Senior Facility Agent (and any attempted assignment or other transfer by the Borrower without such consent shall be null and void), and no Senior Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with Section 11.04(b) and Section 11.04(g), (ii) by way of participation in accordance with Section 11.04(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.04(e) (and any other attempted assignment or transfer by any party hereto shall be null and void).

(b)Subject to Section 11.04(g) and this Section 11.04(b), any Senior Lender may, at any time after the date hereof, assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, its participations in Letters of Credit or the Loans at the time owing to it) (provided that, on the date of such assignment, such assignment would not result in an increase in amounts payable by the Borrower under Section 5.03 (Increased Costs), unless such increase in amounts payable measured on such date of assignment is waived by the assigning and assuming Senior Lenders). Except in the case of (x) an assignment of the entire remaining amount of the assigning Senior Lender’s Commitment, its participations in Letters of Credit and the Loans at the time owing to it or (y) an assignment to a Senior Lender, or an Affiliate of a Senior Lender, or an Approved Fund with respect to a Senior Lender, the sum of (1) the unused Commitments, if any, (2) participations in Letters of Credit, if any, and (3) the outstanding Loans subject to each such assignment (determined as of the date the Lender Assignment Agreement with respect to such assignment is delivered to the Senior Facility Agent or, if “Trade Date” is specified in the Lender Assignment Agreement, as of the Trade Date) shall not be less than five million Dollars ($5,000,000), unless the Senior Facility Agent otherwise consents in writing. Subject to Section 11.04(g), each partial assignment shall be made as an assignment of the same percentage of the unused Commitments, participations in Letters of Credit and outstanding Loans and a proportionate part of all the assigning Senior Lender’s rights and obligations under this Agreement with respect to the Commitment, participations in Letters of Credit and outstanding Loans. The parties to each assignment shall execute and deliver to the Senior Facility Agent a Lender Assignment Agreement in the form of Exhibit E, together with a processing and recordation fee of three thousand five hundred Dollars ($3,500); provided that, (A) no such fee shall be payable in the case of an assignment to a Senior Lender, an Affiliate thereof or an Approved Fund with respect to a Senior Lender and (B) in the case of contemporaneous assignments by a Senior Lender to one or more Approved Funds managed by the same investment advisor (which Approved Funds are not then Senior Lenders hereunder), only a single such three thousand five hundred Dollars ($3,500) fee shall be payable for all such contemporaneous assignments. If the Eligible Assignee is not a Senior Lender prior to such assignment, it shall deliver to the Senior Facility Agent an administrative questionnaire and all documentation and other information required by bank regulatory authorities under applicable “know your customer” requirements. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Senior Facility Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Senior Facility Agent, the applicable pro rata share of Loans required to be made but not funded by the Defaulting Lender, to each of which

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the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Senior Facility Agent and each other Senior Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Proportionate Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs. Subject to acceptance and recording thereof by the Senior Facility Agent pursuant to Section 11.04(c), from and after the effective date specified in each Lender Assignment Agreement, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Lender Assignment Agreement, have the rights and obligations of a Senior Lender under this Agreement, and the assigning Senior Lender thereunder shall, to the extent of the interest assigned by such Lender Assignment Agreement, be released from its obligations under this Agreement (and, in the case of a Lender Assignment Agreement covering all of the assigning Senior Lender’s rights and obligations under this Agreement, such Senior Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 5.03 (Increased Costs), Section 5.06 (Taxes), Section 11.06 (Costs and Expenses) and Section 11.08 (Indemnification by the Borrower) with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Senior Lender’s having been a Defaulting Lender. Any assignment or transfer by a Senior Lender of rights or obligations under this Agreement that does not comply with this Section 11.04(b) shall be treated for purposes of this Agreement as a sale by such Senior Lender of a participation in such rights and obligations in accordance with Section 11.04(d). Upon any such assignment, the Senior Facility Agent will deliver a notice thereof to the Borrower (provided that, failure to deliver such notice shall not result in any liability for the Senior Facility Agent).

(c)The Senior Facility Agent shall maintain the Register in accordance with Section 2.03(e) (Borrowing of Working Capital Loans) above.

(d)Any Senior Lender may at any time, without the consent of, or notice to, the Borrower or the Senior Facility Agent, sell participations to any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) or any Loan Party, any Sponsor, any Material Project Party, any Person that is party to any Additional Material Project Document or any Affiliate or Subsidiary thereof) (each, a “Participant”) in all or a portion of such Senior Lender’s rights or obligations under this Agreement (including all or a portion of its Commitment, participations in Letters of Credit or the Loans owing to it); provided that, (i) such Senior Lender’s obligations under this Agreement shall remain unchanged, (ii) such Senior Lender remains solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Senior Facility Agent and the other Senior Lenders shall continue to deal solely and directly with such Senior Lender in connection with such Senior Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Senior Lender shall be responsible for the indemnity under Section 11.08 (Indemnification by the Borrower) with respect to any payments made by such Senior Lender to its Participant(s). Any agreement or

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instrument pursuant to which a Senior Lender sells such a participation shall provide that such Senior Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that, such agreement or instrument may provide that such Senior Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the proviso to Section 11.01 (Amendments, Etc.) that directly affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 5.03 (Increased Costs) and Section 5.06 (Taxes) (subject to the requirements and limitations therein, including the requirements under Section 5.06(e) (Taxes - Status of Lenders) (it being understood that any documentation required under Section 5.06 (Taxes) shall be delivered to the participating Senior Lender)) to the same extent as if it were a Senior Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that, such Participant (A) agrees to be subject to the provisions of Section 5.04 (Obligation to Mitigate) as if it were an assignee under paragraph (b) of this Section 11.04; and (B) shall not be entitled to receive any greater payment under Section 5.03 (Increased Costs) or Section 5.06 (Taxes), with respect to any participation, than its participating Senior Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Senior Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.04 (Obligation to Mitigate) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.14 (Right of Setoff) as though it were a Senior Lender; provided that, such Participant agrees to be subject to Section 4.15 (Sharing of Payments) as though it were a Senior Lender. Each Senior Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Letters of Credit, Loans or other obligations under the Financing Documents (the “Participant Register”); provided that, no Senior Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Financing Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Senior Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Senior Facility Agent (in its capacity as Senior Facility Agent) shall have no responsibility for maintaining a Participant Register.

(e)Any Senior Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Senior Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction; provided that, no such pledge or assignment shall release such Senior Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Senior Lender as a party hereto.

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(f)The words “execution,” “signed,” “signature,” and words of like import in any Lender Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Government Rule, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(g)All assignments by a Senior Lender of all or a portion of its rights and obligations hereunder shall be made only as an assignment of the same percentage of the outstanding Commitment, participations in Letters of Credit and outstanding Loans held by such Senior Lender.

SECTION 11.05. Benefits of Agreement. Nothing in this Agreement or any other Financing Document, express or implied, shall be construed to give to any Person, other than the parties hereto, each of their successors and permitted assigns under this Agreement or any other Financing Document, Participants, to the extent provided in Section 11.04 (Assignments), and, to the extent expressly contemplated hereby, the Related Parties of each of the Senior Facility Agent, the Common Security Trustee, the Swing Line Lender, the Senior Issuing Banks and the Senior Lenders, any benefit or any legal or equitable right or remedy under this Agreement.

SECTION 11.06. Costs and Expenses. The Borrower shall pay (a) all reasonable and documented out-of-pocket expenses incurred by each of the Senior Facility Agent, the Common Security Trustee, the Swing Line Lender, the Senior Issuing Banks and the Senior Lenders and their Affiliates (including all reasonable fees, costs and expenses of one counsel plus one local counsel for the Senior Lenders and their Affiliates in each relevant jurisdiction (provided that, in the case of the continuation of an Event of Default, any Senior Lender may retain separate counsel in the event of an actual conflict of interest (which may be multiple counsel, but only the least number necessary to resolve such conflict of interest) and the Borrower shall pay all reasonable fees, cost and expenses of such additional counsel)) in connection with the preparation, negotiation, syndication, execution and delivery of this Agreement and the other Financing Documents; (b) all reasonable and documented out of pocket expenses incurred by the Senior Facility Agent, the Common Security Trustee, the Swing Line Lender, the Senior Issuing Banks and the Senior Lenders (including all reasonable fees, costs and expenses of one counsel plus one local counsel for the Senior Lenders and their Affiliates in each relevant jurisdiction (provided that, in the case of the continuation of an Event of Default, any Senior Lender may retain separate counsel in the event of an actual conflict of interest (which may be multiple counsel, but only the least number necessary to resolve such conflict of interest) and the Borrower shall pay all reasonable fees, cost and expenses of such additional counsel)) in connection with any amendments, modifications or waivers of the provisions of this Agreement and the other Financing Documents (whether or not the transactions contemplated hereby or thereby are consummated); (c) all reasonable and documented out-of-pocket expenses incurred by the Senior Facility Agent and the Common Security Trustee (including all reasonable fees, costs and expenses of one counsel plus one local counsel for the Senior Lenders and their Affiliates in each relevant jurisdiction (provided that, in the case of the continuation of an Event of Default, any Senior Lender may retain separate counsel in the event of an actual conflict of

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interest (which may be multiple counsel, but only the least number necessary to resolve such conflict of interest) and the Borrower shall pay all reasonable fees, cost and expenses of such additional counsel)) in connection with the administration of this Agreement and the other Financing Documents (whether or not the transactions contemplated hereby or thereby are consummated); and (d) all reasonable and documented out-of-pocket expenses incurred by the Senior Secured Parties (including all reasonable fees, costs and expenses of one counsel plus one local counsel for the Senior Lenders and their Affiliates in each relevant jurisdiction (provided that, in the case of the continuation of an Event of Default, any Senior Lender may retain separate counsel in the event of an actual conflict of interest (which may be multiple counsel, but only the least number necessary to resolve such conflict of interest) and the Borrower shall pay all reasonable fees, cost and expenses of such additional counsel)) in connection with the enforcement or protection (other than in connection with assignment of Loans, participations in Letters of Credit or Commitments) of their rights in connection with this Agreement and the other Financing Documents, including their rights under this Section 11.06, including in connection with any workout, restructuring or negotiations in respect of the Obligations. The provisions of this Section 11.06 shall not supersede Sections 5.03 (Increased Costs) and 5.06 (Taxes). Notwithstanding the foregoing, in the event that the Common Security Trustee reasonably believes that a conflict exists in using one counsel, it may engage its own counsel.

SECTION 11.07. Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when it has been executed by the Senior Facility Agent and when the Senior Facility Agent has received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or portable document format (“pdf”) shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 11.08.    Indemnification by the Borrower.

(a)The Borrower hereby agrees to indemnify each Senior Secured Party and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including all reasonable fees, costs and expenses of counsel or consultants for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of:

(i)the execution or delivery of this Agreement, any other Transaction Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or the administration (other than expenses that do not constitute out-of-pocket expenses) or enforcement thereof;

(ii)any actual or alleged presence, Release or threatened Release of Hazardous Materials in violation of Environmental Laws or that could reasonably result in an Environmental Claim on or from the Project or any property owned or operated by

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the Borrower, or any Environmental Affiliate or any liability pursuant to an Environmental Law related in any way to the Project or the Borrower;

(iii)any actual or prospective claim (including Environmental Claims), litigation, investigation or proceeding relating to any of the foregoing, whether based on common law, contract, tort or any other theory, whether brought by a third party or by the Borrower or any of the Borrower’s members, managers or creditors, and regardless of whether any Indemnitee is a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Financing Documents is consummated, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; or

(iv)any claim, demand or liability for broker’s or finder’s or placement fees or similar commissions, whether or not payable by the Borrower, alleged to have been incurred in connection with such transactions, other than any broker’s or finder’s fees payable to Persons engaged by any Senior Secured Party or Affiliates or Related Parties thereof;

provided that, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) shall have arisen from a dispute between or among the Indemnitees or from a claim of an Indemnitee against another Indemnitee, which in either case is not the result of an act or omission of the Borrower or any of its Affiliates.

(b)To the extent that the Borrower for any reason fails to pay any amount required under Section 11.06 (Costs and Expenses) or Section 11.08(a) above to be paid by it to any of the Senior Facility Agent, the Common Security Trustee, the Swing Line Lender, any Senior Issuing Bank, any sub-agent thereof, or any Related Party of any of the foregoing, each Senior Lender severally agrees to pay in accordance with its Proportionate Share to the Senior Facility Agent, the Swing Line Lender, such Senior Issuing Bank, the Common Security Trustee, any such sub-agent, or such Related Party, as the case may be, such Senior Lender’s ratable share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Senior Facility Agent, the Common Security Trustee, the Swing Line Lender, such Senior Issuing Bank, or any sub-agent thereof in its capacity as such, or against any Related Party of any of the foregoing acting for the Senior Facility Agent, the Common Security Trustee, the Swing Line Lender, any Senior Issuing Bank, or any sub-agent thereof in connection with such capacity. The obligations of the Senior Lenders to make payments pursuant to this Section 11.08(b) are several and not joint and shall survive the payment in full of the Obligations and the termination of this Agreement. The failure of any Senior Lender to make payments on any date required hereunder shall not relieve any other Senior Lender of its corresponding obligation to do so on such date, and no Senior Lender shall be responsible for the failure of any other Senior Lender to do so.

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(c)All amounts due under this Section 11.08 shall be payable not later than ten (10) Business Days after demand therefor.

(d)The provisions of this Section 11.08 shall not supersede Sections 5.03 (Increased Costs) and 5.06 (Taxes).

(e)The Senior Facility Agent shall be fully justified in taking, refusing to take or continuing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Senior Lenders against any and all liability and expense which may be incurred by it by reason of taking, refusing to take or continuing to take any such action.

SECTION 11.09. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Financing Document, the interest paid or agreed to be paid under the Financing Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Government Rule (the “Maximum Rate”). If the Senior Facility Agent, the Swing Line Lender, any Senior Issuing Bank or any Senior Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Senior Facility Agent, any Senior Lender, the Swing Line Lender or any Senior Issuing Bank exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Government Rule, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest and (b) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 11.10. No Waiver; Cumulative Remedies. No failure by any Senior Secured Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Financing Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Financing Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

SECTION 11.11.    Notices and Other Communications.

(a)Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or, except with respect to any notice of Default or Event of Default, sent by email to the address(es), facsimile number or email address specified for the Borrower, the Senior Facility Agent, the Common Security Trustee, the Swing Line Lender, the Senior Issuing Banks or the Senior Lenders, as applicable, on Schedule 11.11.

(b)Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; and notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business

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hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications shall be effective as provided in Section 11.11(c).

(c)Unless otherwise prescribed, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that, if such notice or other communication is not received during the normal business hours of the recipient, such notice or communication shall be deemed to have been received at the opening of business on the next Business Day for the recipient and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in Schedule 11.11 of notification that such notice or communication is available and identifying the website address therefor. Notwithstanding the above, all notices delivered by the Borrower to the Senior Facility Agent through electronic communications shall be followed by the delivery of a hard copy.

(d)Each of the Borrower, the Senior Facility Agent and the Common Security Trustee may change its address, facsimile telephone number or email address for notices and other communications hereunder by notice to the other parties hereto. Any Senior Lender, the Swing Line Lender and any Senior Issuing Bank may change its address, facsimile, telephone number or email address for notices and other communications hereunder by notice to the Borrower, the Senior Facility Agent and the Common Security Trustee.

(e)The Senior Facility Agent, the Common Security Trustee, the Swing Line Lender, the Senior Issuing Banks and the Senior Lenders shall be entitled to rely and act upon any written notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Senior Facility Agent, the Common Security Trustee, the Swing Line Lender, the Senior Issuing Banks, the Senior Lenders and the Related Parties of each of them for all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Senior Facility Agent, the Common Security Trustee, the Swing Line Lender, the Senior Issuing Banks and the Senior Lenders by the Borrower may be recorded by the Senior Facility Agent, the Common Security Trustee, the Swing Line Lender, the Senior Issuing Banks and the Senior Lenders, as applicable, and each of the parties hereto hereby consents to such recording.

(f)The Senior Facility Agent agrees that the receipt of the communications by the Senior Facility Agent at its e-mail addresses set forth in Schedule 11.11 shall constitute effective delivery to the Senior Facility Agent for purposes of the Financing Documents. The Swing Line Lender, each Senior Issuing Bank and each Senior Lender agrees to notify the Senior Facility Agent in writing (including by electronic communication) from time to time of such Senior Lender’s e-mail address(es) to which the notices may be sent by electronic transmission and that such notices may be sent to such e-mail address(es).

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(g)Notwithstanding the above, nothing herein shall prejudice the right of the Senior Facility Agent, the Common Security Trustee, the Swing Line Lender, any Senior Issuing Bank and any of the Senior Lenders to give any notice or other communication pursuant to any Financing Document in any other manner specified in such Financing Document.

(h)So long as The Bank of Nova Scotia is the Senior Facility Agent, the Borrower hereby agrees that it will provide to the Senior Facility Agent all information, documents and other materials that it is obligated to furnish to the Senior Facility Agent pursuant to the Financing Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to any Loan borrowing, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default or (iv) is required to be delivered to satisfy any condition precedent to any Extension of Credit (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Senior Facility Agent at the email addresses specified in Schedule 11.11. In addition, the Borrower agrees to continue to provide the Communications to the Senior Facility Agent in the manner specified in the Financing Documents but only to the extent requested by the Senior Facility Agent.

(i)So long as The Bank of Nova Scotia is the Senior Facility Agent, the Borrower further agrees that the Senior Facility Agent may make the Communications available to the Senior Lenders by posting the Communications on an internet website that may, from time to time, be notified to the Senior Lenders (or any replacement or successor thereto) or a substantially similar electronic transmission system (the “Platform”). The costs and expenses incurred by the Senior Facility Agent in creating and maintaining the Platform shall be paid by the Borrower in accordance with Section 11.06 (Costs and Expenses).

(j) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE SENIOR FACILITY AGENT DOES NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE SENIOR FACILITY AGENT IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE SENIOR FACILITY AGENT OR ANY AFFILIATE THEREOF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY SENIOR LENDER, THE SWING LINE LENDER, ANY SENIOR ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR ANY AGENT PARTY’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS

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FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

SECTION 11.12. Patriot Act Notice. Each of the Senior Lenders, the Swing Line Lender, the Senior Issuing Banks, the Senior Facility Agent and the Common Security Trustee hereby notifies the Borrower that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Senior Lenders, the Swing Line Lender, the Senior Issuing Banks, the Senior Facility Agent or the Common Security Trustee, as applicable, to identify the Borrower in accordance with the Patriot Act.

SECTION 11.13. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Senior Facility Agent, the Common Security Trustee, the Swing Line Lender, any Senior Issuing Bank or any Senior Lender, or the Senior Facility Agent, the Common Security Trustee, the Swing Line Lender, any Senior Issuing Bank or any Senior Lender (as the case may be) exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Senior Facility Agent, the Common Security Trustee, the Swing Line Lender, such Senior Issuing Bank or such Senior Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any bankruptcy or insolvency proceeding or otherwise, then (a) to the extent of such recovery, the Obligation or part thereof originally intended to be satisfied by such payment shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) the Swing Line Lender, each Senior Issuing Bank and each Senior Lender severally agrees to pay to the Senior Facility Agent or the Common Security Trustee upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Senior Facility Agent or the Common Security Trustee, as the case may be, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Swing Line Lender, the Senior Issuing Banks and the Senior Lenders under this Section 11.13 shall survive the payment in full of the Obligations and the termination of this Agreement.

SECTION 11.14. Right of Setoff. Each of the Swing Line Lender, the Senior Issuing Banks, the Senior Lenders and each of their respective Affiliates is hereby authorized at any time and from time to time during the continuance of an Event of Default, to the fullest extent permitted by applicable Government Rule, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Swing Line Lender, Senior Issuing Bank, Senior Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under this Agreement or any other Financing Document to such Swing Line Lender, Senior Issuing Bank or Senior Lender, as applicable, irrespective of whether or not such Swing Line Lender, Senior Issuing Bank or Senior Lender, as applicable, shall have made any demand under this Agreement or any other Financing Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Swing Line Lender, Senior

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Issuing Bank or Senior Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of the Swing Line Lender, the Senior Issuing Banks, the Senior Lenders and their respective Affiliates under this Section 11.14 are in addition to other rights and remedies (including other rights of setoff) that such Swing Line Lender, Senior Issuing Bank, Senior Lender or their respective Affiliates may have. Each of the Swing Line Lender, the Senior Issuing Banks and the Senior Lenders agrees to notify the Borrower and the Senior Facility Agent promptly after any such setoff and application; provided that, the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 11.15. Severability. If any provision of this Agreement or any other Financing Document is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Financing Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 11.16. Survival. Notwithstanding anything in this Agreement to the contrary, Section 5.03 (Increased Costs), Section 5.06 (Taxes), Section 11.06 (Costs and Expenses), Section 11.08 (Indemnification by the Borrower) and Section 11.13 (Payments Set Aside) shall survive any termination of this Agreement. In addition, each representation and warranty made hereunder and in any other Financing Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties shall be considered to have been relied upon by the Senior Secured Parties regardless of any investigation made by any Senior Secured Party or on their behalf and notwithstanding that the Senior Secured Parties may have had notice or knowledge of any Default or Event of Default at the time of the Extension of Credit, and shall continue in full force and effect as of the date made or any date referred to herein as long as any Loan or any other Obligation hereunder or under any other Financing Document shall remain unpaid or unsatisfied.

SECTION 11.17. Treatment of Certain Information; Confidentiality. Each of the Senior Facility Agent, the Common Security Trustee, the Swing Line Lender, the Senior Issuing Banks, and the Senior Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective shareholders, members, partners, directors, officers, employees, agents, advisors, auditors, insurers and representatives (provided that, the Persons to whom such disclosure is made will be informed prior to disclosure of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested or required by any regulatory authority purporting to have jurisdiction over it or to any Federal Reserve Bank or central bank in connection with a pledge or assignment pursuant to Section 11.04(e) (Assignments); (c) to the extent required by applicable Government Rule or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or under any other Financing Document or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder (including any actual or prospective purchaser of Collateral); (f) subject to an agreement containing provisions

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substantially the same as those of this Section 11.17, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Borrower or (iii) any Person (and any of its officers, directors, employees, agents or advisors) that may enter into or support, directly or indirectly, or that may be considering entering into or supporting, directly or indirectly, either (A) contractual arrangements with the Senior Facility Agent, the Common Security Trustee, the Swing Line Lender, such Senior Issuing Bank, or such Senior Lender, or any Affiliates thereof, pursuant to which all or any portion of the risks, rights, benefits or obligations under or with respect to any Loan, Letter of Credit or Financing Document is transferred to such Person or (B) an actual or proposed securitization or collateralization of, or similar transaction relating to, all or a part of any amounts payable to or for the benefit of any Senior Lender under any Financing Document (including any rating agency); (g) with the consent of the Borrower (which consent shall not unreasonably be withheld or delayed); (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 11.17 or (ii) becomes available to the Senior Facility Agent, the Common Security Trustee, the Swing Line Lender, any Senior Issuing Bank, any Senior Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower; (i) to any state, federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Senior Lender, the Swing Line Lender, any Senior Issuing Bank, the Common Security Trustee or the Senior Facility Agent; or (j) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Borrower received by it from any Senior Lender, the Swing Line Lender, any Senior Issuing Bank, the Common Security Trustee or the Senior Facility Agent, as applicable). In addition, the Senior Facility Agent, the Common Security Trustee, the Swing Line Lender, any Senior Issuing Bank, and any Senior Lender may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Senior Facility Agent, the Common Security Trustee, the Swing Line Lender, any Senior Issuing Bank, and any Senior Lender in connection with the administration and management of this Agreement, the other Financing Documents, the Commitments, the Letters of Credit and the Loans. For the purposes of this Section 11.17, “Information” means written information that is furnished by or on behalf of the Borrower, the Pledgor, the Sponsor or any of their Affiliates to the Senior Facility Agent, the Common Security Trustee, the Swing Line Lender, any Senior Issuing Bank, or any Senior Lender pursuant to or in connection with any Financing Document, relating to the assets and business of the Borrower, the Pledgor, the Sponsor or any of their Affiliates, but does not include any such information that (i) is or becomes generally available to the public other than as a result of a breach by the Senior Facility Agent, the Common Security Trustee, the Swing Line Lender, such Senior Issuing Bank or such Senior Lender of its obligations hereunder, (ii) is or becomes available to the Senior Facility Agent, the Common Security Trustee, the Swing Line Lender, such Senior Issuing Bank or such Senior Lender from a source other than the Borrower, the Pledgor, the Sponsor or any of their Affiliates, as applicable, that is not, to the knowledge of the Senior Facility Agent, the Common Security Trustee, the Swing Line Lender, such Senior Issuing Bank, or such Senior Lender, acting in

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violation of a confidentiality obligation with the Borrower, the Pledgor, the Sponsor or any of their Affiliates, as applicable or (iii) is independently compiled by the Senior Facility Agent, the Common Security Trustee, the Swing Line Lender, any Senior Issuing Bank, or any Senior Lender, as evidenced by their records, without the use of the Information. Any Person required to maintain the confidentiality of Information as provided in this Section 11.17 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 11.18. Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Government Rule, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party hereto or their Related Parties, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Financing Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No party hereto or its Related Parties shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Financing Documents or the transactions contemplated hereby or thereby.

SECTION 11.19. Waiver of Litigation Payments. To the extent that any party hereto may, in any action, suit or proceeding brought in any of the courts referred to in Section 11.03(b) (Applicable Government Rule; Jurisdiction; Etc.) or elsewhere arising out of or in connection with this Agreement or any other Financing Document to which it is a party, be entitled to the benefit of any provision of law requiring any other party hereto in such action, suit or proceeding to post security for the costs of such Person or to post a bond or to take similar action, each such Person hereby irrevocably waives such benefit, in each case to the fullest extent now or in the future permitted under the laws of the State of New York or, as the case may be, the jurisdiction in which such court is located.

SECTION 11.20. Reinstatement. This Agreement and the obligations of the Borrower hereunder shall automatically be reinstated if and to the extent that for any reason any payment made pursuant to this Agreement is rescinded or must otherwise be restored or returned, whether as a result of any proceedings in bankruptcy or reorganization or otherwise with respect to the Borrower or any other Person or as a result of any settlement or compromise with any Person (including the Borrower) in respect of such payment, and the Borrower shall pay the Senior Secured Parties on demand all of their reasonable costs and expenses (including reasonable fees, expenses and disbursements of counsel) incurred by such parties in connection with such rescission or restoration.

SECTION 11.21.    No Recourse.

(a)Each Senior Secured Party that is a party hereto acknowledges and agrees that the obligations of the Loan Parties under this Agreement and the other Financing Documents, including with respect to the payment of the principal of or premium or penalty, if any, or

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interest on any Obligations, or any part thereof, or for any claim based thereon or otherwise in respect thereof or related thereto, are obligations solely of the Loan Parties and shall be satisfied solely from the Security and the assets of the Loan Parties and shall not constitute a debt or obligation of the Sponsor or any of its respective Affiliates (other than the Loan Parties), nor of any past, present or future officers, directors, employees, shareholders, agents, attorneys or representatives of the Loan Parties, the Sponsor and their respective Affiliates (collectively (but excluding the Loan Parties), the “Non-Recourse Parties”).

(b)Each Senior Secured Party that is party hereto acknowledges and agrees that the Non-Recourse Parties shall not be liable for any amount payable under this Agreement or any Financing Document, and no Senior Secured Party shall seek a money judgment or deficiency or personal judgment against any Non-Recourse Party for payment or performance of any obligation of the Loan Parties under this Agreement or the other Financing Documents.

(c)The acknowledgments, agreements and waivers set out in this Section 11.21 shall survive termination of this Agreement and shall be enforceable by any Non-Recourse Party and are a material inducement for the execution of this Agreement and the other Financing Documents by the Loan Parties.

SECTION 11.22. Intercreditor Agreement. Any actions, consents, approvals, authorizations or discretion taken, given, made or exercised, or not taken, given, made or exercised by the Senior Facility Agent, acting as a Secured Debt Holder Group Representative on behalf of the Senior Lenders, the Swing Line Lender and the Senior Issuing Banks, in accordance with the Intercreditor Agreement shall be binding on each Senior Lender, the Swing Line Lender and each Senior Issuing Bank. Notwithstanding anything to the contrary herein, in the case of any inconsistency between this Agreement and the Intercreditor Agreement, the Intercreditor Agreement shall govern.

SECTION 11.23. Amendment and Restatement. This Agreement amends and restates the Original Working Capital Facility. The parties hereto acknowledge and agree that this Agreement does not constitute a novation or termination of the obligations under the Original Working Capital Facility and that all such obligations are in all respects continued and outstanding as obligations under this Agreement except to the extent such obligations are modified from and after the date of this Agreement as provided in this Agreement.

SECTION 11.24. Termination. This Agreement shall terminate and shall have no force and effect (except with respect to the provisions that expressly survive termination of this Agreement) if all Obligations have been ~~indefeasibly~~ paid in full, all Letters of Credit have expired or been fully drawn upon or cash collateralized in accordance with Section 9.02(c) (Acceleration Upon Bankruptcy) and all Commitments have been terminated or reduced in whole and the Senior Facility Agent shall have given the notice required by Section 2.11(a) (Termination of Obligations) of the Common Terms Agreement.

SECTION 11.25. No Fiduciary Duty. The Senior Facility Agent, each Senior Issuing Bank, the Swing Line Lender and each Senior Lender and their respective Affiliates (collectively, solely for purposes of this Section 11.25, the “Lenders”), may have economic interests that conflict with those of the Borrower, its equity holders and/or its Affiliates. The

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Borrower agrees that nothing in the Financing Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrower, its equity holders or its Affiliates, on the other. The Borrower acknowledges and agrees that (i) the transactions contemplated by the Financing Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower, its equity holders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower, its equity holders or its Affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Financing Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrower or its Affiliates, or its or their management, stockholders (or other equity holders), creditors or any other Person. The Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.

[Remainder of Page Intentionally Left Blank]

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Schedule 8.01

COVENANTS

1.	AFFIRMATIVE COVENANTS

1.1	Separateness

The Borrower shall comply at all times with the separateness provisions set forth on Schedule 6.1 of the Common Terms Agreement.

1.2	Project Documents, Etc.

(a)
The Borrower shall comply with all of its covenants and obligations under the Material Project Documents and Government Approvals, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(b)
The Borrower shall notify the Common Security Trustee and the Senior Facility Agent (i) when entering into or terminating any Material Project Documents and provide a copy of any such contract to the Common Security Trustee and the Senior Facility Agent and (ii) promptly upon obtaining knowledge thereof, of any material adverse change in the status of any Fundamental Government Approval.

(c)
The Borrower shall not agree to any material amendment or termination of any Material Project Document to which it is or becomes a party unless (i) a copy of such amendment or termination has been delivered to the Senior Facility Agent at least five (5) days in advance of the effective date thereof along with a certificate of an Authorized Officer of the Borrower certifying that the proposed amendment or termination would not reasonably be expected to have a Material Adverse Effect or (ii) the Borrower has obtained the consent of the Required Senior Lenders to such amendment or termination.

1.3	Maintenance of Existence, Etc.

Subject to the rights of the Borrower under Section 2.2 of this Schedule 8.01, the Borrower shall do all things necessary to maintain: (a) its limited liability company existence in its jurisdiction of organization; provided, that, subject to the last sentence of this Section 1.3, the foregoing shall not prohibit conversion into another form of entity or continuation in another jurisdiction and (b) the power and authority (corporate and otherwise) necessary under the applicable Governmental Rules to own its properties and to carry on the business of the Project. The Borrower shall not dissolve, liquidate, and shall not take any action to amend or modify its corporate constituent or governing documents where such amendment would be adverse in any material respect to the Secured Parties.

Sch. 8.01 - 1

1.4	Books and Records; Inspection Rights

The Borrower shall keep proper books of record in accordance with GAAP and grant the Senior Facility Agent or its designee from time to time, including during the pendency of a Default or an Event of Default, upon reasonable prior written notice but no more than twice per calendar year (unless a Default or Event of Default has occurred and is continuing) reasonable access to all of its books and records and the physical facilities of the Project, provided that all such inspections are conducted during normal business hours in a manner that does not disrupt the operation of the Project. So long as a Default or any Event of Default has occurred and is continuing, the reasonable fees and documented expenses of such persons shall be for the account of the Borrower.

1.5	Compliance with Government Rules, Etc.

(a)
The Borrower shall (i) comply with all applicable Government Rules, except where such failure to comply would not reasonably be expected to have a Material Adverse Effect and (ii) notify the Senior Facility Agent promptly following the initiation of any proceedings or material disputes with any Government Authority or other parties, which would reasonably be expected to have a Material Adverse Effect, relating to compliance or noncompliance with any such Government Rule.

(b)	The Borrower and its Affiliates shall comply in all respects with Anti-Terrorism and Money Laundering Laws and OFAC Laws.

(c)
The Borrower will not, and will procure that its Affiliates, directors and officers do not, directly or, to the Borrower’s Knowledge, indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person:

(i)
in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money or anything else of value, to any Person in violation of any Anti-Terrorism and Money Laundering Laws, Anti-Corruption Laws or OFAC Laws, to the extent applicable;

(ii)
to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the target of sanctions under OFAC or by the US Department of State, the European Union or Her Majesty’s Treasury, to the extent applicable; or

(iii)
in any other manner that would result in a violation of any Anti-Terrorism and Money Laundering Laws, Anti-Corruption Laws or sanctions under OFAC or by the US Department of State, the European Union or Her Majesty’s Treasury, to the extent applicable, by any Person (including any Person participating in the Facility Loans, whether as Senior Lender, Common Security Trustee or otherwise).

Sch. 8.01 - 2

(d)
The Borrower shall at all times obtain and maintain and use commercially reasonable efforts to cause third parties, as allowed pursuant to Government Rule, to obtain or maintain in full force and effect all material permits, licenses, trademarks, patents, agreements or Government Approvals necessary for the Development.

(e)
The Borrower agrees that if it obtains Knowledge or receives any written notice that the Borrower, any Affiliate or any Person holding any legal or beneficial interest whatsoever therein (whether directly or indirectly) is named on the OFAC SDN List or is otherwise subject to OFAC, US Department of State, European Union or Her Majesty’s Treasury sanctions (such occurrence, a “Sanctions Violation”), the Borrower shall immediately (i) give written notice to the Common Security Trustee and the Senior Facility Agent of such Sanctions Violation, and (ii) comply with all applicable laws with respect to such Sanction Violation (regardless of whether the party included on the OFAC SDN List is located within the jurisdiction of the United States of America), and the Borrower hereby authorizes and consents to the Common Security Trustee and the Senior Facility Agent (as the case may be) taking any and all steps the Common Security Trustee and the Senior Facility Agent (as the case may be) deem necessary, in its sole discretion, to comply with all applicable laws governing such sanctions with respect to any such Sanction Violation, including the “freezing” or “blocking” of assets and reporting such action to OFAC.

1.6	Insurance; Events of Loss.

(a)
Insurance Maintained by the Borrower, the EPC Contractor and the Operator. The Borrower shall (i) procure at its own expense and maintain in full force and effect and (ii) cause the EPC Contractor, the Operator and each other Material Project Party, as applicable, to procure at such Person’s own expense and maintain in full force and effect, the insurance set forth on, and subject to the provisions of, Schedule 6.6 of the Common Terms Agreement and any insurance required to be maintained by such Person pursuant to its applicable Project Document. Upon request, the Borrower shall provide to the Senior Facility Agent (with a copy to the Insurance Advisor) evidence of the maintenance of such insurance. Prior to the expiration of any such insurance policy, the Borrower shall have delivered to the Senior Facility Agent binders evidencing the commitment of insurers to provide a replacement or renewal for such insurance policy together with evidence of the payment of all premiums then payable in respect of such insurance policies. Without limiting the obligations under Section 1.6(b) of this Schedule 8.01, upon the issuance, renewal or replacement of any insurance policy, and in any event not less than once per annum, the Borrower shall deliver to the Senior Facility Agent a certificate of an Authorized Officer of the Borrower, certifying that all such insurance policies are in full force and effect and in compliance with the requirements of this Section and Schedule 6.6 of the Common Terms Agreement confirmed by the Insurance Consultant.

Sch. 8.01 - 3

(b)
Insurance Certificates. Within ten (10) Business Days following the date that Notice to Proceed has been issued under the Stage 3 EPC Contract and~~, if applicable,~~ the Stage 4 EPC Contract, the Borrower shall deliver certificates of insurance evidencing the existence of all insurance then required to be maintained by the Borrower as set forth on Schedule 6.6 of the Common Terms Agreement and any insurance required to be maintained by such Person pursuant to its applicable Project Document and a certificate of an Authorized Officer of the Borrower setting forth the insurance obtained and stating that such insurance and, to his or her knowledge, all insurance required to be obtained by a Material Project Party pursuant to a Material Project Document (i) has been obtained and in each case is in full force and effect, (ii) that such insurance materially complies with the Financing Documents and (iii) that all premiums then due and payable on all insurance required to be obtained by the Borrower have been paid.

(c)
Certain Remedies. In the event the Borrower fails to obtain or maintain, or cause to be obtained and maintained, the full insurance coverage required by this Section 1.6, the Common Security Trustee may (but shall not be obligated to) take out the required policies of insurance and pay the premiums on the same. All amounts so advanced by the Common Security Trustee shall become an Obligation and the Borrower shall forthwith pay such amounts to the Common Security Trustee, together with interest from the date of payment by the Common Security Trustee at the Default Rate.

(d)
DSU Insurance. The Borrower shall, at the request of the Common Security Trustee in consultation with the Independent Engineer, exercise its option to file a claim under the Delayed Startup Insurance under any EPC Contract (as described on Exhibit A to each Umbrella Insurance Agreement) in accordance with Section 9.3(A) (DSU Insurance) of the applicable the EPC Contract.

(e)
Flood Insurance. With respect to all Mortgaged Property located in a Special Flood Hazard Area, the Borrower will obtain and maintain at all times flood insurance for all Collateral located on such property as may be required under the Flood Program and will provide to each Senior Lender evidence of compliance with such requirements as may be reasonably requested by such Senior Lender. The timing and process for delivery of such evidence will be as set forth on Schedule 6.6 of the Common Terms Agreement.

1.7	Project Construction; Maintenance of Properties.

(a)
The Borrower shall construct and complete, operate and maintain the Project, and cause the Project to be constructed, operated and maintained, as applicable, (A) consistent with Prudent Industry Practices and consistent in all material respects with applicable Government Rules, the EPC Contracts, the Construction Budget and Construction Schedule, the Operating Manual, the other Project Documents, and in accordance with the requirements for maintaining the effectiveness of the material warranties of the EPC Contractor and each subcontractor thereof (including equipment manufacturers), and (B) within, subject to the following proviso, the then effective Operating Budget; provided, that the Borrower may (x) exceed in the aggregate for all Operating Budget Categories in

Sch. 8.01 - 4

any Operating Budget by fifteen percent (15%) or less of the aggregate budgeted amount therefor on an annual basis, but excluding, for purposes of calculating the foregoing allowable increases, amounts in the then effective Operating Budget for Gas purchases, and (y) notwithstanding the foregoing, further exceed the Operating Budget and any Operating Budget Category thereof (I) with respect to payments under Gas purchase contracts for the Project, (II) as required by Government Rule or for compliance with any Government Approval applicable to the Borrower or the Development (or to cure or remove the effect of any termination, suspension, or Impairment of any Government Approval), as described by the Borrower to the reasonable satisfaction of the Common Security Trustee and each Secured Debt Holder Group Representative, ~~or~~ (III) to the extent any excess amounts are paid for using Distributable Cash, or (IV) to the extent required to respond to an emergency or accident, the failure to respond to which could reasonably be expected to create a significant risk of personal injury or physical damage to the Project or material threat to the environment, in which case:

(i)
if the Borrower reasonably determines that there is a sufficient time to do so prior to responding to any such emergency or accident, the Borrower shall substantiate the expenses expected to be incurred by the Borrower in connection with such emergency or accident to the reasonable satisfaction of the Common Security Trustee and the Senior Facility Agent; or

(ii)
if the Borrower reasonably determines that there is not sufficient time to take the actions described in clause (i) above prior to responding to any such emergency or accident, promptly following such emergency or accident, the Borrower shall describe in writing to the Common Security Trustee and the Senior Facility Agent the steps that were taken by the Borrower in respect of such emergency or accident and the expenses incurred by the Borrower in connection therewith, all in reasonable detail.

(b)
The Borrower shall take such action as contemplated under Section 6.2(A)(12) (Change Orders Requested by Contractor) of each EPC Contract to avoid any delay with respect to the Guaranteed Substantial Completion Dates for any train of the Project or a delay that would result in the date specified for Ready for Start Up in Attachment E to such EPC Contract for such train of the Project to occur less than four (4) months prior to the Guaranteed Substantial Completion Date for such train.

(c)
In the event that any train of the Project fails to achieve the Performance Guarantee by the applicable Guaranteed Substantial Completion Date (each as defined in the applicable EPC Contract), the Borrower shall not, without the consent of the Required Secured Parties (in consultation with the Independent Engineer), elect the option available to it under Section 11.4(A) (Minimum Acceptance Criteria and Performance Liquidated Damages) of such EPC Contract.

Sch. 8.01 - 5

(d)
In the event that any train of the Project fails to achieve the Minimum Acceptance Criteria (as defined in the applicable EPC Contract) and Substantial Completion upon the termination of the Minimum Acceptance Criteria Correction Period (as defined in the applicable EPC Contract), the Borrower shall not, without the consent of the Required Secured Parties (in consultation with the Independent Engineer) elect the option available to it under Section 11.4(B) (Minimum Acceptance Criteria and Performance Liquidated Damages) of such EPC Contract.

(e)
Unless the applicable Defect Correction Period (and any extension thereof) with respect to each Subproject (as such terms are defined in the applicable EPC Contract) has expired and the EPC Contractor has completed and paid any warranty claims submitted by the Borrower with respect to such Subproject, the Borrower shall draw on the applicable EPC Letter of Credit at the time of any reduction thereof pursuant to Section 9.2.B (Irrevocable Standby Letter of Credit) of the applicable EPC Contract in the amount of such reduction.

1.8	Taxes

The Borrower (or, for purposes of this Section 1.8, if it is a disregarded entity for U.S. income tax purposes, its direct owner) shall pay and discharge all Taxes imposed on the Borrower or on its income or profits or on any of its Property prior to the date on which any penalties may attach; provided, that the Borrower shall have the right to Contest the validity or amount of any such Tax. The Borrower (or, for purposes of this Section 1.8, if it is a disregarded entity for U.S. tax purposes, its owner) shall promptly pay any valid, final judgment rendered upon the conclusion of the relevant Contest, if any, enforcing any such Tax and cause it to be satisfied of record.

1.9	Maintenance of Liens

(a)
The Borrower shall grant a security interest to the Common Security Trustee for the benefit of the Secured Parties in the Borrower’s interest in all Project assets and Project Documents acquired or entered into, as applicable, from time to time (except to the extent expressly permitted to be excluded from the Liens created by the Security Documents pursuant to the terms thereof) and shall take, or cause to be taken, all action reasonably required to maintain and preserve the Liens created by the Security Documents to which it is a party and the priority of such Liens.

(b)
The Borrower shall from time to time execute or cause to be executed any and all further instruments (including financing statements, continuation statements and similar statements with respect to any Security Document) reasonably requested by the Common Security Trustee for such purposes.

Sch. 8.01 - 6

(c)	The Borrower shall preserve and maintain good, legal and valid title to, or rights in, the Collateral free and clear of Liens other than Permitted Liens.

(d)	The Borrower shall promptly discharge at the Borrower’s cost and expense, any Lien (other than Permitted Liens) on the Collateral.

1.10	Use of Proceeds

The Borrower shall use the proceeds of the Loans solely for purposes permitted in this Agreement.

1.11	[Reserved]

1.12	Operating Budget

(a)
No less than forty-five (45) days prior to the Substantial Completion of each train of the Project, and no less than forty-five (45) days prior to the beginning of each calendar year thereafter, the Borrower shall prepare a proposed operating plan and a budget setting forth in reasonable detail the projected requirements for Operation and Maintenance Expenses for the Borrower and the Project for the ensuing calendar year (or, in the case of the initial Operating Budget, the remaining portion thereof) and provide the Independent Engineer, the Common Security Trustee, and the Senior Facility Agent with a copy of such operating plan and budget (the “Operating Budget”). Each Operating Budget shall be prepared in accordance with a form approved by the Independent Engineer, shall set forth all material assumptions used in the preparation of such Operating Budget, and shall become effective upon approval of the Senior Facility Agent, acting reasonably and in consultation with the Independent Engineer; provided, that if the Senior Facility Agent shall not have approved or disapproved the Operating Budget within thirty (30) days after receipt thereof, such Operating Budget shall be deemed to have been approved; and provided, further that the Senior Facility Agent shall have neither the right nor the obligation to approve costs for Gas purchase contracts for the Project contained in the Operating Budget. If the Borrower does not have an effective annual Operating Budget before the beginning of any calendar year, until such proposed Operating Budget is approved, the Operating Budget most recently in effect shall continue to apply; provided, that (A) any items of the proposed Operating Budget that have been approved shall be given effect in substitution of the corresponding items in the Operating Budget most recently in effect, (B) costs for Gas purchase contracts for the Project shall be as provided by the Borrower and (C) all other items shall be increased by the lesser of (x) two and one-half percent (2.5%) and (y) the increase proposed by the Borrower for such item in such proposed Operating Budget.

(b)
Each Operating Budget delivered pursuant to this Section 1.12 shall contain Operating Budget Categories, and shall specify for each Fiscal Quarter and for each such Operating Budget Category the amount budgeted for such category for such Fiscal Quarter.

Sch. 8.01 - 7

(c)	Each Operating Budget may only be amended with the prior written consent of the Senior Facility Agent, which consent shall not be unreasonably withheld, conditioned, or delayed.

1.13	Other Documents and Information

The Borrower shall furnish to the Senior Facility Agent:

(a)
promptly after the filing thereof, a copy of each filing made by (i) the Borrower with FERC with respect to the Project; or (ii) the Borrower with DOE/FE with respect to the export of LNG from, or the import of LNG to, the Project; except in the case of (i) or (ii) such as are routine or ministerial in nature;

(b)
promptly after obtaining Knowledge thereof, a copy of each filing with respect to (i) the Project or the Pipeline made with FERC by any Person other than the Borrower in any proceeding before FERC in which the Borrower is the captioned party or respondent, except for such filings as are routine or ministerial in nature, or (ii) the import of LNG to, or the export of LNG from, the Project made with DOE/FE by any Person other than the Borrower in any proceeding before FERC in which the Borrower is the captioned party or respondent, except for such filings as are routine or ministerial in nature;

(c)
promptly after the filing thereof, a copy of each filing, certification, waiver, exemption, claim, declaration, or registration made with respect to Government Approvals to be obtained or filed by the Borrower with any Government Authority, except such filings, certifications, waivers, exemptions, claims, declarations, or registrations that are routine or ministerial in nature and in respect of which a failure to file could not reasonably be expected to have a Material Adverse Effect;

(d)	promptly after receipt or publication thereof, a copy of each material Government Approval obtained by the Borrower; and

(e)
promptly upon obtaining Knowledge thereof, a description of each change in the status of any Government Approval identified on Schedule 4.6(a) of the Common Terms Agreement and Schedule 4.6(b) of the Common Terms Agreement other than routine or ministerial changes.

1.14	~~Train 6 Debt; Independent Engineer~~[Reserved].

~~In the event Train 6 Debt is incurred, the Borrower shall provide to the Senior Facility Agent a copy of any report from the Independent Engineer and any other consultant that the Holders of such Train 6 Debt are entitled to receive.~~

1.15	Debt Service Coverage Ratio

(a)
The Borrower shall not permit the Debt Service Coverage Ratio as of the end of any Fiscal Quarter from and following the Initial Quarterly Payment Date to be less than 1.15 to 1.00. Not later than ten (10) Business Days following the last day of each Fiscal Quarter

Sch. 8.01 - 8

following the Initial Quarterly Payment Date, the Borrower shall calculate and deliver to the Common Security Trustee its calculation of the Debt Service Coverage Ratio. The Common Security Trustee shall notify the Borrower in writing of any reasonable corrections which should be made to such Debt Service Coverage Ratio calculations, within ten (10) Business Days of receipt. Borrower shall incorporate all such reasonable corrections, changes or adjustments consistent with the terms of this Agreement.

(b)
Notwithstanding anything in Section 1.15(a) of this Schedule 8.01 to the contrary, in the event that the Debt Service Coverage Ratio as of the end of any Fiscal Quarter is less than 1.15 to 1.00 but greater than 1.00 to 1.00, any direct or indirect owner of the Borrower shall have the right to provide cash to the Borrower, not later than ten (10) Business Days following the date of delivery of the calculation of the Debt Service Coverage Ratio as required pursuant to Section 1.15(a) of this Schedule 8.01 in the form of equity contributions or subordinated shareholder loans (in each case as otherwise permitted pursuant to the terms of the Financing Documents), in order to increase the Debt Service Coverage Ratio to 1.15 to 1.00; provided, that such right shall not be exercised more than two (2) consecutive Fiscal Quarters nor more than four (4) times over the term of this Agreement.

1.16	Further Assurances; Cooperation

(a)
The Borrower shall promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents (including UCC financing statements and UCC continuation statements):

(i)
as are reasonably requested by the Common Security Trustee for filing under the provisions of the UCC or any other Government Rule that are necessary or reasonably advisable to maintain in favor of the Common Security Trustee, for the benefit of the Secured Parties, Liens on the Collateral that are duly perfected in accordance with all applicable Government Rules for the purposes of perfecting the first priority Lien (subject to Permitted Liens) created, or purported to be created, in favor of the Common Security Trustee or the Secured Parties under this Agreement or any other Financing Documents;

(ii)
as are reasonably requested by the Common Security Trustee for the purposes of ensuring the validity, enforceability and legality of this Agreement or any other Financing Document and the rights of the Secured Parties hereunder or thereunder;

(iii)
as are reasonably requested by the Common Security Trustee for the purposes of enabling or facilitating the proper exercise of the rights and powers granted to the Secured Parties under this Agreement or any other Financing Document; or

(iv)	as are reasonably requested by the Common Security Trustee to carry out the intent of, and transactions contemplated by, this Agreement and the other Financing Documents.

Sch. 8.01 - 9

(b)
The Borrower will cooperate with and provide all necessary information available to it on a timely basis to the Consultants so that the Consultants may complete and deliver the reports as required herein.

1.17	Auditors

The Borrower shall engage KPMG LLP (or such other independent certified public accountants of recognized national standing) as auditors to audit annual financial statements.

1.18	Surveys and Title Policies

(a)	Survey. The Borrower shall, no later than sixty (60) days following Final Completion, deliver to the Common Security Trustee the “as built” Survey.

(b)
Title Policy. The Borrower shall cause the Title Company to deliver to the Common Security Trustee a Disbursement Endorsement dated no later than sixty (60) days following Substantial Completion of each train of the Project.

1.19	[Reserved]

1.20	Debt Service Reserve Amount

Prior to the making of each Restricted Payment and, in any event, no later than six (6) months following the Project Completion Date, if any Senior Debt Instrument in effect at such time requires deposits to be made into a Debt Service Reserve Account, the Borrower shall have deposited in the Senior Debt Facilities Debt Service Reserve Account an amount equal to the Required Debt Service Reserve Amount or, solely in the case of Sponsor Case Restricted Payments prior to the Project Completion Date, the Sponsor Case Required Debt Service Amount (as defined in the Accounts Agreement).

2.	NEGATIVE COVENANTS

2.1	[Reserved]

2.2	Prohibition of Fundamental Changes

(a)
The Borrower shall not change its legal form, amend its Amended and Restated Limited Liability Company Agreement (except any amendments in connection with permitted sales or transfers of ownership interests in the Borrower or other immaterial amendments, provided, that the Borrower shall have delivered to the Common Security Trustee a copy of such amendment together with a certificate of an Authorized Officer of the Borrower certifying that no changes have been made to the Amended and Restated Limited Liability Company Agreement other than such changes as are necessary solely to reflect the change in ownership or that any other change is immaterial) or any other Organic Document, merge into or consolidate with, or acquire (in one transaction or series of related transactions) all or any business, any class of stock of (or other equity interest in) or any material part of the assets or property of any other Person and shall not liquidate, wind

Sch. 8.01 - 10

up, reorganize, terminate or dissolve.

(b)	The Borrower will not consummate an Asset Sale unless:

(i)
the Borrower receives consideration at the time of the Asset Sale equal to the greater of (A) the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of and (B) an amount equal to the invested cost of the assets sold or otherwise disposed of, less depreciation; and

(ii)
at least 90% of the consideration therefor received by the Borrower is in the form of cash, Cash Equivalents or Replacement Assets or a combination thereof. For purposes of this provision, each of the following will be deemed to be cash:

(A)
any liabilities, as shown on the Borrower’s most recent consolidated balance sheet (or as would be shown on the Borrower’s consolidated balance sheet as of the date of such Asset Sale) of the Borrower (other than contingent liabilities and liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee of any such assets pursuant to a written novation agreement that releases the Borrower from further liability therefor; and

(B)
any securities, notes or other obligations received by the Borrower from such transferee that are converted by the Borrower into cash or Cash Equivalents within 90 days after such Asset Sale, to the extent of the cash or Cash Equivalents received in that conversion.

(c)	Within 360 days after the receipt of any Net Cash Proceeds from an Asset Sale, the Borrower may apply an amount equal to such Net Cash Proceeds:

(i)	to repay Senior Debt in accordance with the Common Terms Agreement; or

(ii)
to make any capital expenditure or to purchase Replacement Assets (or enter into a binding agreement to make such capital expenditure or to purchase such Replacement Assets; provided that (A) such capital expenditure or purchase is consummated within the later of (i) three hundred sixty (360) days after the receipt of the Net Cash Proceeds from the related Asset Sale and (ii) one hundred eighty (180) days after the date of such binding agreement and (B) if such capital expenditure or purchase is not consummated within the period set forth in subclause (A), the amount not so applied will be applied in accordance with clause (i) above.

Pending the final application of any Net Cash Proceeds, the Borrower may reduce the Loans or otherwise invest the Net Cash Proceeds in any manner that is not prohibited by this Agreement.

Sch. 8.01 - 11

(d)
The Borrower shall not permit the Project or any material portion thereof to be removed, demolished or materially altered, unless (A) such material portion that has been removed, demolished or materially altered has been replaced or repaired as permitted under the Financing Documents, or (B) such removal or alteration is (x) in accordance with Prudent Industry Practices (as certified by the Independent Engineer, acting reasonably) and could not reasonably be expected to result in a Material Adverse Effect or (y) required by applicable Government Rule.

(e)
The Borrower shall comply at all times with Section 5.01 of the Initial Senior Bonds Indenture as in effect on the date hereof (with all terms referenced in such term also as in effect on the date hereof).

(f)	The Borrower will not consummate any Asset Sales in excess of five hundred million Dollars ($500,000,000) in the aggregate without the prior written consent of the Required Senior Lenders.

2.3	Nature of Business

(a)	The Borrower shall not engage in any business or activities other than the Permitted Businesses, except to such extent as would not be material to the Borrower.

(b)	The Borrower shall not permit to exist any Subsidiary of the Borrower.

(c)
The Borrower shall not sponsor, maintain, administer, or have any obligation to contribute to, or any liability under, any Plan or Multiemployer Plan or plan that provides for post-retirement welfare benefits.

2.4	Performance Tests and Liquidated Damages

The Common Security Trustee, the Senior Facility Agent and the Independent Engineer shall have the right to witness and verify each Performance Test. The Borrower shall not:

(a)
permit any Performance Test to be performed without giving the Common Security Trustee, the Senior Facility Agent and the Independent Engineer at least five (5) Business Days prior written notice of such Performance Test (or such shorter period as agreed by the Independent Engineer); or

Sch. 8.01 - 12

(b)
agree to the amount of any Performance Liquidated Damages and Delay Liquidated Damages that are in excess of fifteen million Dollars ($15,000,000) without the prior written approval of the Common Security Trustee, acting reasonably and in consultation with the Independent Engineer.

2.5	Restrictions on Indebtedness

The Borrower shall not directly or indirectly create, incur, issue, assume, permit, suffer to exist or otherwise be or become liable with respect to, contingently or otherwise (collectively, “incur”), any Indebtedness; provided, however, that the Borrower may incur any of the following items of Indebtedness:

~~(a)~~	~~Train 6 Debt if, at the time of incurrence of such Train 6 Debt, the conditions set forth in Section 2.7 (Train 6 Debt) of the Common Terms Agreement shall have been satisfied;~~

(a)
Indebtedness existing under the Initial Senior Bond Indentures in an amount not to exceed the amount of Indebtedness outstanding under the Initial Senior Bond Indentures as of the date of the Fifth Omnibus Amendment;

(b)
Permitted Refinancing Indebtedness of the Borrower in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted to be incurred under clause (a), (b) or (c) of this Section 2.5, provided that each of the following conditions shall have been satisfied:

(1)
the Senior Facility Agent shall have received a certificate from an Authorized Officer of the Borrower to the effect that the outstanding Senior Debt (other than Working Capital Debt and Indebtedness incurred pursuant to clauses (f), (g), (h), (i), (j), (k), (l), (m), and (o) of this Section 2.5) (after giving effect to the incurrence and application of proceeds of such Permitted Refinancing Indebtedness) is capable of being amortized to a zero balance by the termination date of the latest terminating Applicable Facility LNG Sale and Purchase Agreement such that the Projected Debt Service Coverage Ratio after the last Guaranteed Substantial Completion Date of any Train then in construction would be at least 1.5 to 1.0 (the Projected Debt Service Coverage Ratio shall be calculated (1) solely with respect to Contracted Cash Flow; and (2) using an interest rate equal to the weighted average interest rate of all such Senior Debt outstanding after giving effect to the incurrence of the Permitted Refinancing Indebtedness and the application of the proceeds therefrom);

(2)	no Default or Event of Default shall have occurred and be continuing or result from the incurrence of such Permitted Refinancing Indebtedness;

Sch. 8.01 - 13

(3)	the maturity date of the Permitted Refinancing Indebtedness shall not occur prior to the Maturity Date;

(4)	the material terms of the Permitted Refinancing Indebtedness shall not be materially more restrictive on the Borrower than the terms of the Secured Debt being replaced;

(5)
prior to Final Completion, the Borrower’s Debt to Equity Ratio shall not exceed the ratio of 75:25 taking into account the incurrence of such Permitted Refinancing Indebtedness (other than Permitted Refinancing Indebtedness Incremental Amounts) but without regard to any outstanding Indebtedness comprising Working Capital Debt; and

(6)
the Senior Debt Holder Group Representative for the Permitted Refinancing Indebtedness shall have entered into an accession agreement to the Common Terms Agreement substantially in the form set forth in Exhibit C.

(c)
Secured Bank Debt; provided that if Indebtedness incurred pursuant to clause (~~a) or (~~b) of this Section 2.5 is incurred at a time when the Secured Bank Debt Available Amount is less than the Secured Bank Debt Committed Amount, any subsequent incurrence (which, for purposes of this clause (c), shall include the amount of any undrawn availability immediately after such incurrence) of Secured Bank Debt in an amount up to such difference shall be subject to the satisfaction of the Projected Debt Service Coverage Ratio conditions ~~of (1) Section 2.7(g) (Train 6 Debt) of the Common Terms Agreement as if such Indebtedness was being incurred pursuant to clause (a) of this Section 2.5 and (2)~~ clause (b) of this Section 2.5 as if such Indebtedness was being incurred pursuant to such clause (b);

(d)	Indebtedness incurred under this Agreement;

(e)
purchase money Indebtedness or Capital Lease Obligations of the Borrower to the extent incurred in the ordinary course of business to finance the acquisition or licensing of intellectual property or items of equipment; provided, that (1) if such obligations are secured, they are secured only by Liens upon the equipment or intellectual property being financed and (2) the aggregate principal amount and the capitalized portion of such obligations do not at any time exceed $100,000,000 in the aggregate;

(f)
other unsecured Indebtedness for borrowed money subordinated to the Obligations pursuant to an instrument in writing satisfactory in form and substance to the Required Secured Parties; provided, that (1) such instrument shall include that: (A) the maturity of such subordinated debt shall be no shorter than the maturity of the latest maturing tranche of Secured Debt; (B) such subordinated debt shall not be amortized; (C) no interest payments shall be made under such subordinated debt except from monies held in the Distribution Account and that are permitted to be distributed pursuant to the Accounts Agreement; and (D) such subordinated debt shall not impose covenants on the Borrower,

Sch. 8.01 - 14

and (2) the aggregate principal amount of such Indebtedness does not at any time exceed $500,000,000 in the aggregate;

(g)
trade or other similar Indebtedness of the Borrower incurred in the ordinary course of business, which is (1) not more than ninety (90) days past due, or (2) being contested in good faith and by appropriate proceedings;

(h)
contingent liabilities of the Borrower incurred in the ordinary course of business, including the acquisition or sale of goods, services, supplies or merchandise in the normal course of business, the endorsement of negotiable instruments received in the normal course of business and indemnities provided under any of the Transaction Documents;

(i)	any obligations of the Borrower under Permitted Hedging Agreements;

(j)
to the extent constituting Indebtedness, indebtedness of the Borrower arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course or other cash management services in the ordinary course of business;

(k)
to the extent constituting Indebtedness, obligations of the Borrower in respect of performance bonds, bid bonds, appeal bonds, surety bonds, indemnification obligations, obligations to pay insurance premiums, take-or-pay or take-or-deliver obligations contained in supply agreements, cash deposits incurred in connection with natural gas purchases and similar obligations incurred in the ordinary course of business;

(l)	Indebtedness of the Borrower in respect of any bankers’ acceptance, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business;

(m)	Indebtedness of the Borrower in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(n)	Indebtedness of the Borrower in an amount not to exceed $250,000,000 to finance the restoration of the Project following an Event of Loss;

(o)	Indebtedness of the Borrower consisting of the financing of insurance premiums in customary amounts consistent with the operations and business of the Borrower in the ordinary course of business;

(p)	Indebtedness of the Borrower outstanding on the date hereof that was permitted to be incurred under the Common Terms Agreement as in effect on the date hereof; and

Sch. 8.01 - 15

(q)
the incurrence by the Borrower of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (q), not to exceed $250,000,000.

For purposes of determining compliance with this Section 2.5, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness pursuant to clauses (a) through (q) of this Section 2.5, the Borrower will be permitted to classify or divide such item of Indebtedness on the date of its incurrence, or later reclassify or redivide all or a portion of such item of Indebtedness, in any manner that complies with this Section 2.5. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles will not be deemed to be an incurrence of Indebtedness for purposes of this Section 2.5; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Debt Service of the Borrower as accrued. Notwithstanding any other provision of this Section 2.5 the maximum amount of Indebtedness that the Borrower or any Restricted Subsidiary may incur pursuant to this Section 2.5 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the least of:

(A)	the Fair Market Value of such asset at the date of determination;

(B)	the amount of the Indebtedness of the other Person; and

(C)	the principal amount of the Indebtedness, in the case of any other Indebtedness.

2.6	Development Expenditures

The Borrower shall not make any Development Expenditures except Permitted Development Expenditures. All assets or property built or acquired with Development Expenditures shall constitute Collateral except as provided in the Cooperation Agreement, the Water Agreement or the Security Documents or for contributions in aid of construction in connection with gas interconnection or metering facilities under gas interconnection or metering agreements.

Sch. 8.01 - 16

2.7	[Reserved]

2.8	Limitation on Liens

The Borrower shall not create, assume, incur, permit or suffer to exist any Lien upon the Collateral, whether now owned or hereafter acquired, except for the Permitted Liens.

2.9	Project Documents.

(a)
The Borrower shall not, without the prior written consent of the Required Secured Parties in consultation with the Independent Engineer, (i) suspend, cancel or terminate any Material Project Document or Government Approval applicable to the Borrower or the Development or consent to or accept any cancellation or termination thereof, (ii) sell, transfer, assign (other than pursuant to the Security Documents and other than any assignment by Cheniere LNG O&M Services, LLC of its rights and obligations under the O&M Agreement by the Manager of its rights and obligations under the Management Services Agreement, in each case to an Affiliate of the Borrower that has access to sufficient experienced personnel to perform their respective obligations thereunder) or otherwise dispose of (by operation of law or otherwise) or consent to any such sale, transfer, assignment or disposition of any part of its interest in or rights or obligations under or any Material Project Party’s interest in or rights or obligations under any Material Project Document or Government Approval (other than the sub-license of any EPC Contract-related intellectual property rights to an Affiliate of the Borrower and other than the collateral assignment pursuant to the CCTPL Consent Agreement), (iii) waive any material default under, or material breach of, any Material Project Document or waive, forgive, compromise, settle or release any material right, interest or entitlement, howsoever arising, under, or in respect of, any Material Project Document, (iv) initiate or settle a material arbitration proceeding under any Material Project Document or Government Approval, (v) agree to or petition, request or take any other material legal or administrative action that seeks, or could reasonably be expected, to Impair any Material Project Document or Government Approval, (vi) amend, supplement or modify or in any way vary, or agree to the variation of, ~~any material provision of~~ the FOB Sale and Purchase Agreements, the EPC Contracts or the Sabine Pass TUA or any material Government Approval in a manner that, taken as a whole, is adverse in any material respect to the Secured Parties (provided that the Borrower may (x) amend or modify any conditions of such Government Approvals so long as such amendment or modification is not materially more restrictive or onerous on the Borrower ~~and~~or could not ~~otherwise~~ reasonably be expected to have a Material Adverse Effect, or (y) seek the satisfaction or waiver of such conditions without the prior written consent of the Required Secured Parties) or of the performance of any material covenant or obligation by any other Person under any such agreement (other than Change Orders, which Change Order protocol is addressed in Section 2.13 of Schedule 8.01 (EPC and Construction Contracts)) or (vii) ~~materially~~ amend, supplement or modify or in any ~~material~~ way vary, or agree to the ~~material~~ variation of, ~~any material provision of~~ a Material Project Document (other than the FOB Sale and Purchase Agreements, the

Sch. 8.01 - 17

EPC Contracts and the Sabine Pass TUA) or of the performance of any ~~material~~ covenant or obligation by any other Person under any such Material Project Document, in each case, in a manner that, taken as a whole, is adverse in any material respect to the Secured Parties.

(b)
Except for (i) any documents relating to Working Capital Debt entered into upon satisfaction of the conditions set forth in Section 2.4 (Working Capital Debt) of the Common Terms Agreement, (ii) any documents relating to PDE Debt entered into upon satisfaction of the conditions set forth in Section 2.5 (PDE Debt) of the Common Terms Agreement, ~~and~~ (iii) any documents relating to Permitted Refinancing Indebtedness entered into upon satisfaction of the conditions set forth in Section 2.6 (Replacement Debt) of the Common Terms Agreement and (iv) any Approved Train 6 Sale and Purchase Agreement, the Borrower shall not enter into any Additional Material Project Document if entry into such Additional Material Project Document is, taken as a whole, adverse in any material respect to the Secured Parties without the prior written consent of the Required Secured Parties, provided, that the Borrower shall, in connection with its request for the written consent of the Required Secured Parties, (A) deliver to the Common Security Trustee and each Secured Debt Holder Group Representative copies of ~~(A)~~ all such proposed Additional Material Project Documents not less than five (5) Business Days prior to the proposed execution thereof and (B) use commercially reasonable efforts to deliver to the Common Security Trustee and each Secured Debt Holder Group Representative copies of all proposed Ancillary Documents relating to any such Additional Material Project Document in form and substance satisfactory to the Common Security Trustee prior to the execution of such Additional Material Project Document.

(c)
Without prejudice to Section 2.9(a) (Project Documents, Etc.) of this Schedule 8.01, the Borrower shall not, without the prior written consent of the Required Secured Parties~~: (i) prior to the earlier of the Train 6 Debt Effective Date or the train 6 FID Date, amend, supplement or modify or in any way vary, or agree to the variation of, any provision of any of the Train 6 FOB Sale and Purchase Agreements or of the performance of any covenant or obligation by any other Person under any of the Train 6 FOB Sale and Purchase Agreements, in each case to the extent that any such amendment, supplement, modification, or variation could have a materially negative impact on the ability of the Borrower to perform its material obligations or satisfy any material condition under any Transaction Document, or could otherwise reasonably be expected to have a Material Adverse Effect, (ii) prior to the earlier of the Train 6 Debt Effective Date or the Train 6 FID Date, waive any Condition Precedent (under and as defined in the applicable Train 6 FOB Sale and Purchase Agreement), or (iii)~~, agree to any early termination or amendment, modification, or variation of ~~any provision of~~ the Total TUA or of the performance of any covenant or obligation by any other Person under the Total TUA, which, amendment, modification or variation could reasonably be expected to have a Material Adverse Effect.

Sch. 8.01 - 18

(d)
The Borrower shall take all actions required and all other steps reasonably requested by the Common Security Trustee to cause each Material Project Document and Additional Material Project Document entered into after the Closing Date to be or become subject to the Lien of the Security Documents (whether by amendment to any Security Document or otherwise) and deliver or cause to be delivered to the Common Security Trustee all Ancillary Documents related thereto, in each case, within a commercially reasonable time, but in no event later than thirty (30) days following the execution of such Material Project Documents or Additional Material Project Document.

(e)
The Borrower shall not permit any counterparty to a Material Project Document to substitute, diminish or otherwise replace any performance security, letter of credit or guarantee supporting such counterparty’s obligations thereunder except in compliance with the applicable provisions of such Material Project Document or unless such substitution or replacement is of equal or higher value.

2.10	Terminal Use Agreements

The Borrower shall not issue to Cheniere Energy Investments, LLC any notice pursuant to the Terminal Use Rights Assignment and Agreement specifying the Liquefaction Start Date (as defined therein) unless on or prior to such specified Liquefaction Start Date, the Borrower shall be entitled to begin to receive payment of Monthly Sales Charges.

2.11	Transactions with Affiliates

The Borrower shall not directly or indirectly enter into any transaction that is otherwise permitted hereunder with or for the benefit of an Affiliate (including guarantees and assumptions of obligations of an Affiliate) except (a) Project Documents executed on or prior to the Closing Date, (b) agreements required or contemplated by the Material Project Documents, (c) Permitted Indebtedness that is Subordinated Indebtedness, (d) to the extent required by applicable Government Rule, (e) insurance agreements and arrangements permitted by the CQP Corporate Property Policy (as defined in the Third Omnibus Amendment) and (f) agreements entered into on terms no less favorable to the Borrower than the Borrower would obtain in a comparable ~~arm's~~arm’s length transaction with a Person that is not an Affiliate of a Loan Party or if there is no comparable ~~arm's~~arm’s length transaction, then on terms reasonably determined by the Board of Managers of the Borrower to be fair and reasonable.

2.12	Accounts

(a)
Other than Permitted Investments held in accordance with the Accounts Agreement for which the Borrower is a beneficiary, the Borrower shall not open or maintain, or permit or instruct any other Person to open or maintain on its behalf, or use or be the beneficiary of any account other than (i) the Accounts, (ii) the Excluded Unsecured Accounts and (iii) an account holding Escrowed Amounts (as defined in each EPC Contract).

Sch. 8.01 - 19

(b)	The Borrower shall not change the name or account number of any of the Accounts without the prior written consent of the Common Security Trustee.

(c)
For purposes of this Section 2.12, the term “Excluded Unsecured Accounts” means segregated Deposit Accounts (as defined in Article 9 of the UCC) constituting (and the balance of which consists solely of funds set aside in connection with) margin accounts for Permitted Hedging Agreements of the type described in clause (b) of the definition thereof (including the funds or other property held in or maintained in any such account), entered into in the ordinary course of business, for so long as each such Permitted Hedging Agreement does not constitute a Secured Gas Hedge.

2.13	EPC and Construction Contracts The Borrower shall not:

(a)
except for Change Orders specified in Schedule 7.13 of the Common Terms Agreement, initiate or consent to (without the consent of the Required Senior Lenders in consultation with the Independent Engineer) any Change Order that:

(i)	on or after the Fifth Omnibus Amendment Effective Date, increases the contract price of any of the EPC Contracts as of the Closing Date; provided, that:

(A)
the Borrower may, without the consent of the Required Senior Lenders and subject to clauses (ii) through (xi) of this Section 2.13(a), enter into any Change Order or make payment of any claim under any of the EPC Contracts, if (aa) the amount of any such Change Order or payment is less than twenty-five million Dollars ($25,000,000) and the aggregate of all such Change Orders or payments with respect to such EPC Contract (together with any Change Orders under the EPC Contracts entered into after the Closing Date) is less than one hundred million Dollars ($100,000,000) and (bb) the Senior Facility Agent has received an IE Confirming Certificate;

(B)
if an event of Force Majeure or Change in Law (as each such term is described in the respective EPC Contract) prompts the EPC Contractor to request a Change Order to which it is entitled under the terms of the applicable EPC Contract, the Borrower shall be entitled to authorize such change without first obtaining the consent of the Required Senior Lenders if the amount of such change is within the remaining Contingency set forth in the Construction Budget, or to the extent that such amount exceeds the remaining Contingency, the Borrower has an additional source of funds for such excess amount in addition to any equity funds received on or prior to the Closing Date on terms reasonably satisfactory to the Common Security Trustee, provided, further, that any such change shall be subject to clauses (ii) through (xi) of this Section 2.13(a); ~~and~~

Sch. 8.01 - 20

(C)
the Borrower may enter into any Change Order under any of the EPC Contracts for amounts in excess of the amounts specified in clause (a)(i)(A) above but subject to clauses (ii) through (xi) of this Section 2.13(a); provided, that with respect to this clause (C):

(1)
the Borrower or any other Person on behalf of the Borrower shall have transferred to the Common Security Trustee for deposit into the Construction Account equity funds provided by the Pledgor or the Sponsor in an amount that is in addition to any equity funds provided to the Borrower on or prior to the Closing Date and otherwise sufficient to pay the maximum amount that may become due and payable pursuant to such Change Order, provided further, that no such deposit shall be required in connection with any such Change Order, the amount and subject matter of which is included as an unallocated Contingency line item or which constitutes a utilization of any portion of the unallocated Contingency reflected in the Construction Budget; and

(2)	the Common Security Trustee shall have received an IE Confirming Certificate; and

(D)
the Borrower may, without the consent of the Required Senior Lenders, enter into any Change Order, make payment of any claim under any of the EPC Contracts and/or modify the Construction Budget to the extent the Borrower has certified in writing to the Senior Facility Agent that such amounts are paid for using Distributable Cash;

(ii)
extends the Guaranteed Substantial Completion Date for any train of the Project (except as permitted by clause (b) of the definition of the Guaranteed Substantial Completion Date) or could reasonably be expected to materially adversely affect the likelihood of achieving Substantial Completion for any train of the Project by such date;

(iii)
except as a result of a buydown of the Performance Guarantees pursuant to Section 11.4 (Minimum Acceptance Criteria and Performance Liquidated Damages) of the relevant EPC Contract which is otherwise permitted pursuant to the terms hereof or as a result of a Change Order to which the EPC Contractor is entitled under such EPC Contract for a Change in Law (as defined in such EPC Contract) (and provided that the Independent Engineer consents (which consent shall not be unreasonably withheld, conditioned or delayed) to the Borrower’s consent to such Change Order pursuant to Section 6.2.C of such EPC Contract), modifies the Performance Guarantees, any other performance guarantee of the EPC Contractor or the criteria or procedures for the conduct or measuring the results of the

Sch. 8.01 - 21

Performance Tests (as each capitalized term used in this clause and not otherwise defined in this Agreement is defined in such EPC Contract);

(iv)
adjusts the Payment Schedules (other than as a result of a Change Order permitted by Section 2.13(a)(i) above or as otherwise permitted by this Agreement), adjusts the amount of or timing (including, without limitation, any adjustment of the Schedule Bonus Date for SP1, the Schedule Bonus Date for SP2, the Schedule Bonus Date for SP3 or the Schedule Bonus Date for SP4, but~~, unless and until Train 6 Debt has been incurred or the Train 6 FID Date has occurred, excluding the Schedule Bonus Date for SP5 and, after the earlier of the Train 6 Debt Effective Date or the Train 6 FID Date,~~ excluding the Schedule Bonus Date for SP6 under Section 13.2.C (Schedule Bonus) of the applicable EPC Contract) for payment of the Schedule Bonus (as each such term is defined in the applicable EPC Contract), or otherwise agree to any additional bonus to be paid to the EPC Contractor (~~but, unless and until the earlier of the Train 6 Debt Effective Date or the Train 6 FID Date occurs, excluding the Schedule Bonus Date for SP5 under Section 13.2.C (Schedule Bonus) of the Stage 3 EPC Contract, and after the earlier of the Train 6 Debt Effective Date or the Train 6 FID Date,~~ excluding the Schedule Bonus Date for SP6 under Section 13.2.C (Schedule Bonus) of the Stage 4 EPC Contract); provided, that any adjustment of the Schedule Bonus Date for~~, prior to the earlier of the Train 6 Debt Effective Date or the Train 6 FID Date, SP4 and, from and after the earlier of the Train 6 Debt Effective Date or the Train 6 FID Date,~~ SP5 shall be permitted without the consent of the Required Senior Lenders if the revenues received by the Borrower from the operation of the first four trains or five trains, respectively, of the Project prior to Substantial Completion of the fifth train or sixth train, respectively, of the Project are equal to or greater than the revenues projected to be received during such period under the Construction Budget (in each case, after giving effect to the payment of such additional bonus which shall be paid solely from such revenues);

(v)
causes any material component or material design feature or aspect of the Project to materially deviate in any fundamental manner from the description thereof set forth in the schedules, exhibits, appendices or annexes to the relevant EPC Contract (other than as the result of a Change Order which is permitted by Section 2.13(a)(i) above or otherwise permitted by this Agreement);

Sch. 8.01 - 22

(vi)
except as a result of a Change Order to which the EPC Contractor is entitled under the relevant EPC Contract for a Change in Law (as defined in such EPC Contract) or force majeure (and provided that the Independent Engineer consents (which consent shall not be unreasonably withheld, conditioned or delayed) to the Borrower’s consent to such force majeure Change Order pursuant to Section 6.2.C of the EPC Contract), diminishes or otherwise alters in any material respect the EPC Contractor’s liquidated damages obligations under the EPC Contract;

(vii)
except as a result of a Change Order to which the EPC Contractor is entitled under the relevant EPC Contract for a Change in Law (as defined in such EPC Contract) or force majeure (and provided that the Independent Engineer consents (which consent shall not be unreasonably withheld, conditioned or delayed) to the Borrower’s consent to such force majeure Change Order pursuant to Section 6.2.C of such EPC Contract), waives or alters the provisions under the relevant EPC Contract relating to default, termination or suspension or the waiver by the Borrower of any event that, with the giving of notice or the lapse of time or both, would entitle the Borrower to terminate such EPC Contract, provided that the Independent Engineer’s consent shall not be required for any waiver by the EPC Contractor of any termination right arising from such force majeure;

(viii)
except as a result of a Change Order to which the EPC Contractor is entitled under the relevant EPC Contract for a Change in Law (as defined in such EPC Contract), adversely modifies or impairs the enforceability of any warranty under such EPC Contract; provided, that this clause shall not preclude the Borrower from waiving warranties with respect to immaterial items comprising the Work under such EPC Contract;

(ix)
except as a result of a Change Order to which the EPC Contractor is entitled under the relevant EPC Contract for a Change in Law (as defined in such EPC Contract) (and provided that the Independent Engineer consents (which consent shall not be unreasonably withheld, conditioned or delayed) to the Borrower’s consent to such Change Order pursuant to Section 6.2.C of such EPC Contract), impairs the ability of the Project to satisfy the Performance Tests;

(x)	results in the revocation or adverse modification of any material Government Approval; or

(xi)	causes the Project not to comply in all material respects with applicable Government Rule or the Borrower’s Contractual Obligations;

Sch. 8.01 - 23

(b)
approve any plan under Section 11 (Completion) of any of the EPC Contracts without the consent of the Common Security Trustee (in consultation with the Independent Engineer); provided, however, that the Common Security Trustee shall use reasonable efforts to promptly review all relevant documentation provided to it by the Borrower (and shall request the Independent Engineer to do the same);

(c)
certify to, consent to or otherwise request or permit through a Change Order or otherwise without the consent of the Common Security Trustee (in consultation with the Independent Engineer) the occurrence of Substantial Completion or Ready for Start Up with respect to each train of the Project, or make any election to take care, custody and control of the Project (or any portion thereof) pursuant to Section 11.4.B (Minimum Acceptance Criteria and Performance Liquidated Damages) (or any other provision thereof) of any of the EPC Contracts; provided, however, that the Common Security Trustee shall use reasonable efforts to promptly review all relevant documentation provided to it (directly or indirectly) by the Borrower (and shall request the Independent Engineer to do the same);

(d)
collect on an EPC Letter of Credit under Section 7.8 (Procedure for Withholding, Offset and Collection on the Letter of Credit) of any of the EPC Contracts unless there are no future payments owed to the EPC Contractor against which the Borrower may offset the amounts due to the Borrower under such Section 7.8; or

(e)	without consent of the Common Security Trustee (in consultation with the Independent Engineer not to be unreasonably withheld, conditioned or delayed):

(i)
initiate or consent to any (A) Change Order that directly or indirectly specifies the capital spare parts to be delivered to the Site by the EPC Contractor pursuant to Section 3.4.B (Capital Spare Parts) of the Stage 1 EPC Contract, taking into account any other capital spare parts that the Borrower intends to acquire directly, or (B) material change to a two (2) year inventory of such capital spare parts; or

(ii)	consent to any initial integration plan proposed by the EPC Contractor under Section 3.25.B (Scheduled Activities) of any of the EPC Contracts.

2.14	GAAP

The Borrower shall not change (i) its accounting or financial reporting policies other than as permitted in accordance with GAAP, or (ii) its Fiscal Year without the prior written consent of the Required Senior Lenders.

2.15	Use of Proceeds; Margin Regulations

The Borrower shall not use any part of the proceeds of any Secured Debt to purchase or carry any Margin Stock (as defined in Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. The Borrower shall not use the proceeds of any Secured Debt in a manner that could violate or be inconsistent with the provisions of Regulations

Sch. 8.01 - 24

T, U or X of the Board, or any regulations, interpretations or rulings thereunder.

2.16	Permitted Investments

The Borrower shall not make, and shall not instruct the Common Security Trustee to make, any Investments except Permitted Investments.

2.17	Hedging Arrangements

The Borrower shall not enter into any Hedging Agreements other than Permitted Hedging Agreements, and in the case of the Interest Rate Protection Agreements, with a Qualified Counterparty.

2.18	Environmental Matters

~~The~~Except as could not reasonably be expected to have a Material Adverse Effect, the Borrower shall not Release, or permit the Release of Hazardous Materials at the Project in violation of applicable material Government Rules or material Government Approvals ~~or which could reasonably be expected to have a Material Adverse Effect~~.

2.19	Guarantees

The Borrower shall not, directly or indirectly, create, incur or assume or otherwise be or become liable with respect to any Guarantee which could result in a liability to the Borrower in excess of two million Dollars ($2,000,000).

2.20	Gas Purchase Contracts and LNG Sales Contracts

(a)
The Borrower shall not enter into gas purchase contracts with firm receipt obligations for a volume of gas in excess of that which is required for the Borrower to be able to meet its obligations under the FOB Sale and Purchase Agreements, the CMI LNG Sale and Purchase Agreement and any other LNG sales agreements entered into as permitted hereunder.

(b)
The Borrower shall not enter into any LNG sales contracts except for (i) the FOB Sale and Purchase Agreements, (ii) the CMI LNG Sale and Purchase Agreement, (iii) LNG sales contracts with counterparties who at the time of execution of the contract (A) have an Investment Grade Rating from at least one Acceptable Rating Agency, or who provide a guaranty from an affiliate with at least one of such ratings or (B) have a direct or indirect parent with an Investment Grade Rating from at least one Acceptable Rating Agency and either the counterparty or an affiliate of such counterparty who is providing a guaranty has a tangible net worth in excess of $15,000,000,000, (iv) LNG sales contracts with a term of less than five years and greater than one year with counterparties who do not at the time of execution of the contract have an Investment Grade Rating from at least one Acceptable Rating Agency to the extent the counterparty provides a letter of credit from a financial institution rated at least A- by S&P or A3 by Moody’s (or, if any of such entities ceases to provide such ratings, the equivalent credit rating from any other Acceptable

Sch. 8.01 - 25

Rating Agency) with respect to its estimated obligations under the contract for a period of 60 days, (v) LNG sales contracts with a term of one year or less, (vi) LNG sales contracts with counterparties who prepay (in cash) for their LNG purchase obligations under such contracts, ~~or~~ (vii) any Approved Train 6 Sale and Purchase Agreement or (viii) LNG sales contracts otherwise approved by the Required Secured Parties; provided, that in the case of clauses (iii), (iv), (v), (vi) ~~and~~, (vii) and (viii) above, performance under such contracts shall not adversely affect the ability of the Borrower to meet its obligations under any contract listed in clause (i) above.

2.21	Sale of Natural Gas in Interstate Commerce

The Borrower shall not sell natural gas other than in interstate commerce.

Sch. 8.01 - 26